UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TERRA NOVA FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is calculated based upon the aggregate purchase price of $27,600,000.

(4)	Proposed maximum aggregate value of transaction:

$27,600,000

(5)	Total fee paid:

$1968

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[—], 2010

Dear Shareholder:

We cordially invite you to attend a special meeting of shareholders of Terra Nova Financial Group, Inc., an Illinois corporation, which we refer to as the Company or us, to be held on [—] [—], 2010 at [—][—].m. local time, at [—], Chicago, Illinois [—].

On June 16, 2010, the Company entered into a purchase agreement with Lightspeed Financial, Inc., or Lightspeed, under which we agreed to sell to Lightspeed all of the membership interests of our subsidiary, Terra Nova Financial, LLC, which we refer to as Terra Nova, and all other assets related to Terra Nova’s business, which we refer to collectively as the asset sale, and which constitutes substantially all of our assets, for a purchase price of $27.6 million. At the closing of the transaction, $22.6 million of the purchase price will be paid to the Company in cash and $5 million will be paid to the Company by delivery of a promissory note, which will become due no later than six months following the asset sale. Assets excluded from the asset sale include our SC QuantNova Research SRL subsidiary, which we are in the process of dissolving, cash and cash-equivalents held by the Company, and certain other non-operating assets.

We are seeking your approval of the asset sale, and to then dissolve the Company and distribute the remaining assets to our shareholders, and to change our name to “TNFG Corporation,” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors.

We considered a number of factors in evaluating the proposed asset sale and dissolution. Please read the attached proxy statement for a detailed description of the factors that we considered in connection with the proposed asset sale and dissolution. After careful consideration of these factors, we approved the proposed asset sale and dissolution and recommend that you also approve these proposals.

Your vote is very important. Whether or not you plan to attend the special meeting, please vote as soon as possible by submitting a proxy for the special meeting, to ensure that your shares are represented at the special meeting.

Approval of the proposal to adopt the asset sale and the subsequent dissolution and the amendment to our articles of incorporation requires the affirmative vote of holders of two-thirds of our outstanding shares entitled to vote on the asset sale and the dissolution.

We thank you for your support and urge you to vote “FOR” each of the proposals described in the attached proxy statement.

Sincerely,

Bernay Box Chairman and Chief Executive Officer

The proxy statement is dated [—], 2010, and is first being mailed to our shareholders on or about [—], 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE ASSET SALE OR PLAN OF DISSOLUTION, PASSED UPON THE MERITS OR FAIRNESS OF THE ASSET SALE OR THE PLAN OF DISSOLUTION, NOR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TERRA NOVA FINANCIAL GROUP, INC.

100 South Wacker Drive, Suite 1550

Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[—], 2010

To Terra Nova Financial Group, Inc. Shareholders:

A Special Meeting of Shareholders of Terra Nova Financial Group, Inc., an Illinois corporation, will be held on [—], 2010 at [—][—].m., local time, at [—], Chicago, Illinois [—], for the following purposes:

(1) To authorize and approve the sale of all of the membership interests of our subsidiary Terra Nova Financial, LLC, or Terra Nova, and all other assets related to Terra Nova’s business, which we refer to as the asset sale, and which constitute substantially all of our assets, pursuant to the purchase agreement with Lightspeed Financial, Inc., or Lightspeed, substantially in the form of Annex A attached to the accompanying proxy statement;

(2) In the event that the shareholders authorize and approve Proposal 1, to authorize and adopt a plan of dissolution substantially in the form of Annex B attached to the accompanying proxy statement, which we refer to as the plan of dissolution;

(3) In the event that the shareholders authorize and approve the asset sale in Proposal 1, to amend our Amended and Restated Articles of Incorporation to change our corporate name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors;

(4) To approve the adjournment of the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1, Proposal 2, and Proposal 3; and

(5) To consider such other business as may properly come before the meeting.

Your attention is directed to the proxy statement accompanying this notice for a more complete description of the matters to be acted upon at the special meeting. The board of directors has fixed [—], 2010 as the record date for the determination of shareholders entitled to vote at the special meeting and at any adjournments or postponements thereof. Only shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. A list of shareholders entitled to vote at the special meeting will be available at the meeting and at our offices during ordinary business hours for ten days prior to the meeting.

Shareholders who do not vote in favor of the proposal to authorize the asset sale will have the right to seek appraisal of the fair value of their common shares of the Company if they deliver a demand for appraisal before the vote is taken on the asset sale and comply with all the requirements of Illinois law, which are summarized and reproduced in their entirety in the accompanying proxy statement.

We have approved, and recommend that an affirmative vote be cast in favor of, each of the proposals listed on the proxy card and described in the accompanying proxy statement.

Because of the significance of the proposals, your participation in the special meeting, in person or by proxy, is especially important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card promptly.

This notice and proxy statement are first being mailed to shareholders on or about [—], 2010.

By Order of the Board of Directors,

BERNAY BOX Chairman and Chief Executive Officer

Dated: [—], 2010

Chicago, Illinois

Important Notice Regarding the Availability of Proxy Materials for

the Special Meeting of Shareholders to be Held on [—], 2010

The proxy statement and form of proxy card are available on the Internet at

http://www.tnfg.com/Company/TNF_IR_Financials.aspx

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Terra Nova Financial Group, Inc.

100 South Wacker Drive, Suite 1550

Chicago, Illinois 60606

PROXY STATEMENT

This proxy statement and a proxy card are first being mailed to shareholders on or about [— ], 2010.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. The information in this summary is qualified in its entirety by reference to the more detailed information in this proxy statement and annexes.

All information contained in this proxy statement concerning Lightspeed Financial, Inc. and its affiliates has been supplied by Lightspeed Financial, Inc. and has not been independently verified by the Company.

The Special Meeting

Time, Place and Purpose of the Special Meeting (Page 21)

A special meeting of shareholders will be held on [—], 2010, beginning at [—] [—].m., local time, at [—], [—], [—], [—].

At the special meeting you will be asked to consider and vote upon the following proposals:

•

Proposal 1: the authorization and approval of the asset sale as contemplated by the purchase agreement substantially in the form of Annex A attached to this proxy statement dated as of June 16, 2010, which we refer to as the purchase agreement, between Lightspeed Financial, Inc., which we refer to as Lightspeed, and us, pursuant to which we will sell to Lightspeed all of the membership interests of our subsidiary Terra Nova Financial, LLC, or Terra Nova, and all other assets related to Terra Nova’s business, which transaction we refer to as the asset sale, and which constitute substantially all of our assets;

•

Proposal 2: in the event that the shareholders authorize and approve the asset sale, the approval and adoption of a plan of dissolution, in the form attached to this proxy statement as Annex B and the transactions contemplated thereby;

•

Proposal 3: in the event that the shareholders authorize and approve the asset sale, the approval and adoption of an amendment to our Amended and Restated Articles of Incorporation to change our corporate name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors;

•

Proposal 4: the approval of the adjournment of the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1, Proposal 2, and Proposal 3; and

•	to act on any other business properly presented at the special meeting or any adjournment thereof.

Recommendation of Our Board of Directors (Page 21)

In order to provide the greatest certainty of value for our shareholders, after considering a wide variety of strategic alternatives and alternative transactions reasonably available to us, our board of directors has:

•	approved the asset sale, the purchase agreement and the related transactions;

•	approved the plan of dissolution;

•

approved an amendment to our Amended and Restated Articles of Incorporation to change our name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors;

•	recommended that shareholders vote “FOR” the proposal to authorize and approve the asset sale and the purchase agreement;

•	recommended that shareholders vote “FOR” the proposal to approve and adopt the plan of dissolution; and

•

recommended that shareholders vote “FOR” the proposal to amend our Amended and Restated Articles of Incorporation to change our corporate name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors

Record Date and Quorum (Page 21)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common shares at the close of business on [—], which the Company has set as the record date for the special meeting. You will have one vote for each our common shares that you owned on the record date. As of the record date, there were [25,054,508] common shares outstanding. All of our outstanding common shares are entitled to vote at the special meeting. A majority of the shares of common shares outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Required Vote (Page 22)

Approval of the proposals to authorize and approve the asset sale, approve and adopt the amendment to our Amended and Restated Articles of Incorporation, and the approval and adoption of the plan of dissolution, requires the affirmative vote of the holders of two-thirds of our outstanding common shares entitled to vote on such matters.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of our common shares present in person or represented by proxy and entitled to vote on the matter at the special meeting.

In connection with the execution of the purchase agreement, Bonanza Master Fund, Ltd. Liquidating Trust, or the Bonanza Trust, an affiliate of our Chief Executive Officer and Chairman, Bernay Box, entered into a voting agreement, dated as of June 16, 2010, with the Company and Lightspeed, in which it has agreed, among other things, to (1) vote all of its shares in favor of the asset sale and the purchase agreement, and (2) grant an irrevocable proxy to the Chief Executive Officer and Chief Financial Officer of Lightspeed to vote such shares in favor of the asset sale and the purchase agreement. The Bonanza Trust has voting control over an aggregate of 34.7% (not including any common shares deliverable upon exercise or conversion of any options or warrants) of the outstanding common shares of the Company. The voting agreement will terminate on the first to occur of (a) the closing of the asset sale or (b) the termination of the purchase agreement in accordance with its terms. See “Voting Agreement.”

Proxies and Revocation (Page 23)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares will not be voted on the proposal to authorize and approve the asset sale, to approve the plan of dissolution, or to approve the amendment to our Amended and Restated Articles of Incorporation, which will have the same effect as a vote “AGAINST” each such proposal, and your shares will not have an effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Authorization and Approval of Proposed Asset Sale Pursuant to the Purchase Agreement (Page 25)

We are asking our shareholders to authorize and approve the sale of all of the membership interests of our subsidiary, Terra Nova, and all other assets related to the Terra Nova business, which we refer to collectively as the asset sale, to Lightspeed pursuant to the purchase agreement, for an aggregate purchase price of $27.6 million. These assets constitute substantially all of our assets. At the closing of the transaction, $22.6 million of the purchase price will be paid to the Company in cash and $5 million will be paid to the Company by delivery of a promissory note, which will become due and payable no later than six months following the asset sale.

If our shareholders approve the asset sale, we will sell to Lightspeed all of the membership interests of Terra Nova, and any assets related to Terra Nova’s business held by the Company. The assets not included in the sale are our remaining cash and cash equivalents, books and records, insurance policies, tax refunds, claims, and receivables, and the equity interests of our SC QuantNova Research SRL subsidiary, which subsidiary we are in process of dissolving.

The Parties to the Transaction (Page 25)

Terra Nova Financial Group, Inc., the Company, we or us, is an Illinois corporation headquartered in Chicago, Illinois.

Lightspeed Financial, Inc., a Delaware corporation, or Lightspeed, is headquartered in New York, New York and is a holding company of businesses that provide ultra low latency direct market access (“DMA”) trading technology, risk management solutions, and brokerage services to active and semi-active retail traders, proprietary trading groups, hedge funds, and algorithmic “black box” firms.

Asset Sale Consideration (Page 26)

The Company will receive $27.6 million as consideration for the asset sale. $22.6 million of the purchase price is to be paid in cash at the closing of the transaction and $5 million will be paid by delivery of a promissory note in the form attached hereto as Annex C, which promissory note will accrue interest at the rate of 8% per annum and will become due and payable no later than six months following the asset sale.

Background of and Reasons for the Asset Sale (Page 26)

After careful consideration of various factors described in the section entitled “Authorization and Approval of Proposed Asset Sale Pursuant to the Purchase Agreement—Background of and Reasons for the Asset Sale,” the board of directors of the Company, which we refer to as the board of directors, (1) determined that the asset sale is fair to, and in the best interests of, the Company and our shareholders, (2) approved and declared advisable the purchase agreement and the asset sale and the other transactions contemplated by the purchase agreement, and (3) resolved that the asset sale be submitted for consideration by our shareholders at a special meeting and recommended that our shareholders vote to authorize and approve the asset sale.

Opinion of B. Riley & Co., LLC (Page 34)

In connection with the asset sale, B. Riley & Co., LLC, or B. Riley, delivered to our board of directors an opinion, confirmed in writing, to the effect that, as of June 15, 2010, and based upon and subject to the various assumptions and limitations described in B. Riley’s opinion, the purchase price consideration to be received by the Company under the purchase agreement was fair, from a financial point of view, to us. The full text of the written opinion, dated June 15, 2010, of B. Riley, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this proxy statement and is a part of this proxy statement.

The opinion of B. Riley was provided to the board of directors in connection with the evaluation of the purchase consideration from a financial point of view, and the opinion does not address any other aspect of the asset sale. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the asset sale. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by B. Riley

Material U.S. Federal Income Tax Consequences of the Asset Sale (Page 39)

The asset sale itself generally will not be a taxable event (for federal income tax purposes) to our U.S. shareholders, but it is a taxable event to us as the Company. The dissolution and liquidation of the Company, if approved and effected, generally will, however, have tax consequences to our shareholders. See “Approval of Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution.”

Regulatory Approvals (Page 39)

We and Lightspeed have agreed to diligently pursue obtaining all regulatory approvals that are required to complete the transactions contemplated by the purchase agreement. These approvals include approval from or notices to state securities authorities, various other federal and state regulatory authorities, and self-regulatory organizations. In addition, the change in control of Terra Nova resulting from the asset sale is subject to approval by the Financial Industry Regulatory Authority, or FINRA.

Although neither the Company nor Lightspeed know of any reason why these regulatory approvals would not be obtained in a timely manner, neither the Company nor Lightspeed can be certain when or if the approvals will be obtained.

Required Vote (Page 40)

The approval of the asset sale requires the affirmative vote of the holders of two-thirds of all of our issued and outstanding common shares to authorize the asset sale.

Recommendation of Our Board of Directors (Page 40)

Our board of directors recommends that shareholders vote “FOR” Proposal 1.

The Purchase Agreement (Page 41)

Conditions to the Asset Sale (Page 48)

The respective obligations of the Company and Lightspeed to consummate the asset sale are subject to the satisfaction or waiver of certain customary conditions, including: the approval by our shareholders of the asset sale pursuant to the purchase agreement, receipt of required regulatory approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the purchase agreement.

Termination (Page 49)

We and Lightspeed may, by mutual written consent, terminate the purchase agreement and abandon the asset sale at any time prior to the closing of the asset sale, whether before or after the authorization of the asset sale by our shareholders.

Either of the Company or Lightspeed can terminate the purchase agreement under several circumstances:

•

if the asset sale has not been consummated by December 31, 2010, which we refer to as the termination date (but, the right to terminate will not be available to a party if the failure to consummate the asset sale prior to the termination date was primarily due to the failure of such party to perform any of its obligations under the purchase agreement);

•	our shareholders meeting has been held and our shareholders have not authorized the asset sale at such meeting or any adjournment or postponement of such meeting;

•	an order, decree or ruling or other action enjoining or otherwise prohibiting the consummation of the asset sale has become final and non-appealable.

The purchase agreement may be terminated by us, if:

•

at any time prior to the authorization of the purchase agreement by our shareholders (1) our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, and (2) we enter into an alternative acquisition agreement with respect to a superior proposal, (provided that this right to terminate the purchase agreement will not be available to us unless we have complied with our obligations to provide timely written notice to Lightspeed of our intention to terminate the purchase agreement, prior to terminating the purchase agreement we negotiate with Lightspeed in good faith (to the extent Lightspeed desires to negotiate) to make adjustments in the terms and conditions of the purchase agreement such that the acquisition proposal would no longer constitute a superior proposal, and our board of directors considers in good faith any changes to the purchase agreement and determined that the superior proposal would still constitute a superior proposal if such changes were given effect); or

•

Lightspeed has materially breached a representation, warranty, covenant or agreement made by Lightspeed in the purchase agreement or a representation or warranty becomes materially untrue after the date of the purchase agreement, ,and such breach cannot be cured by the termination date, or if capable of being cured, will not have been cured within certain notice periods.

The purchase agreement may be terminated by Lightspeed, if:

•

our board of directors (1) withdraws, qualifies or modifies its approval of the purchase agreement or approves or recommends any acquisition approval other than the purchase agreement, (2) fails to recommend against a tender or exchange offer related to an acquisition proposal, or (3) fails to reconfirm a recommendation to adopt and approve the asset sale;

•

we have materially breached a representation, warranty, covenant or agreement in the purchase agreement or any representation or warranty becomes materially untrue after the date of the purchase agreement, and such breach cannot be cured by the termination date, or if capable of being cured, is not cured within certain notice periods.

Termination Fees (Page 50)

If the purchase agreement is terminated in certain circumstances described under “The Purchase Agreement—Termination Fees” beginning on page 41, we may be obligated to pay Lightspeed a termination fee of $1.1 million.

Remedies (Page 51)

Lightspeed’s receipt of the termination fee payable by us will be the sole and exclusive remedy of Lightspeed and its affiliates against the Company and any of its directors, officers, employees, agents, shareholders, representatives, affiliates or assignees for any loss suffered as a result of any intentional breach of any covenant or agreement by us or the failure of the asset sale to be consummated under certain circumstances, described under “The Purchase Agreement—Termination Fees.”

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the purchase agreement and to enforce specifically the terms of the purchase agreement in addition to any other remedy to which they are entitled at law or in equity.

Approval of Plan of Dissolution

The Proposal; Background (Page 53)

At the special meeting, the shareholders of the Company will be asked to approve the voluntary dissolution of the Company. On July 2, 2010, our board of directors approved a resolution to submit to our shareholders a proposal to dissolve the Company in accordance with a plan of distribution adopted by the board. The plan of dissolution is set forth in Annex B to this proxy statement. If the asset sale and the plan of dissolution are approved by our shareholders at the special meeting, and the asset sale is subsequently completed, the plan of dissolution provides that we will file articles of dissolution with the Illinois Secretary of State. We will be dissolved upon the filing of articles of dissolution. Following this filing, the Company must discontinue its business activities except for those relating to winding up its business and affairs and making liquidating distributions to our shareholders. We anticipate that we will hold the proceeds from the asset sale in money market funds or similar short-term investments. We expect these liquidating distributions to be between $0.95 to $1.07 per share.

Reasons for Dissolution (Page 53)

Our board of directors does not believe that the interests of our shareholders would be served by using the proceeds from the asset sale to perpetuate our existence by acquiring or starting another business or by investing the proceeds. Our board believes that our shareholders will receive greater value if we dissolve, wind up our affairs and distribute our remaining cash to shareholders than we would by acquiring or starting a new business. However, our board retains the right to consider these or other alternatives should a more attractive offer arise, and it will be necessary for us to seek alternatives if our shareholders fail to approve Proposal 2.

Suspension of the Plan (Page 56)

If the board deems it to be in Terra Nova’s best interests, then, unless prohibited under the IBCA, the board may, without shareholder approval, (1) decline to file the articles of dissolution, (2) revoke Terra Nova’s dissolution, or (3) suspend implementation of all or part of the plan of dissolution, so long as it then seeks shareholder ratification of the action by filing a proxy statement within 60 days.

Dissolution under Illinois Law; the Plan of Dissolution (Pages 54 and 55)

After filing our articles of dissolution, we will not be permitted to carry on any business activities other than those related to winding up our business and affairs, including collecting and disposing of assets, providing notice to creditors of known claims, discharging or settling liabilities and making one or more liquidating distributions to our shareholders. The IBCA establishes a process to enable dissolved corporations to send notice to known claimants within 60 days after dissolution and bar their claims if they fail to come forward within 120 days. Further, if a claimant raises a claim within this period, the claim may yet be barred if the dissolved corporation rejects the claim and the claimant fails to bring a suit on the claim within 90 days after its rejection. The plan of dissolution provides that we will follow this procedure.

Amendment of the Plan (Page 56)

Our board of directors, without shareholder approval, has authority to amend the plan of dissolution to the extent it deems necessary or advisable to (1) comply with any law or regulation, (2) ensure that the plan of dissolution constitutes a plan of complete liquidation under the Internal Revenue Code, and (3) make any corrections or eliminate any ambiguities so that the plan of dissolution reflects the board’s intentions and is consistent with disclosures in this proxy statement. All other amendments to the plan of distribution must be approved by the shareholders.

Liquidating Distributions (Page 57)

We currently estimate that we will be able to make liquidating distributions to our shareholders of between $0.95 and $1.07 per share. Our objective will be to expeditiously settle our affairs and make an initial distribution shortly following the filing of our articles of dissolution, and to make one or more additional liquidating distributions to shareholders following receipt of the final $5.0 million payment of the purchase price under the purchase agreement. We cannot guarantee the amount of liquidating distributions, if any, that ultimately will be made to you. Accordingly, you will not know the exact amount of any liquidating distributions you may receive when you vote on Proposal 2 to approve the plan of dissolution.

SEC Reporting Requirements (Page 58)

Whether or not the plan of dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, even though compliance with these reporting requirements may be economically burdensome and of minimal value to our shareholders. If we dissolve, in order to reduce our overhead expenses during the winding up phase, we intend to seek relief from the SEC to suspend most of our reporting obligations under the Exchange Act. Typically, the SEC will entertain requests for reporting relief in like situations after the reporting company has filed its articles of dissolution and trading in the reporting company’s shares has ceased or has significantly diminished.

Closing of Share Transfer Books (Page 58)

The plan of dissolution permits us to close our transfer books at any time after we file our articles of dissolution, and we expect to do so not later than the record date of the initial liquidating distribution to shareholders. We intend to file our request for reporting relief with the SEC promptly following the initial distribution to shareholders. We anticipate that, if this relief is granted, we will continue to file current reports on Form 8-K to disclose material events relating to the winding up process.

Interests of Management in the Dissolution (Page 59)

In connection with the plan of dissolution, we will continue to compensate the officers and employees we retain at their existing compensation levels. We will continue to indemnify our directors, officers, employees, consultants and agents to the maximum extent permitted in accordance with applicable law and our articles of incorporation and bylaws. We may obtain and maintain insurance for the benefit of our directors, officers, employees, consultants and agents to the extent permitted by law and as may be necessary or appropriate.

Material U.S. Federal Income Tax Consequences of the Dissolution (Page 59)

After the approval of the plan of dissolution and until our winding up process is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between the fair market value of the consideration received for each asset sold and our adjusted tax basis in the asset sold. We should not recognize any gain or loss upon the distribution of cash to our shareholders in liquidation of their shares. We do not anticipate making distributions of property other than cash to shareholders in our liquidation. We currently do not anticipate that our dissolution and liquidation pursuant to the plan of dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

In general, for U.S. federal income tax purposes, we intend that amounts received by our shareholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares. As a result of our dissolution and liquidation, shareholders generally will recognize gain or loss equal to the difference between the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them and their tax basis for their common shares of the Company. In general, a shareholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder, and the value of each liquidating distribution will be applied against and reduce a shareholder’s tax basis in his or her shares of stock.

In general, a shareholder will recognize gain as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by the shareholder with respect to a share exceeds the shareholder’s tax basis for that share. Such gain will be recognized in the year of the first distribution in excess of the shareholder’s basis, and further gain will be recognized with subsequent distributions, if any such distributions are made. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder generally will be capital gain or loss and will be long term capital gain or loss if the stock has been held for more than one year. The deductibility of capital losses is subject to limitations. The above tax discussion is based on current U.S. federal tax regulations, which regulations could change before our winding up process has been completed. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution.

Required Vote (Page 61)

The approval of the plan of dissolution requires the affirmative vote of the holders of two-thirds of all of our issued and outstanding common shares is required to authorize the dissolution. Members of our board of directors who beneficially owned an aggregate of approximately 34.7% of our outstanding common shares as of July 2, 2010 have indicated that they intend to vote in favor of the plan of dissolution.

Recommendation of Our Board of Directors (Page 61)

Our board of directors has determined that the voluntary dissolution of Terra Nova pursuant to the plan of dissolution is advisable and is in our best interests and the best interests of our shareholders. Our board of directors has approved the plan of dissolution and recommends that shareholders vote “FOR” Proposal 2.

Approval of the Proposal to Amend the Company’s Amended and Restated Articles of Incorporation to Change its Corporate Name to “TNFG Corporation” (Page 62)

Subject to approval of and following consummation of the asset sale, we propose to amend our Amended and Restated Articles of Incorporation to change our name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors. The terms of the purchase agreement provide that once the proposed asset sale has been completed, we may no longer use the “Terra Nova” corporate name.

Approval of the Proposal to Adjourn the Special Meeting (Page 63)

If we do not receive a sufficient number of proxies to approve Proposals 1, 2, and 3 and in the judgment of the proxy holders the special meeting should be adjourned to another date to allow additional time to solicit additional proxies to vote in favor of Proposals 1, 2, and 3, then the approval of Proposal 4 would authorize such adjournment.

Appraisal Rights (Page 65)

Under the Illinois Business Corporation Act, referred to as the IBCA, holders of our common shares who do not vote for the approval of the asset sale have the right to seek an appraisal of their shares if the asset sale is completed, but only if they comply with all requirements of IBCA, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a Company shareholder would be entitled to receive. Any holder of Company common shares intending to exercise appraisal rights, among other things, must submit a written demand for payment for his shares prior to the vote on the approval of the asset sale and must not vote or otherwise submit a proxy in favor of approval of the asset sale. Failure to follow exactly the procedures specified under Illinois law will result in the loss of appraisal rights. Because of the complexity of the Illinois law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

A copy of Sections 11.65 and 11.70 of the IBCA is included as Annex E to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals. These questions and answers may not address all questions that may be important to you as a shareholder of Terra Nova Financial Group, Inc. Accordingly, we encourage you to read carefully this entire proxy statement and its appendices.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at [—] [—], 2010 at [—][—].m. local time, at [—], Chicago, Illinois [—].

Q:	What matters will I vote on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote upon:

•

Proposal 1: a proposal to authorize and approve the asset sale as contemplated by the purchase agreement dated as of June 16, 2010, which we refer to as the purchase agreement, between Lightspeed Financial, Inc., which we refer to as Lightspeed, and us, pursuant to which we will sell to Lightspeed all of the membership interests of our subsidiary Terra Nova Financial, LLC, or Terra Nova, and all other assets related to Terra Nova’s business, which constitute substantially all of our assets;

•

Proposal 2: in the event that the shareholders authorize and approve the asset sale, the approval and adoption of a plan of dissolution, pursuant to which we will satisfy all of our debts and other corporate obligations, and our remaining cash, if any, will be distributed to shareholders, and we will be dissolved and liquidated;

•

Proposal 3: the event that the shareholders authorize and approve the asset sale, the approval and adoption of an amendment to our Amended and Restated Articles of Incorporation to change our corporate name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors;

•

Proposal 4: the approval of the adjournment of the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1, Proposal 2, and Proposal 3; and

•	to act on any other business properly presented at the special meeting or any adjournment thereof.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	In order to provide the greatest certainty of value for our shareholders, after considering a wide variety of strategic alternatives and alternative transactions reasonably available to the Company, our board of directors recommends that you vote:

•	“FOR” the proposal to authorize and approve the asset sale;

•

“FOR” the proposal to adopt the amendment to our Amended and Restated Articles of Incorporation to change our name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors;

•	“FOR” the proposal to approve and adopt the plan of dissolution; and

•	“FOR” the adjournment proposal.

Q:	What will happen if the asset sale is not approved?

A:	If the asset sale is not authorized and approved or otherwise completed, we will continue our operations as an independent public company. The board of directors then will evaluate what alternatives, if any, are available to the Company, including, the possible entry into a strategic transaction, but there can be no assurance that we would succeed in our efforts to continue to successfully conduct our business or undertake any other strategic transaction.

Q:	Is the asset sale conditioned upon the plan of dissolution being approved?

A:	No. The asset sale is not conditioned upon the plan of dissolution being approved. If shareholders authorize the asset sale but do not approve the plan of dissolution, we will complete the sale of substantially all of our assets to Lightspeed subject to the terms and conditions of the purchase agreement. Thereafter, the board of directors and management will evaluate what alternatives, if any, are available to the Company. However, if the plan of dissolution is not approved but we complete the asset sale, we will have limited or no business or operations with which to generate revenue, and will have retained only those employees required to wind up our business and affairs. In that circumstance, we may make a second attempt to solicit a vote of our shareholders to approve the plan of dissolution of the Company. It is likely that our expenses after the closing of the asset sale will increase if we do not promptly proceed to dissolve and wind up our business and affairs, and cash available to distribute to common shareholders would be decreased accordingly.

Q:	What vote of shareholders is required to approve the asset sale?

A:	For us to complete the asset sale, shareholders holding two-thirds of our common shares outstanding at the close of business on the record date, must vote “FOR” the authorization and approval of the asset sale.

Q:	When do you expect to complete the asset sale?

A:	We are working toward completing the asset sale as quickly as possible, and we anticipate that it will be completed promptly following a favorable shareholder vote and all required regulatory approvals, including the approval of FINRA. In order to complete the asset sale, we must obtain shareholder approval and the other closing conditions under the purchase agreement must be satisfied or waived. See “The Purchase Agreement—Conditions to the Asset Sale” and “The Purchase Agreement—Closing of the Asset Sale.” We anticipate that closing will occur in the fourth quarter of 2010, but we can make no assurance of when, or if, closing will occur.

Q:	What are the federal income tax consequences of the asset sale to U.S. shareholders?

A:	The asset sale itself generally will not be a taxable event (for federal income tax purposes) to our U.S. shareholders, but it is taxable to us as the Company. See “Authorization and Approval of the Proposed Asset Sale Pursuant to Purchase Agreement—Material U.S. Federal Income Tax Consequences of the Asset Sale.” The dissolution and liquidation of the Company, if approved and effected, generally will, however, have tax consequences to our shareholders. See “Approval of Plan of Dissolution—Material U.S. Federal Income Tax Consequences.”

Q:	What vote of shareholders is required to approve the plan of dissolution?

A:	Shareholders holding two-thirds of the shares of our common shares outstanding at the close of business on the record date, must vote “FOR” the approval and adoption of the plan of dissolution in order for us to implement and effect the plan of dissolution.

Q:	What will happen if the plan of dissolution is approved?

A:	If the plan of dissolution of the Company is approved by our shareholders and implemented by us, we will liquidate any remaining assets after notifying our creditors pursuant to Illinois law, satisfy or make reasonable provisions for the satisfaction of our remaining obligations, and make distributions to shareholders of any available remaining cash.

Q:	What will happen if the plan of dissolution is not approved?

A:	If the plan of dissolution is not approved, but the Company and Lightspeed complete the asset sale, the board of directors and management will evaluate what alternatives, if any, are available to the Company. However, if the plan of dissolution is not approved but we complete the asset sale, we will have limited or no business or operations or assets with which to generate revenue, and will have retained only those employees required to wind up our business and affairs. In that circumstance, we may make a second attempt to solicit a vote of our shareholders to approve the plan of dissolution of the Company. It is likely that our expenses after the closing of the asset sale will increase if we do not promptly dissolve and complete the liquidation of our assets, and cash available to distribute to common shareholders would be decreased accordingly.

Q:	When will the shareholders receive any payment from the liquidation?

A:	Our board of directors intends to make an initial cash distribution to shareholders shortly following the closing of the asset sale and the filing of our articles of dissolution, subject to provision for our liabilities. Thereafter, we will distribute available cash, if any, to our shareholders as the board of directors deems appropriate.

Q:	What can I expect to receive in the liquidation and dissolution?

A:	You will receive your pro rata share, based on the number of shares you own, of the cash remaining after provision has been made for the payment, satisfaction and discharge of all known, unknown or contingent debts, liabilities and obligations, including costs and expenses incurred in connection with the dissolution. This distribution would occur in one or more installments.

Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities including any contingent liabilities that may arise between the date of mailing of this proxy statement and the proposed liquidating distributions, make it impossible to guaranty the aggregate net amounts that will ultimately be available for distribution to shareholders, if any, or the timing of any such distribution. At this time, we estimate that after the completion of our dissolution and liquidation, we would have cash remaining, after provision for the satisfaction of all obligations, of between approximately $24 million and $27 million or, assuming [25,054,508] shares of common shares outstanding on [—], 2010, between $0.95 and $1.07 per common share. The actual amount of cash available for distribution following dissolution and liquidation will depend on a number of factors, several of which are outside our control, including:

•	the ultimate amount of our known, unknown and contingent debts and liabilities;

•	transaction costs;

•	the amount of time it takes to close;

•

whether the board of directors determines at a later date to hold back a portion of the proceeds of the sale of our assets as a reserve for contingent liabilities whether currently known or unknown, and the extent of any such reserve; and

•	the costs, fees and expenses incurred by us in connection with the asset sale and in the dissolution of our corporation and the liquidation of our assets.

As a result, the amount of cash available for distribution to the holders of our common shares could vary significantly from our current estimates. See “Approval of Plan of Dissolution—Liquidating Distributions.”

Q:	What are the U.S. federal income tax consequences of dissolution and liquidation to U.S. shareholders?

A:	As a general matter, each U.S. Shareholder will recognize gain or loss equal to the difference between the aggregate amount of the liquidating distributions made to such shareholder in connection with our dissolution and the adjusted tax basis of such shareholder’s shares. For further detail on tax consequences to U.S. shareholders and to the Company, see “Approval of Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution.”

Q:	Will my common shares continue to be traded on the OTC Bulletin Board after completion of the asset sale?

A:	Yes. However, we anticipate that we will endeavor to terminate our obligations to continue to file information with the SEC. If we no longer file information such as 10-Q’s and 10-K’s with the SEC, our shares will be removed from quotation on the OTC Bulletin Board. In addition, if our shareholders approve the plan of dissolution, at any time following the filing of articles of dissolution, we are permitted to close our share transfer books, which we expect to do, and certificates representing our shares will not be assignable or transferable on our books except by will, intestate succession or operation of law. Furthermore, the plan of dissolution provides that the board of directors may take all appropriate steps to seek to suspend or limit trading the Company’s shares, which it intends to do.

Q:	Should I send in my stock certificates now?

A:	No. You should not forward your stock certificates before receiving instructions to do so. As a condition to receipt of the liquidating distributions, our board of directors or trustees, if any, may require shareholders to surrender their certificates evidencing their common shares in the Company or to furnish evidence satisfactory to our board of directors or trustees, if any, of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to our board of directors or any trustees. If the surrender of share certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Q:	Are there risks I should consider in deciding whether to vote to approve the asset sale, and in deciding whether to approve the proposed plan of dissolution?

A:	Yes. In evaluating each of these proposals, you should carefully consider the factors discussed in “Risk Factors” beginning on page 16 and the other matters discussed in this proxy statement.

Q:	What happens if the amendment to our Amended and Restated Articles of Incorporation is not approved?

A:	The terms of the purchase agreement requires that we may no longer use the “Terra Nova” name upon closing of the asset sale. If the asset sale is approved, we would be required to comply with the terms of the purchase agreement and amend our Amended and Restated Articles of Incorporation to change our name from “Terra Nova Financial Group, Inc.” If proposal to amend our Amended and Restated Articles of Incorporation is not approved, we will not satisfy a closing condition of the purchase agreement, and Lightspeed may then have the right to terminate the purchase agreement subject to a cure period. If such proposal is not approved, we may make a second attempt to solicit a vote of our shareholders to approve the amendment to our Amended and Restated Articles of Incorporation.

Q:	Can I change my vote?

A:	You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (1) advise our Corporate Secretary in writing, (2) deliver a new proxy, or (3) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the asset sale, against the plan of dissolution and against the corporate name change, but will have no effect on the adjournment proposal.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the asset sale, against the plan of dissolution and against the corporate name change (but will have no effect on the adjournment proposal).

Q:	How are votes counted?

A:	For the proposal to authorize the asset sale, adopt the plan of dissolution, and approve the amendment to our Amended and Restated Articles of Incorporation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” these proposals.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q:	What happens if I sell my common shares of the Company before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the asset sale. If you transfer your common shares of the Company after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive dividends or distributions to the person to whom you transfer your shares.

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of common shares, you are entitled to appraisal rights under the IBCA in connection with the asset sale if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 12.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will pay the cost of solicitation of proxies. We have retained Georgeson, Inc. to distribute broker search cards and to distribute this proxy statement and the attached form of proxy card, for a fee of approximately $1,125, plus certain out-of-pocket expenses. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally, electronically, by telephone or by facsimile without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners.

Although there is no formal agreement to do so we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to our shareholders.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

Q:	Who can help answer my other questions?

A:	If you have more questions about the asset sale or plan of dissolution, you should contact Murrey Wanstrath, our Chief Financial Officer at 214-954-0324. If you have any questions or need assistance voting your shares, or need directions to the special meeting, please contact Gregg J. Fuesel at: Terra Nova Financial Group, Inc. Attn: Gregg J. Fuesel 100 South Wacker Drive, Suite 1550, Chicago, Illinois 60606 or (312) 827-3654

RISK FACTORS

Set forth below are cautionary statements identifying important factors that could cause actual events or results to differ materially from any forward-looking statements made by us or on our behalf, whether oral or written. We wish to ensure that any forward-looking statements are accompanied by meaningful cautionary statements in order to maximize to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause actual events or results to differ materially from our forward-looking statements.

In addition to the other information included in this proxy statement (including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements”), you should consider carefully the matters described below in evaluating the proposed asset sale and the proposed plan of dissolution, as well as our business. Additional risks and uncertainties that are not presently known to us or that we do not currently believe to be important to you also may adversely affect our business, the asset sale or the plan of dissolution.

Risks Related to Plan of Dissolution

If our expectations regarding operating and liquidation expenses are inaccurate, the amount we distribute to our shareholders may be reduced.

The amount of cash ultimately distributed to shareholders pursuant to the plan of dissolution depends on the amount of our liabilities, obligations and expenses and claims against us, and contingency reserves that we establish during the liquidation process. We have attempted to estimate the amount of and reasonable reserves for such liabilities, obligations, expenses and claims against us. However, those estimates may be inaccurate. Factors that could impact our estimates include the following:

•

If currently unknown or unanticipated claims are asserted against us, we will have to defend, resolve or reserve for such claims before making distributions to shareholders, which will reduce amounts otherwise available for distribution.

•

We have made estimates regarding the expense of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve the Company and wind up our business and affairs. Our actual expenses could vary significantly. If the closing of the asset sale takes longer than we expect or the time it takes to wind up of our business takes longer than anticipated, we may incur additional expenses above our current estimates, which could substantially reduce funds available for distribution to our shareholders.

We may continue to incur the expenses of complying with public company reporting requirements, which may be economically burdensome. Whether or not the plan of dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities and Exchange Act of 1934, as amended, which we refer to as the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to our shareholders. If our shareholders approve the plan of dissolution, in order to curtail expenses, we intend, shortly following the date our articles of dissolution becomes effective with the Illinois Secretary of State, which we refer to as the effective date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common shares. If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and, as a result, will be required to continue to incur the expenses associated with these reporting requirements, which will reduce the cash available for distribution to our shareholders. These expenses include, among others, those costs relating to:

•	The preparation, review, filing and dissemination of SEC filings.

•	Maintenance of effective internal controls over financial reporting.

•	Audits and reviews conducted by our independent registered public accountants.

Distributions to our shareholders could be delayed.

All or a portion of the distribution could be delayed, depending on many factors, including without limitation:

•

If a creditor or other third party seeks an injunction against the making of distributions to our shareholders on the ground that the amounts to be distributed are needed to provide for the satisfaction of our liabilities or other obligations.

•

If we become a party to lawsuits or other claims asserted by or against us, including any claims or litigation arising in connection with our decision effect the asset sale or to liquidate and dissolve.

•	If we are unable to resolve claims with creditors or other third parties, or if such resolutions take longer than expected.

Any of the foregoing could delay or substantially diminish the amount available for distribution to our shareholders.

We may delay the distribution of some or all of the estimated amounts that we expect to distribute to shareholders to satisfy claims against and obligations of the Company that may arise during the five-year period following the effective date.

Under the IBCA, unbarred claims and demands may be asserted against us at any time during the five years following the effective date. Accordingly, the board of directors may obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against and obligations of the Company that may arise during the five-year period following the effective date. As a result of these factors, we may retain for distribution at a later date some or all of the estimated amounts that we expect to distribute to shareholders.

If we fail to retain sufficient funds to pay our creditors, our shareholders could be held responsible for these liabilities up to the amount of any liquidating distributions they have received.

If we fail to obtain insurance or to retain or reserve sufficient funds to pay our creditors or claimants, including for contingent claims or claims that are not known to us by the time we make final liquidating distribution to shareholders, our shareholders could be held responsible for these liabilities up to the amount distributed to them as liquidating distributions under the plan of dissolution. The potential for shareholder liability continues for unbarred claims made within five years after our articles of dissolution are filed. In this event, a shareholder could be required to return all amounts received as liquidating distributions and ultimately could receive nothing under the plan of dissolution. Furthermore, an aggrieved claimant could seek to enjoin any proposed liquidating distributions to preserve assets pending resolution of the claimant’s claim. For U.S. federal income tax purposes, payments made by a shareholder in satisfaction of our liabilities not covered by our cash or reserves or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such shareholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to limitations under the Internal Revenue Code.

Shareholders will lose the opportunity to capitalize on potential growth opportunities from the continuation of our business.

Although our board of directors believes that the asset sale and plan of dissolution are more likely to result in greater returns to shareholders than if we continued as a stand-alone entity or pursued other alternatives, if the plan of dissolution is approved, shareholders are foreclosing any opportunity for our management to capitalize on possible future growth opportunities that may arise if we do not effect the asset sale.

Shareholders may not be able to recognize a loss for United States federal income tax purposes until they receive a final distribution from us.

As a result of our dissolution and liquidation, for United States federal income tax purposes, our shareholders generally will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their common shares of the Company. Liquidating distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the plan of dissolution.

We expect to close our transfer books if the plan of distribution is approved and implemented, which may prevent our shareholders from liquidating their holdings in our shares.

The plan of distribution provides that we may close our share transfer books at any time after we file our articles of dissolution. Upon the closing of our transfer books, share certificates evidencing our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates, other than replacement certificates. Accordingly, if the plan of dissolution is approved and implemented, shareholders may not be able to liquidate their investment in the Company or otherwise receive value for their shares of our common stock other than through receipt of liquidating distributions pursuant to the plan of dissolution. No assurance can be given that our shareholders will receive notice of the date our transfer books closed in sufficient time, if at all, to effect a sale of their shares of our common stock.

Our shareholders could approve the asset sale but vote against the plan of dissolution.

After the asset sale, we will have no business, operations or assets with which to generate revenue, and will have retained only those employees required to wind up our business and affairs. We do not intend to invest in another operating business or otherwise invest the proceeds other than in money market funds or similar short-term investments. If the plan of dissolution is not approved, we will proceed with the sale of substantially all of our assets, pay all of our liabilities, and, as a result of the plan of dissolution not being approved, use some of the cash received from the asset sale to pay ongoing operating expenses instead of distributing it to our shareholders pursuant to the plan of dissolution, which would decrease the distribution to be made to our shareholders. If the plan of dissolution is not approved, we may make a second attempt to solicit a vote of the shareholders to approve the plan of dissolution.

At this time, our board of directors has considered numerous options and has determined that it is in the best interests of our shareholders to dissolve the Company and return the net cash to our shareholders. The board of directors, however, retains the right to consider other alternatives should a more attractive opportunity arise before or after the effective date. If shareholders do not approve the plan of dissolution, we expect that our cash resources will continue to diminish and would likely adversely affect our financial condition and the value of your common shares. Such a result would increase the risk that you would lose all of your investment. Moreover, any alternative selected by the board of directors may have unanticipated negative consequences.

If we fail to retain the services of certain key personnel, the plan of dissolution may not succeed.

The success of the plan of dissolution depends in large part upon our ability to retain the services of Bernay Box, our Chairman and Chief Executive Officer and Murrey Wanstrath, our Chief Financial Officer. We expect them to remain as employees to assist in our liquidation. Failure to retain these personnel could harm the implementation of the plan of dissolution. If we fail to retain the services of these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all.

The board of directors may abandon the asset sale and suspend implementation of the plan of dissolution even if they are approved by the shareholders.

Even if the shareholders approve the asset sale and the plan of dissolution at the special meeting, if for any reason, the board of directors determines that such action would be in our best interests and the best interests of the shareholders, the board of directors may, in its sole discretion and without requiring advance shareholder approval, abandon the asset sale and terminate the purchase agreement and suspend the plan of dissolution or revoke the articles of dissolution of the Company, to the extent permitted by the IBCA. A revocation of the dissolution would result in the shareholders not receiving any liquidating distributions pursuant to the plan of dissolution.

If our shareholders do not approve the plan of dissolution, our stock price may be adversely affected.

If our shareholders do not approve the plan of dissolution, our stock price may be adversely affected due to market perception about our ability to restart and operate successfully or to pursue successfully other strategic alternatives.

Risks Related to the Asset Sale

We cannot be sure if or when the asset sale will be completed.

The consummation of the asset sale is subject to the satisfaction of various conditions, many of which are beyond our control, including the approval of the asset sale by our shareholders, the receipt of various consents, and the receipt of FINRA approval. Either party may terminate the purchase agreement if the transaction is not completed by December 31, 2010. We cannot guarantee that we will be able to satisfy the closing conditions set forth in the purchase agreement. If we are unable to satisfy the closing conditions, Lightspeed will not be obligated to complete the transaction.

If the asset sale does not close, our board of directors will evaluate other alternatives, including the continued operation as a free-standing public company, which may be less favorable to our shareholders than the asset sale and the dissolution and liquidation of the Company described in this proxy statement.

If Lightspeed fails to pay the amounts owed under the promissory note, the distributions to the shareholders will be reduced.

If Lightspeed fails to pay all amounts due under the promissory note when due, the aggregate amount of the distributions to our shareholders could be reduced by up to $5 million. Similarly, if Lightspeed delays payment under the promissory note, distributions to the shareholders will be delayed. Our expectation is that Lightspeed will pay the amounts due under the promissory note from the release of required clearing deposits or from its equity financing, but there can be no assurance that such payment will be made.

We will incur significant costs in connection with the asset sale, whether or not we complete it.

We expect to incur significant costs related to the asset sale. These expenses include financial advisory, legal and accounting fees and expenses, employee expenses, filing fees, printing expenses, and other related charges. We may also incur additional unanticipated expenses in connection with the asset sale. A considerable portion of the costs related to the asset sale, such as legal and accounting fees, will be incurred regardless of whether it is completed. These expenses will decrease the remaining cash available for eventual distribution to shareholders in connection with our dissolution and liquidation or for use in connection with any future deployment in the business.

RECENT DEVELOPMENTS

We closed our subsidiary Tradient Technologies, Inc. on February 1, 2010. In June, 2010, we began the process of closing down the operations and dissolving our subsidiary, SC QuantNova Research SRL. Operations at SC QuantNova Research SRL have ceased, it has no employees, and we have begun the process to dissolve it under Romanian law.

In addition, we intend to exit our clearing operations, and anticipate starting that process in July, 2010.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). We base these forward-looking statements on our expectations and projections about future events, which we have derived from the information currently available to us. For each of these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA. Words such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, intends, projected, predicts, potential or continue, or similar terms and variations of these words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are those that are not historical in nature, but rather those that relate to future events or our future performance, including but not limited to, statements regarding our expected closing and timing of the closing of the asset sale and the plan of dissolution; expected cash to be received from the asset sale and cash to be disbursed to settle our obligations and liabilities both known and unknown; expected cash distribution and the amounts and the timing of these distributions; expected expenses in connection with the asset sale and the plan of dissolution; possible or assumed future results of operations; and future revenue and earnings. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to the Company:

•	The satisfaction of conditions to complete the asset sale, including the receipt of required shareholder approval, FINRA approval, and third party consents, if any.

•	The amount of costs, fees and expenses related to the asset sale, interim operations prior to closing and the subsequent liquidation and dissolution of the Company.

•	The amount paid to settle our obligations and liabilities.

•	The loss of key personnel.

•	The potential for unexpected claims or liabilities.

•	The inability or failure of Lightspeed to pay amount owed under the promissory note.

•	The risks involved in exiting our clearing operations.

•	Adverse developments, outcomes and expenses in legal proceedings.

•	Other risk factors as further described in this proxy statement.

Readers are cautioned not to place undue reliance on forward-looking statements, which express our expectations and beliefs only. The forward-looking events discussed in this Proxy Statement and other statements made from time to time by us or our representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about the Company including without limitation those discussed elsewhere in this Proxy Statement and the risks discussed in our SEC filings.

Any forward-looking statements made in this Proxy Statement or in any of the Appendices attached hereto or that we may make from time to time are representative only as of the date they are made, and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [—], starting at [—][—].m. local time, at [—], Chicago, Illinois, [—] or at any postponement or adjournment thereof. At the special meeting, holders of our common shares will be asked to consider and vote upon:

•	a proposal to authorize and approve the asset sale;

•

in the event that shareholders authorize and approve the asset sale, a proposal to approve and adopt the plan of dissolution, pursuant to which we will satisfy all of our debts and other corporate obligations, and our remaining cash, if any, will be distributed to shareholders, and we will be dissolved and liquidated;

•

in the event that shareholders authorize and approve the asset sale, a proposal to approve and adopt an amendment to our Amended and Restated Articles of Incorporation to change our corporate name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors;

•

a proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1, Proposal 2, and Proposal 3; and

•	any other business properly presented at the special meeting or any adjournment thereof.

A copy of the purchase agreement and the plan of dissolution are attached as Annex A and Annex B to this proxy statement, which we encourage you to read carefully in their entirety.

Recommendation of Our Board of Directors

In order to provide the greatest certainty of value for our shareholders, after considering a wide variety of strategic alternatives and alternative transactions reasonably available to us, our board of directors, has:

•	approved the asset sale, the purchase agreement and the transactions contemplated thereby;

•	approved the plan of dissolution and the dissolution and liquidation of the Company;

•

approved an amendment to our Amended and Restated Articles of Incorporation to change our name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors;

•	recommended that shareholders vote “FOR” the proposal to authorize and approve the asset sale;

•	recommended that shareholders vote “FOR” the proposal to approve the plan of dissolution; and

•	recommended that shareholders vote “FOR” the proposal to amend our Amended and Restated Articles of Incorporation to change our corporate name to “TNFG Corporation.”

Record Date and Quorum

We have fixed the close of business on [—], 2010 as the record date for the special meeting, and only holders of record of our common shares on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned our common shares at the close of business on the record date. On the record date, there were [25,054,508] of our common shares outstanding and entitled to vote. Each share entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of our common shares outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Common shares represented at the special meeting but not voted, including common shares for which a shareholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a common share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your common shares are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of the common shares and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder.

Required Vote

For us to complete the asset sale, shareholders holding two-thirds of the shares of our common shares entitled to vote thereon must vote “FOR” the authorization and approval of the asset sale (Proposal 1). For us to effect the plan of dissolution, shareholders holding two-thirds of the shares of our common shares entitled to vote thereon must vote “FOR” the approval of the plan of dissolution (Proposal 2). For us to change our corporate name to “TNFG Corporation,” shareholders holding two-thirds of the shares of our common shares entitled to vote thereon must vote “FOR” the authorization and approval of the name change (Proposal 3). As a result, shares represented at the meeting that are marked “ABSTAIN,” broker non-votes, if any, and shares not represented at the meeting, will have the same effect as votes against these proposals. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” these proposals.

If your common shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those common shares, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your common shares are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those common shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those common shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to authorize and approve the asset sale, the proposal to authorize and adopt the plan of dissolution, and the proposal to amend our Amended and Restated Articles of Incorporation to change our corporate name and, as a result, absent specific instructions from the beneficial owner of such common shares, brokers are not empowered to vote those common shares, which we refer to generally as broker non-votes. Broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” such proposals.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of our common shares present in person or represented by proxy. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN.” For purposes of this proposal, if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or fail to vote in person at the special meeting, or there are broker non-votes on the issue, the common shares not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a shareholder of record, you may have your common shares voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your common shares voted. Those instructions will identify the choices that are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

If you choose to vote by mailing a proxy card, your proxy card must be filed with our Corporate Secretary of the Company by the time the special meeting begins.

IT IS IMPORTANT THAT YOU VOTE YOUR COMMON SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE.

In connection with the execution of the purchase agreement, the Bonanza Trust, an affiliate of our Chief Executive Officer and Chairman, Bernay Box, entered into a voting agreement, dated as of June 16, 2010, with the Company and Lightspeed, in which it has agreed, among other things, to (1) vote all of its common shares in favor of the asset sale and (2) grant an irrevocable proxy to the Chief Executive Officer and Chief Financial Officer of Lightspeed to vote such shares in favor of the asset sale and the purchase agreement. The Bonanza Trust has voting control over an aggregate of approximately 34.7% (not including any common shares deliverable upon exercise or conversion of any options or warrants) of the outstanding common shares of the Company. The voting agreement will terminate on the first to occur of (a) the closing of the asset sale or (b)  the termination of the purchase agreement in accordance with its terms. See “The Voting Agreement.”

Proxies and Revocation

If you vote by proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your common shares in the way that you indicate. When completing the proxy card, you may specify whether your common shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your common shares should be voted on a matter, the common shares represented by your properly signed proxy will be voted “FOR” the proposal to authorize and approve the asset sale, “FOR” the proposal to authorize and adopt the plan of dissolution, “FOR” the proposal to amend our Amended and Restated Articles of Incorporation to change our corporate name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy at any time before it is exercised, by voting at a later date by delivering a new proxy, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

If you have any questions or need assistance voting your shares, or need directions to the special meeting, please contact Gregg J. Fuesel at: Terra Nova Financial Group, Inc. Attn: Gregg J. Fuesel 100 South Wacker Drive, Suite 1550, Chicago, Illinois 60606 or (312) 827-3654.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve Proposals 1, 2 and 3. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Shareholders Who Seek Appraisal

Shareholders are entitled to appraisal rights under the IBCA in connection with the asset sale. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received in dividends or distributions as a shareholder following the asset sale.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the asset sale and you must not vote in favor of the proposal to authorize and approve the purchase agreement. Your failure to follow exactly the procedures specified under the IBCA may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 50 and the text of the Illinois appraisal rights statute reproduced in its entirety as Annex E to this proxy statement. If you hold your common shares through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the IBCA, shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

We will pay the cost of solicitation of proxies. We have retained Georgeson, Inc. to distribute broker search cards and to distribute this proxy statement and the attached form of proxy card, for a fee of approximately $1,125, plus certain out-of-pocket expenses. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally, electronically, by telephone or by facsimile without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to our shareholders.

AUTHORIZATION AND APPROVAL OF PROPOSED ASSET SALE PURSUANT TO

PURCHASE AGREEMENT

(Proposal 1)

We are asking our shareholders to consider and vote upon the asset sale as contemplated by the purchase agreement, ,pursuant to which we will sell all of the membership interests of our subsidiary Terra Nova and all of our assets related to Terra Nova’s business. Such assets constitute substantially all of our assets.

The following is a description of the asset sale and the purchase agreement. Although we believe that this description covers the material terms of the transaction, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the purchase agreement attached to this proxy statement as Annex A, for a more complete understanding of the transaction. The following description is subject to, and is qualified in its entirety by reference to, the purchase agreement.

Parties to the Purchase Agreement

The Company

Terra Nova Financial Group, Inc.

100 South Wacker Drive, Suite 1550

Chicago, Illinois 60606

(312) 827-3649

The Company is an Illinois corporation with its headquarters in Chicago, Illinois. We have one operating subsidiary: Terra Nova, a broker-dealer registered with the SEC and a member of FINRA, which provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers. Our other subsidiary, SC QuantNova Research SRL, based in Bucharest, Romania, which provided software development, architecture and engineering for back office clearing systems, ceased operations in June 2010.

For more information about us, please visit our website at http://www.tnfg.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 61. Our common shares are quoted on the OTC Bulletin Board under the symbol “TNFG.”

Lightspeed

Lightspeed Financial, Inc.

148 Madison Avenue 9th Floor

New York, NY 10016

(646) 393-4815

Lightspeed Financial, Inc., a Delaware corporation is a holding company of businesses that provide ultra low latency direct market access (“DMA”) trading technology, risk management solutions, and brokerage services to active and semi-active retail traders, proprietary trading groups, hedge funds, and algorithmic “black box” firms. Lightspeed has three wholly-owned subsidiaries: (1) Lightspeed Trading, LLC, a New York limited liability company, or Lightspeed Trading, that operates as a fully disclosed introducing broker-dealer and member of FINRA and the National Futures Association and that offers securities and direct access brokerage, trading, and advanced order routing services to its clients utilizing Lightspeed’s software products; (2) Lightspeed Technologies, LLC, a Delaware limited liability company, that serves as Lightspeed’s technology development subsidiary and that develops and operates Lightspeed Trader, a DMA trading software application, Lightspeed Gateway, an algorithmic trading offering, Lightspeed Risk, a real-time risk management application, and Lightspeed Admin, a middle office technology suite; and (3) Lightspeed Education, LLC, a Delaware limited liability company, that delivers educational products, including third party educational tools, webinars, and the Lightspeed Spotlight social community, to the Lightspeed Trading customer community.

Asset Sale Consideration

The Company will receive an aggregate amount of $27.6 million as consideration for the asset sale. $22.6 million is payable to the Company in cash at the closing of the asset sale, and $5 million is to be paid no later than six months following the closing of the asset sale pursuant to the terms of a promissory note in substantially the form attached to this proxy as Annex C. Interest will accrue under the promissory note at the rate of 8% per annum.

The promissory note is payable on the earlier of (1) six months following closing of the asset sale, (2) the date upon which the amounts due under the promissory note are no longer subject to a requirement to by held by Terra Nova (following the closing) pursuant to any clearing corporation requirement, or (3) if either Lightspeed or Terra Nova (following the closing) merge or sell substantially all of its assets. In addition, Lightspeed is required to prepay amounts under the promissory note to the extent clearing deposits are no longer required to be maintained by Terra Nova (following the closing). Both Lightspeed and Terra Nova will be parties to the note as payors. We anticipate that the promissory note will be repaid within a couple of months following the closing of the asset sale, but we can make no assurances of the date that the promissory note will be fully repaid. The promissory note is unsecured.

In connection with the contemplated funding of the purchase price, Lighspeed has entered into a Series A Preferred Stock Purchase Agreement, which we refer to as the SPA, with LLR Equity Partners III, L.P. and LLR Equity Partners Parallel III, L.P., which we refer to collectively as LLR, under which LLR has agreed to pay $30 million for shares of preferred stock of Lightspeed simultaneously with the closing of the asset sale. Lightspeed anticipates using those proceeds to fund the purchase price of the asset sale.

The SPA is subject to the simultaneous closing of the asset sale. Lightspeed’s obligation to close the asset sale under the purchase agreement is not contingent upon the availability of this, or any other, financing.

Status Following the Asset Sale

Following the closing of the asset sale, we will have no operations and our assets will consist of cash, including the proceeds from the asset sale, tax claims and receivables.

Background of and Reasons for the Asset Sale

Background

In late 2007, our Chairman, Bernay Box began discussions with Firm A, a large financial services company, about their interest in considering a business combination with us. Our senior management participated in several exploratory discussions and due diligence sessions with Firm A’s senior management in early 2008. Mr. Box advised the board of directors of the on-going discussions with Firm A at a regularly scheduled board of directors meeting on February 28, 2008.

At a regular meeting of the board of directors on March 22, 2008, our management and board of directors determined to seek proposals from financial advisors with experience in our industry to assist us in developing and evaluating our strategic alternatives. Our management met with and considered a number of qualified financial advisory firms. At the April 16, 2008 board of directors meeting, our board of directors discussed the selection of a financial advisor, approved the selection of Raymond James & Associates Inc., or Raymond James, and authorized management to negotiate an engagement letter with Raymond James. On May 8, 2008, we formally engaged Raymond James to act as our financial advisor.

During the March and April meetings, our board of directors considered whether a special committee should be formed to develop and evaluate proposals from potential acquirers, including Firm A. At the regular meeting of our board of directors on April 16, 2008, the board of directors approved the formation of the Strategic Alternatives

Committee or “SAC” to evaluate our business and prospects, develop our strategic alternatives and, under the direction of the board of directors, negotiate a potential transaction with Firm A or other interested parties. Mr. Brewer, Mr. Crawford and Mr. Wanstrath were appointed to the SAC and Mr. Brewer was named the Chairman.

Our discussions with Firm A did not result in any proposals acceptable to either party and in early May, 2008 we and Firm A decided to terminate ongoing discussions.

Beginning in June 2008 and continuing through September 2008, Raymond James contacted approximately 65 parties, consisting of both strategic and financial buyers, to explore their interest in a strategic transaction with us. A total of 15 parties executed non-disclosure agreements and received presentation materials about us in the form of a memorandum. Throughout the summer of 2008 potential interested parties conducted due diligence and we met with several interested parties to discuss our business. We asked the prospective interested parties to submit indications of interest by September 19, 2008. Lightspeed and another financial services firm, Firm B, submitted nonbinding proposals. Several other firms expressed interest in continuing discussions though they were not willing to submit proposals at that time.

In late summer 2008, conditions in the stock market and other markets began to deteriorate rapidly and the economy suffered through a number of difficult events, including the failure and threatened failure of well established financial institutions and trading firms. The markets in which we participate began what would be a sustained period of decline and reduced volume, and we continued to experience a period of low interest rates. During this period, our board of directors and management took account of the effect of general economic conditions on us, our industry and potential buyers, as well as on acquisition transactions generally.

The SAC held a special meeting on September 23, 2008. Mr. Box also participated in the meeting. At this meeting, the members of the SAC received a report from outside counsel reminding them of the role, function and duties of the committee. Representatives of Raymond James described the process it had undertaken on our behalf to identify and develop strategic alternatives and described the two non-binding indications of interests and the other inquires it had received. The SAC instructed Raymond James to continue to develop the indications and other interest and call for revised proposals to be submitted by October 19, 2008.

On October 27, 2008, the SAC met again to consider the revised proposals from the bidders. Firm B did not submit a revised proposal. Raymond James reported that only one firm, Lightspeed had submitted a revised non-binding proposal. Raymond James also reported that several other financial services firms had expressed interest but were not in a position to participate in the process at that time and had not submitted written proposals. In conjunction with the proposal received from Lightspeed on October 27, 2008, we also received a non-binding letter of support from Lightspeed’s majority shareholder stating that they had sufficient capital to finance the proposed acquisition. In light of the merits of the proposal received from Lightspeed and the lack of written proposals from any other potentially interested parties, the SAC instructed Raymond James and outside counsel to proceed in further discussions and negotiations with respect to the Lightspeed proposal.

In early November 2008, Lightspeed requested a period of exclusivity to facilitate further due diligence and negotiations of an acquisition agreement. In view of the potential benefits of the arrangement and the failure of other interested potential bidders to submit a written proposal or provide reliable evidence of their interest and ability to make a proposal, we executed an exclusivity letter with Lightspeed dated November 5, 2008 providing for an exclusivity period through December 26, 2008.

On November 7, 2008 we submitted a draft agreement and plan of merger to Lightspeed and its advisors. On December 8, 2008, we received comments on our proposed agreement from Lightspeed and its advisors that indicated substantial differences between the parties about fundamental aspects of the transaction.

On December 9, 2008 we were informed that Lightspeed’s majority shareholder was no longer willing to provide the funding necessary to finance the acquisition as originally suggested in their October 27, 2008 letter, and that Lightspeed would be relying on outside sources of financing for the acquisition that they were in the process of seeking. We communicated to Lightspeed our position that we would not accept any financing contingency as a condition to closing a transaction.

Our board of directors met again on December 11, 2008 to consider the latest developments in the Lightspeed transaction. The board of directors considered reports from our advisors and management, discussed the alternatives and provided instructions to management and the advisors as to how to proceed with the transaction.

On December 23, 2008, members of management, our legal counsel and Raymond James met in New York with members of management of Lightspeed, its legal counsel and Lane Berry, its financial advisor, to discuss financial, business and legal issues present in draft merger agreement. The parties tentatively agreed to number of issues at the meeting and continued exchanging draft merger agreements in attempts to resolve the remaining unsettled points.

On December 24, 2008 we agreed to extend the exclusivity agreement entered into with Lightspeed until January 16, 2009.

We continued negotiating the agreement and assisting in Lightspeed’s conducting of due diligence into January 2009.

On January 16, 2009, Lightspeed informed us that based on the initial indications they received from potential equity financing partners, they had no financing support to proceed with a transaction on the terms proposed in their October 27, 2008 letter, and if they were able to secure any financing, it would likely be at a substantially lower valuation. Lightspeed further advised that there was still extensive due diligence to be done. Over the course of the next several weeks, we and Lightspeed, along with our respective financial advisors discussed various scenarios and potential timing relating to the Lightspeed financing.

At its regularly scheduled board of directors meeting on February 3, 2009, our board of directors received reports from management and Raymond James about the ongoing developments with Lightspeed. It was reported that the exclusivity agreement with Lightspeed ended on January 16, 2009, that Lightspeed did not have the financing necessary to proceed with any transaction, and that although Lightspeed had conducted extensive due diligence, any financing source with whom Lightspeed was in discussion would still need to conduct their own extensive due diligence. The board of directors also discussed the continuing unfavorable market conditions and related effects on our business and customers, and on mergers and acquisitions activity. After considerable discussion, the board of directors directed management to communicate to Lightspeed that the board would consider any proposal that Lightspeed might be willing to make to the extent they were able to arrange for financing but we were not prepared to grant any further exclusivity. The board of directors instructed Raymond James to contact those parties who had made an inquiry during the period of exclusivity or were otherwise believed to possibly have interest in pursuing a transaction with us. Raymond James then contacted 16 firms including four firms that had not previously been contacted by Raymond James.

In late March 2009, we received written indications of interest from four parties, including a revised proposal from Firm B and two other expressions of interest. At a special meeting of the board of directors on April 1, 2009 the board heard reports from management and Raymond James on the discussions with the parties that had submitted proposals. The board also engaged in a lengthy discussion on topics including the merits of proceeding given our recent financial and operating performance, the over-all financial markets down-turn, and the substantial reduction in the availability of capital for acquisitions generally. In consideration of these factors and the proposals received, our board of directors determined that none of the proposals were adequate and that the timing was not right to proceed with a transaction. The board of directors instructed management to cease the process of searching for strategic alternatives.

In late April 2009, a large financial services firm, Firm C, contacted Raymond James to express interest in continuing discussions that had been terminated earlier in April. Informal discussions were held during the next several months and Firm C submitted a non-binding written proposal on July 24, 2009 to acquire us, subject to significant due diligence and other conditions. Firm C conducted a thorough due diligence process through June, July and August.

In May 2009, we received an inquiry from another financial services firm, Firm D, regarding a possible merger-of-equals transaction. After some informal discussions, in late June an oral proposal was received from Firm D’s Chairman reflecting proposed terms of a merger transaction. Discussions and negotiations continued with Firm D and Firm C through July and August.

We continued our discussions and due diligence efforts with Firm D and on August 27, 2009, we agreed to a non-binding Summary of Proposed Transaction Terms with Firm D contemplating a business combination. On August 31, 2009, counsel for Firm D submitted a draft merger agreement to us. On September 4, 2009, Firm C notified us that Firm C was no longer interested in acquiring us and terminated further discussion with us. During September and October 2009, we and Firm D continued due diligence on each other and negotiated the terms and structure of a merger agreement.

At a board of directors meeting on September 30, 2009, our board of directors received reports from management and Raymond James on the ongoing discussions with Firm D, their due diligence activities and our preliminary findings in conducting due diligence on Firm D. Management and Raymond James were instructed to continue the discussions with Firm D to try to complete due diligence and attempt to resolve open issues in negotiations. In late November, the parties determined that substantial unresolved issues persisted and we determined to terminate discussions.

On November 24, 2009, Mr. Ehrlich, CEO of Lightspeed, communicated an interest in re-starting discussions with us and that he had approval from his board to propose an acquisition for $25 million. At this point, Raymond James informed our Chairman and management that Raymond James had in May, 2009 acquired Lane Berry, a financial advisory firm that was acting as financial advisor to Lightspeed. Raymond James advised us about the potential for a conflict of interest and requested a waiver of that conflict. They advised that Raymond James would institute customary procedures to separate the teams advising the respective parties including establishing an information wall between the team within Raymond James advising Lightspeed and the team advising us. Raymond James explained that the teams were separate, with all of the members of the Lightspeed team originating from Lane Berry and working from a separate office in a different part of the U.S. No person was acting in any capacity for both teams. Our board of directors approved the waiver of the conflict and the Raymond James engagement was modified to provide that in the event Lightspeed made a proposal to acquire the company, Raymond James would not render a fairness opinion. We in that case would find an independent firm to provide a fairness opinion. Raymond James would continue its work for us in all other respects. We were later informed by Raymond James that Lightspeed had also executed a similar form of waiver of the conflict in respect of Raymond James advising Lightspeed on this proposed transaction.

On November 28, 2009, we submitted a revised merger agreement to Lightspeed. Over the course of the next several weeks, we and Lightspeed exchanged comments and suggestions to the draft and discussed due diligence issues.

On January 6, 2010, members of our management, our legal counsel and Raymond James met in Chicago with members of management of Lightspeed, its legal counsel and its financial advisor to discuss financial, business and legal issues present in draft merger agreement. We were able to reach agreement with Lightspeed on many of the structural, legal and business issues. In this meeting, we reiterated our firm position that we would not proceed with any transaction subject to any kind of financing condition or contingency or with any transactions resulting in consideration of less than $1.00 per share to all shareholders. Lightspeed agreed to our position and provided an update on its efforts to obtain the necessary equity financing and conclude other arrangements with its existing stockholders in order to proceed with an acquisition of us. It was agreed at that point that we would not continue any significant work on the transaction until Lightspeed had obtained the equity financing it desired. Other than cursory update calls, and occasional assistance with Lightspeed’s due diligence activities, there was not much contact between us and Lightspeed until March 4, 2010.

On March 4, 2010, Lightspeed informed us that it had obtained a term sheet from LLR Equity Partners III, L.P. to provide the equity financing desired by Lightspeed. On March 30, 2010, we provided Lightspeed with a revised draft of the merger agreement.

As a result of the potential conflict of interest confronting our financial advisor described above, during April we considered a number of other advisory firms to provide us with a fairness opinion and selected B. Riley & Co. LLC, or B. Riley. We entered into an engagement letter with B. Riley for this purpose on March 30, 2010. Our management participated in a series of meetings and discussions with representatives of B. Riley over the following months.

On May 5, 2010, Lightspeed provided us with a draft of a revised merger agreement including their suggested revisions. Various discussions occurred between the parties and their representatives over the next two weeks that culminated in a change in the structure of the transaction. We and Lightspeed together with LLR agreed to abandon the merger structure in favor of a sale by us to Lightspeed of our wholly owned subsidiary, Terra Nova Finance, LLC, and related assets, subject to final resolution of open issues as to purchase price, conditions and remaining due diligence matters. As a result of our tax position and the pricing concessions made by Lightspeed in connection with the changed structure, we were able obtain a price that we believed was generally equivalent for our stockholders as the merger transaction taking into account our retained assets and anticipated expenses associated with the liquidation of the remaining holding company and its assets. In addition, the parties again agreed that there would be no condition to the obligations of Lightspeed relating to financing or any specific monetary tests. Finally, we agreed that we would accept a $5,000,000 promissory note in partial payment of the purchase price, which promissory note would be due and payable in full on the earlier of the six month anniversary of the closing and the date that funds of Terra Nova in the amount due under the note were released from clearing organization requirements.

On May 27, 2010, the parties discussed and resolved a number of business issues and continued to discuss on-going due diligence and transition matters.

During the week of May 17, 2010, Messrs. Box and Wanstrath held informal discussions with members of the board of directors to apprise them of the latest developments with Lightspeed, provide a general overview of the revised transaction and plan for a more formal meeting of the board of directors. Mr. Box learned that Mr. Tinsley would be unable to participate in the deliberations for health reasons.

On June 1, 2010, Lightspeed submitted a draft purchase agreement for the purchase of all of the outstanding limited liability company interests in Terra Nova and related assets. Negotiations over the terms and provisions of the purchase agreement and related documents occurred regularly over the course of the next ten days through June 10, 2010.

A special meeting of the board of directors was held on June 10, 2010, to consider the current status of the asset sale, the purchase agreement and the alternatives available to the Company. The board of directors received reports from Mr. Box and Mr. Wanstrath about the transaction and the risks, prospects and alternatives facing the Company. Mr. Box expressed his concern about the operational difficulties we experienced in 2008 and 2009, and related regulatory concerns, the continuing poor market conditions prevailing in our industry and our inability to attract and retain the necessary senior level management necessary to devise and execute an acceptable business strategy. Mr. Wanstrath discussed with the board of directors our current and projected financial condition and operating results through 2011, and the challenges facing the Company. Mr. Wanstrath also explained to the board of directors the basis for the change in the purchase price and the income tax implications of the asset sale as compared to a merger, and provided an explanation of the expected costs of winding up and dissolving our company following the sale of Terra Nova. Mr. Box then introduced representatives from B. Riley who would be called upon to consider delivering a fairness opinion if and when a proposal was made to proceed with the Purchase Agreement and Asset Sale. The board of directors also received a report from counsel describing the board of directors’ duties in the current context and an explanation of the terms and implications of the current draft of the Purchase Agreement including the principal unresolved points. Counsel also described for the board the process of winding up the company’s business following the sale but explained that the board of directors was not being asked to vote upon the dissolution at this time. The board of directors also received a report from Raymond James. The Raymond James representatives provided a detailed explanation of their efforts in concert with management to seek out prospective buyers through auction efforts conducted several times over the course of the past two years and a detailed description of the price and structure negotiations with Lightspeed over the last several months. The Raymond James representatives also described in detail the nature and composition of the consideration offered in the purchase agreement. The board of directors provided general direction to management and the advisors on the open issues, and instructed them to continue working on the transaction and to present the transaction to the board of directors once all negotiations were concluded.

Following the meeting, the parties and their counsel along with LLR and its counsel worked to finalize the agreement.

The board of directors held another special meeting on June 15, 2010, to consider the proposed asset sale and purchase agreement. All of the directors participated except Mr. Tinsley who was unavailable due to health reasons. Mr. Box and our advisors updated the board of directors on the changes in the transaction since the prior meeting. The board of directors then received a thorough and detailed report and presentation from B. Riley that concluded with B. Riley delivering its opinion that the asset sale was fair to us from a financial point of view. The directors and the various advisors and management then discussed the report and the transaction. The board of directors determined that the asset sale and purchase agreement and the terms and conditions the purchase agreement are fair to, and in the best interests of our company and its shareholders and approved the purchase agreement, the asset sale and the other transactions contemplated by the purchase agreement. All of the board of directors members present at the special meeting approved the purchase agreement and asset sale. Mr. Brewer was delayed in joining the meeting so the meeting was held open for him to have a discussion with B. Riley and counsel. He then confirmed his approval of the asset sale and the purchase agreement.

On June 16, 2010, we and Lightspeed executed the purchase agreement and issued a joint press release announcing the transaction.

The board of directors recommends that you vote “FOR” the proposal to authorize and approve the asset sale.

Reasons for the Asset Sale

In evaluating the purchase agreement, the asst sale and the other transactions contemplated by the purchase agreement, the board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following:

Consideration

•	Our board of directors’ view that the prospects for the Company in remaining independent were unfavorable, particularly in view of

•	the continuing unfavorable conditions in the trading markets and low interest rates,

•

the investment necessary to continue to upgrade our technology and systems to remain competitive in the future in a highly competitive market and the difficulty obtaining the necessary capital to make those investments,

•	the risks associated with the presence of larger, aggressive competitors in a stagnant or shrinking market,

•	the costs to us to remain public as a small company would continue to be substantial, and

•	our inability going forward as a small company to attract, compensate and retain the qualified management.

•

Our board of directors’ view that our company and its financial advisors had conducted a thorough evaluation of our alternatives and presented them to the board of directors over the course of the last two years;

•

Our board of directors’ belief that we and our financial advisor had conducted a thorough auction process that had uncovered all of the potential suitors reasonably likely to be willing and able to make a proposal to acquire us;

•

Our board of directors’ belief that the consideration for the asset sale represents the highest consideration that Lightspeed was willing to pay and the highest value reasonably obtainable, in each case, as of the time we signed the purchase agreement;

•

Our board of directors’ belief that the Consideration as negotiated by our Chairman and management reflects a very reasonable estimate of our costs in connection with the expected dissolution and winding up of our business so that the per share amount resulting from the asset sale and the dissolution represents the highest value reasonably attainable by our shareholders;

•

The fact that by accepting Lightspeed’s proposal to engage in an asset transaction instead of a more traditional merger structure, and by accepting that 82 percent of the purchase price consideration will be paid in cash upon the closing of the asset sale and that the proceeds of the promissory note will be realized within six months after closing, we were able to achieve the Company’s objectives, providing liquidity and certainty of value both upon an initial and final distributions compared to the uncertain future long-term value to shareholders that might be realized if we remained independent;

•

The then-current financial market conditions and the recent and historical market prices of our common shares, and the recent and historical market prices of our common shares relative to those of other industry participants and general market prices, and the continuing lack of liquidity for our shareholders; and

•

The board of directors’ belief that our stock price was not likely to trade at or above the $1.00 approximate per share value indicated by the asset sale for any extended period of time in the foreseeable future, which belief was based on a number of factors, including the directors’ knowledge and understanding of our business and our industry and our future prospects.

Prospects in Remaining Independent and Market Conditions

Our board of directors engaged in a lengthy analysis of the possibility of continuing to operate the Company as an independent public company, including the perceived risks and uncertainties of remaining an independent public company. In considering the alternative of pursuing growth as an independent company, the board of directors considered management’s and the board of directors’ understanding of our business, operations, financial condition, competitive position, capital requirements, business strategy, management succession planning, earnings and prospects, including our prospects as an independent entity. The board of directors concluded that our prospects as an independent company were subject to a great deal of uncertainty and risk compared to proceeding with the asset sale.

Opinion of B. Riley & Co., LLC

Our board of directors considered the financial analysis presented by representatives of B. Riley, as well as the opinion of B. Riley to the board of directors that, as of June 15, 2010, and based upon and subject to the factors and assumptions set forth therein, the $27,600,000 to be paid to us pursuant to the purchase agreement was fair to us from a financial point of view, as more fully described in the section entitled “-Opinion of B. Riley.”

Terms of the Purchase Agreement

Our board of directors considered the terms and conditions of the purchase agreement and the course of negotiations over the past two years, including:

•	the absence of any financing condition to Lightspeed’s obligation to proceed with the asset sale, and the prospects for Lightspeed completing the transaction.

•

the board of directors’ ability, under certain circumstances, prior to the time the Company’s shareholders approve the asset sale, to consider and respond to an unsolicited bona fide acquisition proposal or engage in discussions or negotiations with the person making such a proposal if the board of directors, prior to taking any such actions, determines in good faith after consultation with its outside financial advisor and outside legal counsel that failure to take such actions would likely be inconsistent with the board of directors’ fiduciary duties under applicable law, and if, after consultation with its outside financial advisor and outside legal advisor, the board of directors determines in good faith that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal, and to, or propose to, adopt, approve or recommend such acquisition proposal if the board of directors complies with its obligations relating to such action and determines in good faith after consultation with its outside financial advisor and outside legal counsel that such acquisition proposal is a superior proposal and to terminate the purchase agreement to accept such a superior proposal, subject to paying Lightspeed a termination fee of $1.1 million;

•

our board of directors’ determination, after consultation with its legal counsel, that our obligation to pay the $1.1 million termination fee (and the circumstances when such fee is payable) is reasonable in light of the benefits of the asset sale and the circumstances and the demands of Lightspeed;

•

our ability, under the purchase agreement, under certain circumstances, to seek specific performance to enforce specifically the terms of the purchase agreement and require Lightspeed to complete the asset sale regardless of Lightspeed’s financing situation;

•	the likelihood of satisfying the conditions to complete the transaction and the likelihood that the asset sale will be completed;

•

that, although there can be no assurances, the board of directors concluded, after consulting with legal counsel, that the required regulatory approvals for the transaction are reasonably likely to be obtained;

•	the fact that the termination date under the purchase agreement allows for a reasonable period of time to complete the asset sale;

•	the fact that adoption of the purchase agreement will be subject to the approval of our shareholders;

•

the availability of appraisal rights under the IBCA to holders of the common shares who comply with all of the required procedures under the IBCA, which allows such holders to seek appraisal of the fair value of their common shares as determined under the IBCA; and

•

the consideration for the asset sale and the other terms of the purchase agreement resulted from extensive negotiations between the Company and its legal and financial advisors, on the one hand, and Lightspeed and its legal and financial advisors, on the other hand.

Our board of directors also considered a variety of potentially negative factors in its deliberations concerning the purchase agreement and the asset sale, including the following (not in any relative order of importance):

•

the significant costs involved in connection with entering into and completing the asset sale and the substantial time and effort of management required to complete the asset sale and related disruptions to the operation of the Company’s business;

•

the restrictions on the conduct of the Company’s business prior to the completion of the asset sale, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the asset sale;

•

the announcement and pendency of the asset sale, or failure to complete the asset sale, may cause substantial harm to relationships with the Company’s employees, customers and partners and may divert management and employee attention away from the day to day operation of our business;

•

the possibility that the $1.1 million termination fee payable by the Company upon the termination of the purchase agreement could discourage other potential acquirers from making a competing bid to acquire the Company; and

•

the fact that, while the Company expects that the asset sale will be consummated, there can be no assurance that all conditions to the parties’ obligations, including with respect to required regulatory approvals, to complete the asset sale will be satisfied, and, as a result, the asset sale may not be consummated.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the asset purchase, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

Opinion of B. Riley

Pursuant to a letter agreement dated March 30, 2010, B. Riley was engaged to issue a fairness opinion to our board of directors. B. Riley is a West Coast based investment bank focusing on institutional research, trading, market making and corporate finance products and services for middle market public and private companies. As part of its investment banking business, B. Riley routinely is engaged in the evaluation of businesses and their securities in addition to providing fairness opinions in connection with certain transactions. Our board of directors selected B. Riley based on its experience, expertise and reputation as an investment banking firm whose personnel have substantial experience in transactions similar to the asset sale.

Our board of directors retained B. Riley to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid by Lightspeed to the Company in the asset sale pursuant to the terms of the purchase agreement. On June 15, 2010, at a meeting of the board of directors, B. Riley rendered its oral opinion, which was subsequently delivered in writing, that as of that date and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received by the Company pursuant to the purchase agreement was fair, from a financial point of view, to the Company.

The full text of the written opinion of B. Riley, dated June 15, 2010, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex D to this proxy statement and is incorporated in this proxy statement by reference. Our shareholders are urged to read the opinion in its entirety. The summary of the opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

B. Riley was not retained to serve as a financial advisor to or agent of the board of directors of the Company, Terra Nova or any shareholders of the Company. The opinion was prepared for the board of directors for the purpose of the board’s evaluation of the asset sale transaction, and addresses only the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by the Company pursuant to the purchase agreement and does not address the Company’s underlying business decision to enter into the purchase agreement or any other terms of the purchase agreement. The opinion does not constitute a recommendation to our board of directors or any shareholder of the Company as to how it or such stockholder should vote.

The consideration provided under the purchase agreement was determined in negotiations between the Company and Lightspeed. B. Riley did not recommend the consideration to be paid pursuant to the purchase agreement.

No restrictions or limitations were imposed on B. Riley by our board of directors with respect to the investigations made or the procedures followed by B. Riley in rendering its opinion. In arriving at its opinion, B. Riley, among other things:

•	Reviewed the latest draft of the purchase agreement dated June 14, 2010 in substantially final form;

•

Reviewed the Company’s publicly available historical financial data as well as certain operating and financial information relating to its business and prospects, including financial and operating projections for the three years ended December 31, 2013, all having been prepared and provided to B. Riley by our senior management;

•	Conducted interviews with certain members of our senior management to discuss its business, operations, historical and estimated financial results and future prospects;

•	Reviewed certain publicly available financial data, stock market performance information and trading multiples of companies that B. Riley deemed generally comparable to the Company;

•	Performed a discounted cash flow analysis based on future projected cash flows prepared by senior management;

•	Performed a liquidation analysis to evaluate the fair market value of the Company’s assets being sold under a liquidation scenario;

•	Reviewed the terms of certain relevant mergers and acquisitions involving companies that B. Riley deemed generally comparable to the Company; and

•	Conducted such other financial studies, analyses and investigations and evaluated such other information, as B. Riley deemed appropriate.

B. Riley also interviewed certain of our officers and employees to confirm our prospects and other corporate matters B. Riley deemed relevant to its inquiry, and considered such other data and information B. Riley judged necessary to render its opinion.

In rendering its opinion, B. Riley assumed and relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to or otherwise reviewed by or discussed with B. Riley and assumed the accuracy of and relied upon the representations and warranties of the Company and Lightspeed contained in the purchase agreement. B. Riley has not been engaged to, and has not independently attempted to, verify any of such information. B. Riley has also relied upon our senior management as to the reasonableness and achievability of the financial and operating projections (and the assumptions and basis therefor) provided to B. Riley and B. Riley has assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of our senior management. B. Riley has not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and expresses no view as to such projections or assumptions. B. Riley has also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without material adverse effect on the Company or the transaction.

B. Riley did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company, nor did B. Riley evaluate the solvency or fair value of Terra Nova or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.

B. Riley has not been asked to, nor does it, offer any opinion as to the material terms of the purchase agreement or the form of the transaction. In rendering its opinion, B. Riley has assumed, as represented by the board of directors, that the final executed form of the purchase agreement does not differ in any material respect from the draft that B. Riley has examined, and that the conditions to the transaction as set forth in the purchase agreement would be satisfied and that the transaction would be consummated on a timely basis in the manner contemplated by the purchase agreement. Without limiting the generality of the foregoing, B. Riley has undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which we are a party or may be subject.

It should be noted that B. Riley’s opinion is based on circumstances existing on, and information made available as of, the date thereof and does not address any matters subsequent to such date. In addition, B. Riley’s opinion is, in any event, limited to the fairness, as of the date of the opinion, from a financial point of view, of the consideration to be received by the Company pursuant to the purchase agreement and does not address our underlying business decision to effect the transaction or any other terms of the transaction. It should be noted that although subsequent developments may affect its opinion, B. Riley does not have any obligation to update, revise or reaffirm the opinion.

The following is a brief summary of the analyses performed by B. Riley in connection with its opinion. This summary is not intended to be a comprehensive description of the analyses performed by B. Riley, but includes certain material factors considered by B. Riley in rendering its opinion. B. Riley drew no specific conclusions from any individual analysis, but factored its observations and conclusions from all of these analyses into its assessment of the consideration to be received.

Each analysis performed by B. Riley is a common methodology utilized in ascertaining valuations. Although other valuation techniques may exist, B. Riley believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for B. Riley to arrive at its opinion.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s future projected free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. While the discounted cash flow analysis is a widely accepted and acknowledged valuation methodology and is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors, including growth rates, terminal multiples and discount rates.

B. Riley examined the value of the assets to be sold in the asset sale based on their projected free cash flows through December 31, 2013 as well as their estimated terminal value at December 31, 2013. B. Riley weighted the valuation output of three cash flow scenarios designed to reflect the assets’ estimated values under different performance assumptions. B. Riley calculated a 23.9% weighted average cost of capital, or discount rate, using the Capital Asset Pricing Model and cost of capital for the comparable public companies. B. Riley derived a terminal value multiple of 4.2 times the Company’s 2013 net income projection based on the Dividend Discount Model. B. Riley also applied control premiums of 25% to the marketable minority values implied by its discounted cash flow analyses.

Based on these criteria, the discounted cash flow analyses generated a range of values for the assets. B. Riley’s analyses produced the following range of values:

	Low	Mean	High
Asset Value	$10,113,842	$14,266,732	$18,872,261

The valuation derived from the discounted cash flow analysis is not necessarily indicative of the assets’ present or future value or results.

Comparable Public Company Analysis

B. Riley examined the value of the assets to be sold by reviewing and comparing selected financial data for publicly traded companies chosen by B. Riley that were deemed to be comparable to the assets to be acquired by Lightspeed. B. Riley selected these companies based on their common and active participation in the brokerage industry and/or general similarities with respect to their business models.

The comparable companies selected by B. Riley included:

TD Ameritrade                          Interactive Brokers                          optionsXpress                           TradeStation

For each of the comparable companies, B. Riley reviewed data it deemed to be particularly relevant in profiling each of these comparables’ respective public market valuations. Specifically, B. Riley analyzed each of the comparables’ projected revenue growth as implied by Thomson First Call consensus, profitability as measured by pre-tax margins and return on equity, tax rates and cost of capital metrics.

B. Riley calculated a range of implied Equity to Book Value multiples for the comparable group. B. Riley adjusted the comparable group’s Equity to Book Value multiples to reflect such differences between Terra Nova and the group as trading illiquidity, fundamental differences in business values and control premiums. The results of the analysis are summarized as follows:

	Low	Mean	High
Asset Value	$9,074,230	$11,296,651	$14,331,431

No company utilized in the comparable public company analysis is identical to the assets to be sold. B. Riley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Terra Nova.

Liquidation Analysis

B. Riley examined the value of the assets to be sold that can reasonably be expected to be recovered as a result of an orderly liquidation or winding up of the subject assets. B. Riley evaluated the net assets that would remain upon the satisfaction of the subject assets’ and corresponding liabilities. The results of the analysis are summarized as follows:

	Low	Mean	High
Asset Value	$11,049,415	$12,416,082	$13,782,749

Additional Considerations

The summary set forth above describes the principal analyses performed by B. Riley in connection with its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by B. Riley was carried out in order to provide a different range of values of the assets to be sold. B. Riley did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions, B. Riley considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, B. Riley did not place particular reliance on an individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, B. Riley believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, B. Riley made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by B. Riley are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Pursuant to the terms of such engagement letter, we agreed to pay B. Riley an opinion fee of $150,000, $50,000 of which was payable on April 17, 2010 and the balance payable upon B. Riley rendering its opinion (or advising the board of directors that B. Riley would be unable to deliver an opinion). In addition, we agreed to reimburse B. Riley for its expenses, including attorneys’ fees and disbursements, and to indemnify B. Riley and related persons against certain liabilities arising out of B. Riley’s engagement, including liabilities under the federal securities laws. There has been no material relationship between B. Riley and the Company in the past, and there is no current anticipated arrangement between B. Riley and the Company, other than the issuance of the fairness opinion.

Interests of Certain Persons in the Asset Sale

You should be aware that our directors and executive officers have interests in the asset sale that are different from, or in addition to, those of our shareholders generally; however, we do not view any of these interests as material. The board of directors was aware of and considered these interests in evaluating and negotiating the purchase agreement and the asset sale, and in recommending that the purchase agreement be adopted by the shareholders of the Company.

Equity Compensation Awards

Each outstanding option to purchase common shares held by Company employees or directors will fully vest upon the closing of the asset sale. Based on the Company’s equity compensation holdings as of June 1, 2010, and assuming that the asset sale is completed on October 29, 2010, upon the closing of the asset sale the number of unvested stock options of the Company (at an exercise price of $0.80) held by each of Murrey Wanstrath, our Chief Financial Officer, and Raymond Burley, President of Terra Nova, that would vest are 100,000, and 56,667, respectively.

Arrangements with Lightspeed

As of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Lightspeed, or its affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, Lightspeed or any of its subsidiaries. Moreover, as of the date of this proxy statement, no discussions have occurred between members of our current management and representatives of Lightspeed, with respect to any such agreement, arrangement or understanding. Although it is likely that certain members of our current management team will enter into arrangements with Lightspeed or its affiliates regarding employment with, as of the date of this proxy statement no discussions have occurred between members of our current management and representatives of Lightspeed, and there can be no assurance that any parties will reach an agreement. Any new arrangements are currently expected to be entered into at or prior to completion of the asset sale and would not become effective until after the asset sale is completed.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Lightspeed or any of its executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Material U.S. Federal Income Tax Consequences of the Asset Sale

The following is a general summary of the material United States federal income tax consequences of the asset sale. This summary is based on the Internal Revenue Code, existing, temporary and proposed Treasury regulations, and published rulings, guidance, and court decisions, all as currently in effect on the date hereof, and all of which are subject to change by legislative, judicial, or administrative action, possibly with retroactive effect.

While this summary addresses the material United States federal income tax consequences of the asset sale, neither state, foreign nor local tax consequences of the asset sale are discussed. Further, this summary is not a complete description of all of the federal income tax consequences that may be relevant to the asset sale. Our shareholders should consult with their own tax advisers for advice regarding the Untied States federal, state, local and other tax consequences of the asset sale.

The asset sale will be a taxable transaction, and we generally will recognize gain or loss based on the difference between the consideration received in respect of the asset sale and our adjusted tax bases in the assets transferred pursuant thereto. It is anticipated that the asset sale will produce a gain for tax purposes at the corporate level. As a general matter, and subject to certain assumptions regarding the timing of the asset sale, we anticipate that net operating losses will available to substantially offset any gain we would recognize due to the asset sale.

The asset sale is a corporate action of the Company. Therefore, the asset sale itself will not be taxable event (for federal income tax purposes) to our shareholders.

The dissolution and liquidation of the Company, if approved and effected, will have tax consequences to U.S. shareholders. See “Approval of Plan of Dissolution—Material U.S. Federal Income Tax Consequences of the Dissolution.”

Regulatory Approvals

Requisite Approvals, Notices, and Consents. Applications and notices are being filed with various regulatory authorities and self-regulatory organizations in connection with the asset sale, including applications and notices in connection with the change in control, as a result of the asset sale, of Terra Nova. The change in control of Terra Nova resulting from the asset sale is subject to approval by FINRA. Lightspeed also must obtain FINRA approval in connection with the LLR equity financing in order to close the asset sale. The Company and Lightspeed have filed and submitted, or will file and submit, the applications and notices required to be submitted to obtain these approvals and provide these notices.

Timing. We and Lightspeed cannot assure you that the regulatory approvals described above will be obtained and, if obtained, the Company and Lightspeed cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

We and Lightspeed believe that the asset sale does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on the Company and Lightspeed. The parties’ obligation to complete the asset sale is conditioned upon the receipt of FINRA approval by both the Company and Lightspeed.

We and Lightspeed are not aware of any material governmental approvals or actions that are required for completion of the asset sale other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Required Vote

The approval of Proposal 1 requires the affirmative vote of the holders of two-thirds of our outstanding common shares.

Recommendation of Our Board of Directors

The board of directors recommends that the shareholders vote “FOR” for Proposal 1.

THE PURCHASE AGREEMENT

This section describes the material terms of the purchase agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the purchase agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the purchase agreement that is important to you. We encourage you to read the purchase agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 51.

Explanatory Note Regarding the Purchase Agreement

The purchase agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the purchase agreement. The representations, warranties and covenants made in the purchase agreement by the Company and Lightspeed were qualified and subject to important limitations agreed to by the Company and Lightspeed in connection with negotiating the terms of the purchase agreement. In particular, in your review of the representations and warranties contained in the purchase agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the purchase agreement may have the right not to close the asset sale if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the purchase agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the purchase agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the purchase agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Purchase Price

The aggregate purchase price to be paid by Lightspeed to the Company will be $27.6 million. Lightspeed will pay to the Company $22.6 million in cash at the closing. The remaining $5 million will be paid by Lightspeed to the Company pursuant to the promissory note.

Closing of the Asset Sale

The closing of the asset sale will take place on the third business day following the date on which the last of the conditions to closing of the asset sale (described under “The Purchase Agreement—Conditions to the Asset Sale”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the asset sale, but subject to the fulfillment or waiver of those conditions).

Effects of the Asset Sale

The purchase agreement provides for the sale of the membership interests of Terra Nova and related assets upon the terms, and subject to the conditions, set forth in the purchase agreement. The Company will continue to exist following the asset sale.

Company Representations and Warranties

We made customary representations and warranties in the purchase agreement that are subject, in some cases, to specified exceptions and qualifications contained in the purchase agreement or in the disclosure schedule the Company delivered in connection with the purchase agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our corporate power and authority to enter into, and consummate the transactions under, the purchase agreement, and the enforceability of the purchase agreement against us;

•	Terra Nova’s due organization, existence, good standing and authority to carry on its business;

•	our capitalization;

•	the accuracy of our SEC reports since January 1, 2009 and the financial statements included in such filings;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the purchase agreement;

•	the absence of certain changes or events since December 31, 2009;

•	required regulatory filings and consents and approvals of government entities;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	the absence of certain undisclosed liabilities;

•	tax matters;

•	certain employment and labor matters and employee benefit plans;

•	material contracts and the absence of any default under any material contract;

•	real property;

•	intellectual property;

•	the absence of any undisclosed broker or finder’s fees;

•	information contained in this proxy statement;

•	the receipt of an opinion from B. Riley & Co., LLC;

•	the determination of advisability of the purchase agreement and the asset sale by the board of directors, and the approval of the purchase agreement and the asset sale by the board of directors;

•	the inapplicability of any anti-takeover law to the asset sale;

•	our books and records;

•	the absence of certain undisclosed affiliate transactions;

•	insurance policies;

•	cash holdings;

•	solvency; and

•	environmental matters.

Company Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of the Company in the purchase agreement use the phrase “Company Material Adverse Effect.” The purchase agreement provides that “Company Material Adverse Effect” means, with respect to the Company, any event, occurrence, fact, condition, change or effect that, subject to certain exceptions:

•	has a materially adverse effect on the business, results of operations or financial condition of Terra Nova or the acquired assets, taken as a whole; or

•	has a materially adverse effect on the Company’s ability to timely perform its obligations under the purchase agreement or to consummate the asset sale.

Our representations and warranties in the purchase agreement will terminate upon the consummation of the asset sale or the termination of the purchase agreement.

Lightspeed Representations and Warranties

The purchase agreement also contains customary representations and warranties made by Lightspeed that are subject, in some cases, to specified exceptions and qualifications contained in the purchase agreement or in the disclosure schedule Lightspeed delivered in connection with the purchase agreement. The representations and warranties of Lightspeed relate to, among other things:

•	its due organization, existence, good standing and authority to carry on its business;

•	its corporate power and authority to enter into, and consummate the transactions under, the purchase agreement, and the enforceability of the purchase agreement against it;

•

the absence of violations of, or conflicts with, its governing documents, applicable law and certain agreements as a result of entering into and performing under the purchase agreement and completing the asset sale;

•	the absence of legal proceedings against Lightspeed;

•	ability to obtain required governmental consents and approvals;

•	information provided by it for this proxy statement;

•	inapplicability of “interested shareholder” provisions of Section 11.75 of the IBCA to Lightspeed;

•	the absence of arrangements with Company management;

•	the financial statements provided to the Company by Lightspeed; and

•	acknowledgement as to the absence of any additional representations and warranties.

Lightspeed’s representations and warranties in the purchase agreement will terminate upon the consummation of the asset sale or the termination of the purchase agreement pursuant to its terms.

Conduct of Our Business Pending the Asset Sale

Under the purchase agreement, we have agreed that, subject to certain exceptions in the purchase agreement and disclosure schedules we delivered in connection with the purchase agreement, between the date of the purchase agreement and the closing of the asset sale, unless Lightspeed gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and Terra Nova will cause our businesses to be conducted in the ordinary course consistent with past practice.

Subject to certain exceptions set forth in the purchase agreement and disclosure schedules we delivered in connection with the purchase agreement, we will not, and we will not permit Terra Nova to, take any of the following actions without Lightspeed’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	make changes to organizational documents;

•

issue, sell, or redeem shares of capital stock (or securities convertible into capital stock, or any options or warrants to acquire shares of capital stock or convertible or exchangeable securities) of the Company or Terra Nova (with customary exceptions) or enter into any agreement with respect to voting of our capital stock;

•	declare, set aside or pay any dividends or other distributions (other than distributions from Terra Nova to us, which may not exceed $50,000 per month);

•	subject to certain exceptions, engage in any split, reverse split, combination or reclassification of capital stock;

•	sell, lease, transfer, license or otherwise dispose of any material amount of assets, subject to certain exceptions;

•	grant any liens other than certain permitted liens;

•	make any loans, advances, or capital contributions or investments in any other person;

•	merge or consolidate with any other person;

•	acquire material assets or equity interests of any other person;

•	enter into any material joint venture, partnership or other similar arrangement or enter into new material contract, or terminate or materially amend any material contract;

•	make or authorize capital expenditures in excess of $150,000;

•	enter into any intercompany agreement;

•	subject to certain exceptions, incur any indebtedness or issue any debt securities or make any guarantees for any other person;

•	make certain material changes to financial accounting methods and policies;

•	enter into any material transaction with any employee, subject to certain exceptions;

•

change director or employee compensation (except for certain ordinary course increases), or severance (except in the ordinary course of business consistent with past practice) or amend or terminate any employee benefit plan, other than as required by law;

•	waive any right of material value other than in the course of ordinary business;

•	subject to certain exceptions, settle or pay any material liabilities or any litigation or other governmental proceeding;

•	make or rescind any material tax election or settle any material tax liability;

•

take any action which would reasonably be expected to materially impair the Company’s ability to perform its obligations under the purchase agreement or to prevent or delay the consummation of the asset sale;

•

cancel or terminate any of its insurance policies or permit any insurance coverage to lapse (unless replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed insurance policies are in effect);

•

delay or postpone the payment of accounts payable and other liabilities, accelerate the collection of accounts receivable or otherwise make any material change in its respective cash management policies, subject to certain exceptions;

•	change in any material respects the regulatory, investment or risk management or other similar policies of the Company or Terra Nova;

•	take any action that could result in a violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended; or

•	agree to do any of the foregoing.

The Company also agrees to operate its business in the ordinary course consistent with past practice and to use reasonable effort to keep available the services of its current officers and key employees engaged in the broker-dealer business.

Solicitation of Acquisition Proposals

We have agreed to cease any existing investigation, discussions or negotiations with any person other than Lightspeed.

Except for the exceptions described below, we have agreed that from the date of the purchase agreement until the purchase agreement is terminated, we and our subsidiaries, directors, officers, key employees, agents or representatives will not:

•	initiate, solicit or knowingly encourage or facilitate any inquiries regarding an acquisition proposal;

•	participate in any negotiations or provide any confidential information relating to an acquisition proposal;

•	approve or recommend an acquisition proposal;

•	approve, recommend or execute any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement relating to an acquisition proposal;

•	make or authorize any statement, propose publicly or agree to do any of the foregoing relating to an acquisition proposal; or

•

withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Lightspeed, the approval of the purchase agreement and the asset sale or the board recommendation or take any action or make any statement in connection with the Company shareholders meeting inconsistent with such approval or board recommendation.

However, the Company may contact any person who has made, or proposes to make an acquisition proposal solely to request clarification of the terms and conditions of such acquisition proposal.

Prior to the time our shareholders adopt the purchase agreement, our board of directors may:

•

provide information in response to an unsolicited written acquisition proposal if (1) our board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of the board’s fiduciary duties and (2) the alternative acquisition proposal is not a result of a breach of the Company’s or its subsidiaries’ obligations to refrain from soliciting acquisition proposals under the terms of the purchase agreement; and

•	effect a change in recommendation if it determines an alternative acquisition proposal constitutes a superior proposal.

In addition, subject to the notification and negotiation procedure described below, prior to the time our shareholders adopt the purchase agreement, our board of directors may enter into an alternative acquisition agreement and terminate the purchase agreement if: (1) our board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of the board’s fiduciary duties and (2) the alternative acquisition proposal is a superior proposal.

Prior to terminating the purchase agreement to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must provide written notice to Lightspeed at least three business days prior to terminating the purchase agreement to enter into the alternative acquisition agreement of our intention to take such action and advise Lightspeed that we are prepared to conclude that such alternative acquisition proposal constitutes a superior proposal;

•

prior to taking any such action, we must negotiate with Lightspeed (assuming Lightspeed wants to negotiate) in good faith to make adjustments in the terms and conditions of the purchase agreement such that the alternative acquisition proposal would no longer constitute a superior proposal; and

•

our board of directors must have considered any such adjustments to the purchase agreement and must have determined in good faith that such alternative acquisition proposal still constitutes a superior proposal.

We also agree to inform Lightspeed of any request for information or other inquiries, proposals or offers relating to an acquisition proposal as promptly as reasonably practical.

Nothing in the provisions of the purchase agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under Rules 14d-9 or 14e-2 under the Exchange Act related to taking and disclosing a position to our shareholders. However, any such disclosure related to an alternative acquisition proposal (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a disclosure that expresses no view of the alternative acquisition proposal other than it is pending further consideration by the Company) will be deemed to be a change in board recommendation, unless our board of directors publicly reaffirms its recommendation in connection with such disclosure.

In this proxy statement, we refer to any proposal with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or Terra Nova (unless the transaction is contemplated to occur following closing, does not impact the broker-dealer business of Terra Nova, and certain other conditions are met) (2) any direct or indirect purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a majority voting or economic interest in the Company (unless the transaction is contemplated to occur following closing, does not impact the broker-dealer business of Terra Nova, and certain other conditions are met), or (3) any direct or indirect purchase of assets, securities or ownership interests representing an amount equal to or greater than a majority of the consolidated assets, net income or net revenues of the Company and its subsidiaries taken as a whole, including stock of the Company’s subsidiaries (unless the transaction is contemplated to occur following closing, does not impact the broker-dealer business of Terra Nova, and certain other conditions are met), as an “acquisition proposal.”

In this proxy statement, we refer to any bona fide written acquisition proposal, other than a proposal made by a party to the purchase agreement, that is on terms that our board of directors (after consultation with its outside financial advisor and outside counsel) in good faith concludes would be superior from a financial point of view to the asset sale, taking into account all legal, financial, regulatory and other aspects of the proposal (including any proposal by Lightspeed to amend the terms of the purchase agreement and including in each case the risks and probabilities of consummation), as a “superior proposal.”

Shareholders Meeting

Unless the purchase agreement is terminated or the board of directors makes a change in recommendation, we are required to mail this proxy statement and convene a meeting of our shareholders to consider and vote on the adoption of the purchase agreement as promptly as reasonably practicable following the date of the purchase agreement. Subject to the provisions of the purchase agreement discussed above under “The Purchase Agreement—Solicitation of Acquisition Proposals,” our board of directors will recommend that our shareholders vote to adopt the purchase agreement and will use its reasonable best efforts to solicit approval of the purchase agreement.

Filings; Other Actions; Notification

We and Lightspeed will use commercially reasonable and good faith efforts to consummate the asset sale as of the earliest practicable date, including effecting the regulatory filings described under “The Asset Sale—Regulatory Approvals.”

•

We and Lightspeed will promptly file or cause to be promptly filed with all appropriate authorities, all notices, registrations, declarations, applications and other documents as may be necessary to consummate the asset sale, and thereafter to diligently pursue obtaining all required regulatory approvals from such authorities as may be necessary to consummate the asset sale; and in the case of a single regulatory filing on behalf of Lightspeed and the Company, the Company will cooperate in Lightspeed’s preparation of such filing.

•

Lightspeed agrees that, from and after the date of the purchase agreement and prior to the closing date, Lightspeed must not, and must not permit any of its subsidiaries to agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair Lightspeed’s ability to perform its obligations under the purchase agreement or to prevent, impede or delay the consummation of the asset sale or result in the failure to satisfy any condition to the consummation of the asset sale.

•

We and Lightspeed must cause Terra Nova, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the asset sale or effectuate the purposes and intent of the purchase agreement.

•

We agree to cause the members of its executive management team to cooperate with and to provide reasonable assistance to Lightspeed with the transition of the broker-dealer business from the Company to Lightspeed during the six month period following the closing date.

•

From the date of the purchase agreement through the closing date, the Company must, as promptly as practicable, notify Lightspeed of the commencement or threatened commencement of any material legal actions against the Company or its subsidiaries, or seeking to enjoin, modify or impose conditions upon the asset sale, and Lightspeed must, as promptly as practicable, notify the Company of the commencement or threatened commencement of any material legal actions against Lightspeed affecting the Company, or seeking to enjoin, modify or impose conditions upon the asset sale. In addition, the Company and Lightspeed must give prompt notice to each other of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any of the closing conditions not to be capable of being satisfied by the termination date.

Non-Competition and Non-Solicitation Agreement

For a period of five years following the closing date, the Company has agreed that it will not compete with the broker-dealer business being sold to Lightspeed as part of the asset sale. The Company has also agreed for a period of five years following the closing date that it will not solicit for employment any of Terra Nova’s employees who become employees of Lightspeed, or interfere with any of Lightspeed relationships with Lightspeed’s customers, suppliers, licensees or other persons doing business with Lightspeed.

Employee Benefit Matters

•	Prior to the closing date, we are required to use reasonable efforts to cause our employees to sign non-disclosure, non-solicitation, and assignment of inventions agreements prepared by Lightspeed.

•	Prior to the closing, we will terminate Terra Nova’s sponsorship of any of our benefit plans, including our 401(k) savings plan.

Lightspeed has agreed that it will, and will cause Terra Nova after the completion of the asset sale to:

•	for a period of 12 months following the closing date, provide the employees of Terra Nova that remain employees with the same benefits that are provided to similarly situated employees of Lightspeed;

•

cause Terra Nova and any employee benefit plan in which the continuing employees of Terra Nova are entitled to participate to credit all service by such employees to Terra Nova prior to closing as service provided to Lightspeed for purposes of eligibility to participate and vesting to the Company or any of its subsidiaries, to the extent such service was credited under one of our comparable employee benefit plans; and

•

permit the continuing employees of Terra Nova after the closing date to participate in Lightspeed’s 401(k) plan; cause Lightspeed’s 401(k) plan to recognize service of continuing employees with the Company or Terra Nova prior to closing for the purposes of vesting under Lightspeed’s plan; and cause the trustee of Lightspeed’s 401(k) plan to accept rollover contributions or a direct rollover from the trustee of our 401(k) plan of amounts representing such employee’s interest under our 401(k) plan (including loans to such employees).

Conditions to the Asset Sale

The respective obligations of the Company and Lightspeed to consummate the asset sale are subject to the satisfaction or waiver of the following conditions:

•	all required regulatory approvals have been obtained and any applicable waiting periods have expired;

•	no applicable law in effect prohibits consummation of the asset sale;

•	the asset sale must have been approved and adopted by our shareholders; and

•	there is no pending or threatened action by any legal authority under any applicable law that seeks to enjoin or otherwise prevent consummation of the asset sale.

The obligations of the Company and Lightspeed to consummate the asset sale are also subject to the satisfaction or waiver by Lightspeed at or prior to the closing date of the asset sale of the following additional conditions:

•

our representations and warranties (1) that are not qualified as to Company material adverse effect or materiality must be true and correct in all material respects as of the date of the closing of the asset sale as if made on and as of such date, except with respect to the representations and warranties regarding our legal proceedings and compliance with applicable laws, which must be true and correct in all material respects, except for any failure to be so true and correct which has not had and would not have a material adverse effect on the Company, and (2) that are qualified as to Company material adverse effect or materiality must be true and correct in all respects as of the date of the purchase agreement and as of the closing date of the asset sale as if made on the closing date (except for those representations and warranties which are made as of a particular date, which must be true and correct as of such date); provided that our failure to disclose information that is expressly disclosed on the face of any SEC filing (not including risk factors, forward-looking statements or statements regarding off-balance sheet arrangements) is not to be considered for purposes of determining accuracy of the Company’s representations and warranties;

•

the Company and each of its subsidiaries have performed in all material respects their respective obligations and complied in all material respects with their agreements and covenants required by the purchase agreement to be performed on or prior to the closing date of the asset sale;

•

the Company has delivered to Lightspeed complete copies of the certificate of incorporation or formation (as applicable) of the Company and Terra Nova, and a copy of the by-laws or limited liability company operating agreement (as applicable) of the Company and Terra Nova with all amendments thereto, as in effect on the date of the purchase agreement and the closing date;

•

the Company has delivered to Lightspeed a certificate of the Secretary of the Company dated as of the closing date, certifying as to (1) a copy of the resolutions adopted by the Company’s board of directors authorizing and approving the asset sale, and (2) the satisfaction of the requirement that the asset sale be approved the by Company’s shareholders;

•	since the date of the purchase agreement, there has not been any Company material adverse effect;

•	the Company has delivered to Lightspeed all required Company regulatory approvals;

•	the Company has delivered to Lightspeed all required company third-party consents;

•

the Company has delivered to Lightspeed all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of Terra Nova, the broker-dealer business, or the acquired assets, if not already located on the premises of Terra Nova;

•	the Company has delivered to Lightspeed a certificate stating that Terra Nova is not a U.S. real property holding corporation under the Internal Revenue Code;

•

the Company has delivered to Lightspeed a certificate dated as of the closing date and signed by an authorized officer of the Company certifying its compliance with the conditions set forth in the purchase agreement regarding the Company’s representations and warranties.

•	the Company has delivered to Lightspeed resignations from each officer, manager or director of Terra Nova that has been requested by Lightspeed prior to the closing date; and

•	the Company has changed its name to remove any reference to the words “Terra Nova.”

Our obligation to consummate the asset sale is subject to the satisfaction or waiver by us at or prior to the closing date of the asset sale of the following additional conditions:

•

the representations and warranties of Lightspeed set forth in the purchase agreement (1) that are not qualified as to material adverse effect or materiality must be true and correct in all material respects as of the date of the purchase agreement and the closing date of the asset sale with the same effect as if such representations and warranties had been made on and as of the closing date, and (2) that are qualified as to material adverse effect or materiality must be true with the same effect as if such representations and warranties had been made on and as of the closing date (except for representations and warranties which are as of a particular date, which must be true and correct as of such date);

•

Lightspeed has performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by the purchase agreement to be performed or complied with on its part on or prior to the closing date of the asset sale; and

•

Lightspeed has delivered to the Company a certificate dated as of the closing date and signed by an authorized officer of Lightspeed certifying Lightspeed’s compliance with the conditions set forth in the purchase agreement regarding Lightspeed’s representations and warranties.

Termination

We and Lightspeed may, by mutual written consent, terminate the purchase agreement and abandon the asset sale at any time prior to the closing of the asset sale, whether before or after the adoption and approval of the purchase agreement by our shareholders.

The purchase agreement may also be terminated and the asset sale abandoned at any time prior to the closing of the asset sale as follows:

•	by either Lightspeed or the Company, if:

•

the asset sale has not been consummated by 5:00pm Chicago time on December 31, 2010 (but this right to terminate will not be available to a party if the failure to consummate the asset sale was primarily due to the a breach by such party of any provision of the purchase agreement);

•	our shareholders failed to adopt and approve the asset sale at the shareholders’ meeting (after giving effect to all adjournments or postponements thereof); or

•

any legal authority has issued a final and nonappealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the asset sale.

•	by the Company, if:

•

there has been a material breach of any representations, warranties, covenants or agreements made by Lightspeed in the purchase agreement, or any such representations and warranties will have become materially untrue or incorrect after the date of the purchase agreement, such that the conditions set forth in the purchase agreement regarding the representations and warranties of Lightspeed would not be satisfied and such breach or failure to be true and correct is not cured within 30 days (but not later than the December 31, 2010) following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company must agree, during which Lightspeed exercises reasonable best efforts to cure); or

•	the board of directors has exercised its termination rights under the purchase agreement with respect to a superior proposal.

•	by Lightspeed, if:

•

our board of directors has (1) withdrawn, qualified or modified its approval of the purchase agreement in a manner adverse to Lightspeed, or approved or recommended any acquisition proposal (other than asset sale and purchase agreement) or has have resolved to do any of the foregoing, (2) failed to recommend against a tender or exchange offer related to an acquisition proposal as appropriate, (3) failed to reconfirm a recommendation to adopt and approve the purchase agreement and asset sale within five days after Lightspeed requests in writing that it do so; or (4) the Company has violated or breached any of its obligations under purchase agreement restricting solicitation, negotiation, approval, or recommendation of any acquisition proposals; or

•

there has been (1) a material breach of any representation, warranty, covenant or agreement made by the Company in the purchase agreement, or any such representation and warranty will have become materially untrue or incorrect after the date of the purchase agreement, such that the conditions set forth in the purchase agreement regarding the Company’s representations and warranties would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days (but not later than December 31, 2010) following receipt of written notice from Lightspeed of such breach or failure (or such longer period during which Lightspeed must agree) or (2) since the date the purchase agreement, there has occurred a Company material adverse effect. Notwithstanding the foregoing, the Company will not be deemed to be in breach of any such representation or warranty to the extent such breach would be a result of the failure to disclose information that is expressly disclosed on the face of any SEC filing (not including risk factors, forward-looking statements or statements regarding off-balance sheet arrangements).

Termination Fees

We will be required to pay to Lightspeed a termination fee equal to $1.1 million, if:

•

at or prior to the shareholders’ meeting, any person (other than Lightspeed or its affiliates) have made public and not withdrawn an acquisition proposal and within 12 months after termination of the purchase agreement, the Company enters into an agreement with respect to an acquisition proposal;

•	the Company has terminated the purchase agreement as a result of receiving a superior proposal, and at the time of termination, none of Lightspeed’s required approvals have been denied;

•

at the time of termination, none of Lightspeed’s required approvals have been denied and Lightspeed has terminated the purchase agreement because our board of directors has (a) withdrawn, qualified or modified its approval of the purchase agreement in a manner adverse to Lightspeed, or approved or recommended any acquisition proposal (other than the asset sale and the purchase agreement) or has resolved to do any of the foregoing, (b) failed to recommend against a tender or exchange offer related to an acquisition proposal as appropriate, (c) failed to reconfirm a recommendation to adopt and approve the purchase agreement and asset sale within five days after Lightspeed requests in writing that it do so; or (d) the Company has violated or breached any of its obligations under purchase agreement restricting solicitation, negotiation, approval, or recommendation of any acquisition proposals; or

•

at the time of termination, none of Lightspeed’s required approvals have been denied and Lightspeed has terminated the purchase agreement following an intentional breach by the Company of any covenant in the purchase agreement or an intentional action or omission by the Company which prevents the conditions regarding the Company’s representations and warranties from being satisfied.

Expenses

With the exception of any termination fee discussed under “The Purchase Agreement—Termination Fees,” all costs and expenses incurred in connection with the purchase agreement and the asset sale will be paid by the party incurring such expenses, except filing fees incurred in connection with SEC filings relating to the asset sale and related printing and mailing costs, which will be shared equally by the Company and Lightspeed.

Remedies

Lightspeed’s receipt of the termination fee payable by us will, subject to certain rights to equitable relief, including specific performance described below, be the sole and exclusive remedy of Lightspeed and its affiliates against the Company or any of its former, current or future directors, officers, employees, agents, shareholders, representatives, affiliates or assignees in connection with the termination of the purchase agreement.

We and Lightspeed agree that if for any reason any of the provisions of the purchase agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, we and Lightspeed agree that, in addition to any other available remedy at law or equity, each party will be entitled, without the necessity of posting a bond or other form of security, to specific performance or injunctive or such other relief as a court may deem just and proper in order to enforce the purchase agreement or prevent any violation or threatened violation of the provisions of the purchase agreement. In the event that any legal action should be brought in equity to enforce the provisions of the purchase agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Indemnification; Directors’ and Officers’ Insurance

Lightspeed agrees that from and after the closing, all rights to indemnification existing in favor of individuals who at or prior to the closing were managers, members, directors, officers or employees of Terra Nova set forth in Terra Nova’s articles of organization, operating agreement or similar organizational documents will survive the asset sale with respect to any action pending, asserted, or incurred prior to the closing, and will continue for a period of six years following the closing. From and after the closing of the asset sale, Lightspeed must assume and be jointly and severally liable for, and must cause Terra Nova to honor the covenants with respect to indemnification of Terra Nova’s officers and directors.

If Lightspeed, Terra Nova, or any of their respective successors or assigns consolidates or merges into another person or transfers all or substantially all of its properties and assets to any entity, then Lightspeed or Terra Nova must cause proper provision to be made so that the successors and assigns of Lightspeed or Terra Nova assume Lightspeed or Terra Nova’s indemnification obligations with respect to officers and directors under the purchase agreement.

Access

Subject to certain exceptions, we will afford Lightspeed and its authorized representatives reasonable access to the Company and Terra Nova and will furnish Lightspeed information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the closing date of the asset sale, the parties to the purchase agreement may modify or amend the purchase agreement, by written agreement executed and delivered by duly authorized representatives of each party.

APPROVAL OF PLAN OF DISSOLUTION

(Proposal 2)

At the special meeting, the shareholders of the Company will be asked to approve the voluntary dissolution and liquidation of the Company. On July 2, 2010, our board of directors approved a resolution to submit to our shareholders a proposal to dissolve the Company in accordance with a plan of distribution adopted by our board. The plan of dissolution is attached as Annex B to this proxy statement. We urge shareholders to read the plan of dissolution in its entirety.

Background

After the asset sale, we expect to have no ongoing business operations upon the consummation of those transactions, and the board of directors has therefore determined that the Company should be dissolved and liquidated. The board of directors has authorized, subject to shareholder approval and consummation of the asset sale, the plan of dissolution to enable shareholders, after the satisfaction of our remaining liabilities, to recoup any and all cash that we have retained. If the proposal to adopt the plan of dissolution is approved, we will take legal action to dissolve the Company and provide for the satisfaction of our creditors. Upon the completion of this process, any remaining cash assets would be distributed pro rata to our shareholders. We expect those liquidating distributions to be between $0.95 to $1.07 per share.

The amount that will ultimately be distributed to our shareholders upon the completion of this process is uncertain. The board currently expects that an initial distribution to shareholders could be made within 90 days after the filing of our articles of dissolution, with one or more supplemental distributions being made upon satisfaction of any remaining known or unknown liabilities.

Reasons for Dissolution

For the reasons discussed under “Authorization and Approval of Proposed Asset Sale Pursuant to the Purchase Agreement—Background of and Reasons for the Asset Sale” in this proxy statement, our board of directors concluded that the asset sale on the terms set forth in this proxy statement is in the best interests of our shareholders. Our board believes that our shareholders will receive greater value if we dissolve, wind up our affairs and distribute our remaining cash to shareholders than we would by acquiring or starting another business. Furthermore, the risks associated with acquiring or starting a new business are substantial. In making its determination to recommend dissolution, our board considered the following factors in addition to other pertinent factors:

•	the continued uncertain economic outlook creates added risk that an acquired or start up business would not be successful;

•	debt financing remains difficult to obtain and expensive, particularly in the small-cap mergers and acquisitions market;

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management’s expertise has been in the execution, clearing and prime brokerage services to professional traders, hedge funds and money managers, but we cannot re-enter that business for five years due to the non-competition agreement to be entered into under the purchase agreement;

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the time required to identify a target and complete an acquisition is often one to two years, and the time required to start up a new business could be substantially longer, during which time the Company would likely continue to have SEC reporting obligations; and

•	we would have to bear the costs of maintaining staff to assess and complete an acquisition or create and operate a new business and meet SEC reporting obligations.

In view of the factors considered in connection with its evaluation of the plan of dissolution, our board of directors did not find it practical, and did not quantify or otherwise attempt, to assign relative weight to the specific factors considered in reaching its conclusions. In addition, our board of directors did not make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

If our shareholders do not approve Proposal 2 our board of directors will explore the above or other alternatives that are available for the future of the Company.

Dissolution under Illinois Law

Voluntary Dissolution

An Illinois corporation may be voluntarily dissolved upon the board’s adoption of resolution proposing that the corporation be dissolved and directing that the question be submitted to a vote of the shareholders. Under the IBCA, absent less restrictive charter provisions, the affirmative vote of the holders of two-thirds of the shares entitled to vote on the dissolution—which in our case is all of our issued and outstanding common shares—is required to authorize the dissolution. If the shareholders authorize the dissolution, the corporation is required to file articles of dissolution and the corporation’s dissolution will be effective on the filing of the articles. The IBCA states that dissolution terminates a corporation’s corporate existence. A dissolved corporation is not permitted to carry on any business activities expect as necessary to wind up its affairs and liquidate its assets, including:

•	collecting and disposing of its assets;

•	providing notice to creditors of known claims;

•	discharging all liabilities; and

•	making distributions to shareholders.

However, despite the recitation in the IBCA that a dissolved corporation’s corporate existence terminates upon dissolution, the IBCA elsewhere provides that a dissolution does not:

•	prevent the shareholders of a dissolved corporation from transferring its securities, absent closing of its transfer books;

•	modify the corporation’s bylaws or affect the corporation’s regulation of its affairs, except that its activities are limited to the winding up process;

•	abate lawsuits by or against the corporation; or

•

preclude lawsuits by or against the corporation or its directors or shareholders that are initiated during the five-year period commencing with dissolution, subject to being barred under the procedure described blow under “—Barring Known Claims.”

Barring Known Claims

The IBCA establishes a procedure to enable a dissolved corporation to bar known claims other than contingent claims against a dissolving corporation and its directors, officers, employees and agents, exclusive of contingent liabilities, or of claims arising after dissolution. Under this procedure, if the dissolved corporation sends notice to claimants within 60 days after dissolution and any claimant fails to assert a claim within 120 days after dissolution, the claimant will have no further rights against the corporation or its directors, officers, employees and agents, except for contingent claims. If we reject any claims, the claimant must bring suit against us or our directors, officers, employees and agents within 90 days after we have rejected the claim, or that claim will also be barred. We intend to utilize this procedure.

The Plan of Dissolution

This following describes material aspects of the plan of dissolution and the winding up process. We urge you to carefully read this entire proxy statement, including the plan of dissolution attached as Annex B.

Effectiveness of Plan and the Dissolution

In order for the plan of dissolution to become effective, the holders of two-thirds of our issued and outstanding common shares must vote in favor of both Proposals 1 and 2, and the asset sale must be completed. If these conditions are satisfied, the plan provides that we are to file articles of dissolution with the Illinois Secretary of State. Our dissolution will become effective upon the filing of articles of dissolution with the Illinois Secretary of State.

The Winding Up Process

The date we file our articles of dissolution with the Illinois Secretary of State is the effective date of our dissolution, and we are not permitted under the IBCA to engage in any business activities other than for the purpose of winding up our business and affairs. In accordance with the plan of dissolution, we intend or are required to take the following actions:

•	We plan to terminate our staff except for no more than about five employees who are to oversee the winding up process.

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We are required to marshal our assets, which are expected to consist principally of cash, cash equivalents and non-operating assets such as insurance policies and tax receivables and claims. We are in the process of dissolving our Romanian subsidiary, SC QuantNova Research SRL, and do not expect to receive any significant cash proceeds from its dissolution.

•	We plan to begin discharging undisputed accounts payable and other obligations.

•	We plan to set a record date for an initial liquidating distribution, which is expected to be within 90 days after our articles of dissolution are filed.

•

We plan to announce the closing of our transfer register on the record date for the initial liquidating distribution so that we can request reporting relief from the SEC. The SEC typically conditions approval of reporting relief on, among other factors, the cessation or diminishment of trading in a registrant’s shares.

•

Following the initial liquidating distribution, we will request relief from our SEC reporting obligations. If relief is granted, we expect to be able to limit our public reporting obligations to current reports on Form 8-K describing material developments in our execution of the plan of dissolution.

•

We are required to send notice to claimants within 60 days after dissolution in accordance with the process established under the IBCA to bar known claims. We will examine any claims and seek to discharge or settle any claims we determine to be proper, all on the terms as our management determines to be appropriate in the exercise of its business judgment.

•

If we reject any claims, we will monitor whether the claimant brings suit against us or directors, officers, employees and agents within 90 days after we have rejected the claim. If so, we will be prepared to, and will defend or settle any lawsuits.

•

Upon completion of the process to bar known claims and receipt of the final payment under the promissory note, we will calculate dissolution costs to date and estimate the costs of settling any remaining liabilities, paying overhead costs through the date of the expected final liquidating distribution and preparing and filing final tax returns and SEC reports.

•	If possible, we intend to make a final liquidating distribution at that time.

•

If we are not able to make a final liquidating distribution at that time, we intend to retain the funds we believe will be required to discharge our remaining obligations and continue the process of winding up our affairs as expeditiously as possible. We may make one or more interim liquidating distributions during this period.

•	The plan of distribution permits us to form a liquidating trust if needed to complete the process of settling our affairs, but we do not anticipate that it will be necessary to do so.

Authority of Officers and Directors

After the filing of our articles of dissolution, we expect that our full board of directors and about five employees and officers will continue in their positions for the purpose of winding up the business and affairs of the Company until such time as their services are no longer necessary. Our board of directors may appoint officers, hire employees and retain independent contractors and agents in connection with the winding up process, and approve the compensation payable to them. The approval by our shareholders and the effectiveness of the plan of dissolution also will authorize, without further shareholder action, our board of directors to enter into agreements and take other actions of every kind that our board of directors deems necessary, appropriate or desirable to implement the plan of dissolution and wind up our affairs.

Indemnification

We will continue to indemnify our directors, officers, employees, independent contractors and agents to the maximum extent permitted in accordance with applicable law, our articles of incorporation and bylaws and any contractual arrangements, for actions taken in connection with the plan of dissolution and the winding up of our affairs (or any liquidating trust, and will indemnify the trustees and agents of the trust on similar terms from the trust assets). Our board and any trustees are authorized to obtain and maintain insurance for the benefit of our officers, directors, employees, independent contractors, agents and trustee.

Suspension of the Plan

If the board of directors deems it to be in the Company’s best interests, then, unless prohibited under the IBCA, the board may, without shareholder approval, (1) decline to file the articles of dissolution with the Illinois Secretary of State following the satisfaction of the required conditions under the plan of dissolution, (2) revoke the Company’s dissolution, or (3) suspend implementation of all or part of the plan of dissolution, so long as it then seeks shareholder ratification of the action by filing a proxy statement within 60 days.

Amendment of the Plan

The board of directors, without shareholder approval, has authority to amend the plan of dissolution to the extent it deems necessary or advisable to (1) comply with any law or regulation, (2) ensure that the plan of dissolution constitutes a plan of complete liquidation of the Company within the meaning of sections 331 and 336 of the Internal Revenue Code, and (3) make any corrections or eliminate any ambiguities so that the plan of dissolution reflects the board’s intentions and is consistent with disclosures in this proxy statement. All other amendments to the plan of distribution must be approved by the shareholders.

Cancellation of Common Shares

The liquidating distributions to shareholders pursuant to the plan of dissolution shall be deemed to be made in full payment in exchange for all of our issued and outstanding common shares. As a condition to receipt of any liquidating distributions, our board of directors may require our shareholders to surrender to us their share certificates or furnish us with an affidavit and indemnity as to any lost, stolen or destroyed certificate and, if required by our board, a surety bond. We may hold the surrendered certificates for the benefit of the shareholders until we make the final liquidating distribution, at which time the certificates will be cancelled.

If we require you to surrender your stock certificates, we will send you a letter of transmittal or other written instructions regarding surrender. Any distributions otherwise payable to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for the shareholders, without interest, pending their surrender of the certificates, and subject to laws of escheat for unclaimed property.

Liquidation Under Internal Revenue Code Sections 331 and 336

It is intended that the plan of dissolution constitutes a plan of complete liquidation of the Company within the meaning of sections 331 and 336 of the Internal Revenue Code. The plan of dissolution will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of sections 331 and 336 of the Internal Revenue Code and applicable Treasury regulations.

Filing of Tax Returns, Forms and Other Reports and Statements

The plan of dissolution authorizes our officers to make tax elections that they deem appropriate and in the best interest of the Company. The plan of dissolution directs us to file an appropriate statement of corporate dissolution with the IRS, to notify all jurisdictions of any withdrawals related to qualification to do business, and to file a final federal tax return, and all other federal, state and local tax returns, reports or other forms.

Liquidating Trust

The plan of distribution permits us to transfer our assets to one or more liquidating trustees, for the benefit of our shareholders, if our board determines that to do so will enable us to complete the winding up process to the benefit of our shareholders. The board of directors is authorized to appoint one or more individuals, corporations, partnerships or other persons to act as the trustee or trustees of the liquidating trust. Approval of the plan of dissolution by our shareholders will constitute their approval of any trustee so appointed, any liquidating trust agreement and any transfer of our assets to the liquidating trust. We do not currently plan to utilize a liquidating trust unless needed to complete the process of settling our affairs.

Liquidating Distributions

Under the terms of the purchase agreement, the selling price of our assets is $27.6 million, payable $22.6 million upon the closing of the asset sale and $5.0 million no later than six months after closing of the asset sale. We anticipate using cash resources between the date of our dissolution and the end of the winding up process for a number of items, including the following:

•	ongoing overhead and administrative expenses;

•	severance befits for terminated employees;

•	public company reporting costs;

•	operating lease obligations related to our corporate offices;

•	costs of premiums for insurance for periods subsequent to the dissolution;

•	expenses incurred in connection with the winding up process;

•	professional, legal, tax, accounting, and consulting fees; and

•	costs of discharging, settling or defending claims against us or our directors, officers, employees or agents.

We currently estimate that we will be able to make liquidating distributions to our shareholders of between $0.95 and $1.07 per share. We intend to make an initial liquidating distribution within 90 days following the closing of the asset sale and the filing of articles of dissolution. Our objective will be to expeditiously settle our affairs and make one or more additional liquidating distributions to shareholders following receipt of the final $5.0 million payment of the purchase price under the purchase agreement, which payment is due no later than six months after the closing of the asset sale, and sooner if certain events occur. We cannot guarantee the amount of liquidating distributions, if any, that ultimately will be made to you. Accordingly, you will not know the exact amount of any liquidating distributions you may receive when you vote on Proposal 2 to approve the plan of dissolution.

Shareholder Liability to Return Liquidating Distributions

If we fail to obtain insurance or to retain or reserve sufficient funds to pay our creditors or claimants, including for contingent claims or claims that are not known to us by the time we make final liquidating distribution to shareholders, our shareholders could be held responsible for these liabilities up to the amount distributed to them as liquidating distributions under the plan of dissolution. The potential for shareholder liability continues for unbarred claims made within five years after our articles of dissolution are filed. In this event, a shareholder could be required to return all amounts received as liquidating distributions and ultimately could receive nothing under the plan of dissolution. Furthermore, an aggrieved claimant could seek to enjoin any proposed liquidating distributions to preserve assets pending resolution of the claimant’s claim. For U.S. federal income tax purposes, payments made by a shareholder in satisfaction of our liabilities not covered by our cash or reserves or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such shareholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to limitations under the Internal Revenue Code.

SEC Reporting Requirements

Whether or not the plan of dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, even though compliance with these reporting requirements may be economically burdensome and of minimal value to our shareholders. If we dissolve, in order to reduce our overhead expenses during the winding up phase, we intend to seek relief from the SEC to suspend most of our reporting obligations under the Exchange Act. Typically, the SEC will only entertain requests for reporting relief in like situations after the reporting company has filed its articles of dissolution and trading in the reporting company’s shares has ceased or has significantly diminished. There can be no assurance that we will be able to obtain such relief.

The plan of dissolution provides that we may close our transfer books at anytime after we file our articles of dissolution. We intend to file our request for reporting relief with the SEC promptly following the initial distribution to shareholders, but it could be earlier or later. We anticipate that, if this relief is granted, we will continue to file current reports on Form 8-K to disclose material events relating to the winding up process. There is no assurance that we will be able to obtain such relief. See “—Closing of Share Transfer Books,” below.

Closing of Share Transfer Books

The plan of distribution provides that we may close our share transfer books at any time after we file our articles of dissolution. Upon the closing of our transfer books, share certificates evidencing our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates, other than replacement certificates. Accordingly, if the plan of dissolution is approved and implemented, shareholders may not be able to liquidate their investment in the Company or otherwise receive value for their shares of our common stock other than through receipt of liquidating distributions pursuant to the plan of dissolution. No assurance can be given that our shareholders will receive notice of the date our transfer books closed in sufficient time, if at all, to effect a sale of their shares of our common stock. See “—Reporting Requirements,” above.

Regulatory Approvals

We are not aware of any U.S. federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the plan of dissolution other than complying with the IBCA and applicable SEC and Treasury regulations and obtaining required tax clearance certificates.

Interests of Management in the Dissolution

In connection with the plan of dissolution, we will continue to compensate the officers and employees we retain at their existing compensation levels. We will continue to indemnify our directors, officers, employees, consultants and agents to the maximum extent permitted in accordance with applicable law and our articles of incorporation and bylaws. We may obtain and maintain insurance for the benefit of our directors, officers, employees, consultants and agents to the extent permitted by law and as may be necessary or appropriate.

Liquidation Accounting

If the Company’s shareholders approve the plan of dissolution, the Company will change its basis of accounting from that of an operating enterprise, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis of accounting. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated expenses associated with carrying out the plan of dissolution.

For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding common shares. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets, estimated satisfaction amounts of liabilities, and expenses associated with carrying out the plan of dissolution based upon management assumptions. The financial information included in this proxy statement does not include any adjustments necessary to reflect the possible future effects on recoverability of the assets or settlement of liabilities that may result from adoption of the plan of dissolution or the Company’s potential to complete the plan in an orderly manner.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the plan of dissolution. Ultimate values realized for our assets and ultimate amounts paid to satisfy our liabilities are expected to differ from estimates recorded in annual or interim financial statements.

Material U.S. Federal Income Tax Consequences of the Dissolution

The following discussion is a general summary of the material U.S. federal income tax consequences of the dissolution and liquidation of the Company pursuant to the plan of dissolution to the Company and its shareholders. The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, persons that are partnerships or other pass-through entities, non-U.S. individuals and entities, or persons who acquired their shares through stock options or other compensatory arrangements. This discussion does not address the U.S. federal income tax considerations applicable to holders of options to purchase our common shares. This discussion is also based on current U.S. federal tax regulations, which regulations could change during the period of dissolution and winding up. Furthermore, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences of our dissolution and liquidation pursuant to the plan of dissolution. However, if there is a significant repatriation of earnings and profits from a foreign subsidiary of the Company in a year, it is possible that the Company could have an alternative minimum tax liability in the U.S.

This discussion is based on the Internal Revenue Code, applicable Treasury regulations and administrative and judicial interpretations, each as in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect. Further, the discussion assumes that common shares are held as capital assets within the meaning of section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion has no binding effect on the IRS or the courts. Liquidating distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. We can give no assurance that the U.S. federal income tax treatment described in this discussion will remain unchanged at the time of our liquidating distributions. No ruling has been requested from the IRS with respect to any tax consequences of the plan of dissolution, and we will not seek any such ruling or an opinion of counsel with respect to any such tax consequences.

This discussion is not intended to be a complete analysis of the potential tax consequences relating to the plan of dissolution and is not tax advice. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them, including tax return filing requirements and the effect of federal, state, local and foreign tax laws.

Material U.S. Federal Income Tax Consequences to the Company

After the approval of the plan of dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between (1) the fair market value of the consideration received for each asset sold and (2) our adjusted tax basis in the asset sold. We should not recognize any gain or loss upon the distribution of cash to our shareholders in liquidation of their common shares. We currently do not anticipate making distributions of property other than cash to shareholders in our liquidation. In the event we were to make a liquidating distribution of property other than cash to our shareholders, we will recognize gain or loss upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the plan of dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences to Shareholders

In general, for U.S. federal income tax purposes, we intend that amounts received by our shareholders pursuant to the plan of dissolution will be treated as full payment in exchange for their common shares. As a result of our dissolution and liquidation, shareholders generally will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them and (2) their tax basis for their common shares. In general, a shareholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder, and the value of each liquidating distribution will be applied against and reduce a shareholder’s tax basis in his or her shares of stock.

In general, a shareholder will recognize gain as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by the shareholder with respect to a share exceeds the shareholder’s tax basis for that share. This gain will be recognized in the year of the first distribution in excess of the shareholder’s basis and further gain will be recognized with subsequent distributions, if any such distributions are made.

Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder generally will be capital gain or loss and will be long term capital gain or loss if the stock has been held for more than one year. The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to our shareholders, a shareholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the shareholder at the time of distribution. Gain or loss realized upon the shareholder’s future sale of that property generally would be measured by the difference between the proceeds received by the shareholder in the sale and the tax basis of the property sold.

In the event that our liabilities are not fully covered by the cash or other assets in our contingency reserves or otherwise satisfied through insurance or other reasonable means, payments made by a shareholder in satisfaction of those liabilities generally would produce a capital loss for such shareholder in the year the liabilities are paid. The deductibility of any such capital loss would generally be subject to limitations under the Internal Revenue Code. See “—Liability of Shareholders,” above.

Reporting of Liquidating Distributions and Back-Up Withholding

After the close of each taxable year, we will provide shareholders and the IRS with a statement of the amount of cash distributed to our shareholders in our liquidation and our best estimate as to the value of any property distributed to them during the relevant taxable year. In the unlikely event we make a liquidating distribution of property other than cash to our shareholders, no assurance can be given that the IRS will not challenge our valuation of the distributed property. Any shareholder owning at least 5% (by vote or value) of our total outstanding stock may be subject to special rules regarding information to be provided with the shareholder’s U.S. federal income tax returns. Shareholders should consult their own tax advisors as to the specific tax consequences to them in connection with our dissolution and liquidation pursuant to the plan of dissolution, including tax return reporting requirements. Liquidating distributions made to our shareholders under the plan of dissolution may be subject to back-up withholding requirements, currently at a rate of 28%. Back-up withholding generally will not apply to payments made to exempt recipients, including corporations or financial institutions, or individuals who furnish their correct taxpayer identification number or a certificate of foreign status and other required information. Back-up withholding is not an additional tax. Rather, amounts withheld generally may be used as a credit against a shareholder’s U.S. federal income tax liability or the shareholder may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

Required Vote

The approval of the plan of dissolution requires the affirmative vote of the holders of two-thirds of all of our issued and outstanding common shares to authorize the dissolution. Members of our board of directors who beneficially owned an aggregate of approximately 34.7% of our outstanding common shares as of July 2, 2010 have indicated that they intend to vote in favor of the plan of dissolution. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the plan of dissolution.

Recommendation of Our Board of Directors

Our board of directors has determined that the voluntary dissolution and liquidation of the Company pursuant to the plan of dissolution is advisable and in our best interests and the best interests of our shareholders. Our board of directors has approved the plan of dissolution and recommends that shareholders vote “FOR” approval of the plan of dissolution.

APPROVAL OF PROPOSAL TO AMEND OUR AMENDED AND RESTATED

ARTICLES OF INCORPORATION

(Proposal 3)

Subject to approval of and following consummation of the proposed asset sale described in Proposal 1, we propose to amend our Amended and Restated Articles of Incorporation to change our name to “TNFG Corporation” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors. The terms of the purchase agreement provide that upon closing of the asset sale, we may no longer use the “Terra Nova” name.

The change of our name will not affect the rights of any shareholder or the validity or transferability of stock certificates currently outstanding. Shareholders will not be required to surrender or exchange any stock certificates of the Company that they currently hold in connection with a corporate name change.

If this Proposal 3 is approved, upon the closing of the asset sale, or such other time as determined by the board of directors, we will amend our Amended and Restated Articles of Incorporation as provided above, which amendment will be effective upon filing with the Illinois Secretary of State. However, the board of directors will be authorized without a further vote of the shareholders, to abandon the name change and determine not to file the amendment if the board of directors concludes that such action would be in the best interests of the shareholders. The change of the corporate name will be accomplished by amending Article I of the Amended and Restated Articles of Incorporation to read as follows:

“The name of the corporation is TNFG Corporation.”

As a reminder, even if approved, this Proposal 3 is still conditioned upon the approval and consummation of the asset sale in Proposal 1.

Required Vote

The amendment to our Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of two-thirds of our outstanding common shares.

Recommendation of Our Board of Directors

The board of directors recommends that shareholders vote “FOR” approval of Proposal 3.

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING

TO SOLICIT ADDITIONAL PROXIES

(Proposal  4)

General

At the special meeting, we may ask shareholders to approve the adjournment of the special meeting to another date, time or place, if deemed necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1, Proposal 2, and Proposal 3. Any adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, if the votes cast in favor of the adjournment proposal by the holders of our common shares entitled to vote on the proposal exceed the votes cast against the proposal at the special meeting.

Under the IBCA, a corporation can convene a meeting of shareholders, take a vote on certain of the proposals presented at the meeting and, assuming the adjournment proposal or proposals receive the necessary number of favorable votes, adjourn the meeting with respect to such proposal or proposals to allow for the additional solicitation of proxies.

If we were to adjourn the special meeting in order to solicit additional proxies, we expect to continue to use the original proxy card for such solicitation. Because the voting will have closed with respect to any proposal already voted upon, no further vote will be taken with respect to any such proposal.

If we should adjourn the meeting with respect to Proposals 1, 2 or 3 in order to continue our solicitation efforts, shareholders will be advised as to which proposals have already been voted upon and for which proposal or proposals we are soliciting additional votes.

Required Vote

The approval of this Proposal 4 requires the affirmative vote of a majority of the shares represented at the special meeting and entitled to vote on the proposal.

Recommendation of Our Board of Directors

The board of directors recommends that shareholders vote “FOR” approval of Proposal 4.

VOTING AGREEMENT

In connection with the execution of the purchase agreement, the Bonanza Trust, an affiliate of our Chief Executive Officer and Chairman, Bernay Box, entered into a voting agreement, dated as of June 16, 2010, with the Company and Lightspeed with respect to an aggregate of 8,693,074 outstanding common shares and any additional common shares acquired by the Bonanza Trust, which we collectively refer to as the Subject Shares.

Under the voting agreement, the Bonanza Trust has agreed that, until the first to occur of (a) the closing of the asset sale or (b) the termination of the purchase agreement in accordance with its terms, at any meeting of the shareholders of the Company, however called, or in connection with any action by written consent of the shareholders of the Company, it shall vote (or cause to be voted) or act by written consent with respect to its Subject Shares (1) in favor of the asset sale, the purchase agreement, and the transactions contemplated by the purchase agreement, and (2) against any amendment or other proposal or transaction that would be expected to impede, frustrate, prevent or nullify the asset sale, purchase agreement or any of the transactions contemplated by the purchase agreement. The Bonanza Trust agrees not to grant any proxy or power of attorney with respect to the Subject Shares other than under the voting agreement.

Under the voting agreement, the Bonanza Trust grants to the Chief Executive Officer and the Chief Financial Officer of Lightspeed an irrevocable proxy (during the term of the voting agreement) to vote the Subject Shares as described above. The Bonanza Trust affirms that any proxy previously granted by such shareholder is not irrevocable, and that any such previous proxies are revoked.

The Bonanza Trust agrees, during the term of the voting agreement, not to transfer the Subject Shares and that the voting agreement and the obligations under the voting agreement will attach to the Subject Shares and be binding upon any transferee. The Bonanza Trust also agrees not to deposit any of the Subject Shares into a voting trust or enter into any voting agreement or similar arrangement with respect to any of the Subject Shares, except for arrangements which do not materially impair the ability of it to perform its obligations under the voting agreement.

APPRAISAL RIGHTS

This section is intended as a brief summary of the material provisions of the Illinois statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights, referred to as dissenters’ rights in the IBCA. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Sections 11.65 and 11.70 of the IBCA, the full text of which appears in Annex E to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their appraisal rights under Sections 11.65 and 11.70.

The rights of the Company shareholders who choose to dissent from the asset sale are governed by the provisions of Illinois law. An excerpt of the Illinois law (Sections 11.65 and 11.70) governing appraisal rights is attached hereto as Annex E.

Pursuant to Section 11.70 of Illinois law, a shareholder may assert dissenters’ rights only if the shareholder delivers to the Company prior to the vote taken with respect to the asset sale at the special meeting a written demand for payment for his or her common shares of the Company if the asset sale is consummated and the shareholder does not vote in favor of the asset sale.

Within 10 days after the closing of the asset sale, or 30 days after the shareholder delivers to the Company a written demand for payment, whichever is later, the Company will send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the Company as to the estimated fair value of our common shares, the Company’s balance sheet as of the most recently completed fiscal year ending not earlier than 16 months prior to delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either:

•

a commitment to pay the estimated fair value for the common shares of the dissenting shareholder upon transmittal to the Company of the certificates, or other evidence of ownership, with respect to such shares of the Company, or

•

instructions to the dissenting shareholder to sell the shares within 10 days after delivery of the Company’s statement to the shareholder. The Company may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the Company, then the shareholder shall be deemed for these purposes to have sold the shares at the average of the bid and asked price quoted by a principal market maker during that 10 day period.

If the dissenting shareholder does not agree with the opinion of the Company as to the estimated value of the shares, the shareholder, within 30 days after the delivery of the Company’s statement of value, must notify the Company in writing of his or her estimate of value and demand payment for the difference between the shareholder’s estimate of value plus interest due and the amount of the payment by the Company. If, within 60 days from delivery to the Company of the shareholder notification of estimate of value of the shares, the Company and the dissenting shareholder have not agreed in writing upon the value of our common shares, the Company must either pay the difference in value demanded or file a petition in the circuit court of Cook County, Illinois requesting the court to determine the fair value of the shares. The Company must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to such proceeding and all parties will be served with a copy of the petition. Failure of the Company to commence an action will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law. In an appraisal proceeding, the court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.

Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the shares, plus interest, exceeds the amount paid by the Company or the proceeds of sale by the shareholder, whichever amount is applicable.

The court, in an appraisal proceeding, will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any. If the fair value of the shares as determined by the court materially exceeds the amount offered by the Company, or if no offer was made, then all or any part of such expenses may be assessed against the Company. If the amount by which any dissenter estimated the value of the shares materially exceeds the value as determined by the court, then all or any part of the costs may be assessed against the dissenter. The court may also assess the fees and expenses of counsel and experts for the parties on an equitable basis as described in the statute.

WE STRONGLY ENCOURAGE YOU TO READ THE EXCERPTS FROM THE ILLINOIS LAW INCLUDED HEREIN AS ANNEX E.

In view of the complexity of Sections 11.65 and 11.70 of the IBCA, the Company’s shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

BASIS OF PRESENTATION

The pro forma financial statements for the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010 are based on our historical financial statements for those periods and give effect to the assumed asset sale at January 1, 2009 and 2008 and at the balance sheet date in the case of the pro forma balance sheet. The pro forma financial statements do not purport to represent what our actual results of operations or financial condition would have been had the transaction occurred as of such dates, or project our results of operations or financial position for any date, nor do they give effect to all of the transactions that are expected to occur in connection with the proposed dissolution and winding up of the operations.

Terra Nova Financial Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

	March 31, 2010
	Historical Consolidated	Adjust for TNF, LLC sale(1)	Pro Forma Balance Sheet
ASSETS
Cash and cash equivalents	$2,601,259	$(2,471,388)	$22,729,871
		22,600,000 (2)
Cash segregated in compliance with federal regulations	133,607,871	(133,607,871)	—
Receivables from brokers, dealers and clearing organizations	30,678,861	(30,678,861)	—
Receivables from brokerage customers	9,361,352	(9,361,352)	—
Promissory note receivable		5,000,000 (2)	5,000,000
Property and equipment, net of accumulated depreciation and amortization	980,456	(852,596)	127,860
Capitalized software development costs, net of accumulated amortization	173,803	(83,472)	90,331
Intangible assets, net of accumulated amortization	2,398,826	(2,398,826)
Income tax receivable	738,285	—	738,285
Deferred income taxes, net	1,499,761	—	1,499,761
Other assets	749,572	(679,838)	69,734

Total assets	$182,790,046	$(152,534,204)	$30,255,842

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilties
Payables to brokerage customers	$164,393,571	$(164,393,571)	$—
Payables to brokers, dealers and clearing organizations	447,961	(447,961)	—
Accounts payable and accrued expenses	1,317,918	(923,946)	393,972

Total liabilities	166,159,450	(165,765,478)	393,972
Shareholders’ equity
Preferred stock; $10 par value; 5,000,000 shares authorized; none issued	—		—
Common stock; $0.01 par value; 150,000,000 shares authorized; 25,482,942 shares issued and 25,054,508 shares outstanding at March 31, 2010	254,829		254,829
Treasury stock, common, at cost; 428,434 shares at March 31, 2010	(272,056)		(272,056)
Additional paid-in capital	52,150,456		52,150,456
Accumulated deficit	(35,502,633)	13,231,274 (3)	(22,271,359)

Total shareholders’ equity	16,630,596	13,231,274	29,861,870

Total liabilities and shareholders’ equity	$182,790,046	$(152,534,204)	$30,255,842

Notes to Pro Forma Financial Statements

(1)	TNF, LLC excludes the due to / due from Terra Nova Financial Group
(2)	Cash proceeds at closing and promissory note earning interest at 8% due within six months of closing
(3)	Reflects gain on sale of TNF, LLC

Terra Nova Financial Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Loss

(Unaudited)

	Three Months Ended March 31, 2010
	Historical Consolidated	Adjust for TNF, LLC sale	Pro Forma Statement of Loss
REVENUES
Commissions and fees	$3,748,750	$3,748,750	$—
Interest income	225,902	225,886	16

Net interest income	225,902	225,886	16
Other revenues	172,245	169,079	3,166

Net revenues	4,146,897	4,143,715	3,182
EXPENSES
Commissions and clearing	1,383,127	1,383,127	—
Compensation and benefits	1,794,621	1,629,051	165,570
Software and market data	527,713	527,713	—
Advertising and promotional	20,156	20,156	—
Professional fees	527,957	240,759	287,198
Communications and information technology	295,979	292,268	3,711
Depreciation and amortization	529,078	166,485	362,593
Other general and administrative expenses	617,312	548,824	68,487

Total expenses	5,695,942	4,808,382	887,559

Loss from continued operations before income taxes	(1,549,044)	(664,667)	(884,377)
Interest expense	—	—	—

Income (loss) before income taxes	(1,549,044)	(664,667)	(884,377)
Income tax expense (benefit)	—	—	—

Net loss from continued operations	(1,549,044)	(664,667)	(884,377)
Net loss Attributable to Common Shareholders from continued operations	(1,549,044)	(664,667)	(884,377)

Discontinued operations:
Loss from discontinued operations before income taxes	(19,786)	—	(19,786)
Income tax expense (benefit)	—	—	—

Net loss from discontinued operations	(19,786)	—	(19,786)

Net Income / (loss)	$(1,568,830)	$(664,667)	$(904,163)

Net loss per common share:
Basic and Diluted
Continuing operations	$(0.06)		$(0.04)
Discontinued operations	$(0.00)		$(0.00)

Net loss	$(0.06)		$(0.04)

Weighted average common shares outstanding:
Basic	25,054,508		25,054,508

Diluted	25,054,508		25,054,508

Terra Nova Financial Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

	Year Ended December 31, 2008
	Historical Consolidated	Adjust for TNF, LLC sale	Pro Forma Statement of Operations
REVENUES
Commissions and fees	$31,578,276	$31,578,273	$3
Interest income	5,314,233	5,314,155	78
Interest expense on brokerage accounts	1,075,883	1,075,883	(0)

Net interest income	4,238,350	4,238,272	78
Other revenues	426,850	322,395	104,455

Net revenues	34,113,498	34,008,962	104,536
EXPENSES
Commissions and clearing	10,962,355	10,942,341	20,014
Compensation and benefits	7,943,713	7,228,505	715,208
Software and market data	7,013,318	7,012,583	735
Advertising and promotional	583,770	564,115	19,655
Professional fees	2,718,744	738,628	1,980,116
Communications and information technology	744,243	711,604	32,638
Depreciation and amortization	1,964,211	194,143	1,770,067
Bad debt expense	3,604,685	3,604,685	—
Other general and administrative expenses	1,041,899	1,817,194	(775,295)

Total expenses	34,446,959	30,683,821	3,763,138

Income (loss) from continued operations before income taxes	(333,461)	3,325,142	(3,658,602)
Interest expense	—	—	—

Income (loss) before income taxes	(333,461)	3,325,142	(3,658,602)
Income tax expense (benefit)	(441,329)	1,296,805	(1,738,134)

Net Income (loss) from continued operations	107,868	2,028,336	(1,920,468)
Dividends on preferred stock	(20,113)		(20,113)
Net Income (loss) Attributable to Common Shareholders from continued operations	87,755	2,028,336	(1,940,581)

Discontinued operations:
Income from discontinued operations before income taxes	419,474	—	419,474
Income tax expense (benefit)	163,595		163,595

Net Income from discontinued operations	255,879		255,879

Net Income / (loss)	$343,634	$2,028,336	$(1,684,702)

Net Income (loss) per common share:
Basic and Diluted
Continuing operations	$0.00		$(0.07)
Discontinued operations	$0.02		$0.02

Net Income (loss)	$0.01		$(0.07)

Weighted average common shares outstanding:
Basic	25,860,874		25,860,874

Diluted	25,860,874		25,860,874

Terra Nova Financial Group, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Loss

(Unaudited)

	Year Ended December 31, 2009
	Historical Consolidated	Adjust for TNF, LLC sale	Pro Forma Statement of Loss
REVENUES
Commissions and fees	$24,799,276	$24,799,276	$—
Interest income	1,473,405	1,473,342	63

Net interest income	1,473,405	1,473,342	63
Other revenues	397,556	382,737	14,818

Net revenues	26,670,237	26,655,355	14,881
EXPENSES
Commissions and clearing	9,571,109	9,569,315	1,795
Compensation and benefits	7,738,374	6,225,789	1,512,584
Software and market data	3,264,403	3,264,403	—
Advertising and promotional	604,611	604,610	—
Professional fees	2,860,314	1,383,954	1,476,359
Communications and information technology	795,239	775,716	19,524
Depreciation and amortization	1,995,603	220,508	1,775,095
Loss on impairment of goodwill	7,501,408		7,501,408 (1)
Loss on impairment of capitalized software development costs	1,410,414		1,410,414 (1)
Loss on impairment of property and equipment	173,599		173,599 (1)
Other general and administrative expenses	2,449,958	2,999,879	(549,920)

Total expenses	38,365,032	25,044,173	13,320,858

Income / (loss) from continuing operations before income taxes	(11,694,795)	1,611,182	(13,305,977)
Interest expense	—	—	—

Income (loss) before income taxes	(11,694,795)	1,611,182	(13,305,977)
Income tax expense (benefit)	751,818	628,361	123,457

Net income / (loss) from continuing operations	(12,446,613)	982,821	(13,429,434)

Discontinued operations:
Loss from discontinued operations before income taxes	(1,253,432)		(1,253,432)
Income tax expense (benefit)	(488,839)		(488,839)

Net loss from discontinued operations	(764,594)		(764,594)

Net income / (loss)	$(13,211,207)		$(14,194,027)

Net loss per common share:
Basic and Diluted
Continuing operations	$(0.49)		$(0.53)
Discontinued operations	$(0.03)		$(0.03)

Net loss	$(0.52)		$(0.56)

Weighted average common shares outstanding:
Basic	25,259,530		25,259,530

Diluted	25,259,530		25,259,530

Notes to Pro Forma Financial Statements

(1)	Non recurring item

MARKET PRICE OF COMMON SHARES

Our common shares are quoted on the OTC Bulletin Board under the symbol “TNFG.” The table below shows, for the periods indicated, the high and low bid quotations for our common shares. The quotations reflect inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily reflect actual transactions.

2010	High	Low	2009	High	Low	2008	High	Low
First Quarter	$0.90	$0.50	First Quarter	$0.90	$0.50	First Quarter	$1.62	$1.10
Second Quarter	$0.95	$0.43	Second Quarter	$0.78	$0.55	Second Quarter	$1.50	$0.85
			Third Quarter	$0.95	$0.47	Third Quarter	$1.35	$0.85
			Fourth Quarter	$0.83	$0.47	Fourth Quarter	$1.20	$0.62

The closing price of the common shares as quoted on the OTC Bulletin Board on June 15, 2010, the last trading day prior to the public announcement of the execution of the purchase agreement, was $0.65 per common share. On [—], 2010, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for the common shares as quoted on the OTC Bulletin Board was $[—] per common share. You are encouraged to obtain current market quotations for common shares in connection with voting your shares.

No dividends have ever been paid on our common shares.

As of [—], 2010, the record date, there were approximately [192] holders of stock registered with our transfer agent, Computershare Trust Company, N.A. and, based on information previously provided by depositories and brokers, we believe there are more than 1,300 beneficial owners of our common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show information regarding the number of common shares “beneficially owned” by each of our directors and each of our named executive officers, all of our current directors and executive officers as a group, and each person known to be a beneficial owner of more than five percent of our outstanding stock. “Beneficial ownership” includes common shares that a shareholder has the power to vote or the power to transfer, and also includes common stock options and warrants that were either exercisable at the specified date or will become exercisable within 60 days thereafter. Unless otherwise indicated in the footnotes, this information is presented as of June 28, 2010. Percentages are based upon 25,054,508 common shares outstanding at June 28, 2010, plus the number of common shares that the indicated person or group had a right to acquire within 60 days after such date and common shares deliverable in connection with stock options or warrants.

The tables reflect information obtained from filings made with the SEC and from provided by the directors, executive officers and beneficial owners of more than five percent of our outstanding common shares. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed, and the beneficial ownership of the person or group does not exceed one percent of the outstanding common shares. Unless otherwise indicated, the address for all current executive officers and directors is c/o Terra Nova Financial Group, Inc., 100 South Wacker Drive, Suite 1550, Chicago, Illinois 60606.

Equity Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percent of Class
Bonanza Master Fund, Ltd. Liquidating Trust 300 Crescent Court, Suite 250 Dallas, TX 75201	9,613,081	(1)	37.0%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,209,535	(2)	12.8%

PAR Investment Partners, L.P. One International Place, Suite 2400 Boston, Massachusetts 02110	2,078,450	(3)	8.3%

Forest Hill Capital, L.L.C. 100 Morgan Keegan Drive, Suite 430 Little Rock, Arkansas 72202	1,959,536	(4)	7.8%

Charles M. Almond Trustee for the Almond Family 2001 Trust P.O. Box 2100 Mill Valley, California 94941	1,300,000	(5)	5.2%

(1)

Bonanza Master Fund, Ltd. Liquidating Trust is a trust formed under the laws of the Cayman Islands. The Company has been informed that the voting and dispositive powers are held by Bernay Box, the Chairman of our board of directors and our Chief Executive Officer. Does not include warrants to purchase 3,786,534 common shares held by Bonanza Master Fund, Ltd. Liquidating Trust, which the Company believes are not currently exercisable. Includes warrants to purchase 920,007 of our common shares, which are currently exercisable. Mr. Box may be deemed a beneficial owner of the securities held by Bonanza Master Fund, Ltd. Liquidating Trust by virtue of his role as the trustee of the Bonanza Master Fund, Ltd. Liquidating Trust. On June 16, 2010, in connection with the contemplated asset sale, the Bonanza Master Fund, Ltd. Liquidating Trust entered into a Voting Agreement with Lightspeed Financial, Inc. and the Company, pursuant to which it agreed to vote its shares in favor of the asset sale and purchase agreement. Lightspeed Financial, Inc., therefore, may be deemed to be beneficial owner and have shared voting control of the common shares listed as owned by the Bonanza Master Fund, Ltd. Liquidating Trust with respect to such issues. Under the Voting Agreement, Bonanza Master Fund, Ltd. Liquidating Trust appointed each of Stephen Ehrlich, Chief Executive Officer of Lightspeed, and Jason Lyons, Chief Financial Officer of Lightspeed, in their capacity as officers of Lightspeed, as its proxy to vote on such issues. The Voting Agreement terminates upon the earlier to occur of (i) termination of the purchase agreement, and (ii) the closing of the asset sale.

(2)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, Wellington Management currently shares power to vote or direct the vote of 2,742,868 shares of our common shares owned of record by clients of Wellington Management and shares power to dispose or direct the disposition of 3,209,535 of our common shares owned of record by clients of Wellington Management.
(3)	According to a Form 4 filed with the SEC on June 25, 2010 by PAR Investment Partners, L.P. (“PIP”), PAR Group, L.P. (“PAR Group”) and PAR Capital Management, Inc. (“PAR Capital”), PIP, PAR Group and Par Capital beneficially own 3,078,450 shares of our common stock. The number of shares indicated as beneficially owned by each of PIP, PAR Group and PAR Capital in the Form 4 includes shares underlying warrants as being currently exercisable to purchase 1,000,000 shares of common stock at an exercise price of $3.00 per share. The Company does not believe that the warrants described in the Schedule Form 4 are currently exercisable. The shares and the warrants are directly held by PIP. The Company has been informed that voting and dispositive powers are held by Gina DiMento, General Counsel and CCO.
(4)	According to a Form 4 filed with the SEC on March 5, 2010 on behalf of Forest Hill Capital, L.L.C. (“Forest Hill”), an investment adviser, and Mark Lee, the principal of Forest Hill, Forest Hill and Mr. Lee beneficially own 1,959,536 of our common shares. According to a Schedule 13G filed with the SEC on September 20, 2007 on behalf of Forest Hill and Mark Lee, Forest Hill has sole power to vote and dispose of the 1,959,536 of our common shares beneficially owned by it. As the manager of Forest Hill, Mr. Lee may direct the vote and disposition of the 1,959,536 common shares beneficially owned by Forest Hill. According to the Form 4, these shares are held by Forest Hill indirectly through the accounts of (1) Forest Hill Select Fund, L.P., of which Forest Hill is the general partner, and (2) Forest Hill Select Offshore Fund, Ltd, to which Forest Hill acts as investment advisor. According to the Form 4, each of Forest Hill and Mark Lee disclaim such beneficial ownership.
(5)	This information was obtained from a Form 13D filed with the SEC on March 9, 2010 on behalf of Charles Almond, Trustee for the Almond Family 2001 Trust. According to the Form 13D, Charles Almond, as trustee for the Almond Family 2001 Trust, has sole power to vote or direct the vote of and to dispose or direct the disposition of the 1,300,000 shares of our common shares beneficially owned by it.

Equity Ownership of Directors and Management

Name	Number of Shares Beneficially Owned		Approximate Percent of Class
Russell N. Crawford	81,396	(1)	*
Charles B. Brewer	81,881	(2)	*
Stephen B. Watson	82,732	(3)	*
Michael Nolan (former Chief Executive Officer)	616,275	(4)	2.4%
Cristian M. Doloc (former Chief Technology Officer)	75,000	(5)	*
Murrey Wanstrath	50,000	(6)	*
Bernay Box	9,613,081	(7)	37.0%
All Current Officers and Directors as a group (6 persons)	10,001,924	(8)	38.0%

*	Percentage of shares beneficially owned does not exceed 1% of the outstanding common shares.
(1)	Includes shares underlying currently exercisable (A) warrants to purchase 75,000 of our common shares, which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 1,000 of our common shares exercisable at an exercise price of $2.00 per share.

(2)	Includes shares underlying currently exercisable (A) warrants to purchase 75,000 of our common shares, which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 2,000 shares of our common shares, 1,000 of which are exercisable at an exercise price of $2.00 per share, and 1,000 of which are exercisable at an exercise price of $3.80 per share.
(3)	Includes shares underlying currently exercisable (A) warrants to purchase 75,000 of our common shares, which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 2,000 shares of our common shares, 1,000 of which are exercisable at an exercise price of $2.00 per share, and 1,000 of which are exercisable at an exercise price of $3.80 per share.
(4)	Effective December 1, 2009, Mr. Nolan ceased being our Chief Executive Officer and as of December 22, 2009 resigned as a director. Includes shares underlying 579,608 currently exercisable options and warrants.
(5)	Effective January 28, 2010, Mr. Doloc ceased being our Chief Technology Officer. Includes shares underlying currently exercisable options to purchase 75,000 of our common shares, which are exercisable at an exercise price of $1.65 per share.
(6)	Includes shares underlying options to purchase 50,000 common shares that become exercisable on August 3, 2010 at an exercise price of $0.80.
(7)	See note (1) to the foregoing table.
(8)	Includes 1,291,507 options and warrants.

SHAREHOLDER PROPOSALS

The Company will hold a 2010 annual meeting of shareholders only if the asset sale is not completed. If it is determined that the asset sale will not be completed as contemplated by the purchase agreement, the Company will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting shareholder proposals for such meeting and to have shareholder proposals included in the Company’s proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.tnfg.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to Terra Nova Financial Group, Inc., Attn: Investor Relations, 100 South Wacker Drive, Suite 1550, Chicago, Illinois 60606, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR COMMON SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [— ], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of Terra Nova Financial Group, Inc:

We have audited the accompanying consolidated balance sheet of Terra Nova Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Terra Nova Financial Group, Inc. and subsidiaries as of December 31, 2009 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Dallas, Texas

March 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Terra Nova Financial Group, Inc.

We have audited the accompanying consolidated balance sheet of Terra Nova Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Terra Nova Financial Group, Inc. and subsidiaries as of December 31, 2008 and consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KBA GROUP LLP

Dallas, Texas

March 30, 2009

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$1,857,671	$7,889,553
Cash segregated in compliance with federal regulations	136,042,376	141,159,364
Receivables from brokers, dealers and clearing organizations	23,001,389	13,568,459
Receivables from brokerage customers	12,022,905	4,858,360
Property and equipment, net of accumulated depreciation and amortization	1,045,707	1,221,066
Capitalized software development costs, net of accumulated amortization	246,835	2,060,015
Intangible assets, net of accumulated amortization	2,741,364	4,111,514
Income tax receivable	738,285	1,446,264
Goodwill	—	7,501,408
Deferred income taxes, net	1,499,761	1,784,761
Other assets	657,361	1,346,764

Total assets	$179,853,654	$186,947,528

LIABILITIES AND SHAREHOLDERS’ EQUITY
Payables to brokerage customers	$159,825,033	$151,970,566
Payables to brokers, dealers and clearing organizations	490,911	913,621
Accounts payable and accrued expenses	1,355,905	2,525,692

Total liabilities	161,671,849	155,409,879

Commitments and contingencies

Shareholders’ equity
Preferred stock; $10 par value; 5,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 150,000,000 shares authorized; 25,482,942 shares issued and 25,054,508 shares outstanding at December 31, 2009 and 25,482,942 shares issued and outstanding at December 31, 2008	254,829	254,829
Treasury stock, common, at cost; 428,434 shares at December 31, 2009 and no shares at December 31, 2008	(272,056)	—
Additional paid-in capital	52,132,836	52,005,418
Accumulated deficit	(33,933,804)	(20,722,598)

Total shareholders’ equity	18,181,805	31,537,649

Total liabilities and shareholders’ equity	$179,853,654	$186,947,528

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008
REVENUES
Commissions and fees	$24,799,276	$31,578,276
Interest income	1,473,405	5,314,233
Interest expense on brokerage accounts	—	1,075,883

Net interest income	1,473,405	4,238,350
Software fees, net	929,471	852,133
Other revenues	397,353	426,792

Net revenues	27,599,505	37,095,551

EXPENSES
Commissions and clearing	9,578,920	11,090,405
Compensation and benefits	8,657,365	8,537,649
Software and market data	3,251,404	5,797,055
Advertising and promotional	604,828	629,126
Professional fees	2,901,713	2,815,477
Communications and information technology	952,682	864,638
Depreciation and amortization	2,306,639	2,307,628
Bad debt expense	—	3,604,685
Loss on impairment of goodwill	7,501,408	—
Loss on impairment of capitalized software development costs	1,410,414	—
Loss on impairment of property and equipment	173,599	—
Other general and administrative expenses	3,208,760	1,362,875

Total expenses	40,547,732	37,009,538

Net income (loss) before income taxes	(12,948,227)	86,013
Income tax expense (benefit)	262,979	(277,734)

Net income (loss)	(13,211,206)	363,747
Dividends on preferred stock	—	(20,113)

Net income (loss) attributable to common shareholders	$(13,211,206)	$343,634

Net income (loss) per common share:
Basic	$(0.52)	$0.01

Diluted	$(0.52)	$0.01

Weighted average common shares outstanding:
Basic	25,259,530	25,860,874

Diluted	25,259,530	25,860,874

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2009 and 2008

	Preferred Stock	Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total
		Shares	Amount
Balance at December 31, 2007	$638,300	26,531,557	$265,316	$—	$53,339,299	$(21,086,345)	$33,156,570
Preferred stock dividends	—	—	—	—	(20,113)	—	(20,113)
Preferred stock redeemed	(638,300)	—	—	—	(142,800)	—	(781,100)
Repurchase and retirement of common stock	—	(1,048,615)	(10,487)	—	(1,305,030)	—	(1,315,517)
Share-based compensation	—	—	—	—	143,562	—	143,562
Other	—	—	—	—	(9,500)	—	(9,500)
Net income	—	—	—	—	—	363,747	363,747

Balance at December 31, 2008	—	25,482,942	254,829	—	52,005,418	(20,722,598)	31,537,649
Purchase of treasury stock	—	—	—	(272,056)	—	—	(272,056)
Share-based compensation	—	—	—	—	127,418	—	127,418
Net loss	—	—	—	—	—	(13,211,206)	(13,211,206)

Balance at December 31, 2009	$—	25,482,942	$254,829	$(272,056)	$52,132,836	$(33,933,804)	$18,181,805

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	$(13,211,206)	$363,747
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation	127,418	143,562
Depreciation and amortization	2,306,639	2,307,628
Loss on impairment of goodwill	7,501,408	—
Loss on impairment of capitalized software development costs	1,410,414	—
Loss on impairment of property and equipment	173,599	57,029
Gain on sale of seat on exchange	—	(324,858)
Deferred income taxes	285,000	(214,869)
Reversal of legal reserve	—	(140,000)
Gain on extinguishment of liabilities	(75,537)	(843,711)
Loss on write-off of other assets	50,000	149,999
Changes in operating assets and liabilities:
Decrease in cash segregated in compliance with federal regulations	5,116,988	3,066,135
Decrease (increase) in receivables from brokers, dealers and clearing organizations	(9,432,930)	11,333,803
Decrease (increase) in receivables from brokerage customers	(7,164,545)	42,403,526
Decrease (increase) in income tax receivable	707,979	(1,446,264)
Decrease (increase) in other assets	639,403	(206,573)
Increase (decrease) in payables to brokers, dealers and clearing organizations	(422,710)	219,473
Increase (decrease) in payables to brokerage customers	7,854,467	(42,523,380)
Increase (decrease) in accounts payable and accrued expenses	(1,094,250)	101,571
Decrease in income tax liability	—	(592,918)

Net cash provided by (used in) operating activities	(5,227,863)	13,853,900

Cash flows from investing activities
Proceeds from sale of seat on exchange	—	334,358
Purchases of property and equipment	(389,126)	(503,945)
Capitalization of software development costs	(142,837)	(737,960)

Net cash used in investing activities	(531,963)	(907,547)

Cash flows from financing activities
Repurchase and retirement of common stock	—	(1,315,517)
Purchase of treasury stock	(272,056)	—
Preferred dividends paid	—	(50,063)
Redemption of preferred stock	—	(781,100)
Net payments on line of credit	—	(10,848,000)

Net cash used in financing activities	(272,056)	(12,994,680)

Net decrease in cash and cash equivalents	(6,031,882)	(48,327)
Cash and cash equivalents at beginning of year	7,889,553	7,937,880

Cash and cash equivalents at end of year	$1,857,671	$7,889,553

Supplemental cash flow information:
Cash paid for interest	$—	$1,075,883

Cash (received) paid for income taxes	$(696,322)	$1,933,316

Supplemental Non-Cash Disclosure of Cash Flow Information:
Preferred stock dividends accrued	$—	$20,113

See accompanying notes to consolidated financial statements.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008

Note 1—Nature of Operations and Basis of Presentation

Nature of Operations

Terra Nova Financial Group, Inc., an Illinois corporation, (“Parent”), and collectively with its wholly-owned subsidiaries, the “Company,” “firm,” “we,” “us,” or “our”), is a holding company of businesses providing a range of products and services to trading professionals. The Company has two primary subsidiaries: Terra Nova Financial, LLC (“Terra Nova”), a broker-dealer registered with the U.S. Securities and Exchange Commission and a member of Financial Industry Regulatory Authority, Inc., provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers and SC QuantNova Research SRL (“QuantNova”), based in Bucharest, Romania, provides software development, architecture and engineering for back office clearing systems. Terra Nova Financial Group, Inc. trades under the stock symbol “TNFG” and is listed on the OTC Bulletin Board.

We formerly operated a subsidiary known as Tradient Technologies, Inc. (“Tradient”), an Illinois corporation. Tradient proprietary trading platforms were alternatives to the third party provided offerings. We determined that the capital required to operate Tradient could be better deployed in other Company operations, and accordingly, we closed Tradient’s operations effective February 1, 2010. We also closed an inactive subsidiary QNT, LLC effective February 2010.

Terra Nova is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

Regulatory and Self Regulatory Organizations:

•	U.S. Securities and Exchange Commission (“SEC”) as a broker-dealer

•	Financial Industry Regulatory Authority, Inc. (“FINRA”) as a broker-dealer

•	National Futures Association (“NFA”) as a futures commission merchant

•	Commodity Futures Trading Commission (“CFTC”) as a futures commission merchant

Registered Clearing Agencies:

•	The Depository Trust & Clearing Corporation (“DTCC”)

•	National Securities Clearing Corporation

•	The Options Clearing Corporation (“OCC”)

U.S. Equity Exchanges:

•	ISE Stock Exchange

•	National Stock Exchange

•	NYSE Arca Equities

•	NYSE Amex Equities

•	NYSE Euronext

•	NASDAQ Stock Market

•	NASDAQ OMX BX

•	BATS Exchange, Inc.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

U.S. Option Exchanges:

•	Boston Options Exchange

•	NYSE Arca Options

•	NYSE Amex Options

•	NASDAQ OMX PHLX

•	International Securities Exchange

Investor Protection:

•	Securities Investor Protection Corporation (“SIPC”)

Terra Nova offers a broad array of services for the execution and clearing of trading products including equities, options, futures and future options, ETFs, fixed income and mutual funds as well as prime brokerage, clearing and back office services for institutions. Terra Nova serves a diverse client base of professional traders, hedge funds, money managers, correspondent introducing brokers, registered representatives, and registered investment advisors located in the United States and in certain foreign countries. Primary sources of revenue for Terra Nova include commissions, account fees and interest.

QuantNova provides consulting, software development, electronic data processing, software architecture and engineering for backoffice clearing software. QuantNova is based in Bucharest, Romania and as of December 31, 2009 had eight full-time employees.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Parent and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The Company follows United States generally accepted accounting principles including certain accounting guidance used by the brokerage industry.

Note 2—Summary of Significant Accounting Policies

(a) Fair Value of Financial Instruments

The carrying amounts of the Company’s short term financial instruments, which consist of cash and cash equivalents, cash segregated in compliance with federal regulations, receivables from brokers, dealers and clearing organizations, receivables from brokerage customers, payables to brokers, dealers and clearing organizations, payables to brokerage customers and accounts payable and accrued expenses approximate their fair value due to their short term nature.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Actual amounts could differ from those estimates.

(c) Foreign Currency Translation

The local currency of the Company’s foreign operations, QuantNova, is considered to be its functional currency. Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

and expenses are translated using average exchange rates in effect during the month with the resulting adjustment, if material, included in other comprehensive income (loss). To date, foreign currency translation adjustments have been immaterial.

(d) Cash and Cash Equivalents

The Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents. Cash and cash equivalents consist primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a “money market” rate of interest. The Company also has a sweep account which deposits excess operating bank balances overnight into a money market account.

(e) Cash Segregated in Compliance with Federal Regulations

Cash segregated in compliance with federal regulations is in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934. We maintain special reserve accounts with multiple qualified banking institutions to mitigate credit risk. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These special reserve accounts are in full compliance with all regulatory requirements.

Cash segregated in compliance with federal regulations also includes Proprietary Accounts of Introducing Brokers (“PAIB”) in accordance with the customer reserve computation set forth in Rule 15c3-3 (“customer reserve formula”) of the Securities Exchange Act of 1934. The Company has established and maintains a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula are maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

(f) Impairment of Long-Lived Assets

Long-lived assets, primarily consisting of definite lived intangible assets, property and equipment and capitalized software development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. During the years ended December 31, 2009 and 2008, the Company recorded an impairment loss on long-lived assets of $1,584,013 and $57,029, respectively.

(g) Receivables from Brokers, Dealers and Clearing Organizations

Receivables from brokers, dealers and clearing organizations consist primarily of securities borrowed, commissions receivable, and deposits with clearing organizations. Transactions involving borrowed securities require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various third-party clearing brokers for institutional, prime brokerage, equity and option clearing business and fully-disclosed futures business.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

(h) Receivables from Brokerage Customers

Receivables from brokerage customers consist of margin loans to brokerage customers. Margin loans are secured by securities in brokerage customers accounts. Such collateral is not reflected in the consolidated financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts. Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve System, FINRA, exchanges, various clearing firms and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may decline in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it be deemed necessary to protect itself from loss. Although Terra Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova.

(i) Payables to Brokerage Customers

Customer funds are maintained in brokerage customer segregated accounts and relate to item (e) discussed above. Payables to brokerage customers are free credit balances on deposit with the Company related to its self-clearing business which, are subject to Rule 15c3-3 of the Securities Exchange Act of 1934. The customer funds have been segregated in special reserve accounts earning interest. This payable to brokerage customers does not include customer securities positions as customer owned securities represent an off-balance sheet item.

(j) Revenue Recognition

Commission and fees: Commission revenue on trading products including equities, options, futures and futures options, ETFs, fixed income and mutual funds transactions are recorded on a settlement date basis.

Net interest income: Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and interest expense on brokerage accounts are recorded on an accrual basis as earned or incurred.

Software fees: Software fees are charges for the use of the Company’s proprietary trading platforms and are recognized on a monthly basis as services are provided to clients.

Other revenue: Other revenue consists of account and transaction fees and is recorded on a settlement date basis as transactions occur.

(k) Goodwill

Goodwill is tested for impairment annually on December 31 or more frequently if impairment indicators arise. The first step of this process is to identify potential goodwill impairment by comparing the fair value of the reporting unit to its carrying value. The Company estimates fair value using a combination of the market price of the Company’s common equity and discounted future cash flows. If the fair value is less than carrying value the Company would complete step two in the impairment review process which measures the amount of goodwill impairment. The results of the December 31, 2009 goodwill impairment test indicated that goodwill was fully impaired. Accordingly, the Company recorded a goodwill impairment loss of $7,501,408 in 2009.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

(l) Lines of Credit

From time to time Terra Nova may obtain short-term bank loans to facilitate its broker-dealer settlement and clearing operations due to customer margin debits. These short-term bank loans are fully secured by customer marginable positions.

(m) Segment Information

During the years ended December 31, 2009 and 2008 management evaluated and operated its business as two segments: Brokerage Services and Software Services.

(n) Share-Based Compensation

Share-based compensation is recorded based on the grant date fair value of awards over their respective requisite service periods less estimated forfeitures.

(o) Advertising and Promotional

Costs associated with advertising and promoting products and services are expensed as incurred. Advertising expense totaled approximately $604,828 and $629,126 in 2009 and 2008, respectively.

(p) Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized on a more likely than not basis. Income tax expense or benefit is the income tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Uncertain tax positions are initially recognized in the financial statements when they are more likely than not to be sustained upon examination by the respective tax authorities.

(q) Reclassifications

Certain reclassifications have been made to prior period amounts to conform to current period classifications.

(r) Recently Adopted Accounting Standards

FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. ASC 820 does not require new fair value measurements. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models.

In February 2008, the FASB issued an update to ASC 820, to partially defer the effective date of ASC 820 for non-financial assets and non- financial liabilities that are reevaluated at fair value in the financial statements

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

on a non-recurring basis. The Company adopted the update to ASC 820 effective January 1, 2009 for non-financial assets and non-financial liabilities.

(s) Depreciation and Amortization

Depreciation is provided on a straight-line basis using estimated useful service lives of three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

(t) Software Development

From the date technological feasibility has been established until beta testing is complete, software development costs are capitalized. Once the product is fully functional, such costs are amortized in accordance with the Company’s normal accounting policies. Software development costs that do not meet capitalization criteria are expensed as incurred.

Note 3—Goodwill Impairment

The changes in the carrying value of goodwill for the years ended December 31, 2009 and 2008 is as follows:

Goodwill as of December 31, 2007	$7,501,408
Impairment during 2008	—

Goodwill as of December 31, 2008	7,501,408
Impairment during 2009	(7,501,408)

Goodwill as of December 31, 2009	$—

All goodwill is allocated to the Terra Nova reporting unit. Management performed the annual goodwill impairment test on December 31, 2009. The first step of this process is to identify potential goodwill impairment by comparing the fair value of the reporting unit to its carrying value. Management estimated fair value using a combination of the market price of the Company’s common equity and discounted cash flows. The estimated fair value of the reporting unit, Terra Nova, was less than carrying value and therefore the Company completed step two in the impairment review process. Step two determines the implied fair value of goodwill for a reporting unit by applying the estimated fair value of the reporting unit to the separately identified assets and liabilities of the reporting unit with any remaining amount considered goodwill. The evaluation resulted in an impairment charge to goodwill totaling $7,501,408 for the year ended December 31, 2009. The impairment charge resulting from this evaluation is primarily attributable to decreased revenues and earning projections by management.

Note 4—Net Income (Loss) Per Common Share

Basic net income (loss) per common share (“EPS”) is computed by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding plus the additional shares that would have been outstanding if potentially dilutive shares such as shares that would satisfy outstanding warrants and options, had been issued applying the treasury stock method.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

For the years ended December 31, 2009 and 2008 the components of basic and diluted weighted average shares outstanding are as follows:

	2009	2008
Weighted average shares outstanding—Basic	25,259,530	25,860,874
Weighted average shares outstanding—Diluted	25,259,530	25,860,874

Common stock equivalents totaling 17,734,110 and 18,000,974 for the years ended December 31, 2009 and 2008, respectively, were excluded from the calculation of diluted EPS as their effect would have been anti-dilutive.

Note 5—Capitalization

(a) Common Stock

The Company had 150,000,000 shares of common stock authorized, 25,482,942 shares issued and 25,054,508 shares outstanding as of December 31, 2009. The Company had 150,000,000 shares of common stock authorized and 25,482,942 shares issued and outstanding as of December 31, 2008.

(b) Stock Repurchase Program

On May 1, 2009 the Company’s Board of Directors authorized the Company’s management to pursue repurchases of the Company’s stock at the discretion of the management. This authorization allows management to purchase up to $3,000,000 of stock under the safe harbor guidelines of and pursuant to the requirements of SEC Rule 10b-18. This authorization grants discretion to the Company’s management to execute the repurchase program and there is no requirement to purchase any minimum number of shares. The repurchase program is intended to continue until April 30, 2010 but may be modified or terminated by the Company’s Board of Directors prior to that date. The Company repurchased a total of 428,434 shares of common stock for $272,056 during 2009. All repurchased shares are included in treasury stock.

On September 28, 2007 the Board of Directors authorized the use of up to $5,000,000 to repurchase the Company’s outstanding common stock. The program commenced on September 28, 2007 and ended on September 30, 2008. The Company repurchased a total of 1,048,615 shares of common stock for $1,315,526 during the year ended December 31, 2008 which was retired.

The following table sets forth information on our common stock repurchase programs in 2009 and 2008:

Stock Repurchase Program	Quarter ended	Total number of shares purchased in quarter	Total number of shares purchased as part of publicly announced plans	Average price paid per share	Approximate dollar value of shares purchased under the plans
September 28, 2007	March 2008	476,500	476,500	$1.32	$629,199
September 28, 2007	June 2008	526,000	1,002,500	$1.20	$634,283
September 28, 2007	September 2008	46,115	1,048,615	$1.12	$52,044
May 1, 2009	June 2009	428,434	1,477,049	$0.63	$272,056

	Totals	1,477,049			$1,587,582

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

(c) Non-employee Warrants

Non-employee warrants outstanding as of December 31, 2009 totaled 13,713,836 with a weighted average exercise price of $2.81. During 2009 and 2008 no non-employee warrants were granted or exercised.

A summary of non-employee warrant activity for years ended December 31, 2009 and 2008 is presented below:

Non-Employee Warrants	Non-Employee Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2007	14,384,200	$2.93	4.40	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance at December 31, 2008	14,384,200	$2.93	2.28	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	(670,364)	2.14	—	—

Balance at December 31, 2009	13,713,836	$2.81	1.35	$—
Warrants exercisable at December 31, 2009	13,713,836	$2.81	1.35	$—

(d) Restricted Stock

As of December 31, 2009 and 2008, the Company had no outstanding non-vested shares related to equity incentive plans.

(e) Preferred Stock

There were no preferred stock dividends in arrears as of December 31, 2009 and 2008. During the second quarter of 2008 the Company redeemed or repurchased all 63,830 shares outstanding under all series of preferred stock of the Company with a liquidation value of $781,100. In addition, during 2008, $50,063 of stock dividends in arrears were paid in full on all series of preferred stock.

Note 6—Risks and Uncertainties

In the ordinary course of business there are certain contingencies which are not reflected in the consolidated financial statements. These activities may expose Terra Nova to credit risk in the event that broker-dealer clients are unable to fulfill their contractual obligations.

Many client accounts are margin accounts in which Terra Nova, in effect, loans money to clients. In margin transactions, Terra Nova may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients’ accounts. In connection with securities activities Terra Nova executes client transactions involving the sale of securities not yet purchased (“short sales”) all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova’s internal risk management policies. In all cases, such transactions may expose Terra Nova to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

clients may incur. In the event that clients fail to satisfy their obligations Terra Nova would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients’ obligations.

Terra Nova seeks to control the risks associated with its clients’ activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

Terra Nova provides guarantees to clearing organizations and exchanges under their standard membership agreements which require members to guarantee the performance of other members. Under these agreements if a member becomes unable to satisfy its obligations to the clearing organization and exchanges other members may be called upon to meet such shortfalls. Terra Nova’s liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

Note 7—Segment Information

The Company organizes its operations into two operating segments for the purpose of making operating decisions and assessing performance. Segments have been identified based on products and services offered as well as risks assumed in a manner consistent with the data utilized by management in evaluating operations. The Company’s broker-dealer related services have been included in the Brokerage Services Segment which includes Terra Nova and Market Wise Securities, LLC. In December 2009 we filed a broker-dealer withdrawal for Market Wise Securities, LLC since the broker-dealer was inactive and held no customer accounts. The Software Services Segment is comprised of Tradient which operated proprietary trading platforms and QuantNova which provides software development, architecture and engineering for back office clearing systems. In February 2010 the Company closed Tradient. Corporate and Unallocated is not an operating segment and is comprised mainly of corporate expenses.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

The following summarizes the Company’s segment information.

	Years Ended December 31,
	2009	2008
Brokerage Services Segment
Revenues, excluding interest	$25,196,629	$32,005,068
Interest income	1,473,405	5,314,233
Interest expense on brokerage accounts	—	(1,075,883)

Totals	26,670,034	36,243,418

Software Services Segment
Revenues	1,914,811	2,982,111
Elimination of intercompany charges from the Software segment to Brokerage segment	(985,340)	(2,129,978)

Totals	929,471	852,133

Net revenues	$27,599,505	$37,095,551

Depreciation and amortization
Brokerage Services Segment	$1,590,658	$1,566,740
Software Services Segment	314,888	346,772
Corporate and Unallocated	401,093	394,116

Totals	$2,306,639	$2,307,628

Income (loss) before income taxes
Brokerage Services Segment	$(8,207,455)	$1,885,425
Software Services Segment	(1,236,337)	489,547
Corporate and Unallocated	(3,504,435)	(2,288,959)

Totals	$(12,948,227)	$86,013

	December 31, 2009	December 31, 2008
Total Assets
Brokerage Services Segment	$178,052,588	$181,868,725
Software Services Segment	146,552	733,125
Corporate and Unallocated	1,654,514	4,345,678

Total assets	$179,853,654	$186,947,528

Note 8—Closure of Tradient

Tradient Technologies, Inc. (“Tradient”) operated the Company’s proprietary technology development activities, building applications for electronic trade execution, order routing and clearing. Tradient offered three proprietary trading platforms, Tradient Pro, Tradient Plus, and Tradient Web and were alternatives to the third party provided offerings. Tradient was located in Chicago, Illinois and was included in Software Services Segment. Primary sources of revenue for Tradient include software licensing and routing fees. During late 2009 the Company determined that the capital required to operate Tradient’s trading platforms could be better deployed in other Company operations. Therefore, the Company decided to close Tradient effective February 1, 2010. In connection with the anticipated closing of Tradient and lack of future revenue streams related to this reporting unit, the Company determined that the carrying value of certain Tradient long-lived assets were not

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

recoverable. Accordingly, the Company recorded losses on impairment of capitalized software development costs totaling $477,386 and losses on impairment of property and equipment totaling $173,599 for the year ended December 31, 2009.

Note 9—Commitments and Contingencies

(a) Operating Leases

The Company leases its corporate headquarters in Chicago, Illinois along with the Company’s co-location facility located in Chicago, Illinois. We have a seven year, three month lease which expires in August 2012 on our corporate headquarters and the lease for our co-location facility expires in August 2011.

The Company also leases office space in New York, New York under a five year lease expiring in March 2012 and leases space in Bucharest, Romania for technology support under a two year lease expiring in November, 2011. None of our operating leases contain any lease incentives.

The future minimum lease obligations for each of the three succeeding years are summarized as follows:

Years Ending December 31,	Operating Lease Obligation

2010	$566,497
2011	484,771
2012	168,650

Total	$1,219,918

Rent expense for operating leases was approximately $897,000 and $475,000 in 2009 and 2008, respectively, and is included in “Other general and administrative expenses” on the accompanying consolidated statements of operations.

(b) Litigation and Claims

On March 9, 2010, Terra Nova received a Wells Letter from FINRA stating that FINRA had made a preliminary determination to recommend disciplinary action against Terra Nova for alleged rules violations relating to short sales during the period from October 1, 2007 through December 31, 2007. FINRA alleges that during this period of time Terra Nova accepted short sale orders without proper arrangements to borrow the securities. FINRA also alleges that Terra Nova’s supervisory procedures for short sales were deficient as they relate locating securities for short sales. The Company is preparing a response to FINRA. No liability has yet been recorded for this claim.

On or about December 16, 2009, Terra Nova received a Wells Letter from NYSE Regulation (“NYSE”) stating that NYSE was formally investigating whether Terra Nova had violated NYSE rules relating to four separate matters. The first matter under investigation relates to an incident on September 30, 2008 in which a large volume of erroneous trades were placed through an automated trading program by Hsu-Tung Lee (“Lee”), a client of Terra Nova. NYSE alleges that these trades far exceeded Lee’s buying power, disrupted the market and indicate that Terra Nova failed to establish or maintain appropriate policies or procedures to prevent such erroneous orders from reaching the market. The second matter alleges that from about January 2005 through about February 2007 Terra Nova failed to maintain adequate policies or procedures to ensure proper marking, execution and handling of short sale orders. The third matter alleges that from about August 2006 Terra Nova

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

failed to establish or maintain appropriate policies or procedures to restrict wash sales and prearranged trades. The fourth matter alleges that Terra Nova failed to establish or maintain proper policies or procedures to prevent manipulative practices and cites that one customer of Terra Nova over a two month period in 2008 entered and then canceled orders prior to the market open, which may have been “spoofing” orders. Terra Nova has submitted a written response to NYSE and is prepared to vigorously defend this matter. Terra Nova has accrued a reserve it believes is sufficient to settle or otherwise resolve this matter, however, no assurances can be made that such amount is sufficient.

On April 29, 2009, Terra Nova was notified that it had been joined as a defendant in FINRA Arbitration Number 09-02166, the case of Andali Investments v. Southwest Securities, Tradestation Securities, Terra Nova and Carlos Manuel Garcia in which the plaintiff seeks to recover $500,000. The complaint alleges that Terra Nova allowed the transfer of $60,443 from Andali’s account without proper authorization. Terra Nova maintains that it has acted properly and will vigorously defend this matter. Terra Nova’s involvement compared to the other respondents was for a short period of time and it was involved in only a very limited number of trades involving much less than the $500,000 the claimant seeks to recover. Terra Nova believes the potential for liability in this matter is limited. Accordingly, no liability has been recorded related to this claim.

On May 1, 2008 Terra Nova was notified that it had been joined as a defendant in FINRA Arbitration Number 08-01124, the case of Espedito Bifero and Canterbury Investment Fund, LLC v. Terra Nova. The complaint alleges that Terra Nova, as the clearing firm for Riverside Securities, negligently failed to inform Riverside Securities and its customer, Bifero, of the closing of a transaction under which Chicago Board of Trade Stock was converted to stock of CME, which conversion affected the value of options held by Bifero. Bifero alleges damages of $50,000 and Canterbury damages of $95,000. Terra Nova believes it has acted properly and intends to vigorously defend this matter. Terra Nova believes the potential for liability in this matter is limited. Accordingly, no liability has been recorded related to this claim.

In addition to the foregoing, many aspects of our business involve substantial risk of liability and from time to time we may become involved in additional lawsuits, arbitrations, claims and other legal proceedings. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. We also are subject to periodic regulatory audits, inquiries and inspections. In this regard, we have been notified by regulatory authorities of various ongoing investigations. We have and continue to make timely responses to such investigations as required. However, we are unable to predict the outcome of these matters.

We establish liabilities when a particular contingency is probable and estimable. During the years ended December 31, 2009 and December 31, 2008, amounts were accrued for certain contingencies which became both probable and estimable. We have certain contingencies which are reasonably possible, with exposures to loss which are in excess of the amount accrued. However, the remaining reasonably possible exposure to loss cannot currently be estimated.

Resolved Matters

In September 2008, an automated program used by Hsu-Tung Lee (“Lee”), a client of Terra Nova, resulted in erroneous trades far exceeding the buying power in Lee’s account. While the exchange canceled a large number of these trades, Terra Nova was forced to cover Lee’s short positions, resulting in a large debit position in Lee’s account. Terra Nova brought a collection action against Lee by filing arbitration Case Number 08-4728 before the Financial Industry Regulatory Authority, Inc. (“FINRA”). On February 13, 2009, Lee filed a counterclaim alleging that Terra Nova’s supervisory procedures should have prevented the mistaken trades from being sent to the market. This counterclaim sought actual damages of no less than $62,000 and punitive damages

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

of approximately $2,800,000, the amount of punitive damages being the same amount as Terra Nova sought as damages against Lee. Terra Nova and Lee each dismissed their claims against the other in December 2009 without any payment from either party and with rights to re-file at a later date.

On December 19, 2008, FINRA notified Terra Nova that it had made a preliminary determination to recommend disciplinary action against Terra Nova as well as one current and two former employees based on alleged rule violations primarily related to soft dollar accounts, including without limitation alleged improper soft dollar payments, failure to adequately supervise soft dollar payments, failure to maintain adequate written supervisory procedures and improper record keeping. The charges mainly related to activities that occurred in 2004 and 2005. In October 2009 Terra Nova signed an Acceptance, Waiver and Consent document to settle this proceeding. We paid $400,000 to FINRA for this settlement.

On or about September 25, 2009, the Company was notified that it had been joined as a defendant in FINRA Arbitration Number 09-05462, the case of Beatriz Santana and the Estate of Guillermo Zuniga v. Southwest Securities, Carlos Manuel Garcia and Terra Nova Financial in which the plaintiff seeks to recover up to $500,000. The complaint alleges that Terra Nova negligently or knowingly allowed co-defendant Garcia to improperly manage the account of Santana and Zuniga. The Company maintained that it acted properly. In December, 2009 the complainant agreed to dismiss the case with prejudice and without any payment by Terra Nova.

In September of 2009, a FINRA arbitration panel in the matter of Friedman v. Riverside Securities, Jordan Zaro and Terra Nova found in favor of the claimant and awarded damages together with attorneys’ fees, costs and interest against the defendants who were held jointly and severally liable. The matter involved a dispute under which claimant contended that Zaro engaged in improper trades in her account. Terra Nova paid $265,000 in 2009 for satisfaction of the judgment.

Note 10—Bad Debt Expense

In 2008, the Company experienced two instances where two separate clients performed trades that exposed the Company to significant credit risk and resulted in material losses to the Company during the month of September 2008. Each instance was unique and the Company implemented preventative measures and internal risk management policies to avoid recurrence of the events which caused such losses. Each of the two instances of customer trading losses is described in further detail below.

Unusual trading by an individual client resulted in a loss of approximately $2.8 million during the third quarter of 2008. Near the end of the trading day, the client initiated a large number of program orders in excess of the client’s financial capacity. As a result of this activity the client incurred losses of approximately $2.8 million. None of our other clients were affected. The application programming interface (“API”) of one of our third-party trading software platforms, which allowed in this one instance the unusual trading, has been isolated and operational changes have been made which we believe will eliminate the possibility that any client in the future can execute trades in excess of their financial capacity with us. Moreover, the API software has been modified by our third-party software provider to permanently correct this issue. The API links applications directly to the third-party software platform which facilitates program trading. These modifications to the API did not affect the reliability of our proprietary or other third-party trading platforms or have any material impact on our other clients. We did, however, suspend the enrollment of new clients using this third-party software provider’s API until the modifications were completed. We fully expensed the $2.8 million under the category “Bad debt expense” on the accompanying consolidated statement of operations for the year ended December 31, 2008.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

A second client generated a loss of approximately $1.3 million from trading in a margin account. In this instance, the client sold put options in certain securities shortly before the market close on a Friday afternoon. The U.S. government took over ownership of the issuer of these securities prior to the market opening on the following Monday and therefore this client’s investment resulted in a loss of $1.3 million. The Company was able to reach an agreement with the client to recover $328,000 in cash and a promissory note for an additional $172,000 payable over seven years. The remaining loss on the account of approximately $771,000 was deemed uncollectible and written off as “Bad debt expense” on the accompanying consolidated statement of operations for the year ended December 31, 2008.

Note 11—Reversal of Liabilities

During the year ended December 31, 2009 the Company determined the statute of limitations had expired on various debts totaling approximately $76,000. Accordingly, the Company reversed these liabilities upon the expiration of the statute of limitations. The gains on the reversal of liabilities are reflected under the category “Other general and administrative expenses” on the accompanying consolidated statements of operations.

During the year ended December 31, 2008 the Company determined the statute of limitations had expired on various debts and insurance claims totaling approximately $680,000 and $163,000, respectively. Accordingly, the Company reversed these liabilities on the respective statute expiration dates. The gain on the reversal of these liabilities is reflected under the category “Other general and administrative expenses” on the accompanying consolidated statements of operations. All of these unpaid debts and insurance claims originated prior to the Company’s May 2006 acquisition of Terra Nova.

Note 12—Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Current income tax expense (benefit):
Federal	$(22,021)	$260,360
State	—	(323,225)

	(22,021)	(62,865)
Deferred income tax expense (benefit):
Federal	262,200	(62,404)
State	22,800	(152,465)

	285,000	(214,869)

Total income tax expense (benefit):	$262,979	$(277,734)

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

Deferred income tax assets (liabilities) are recorded when revenues and expenses are recognized in different periods for financial and income tax reporting. The tax effects of temporary differences that created deferred income tax assets (liabilities) are as follows as of December 31, 2009 and 2008:

	2009	2008
Deferred tax assets
Allowance for doubtful accounts	$3,900	$5,850
Intangible assets	869,185	505,855
Goodwill	2,210,181	—
Property, equipment and capitalized software	394,441	—
Share-based compensation	1,208,914	1,208,914
Net operating loss carryforward	4,610,147	3,038,434
Other	60,278	115,920

Total deferred tax assets	9,357,046	4,874,973

Deferred tax liabilities
Goodwill	—	(556,187)
Property and equipment	—	(20,387)

Total deferred tax liabilities	—	(576,574)

Valuation allowance	(7,857,285)	(2,513,638)

Net deferred tax asset	$1,499,761	$1,784,761

While the Company generated substantial tax loss carryforwards in prior years the ability to use these loss carryforwards has been substantially affected as a result of an ownership change (as defined in Section 382 of the Internal Revenue Code) that occurred in connection with the 2006 issuance and sale of Series E Preferred Stock in order to fund the acquisition of Terra Nova. The Company believes that the use of loss carryforwards generated prior to the issuance and sale of Series E Preferred Stock will be limited to approximately $491,000 per year for the next seventeen years for federal tax purposes. Future benefits derived from the use of these loss carryforwards will be applied first to reduce to zero any non-current intangible assets related to the acquisition of Terra Nova and second to reduce income tax expense.

At December 31, 2009, the Company had an income tax receivable balance of $738,285 which primarily represents an overpayment in estimated federal and state tax payments for 2008 of $400,000, $196,000 State of Illinois refunds resulting from amendments to filing on a unitary basis, and $123,000 State of Illinois refunds for overpayment of state taxes in prior years.

At December 31, 2008, the Company had an income tax receivable balance of $1,446,264 which primarily represents an overpayment in estimated federal and state tax payments for 2008 of $1.1 million, $196,000 State of Illinois refunds resulting from amendments to filing on a unitary basis, and $123,000 State of Illinois refunds for overpayment of state taxes in prior years.

The Company maintains a valuation allowance against the portion of the Company’s net deferred tax asset whose realization is uncertain under the more-likely-than not criteria. The determination of whether deferred tax assets are realizable on a more-likely-than-not basis considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company believes it is no longer subject to U.S. federal and state income tax examinations for the years prior to 2004.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

A reconciliation of the difference between the expected income tax expense (benefit) using the statutory federal tax rate (34% in both 2009 and 2008) and the actual income tax expense (benefit) is as follows:

	2009	2008
Computed “expected” federal income tax expense (benefit)	$(4,402,397)	$29,245
State income taxes expense (benefit), net of federal benefit	(647,411)	11,768
Permanent differences	6,674	7,721
Change in valuation allowance	5,343,647	—
Changes in deferred taxes as a result of filing on a unitary basis	—	(138,198)
Refunds from amending prior year state returns	—	(196,475)
Refunds from overpayment of taxes in prior years	(22,021)	(144,580)
Additional federal taxes due for 2007	—	208,224
Other	(15,513)	(55,039)

Reported income tax expense (benefit)	$262,979	$(277,334)

Note 13—Regulatory Requirements

Terra Nova is subject to the U.S. Securities and Exchange Commission Uniform Net Capital Rule (“Rule 15c3-1”) under the Securities Exchange Act of 1934 which requires the maintenance of minimum net capital. Terra Nova calculates its net capital using the “alternative method,” which requires maintaining minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items.

Terra Nova is also subject to the CFTC financial requirement (“Regulation 1.17”) under the Commodity Exchange Act, administered by the CFTC and the NFA, which also requires maintaining minimum net capital. Terra Nova is a futures commission merchant and is required to maintain minimum net capital the sum of 8% of the total risk margin requirements for all positions carried in customer accounts, as defined in Regulation 1.17 and 4% of the total risk margin requirements for all positions carried in non-customer accounts with a minimum adjusted net capital of $500,000.

Excess net capital of one broker-dealer subsidiary may not be used to offset a net capital deficiency of another broker-dealer subsidiary. Net capital and the related net capital requirement may fluctuate on a daily basis. In December 2009 we filed a broker-dealer withdrawal for Market Wise Securities, LLC since the broker-dealer was inactive and held no customer accounts. A summary of net capital requirements as of December 31, 2009 and 2008 as follows:

		Minimum Net Capital Requirement		Excess Net Capital
December 31, 2009	Net Capital	SEC	CFTC	SEC	CFTC
Terra Nova Financial, LLC	$10,394,818	$1,500,000	$500,000	$8,894,818	$9,894,818

December 31, 2008
Terra Nova Financial, LLC	$11,379,130	$1,500,000	$500,000	$9,879,130	$10,879,130
Market Wise Securities, LLC	$42,223	$5,000	$—	$37,223	$—

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

Note 14—Share-Based Compensation

Stock Options and Warrants

The fair value of each share-based award is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in the Black-Scholes model include: expected volatility of the Company’s common stock estimated based on historical volatility; estimated expected life based on historical employee exercise behavior for similar awards giving consideration to the award’s contractual terms vesting schedules; risk-free interest rate; and expected dividend yield. Share-based compensation is recorded based on the grant date fair value of awards over their respective requisite service periods, net of estimated forfeitures, based on historical employee termination behavior.

On May 23, 2007, the Company’s shareholders approved an amendment (“Plan Amendment”) to the Company’s 2005 Long-Term Incentive Plan (“LTIP”). For administrative convenience and in order to streamline the time and costs associated with administering the LTIP and the old stock-based plans listed below (collectively, the “Old Plans”), the shareholders approved the Plan Amendment in order to consolidate all of the options granted under the Old Plans so that the old options would henceforth be administered under, and governed by, the current LTIP. The stock option agreements pursuant to which options were granted under the Old Plans continue to govern the individual grants of options under the Old Plans. In addition, the Plan Amendment revised the LTIP for the provision relating to the maximum number of awards that can be outstanding under the LTIP at any one time.

The LTIP provides that key employees, consultants, and non-employee Directors of the Company (“eligible participants”) may be granted: (1) incentive and non-qualified options to acquire shares of the Company’s common stock, (2) performance-based awards, (3) shares of restricted common stock, (4) stock appreciation rights and (5) “phantom” stock awards. The LTIP permits eligible participants to acquire a proprietary interest in the growth and performance of the Company. The purpose of the LTIP is to provide an incentive for employees, Directors and certain consultants and advisors of the Company to remain in the service of the Company, to extend to them the opportunity to acquire a proprietary interest in the Company so they will apply their best efforts for the benefit of the Company, and to aid the Company in attracting able persons to enter the service of the Company.

The following describes the principal provisions of the LTIP.

The total number of shares of common stock that may be subject to option awards under the LTIP will not exceed an amount equal to: (a) ten percent of the total number of shares of common stock and common stock equivalents outstanding from time to time, minus (b) the total number of shares of common stock subject to outstanding awards on the date of calculation awarded under any other stock-based plan. On May 23, 2007 shareholders approved the LTIP to be amended such that the number of authorized awards under the LTIP will be calculated without regard to awards outstanding under the Company’s 2006 Warrant Incentive Plan. As of December 31, 2009, the maximum number of option awards available under the LTIP is 4,278,862.

The LTIP is generally designed to meet the requirements of Code Section 162(m), in order to preserve the Company’s ability to take compensation expense deductions in connection with the exercise of options granted and the vesting of performance-based restricted stock under the LTIP in certain circumstances. Under Code Section 162(m), a publicly held corporation is not permitted to take a federal income tax deduction for compensation recognized by certain executive officers in any year in excess of $1,000,000, unless such compensation meets the shareholder approval and other requirements of Code Section 162(m).

The LTIP is administered by the Board of Directors or a committee (“Plan Committee”) appointed by the Board of Directors. The Plan Committee may grant option awards under the LTIP to eligible participants. The

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

Plan Committee has the discretion, in accordance with the provisions of the LTIP, to determine the terms of the award, to whom an award is granted and the number of shares of stock subject to the award subject to a maximum grant to an eligible participant in any year of 250,000 options or grants paid only in cash having a value determined on the date of grant in excess of $2,500,000.

The exercise price for stock options may not be less than the fair market value of the Company’s stock on the date of grant. The LTIP provides that option holders may pay the exercise price: (1) in cash, (2) by delivery to the Company of shares of the Company’s common stock owned by the participant, (3) in a “cashless” exercise, or (4) in any combination of cash and shares.

An option granted under the LTIP may not be exercised later than the date specified by the Board of Directors or Plan Committee, as applicable, which in all cases is a maximum of ten years from the date of the grant.

On May 14, 2009 the Board of Directors approved the granting of 600,000 employee stock options under the LTIP. On August 3, 2009 the 600,000 stock options were granted to various employees with an exercise price of $0.80 which was the closing market price of the Company’s common stock. These stock options were issued with terms of five years and vest 33% after 12 months, an additional 33% after 24 months and the remaining 34% after 36 months.

The grant date fair value of the stock options granted during 2009 was $0.34 per share. A summary of the assumptions used to estimate the fair value of the August 3, 2009 option grants using the Black-Scholes option pricing model is as follows:

Risk-free rate – 10 year bond rate	4.28%
Expected life	5 years
Dividend yield	—
Expected volatility	40%

During the year ended December 31, 2008 no stock options were granted.

Effective May 19, 2006, the Company adopted the 2006 Warrant Incentive Plan (the “2006 WIP”). The purpose of the 2006 WIP is to (a) to encourage certain employees and directors of the Company, as well as employees and directors of any current or after-acquired subsidiary corporation, to acquire a proprietary interest in the Company and thus share in the future success of the Company; and (b) to enable the Company, by offering comparable incentives, to attract and retain outstanding management personnel and directors who are in a position to make important and direct contributions to the success of the Company; and (c) to promote a closer identity of interests between the Company’s employees, directors and consultants and its stockholders. The Company reserved 3,500,000 shares of voting common stock for sale upon the exercise of warrants granted under the 2006 WIP. If a warrant expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other warrants grants under the 2006 WIP. Unless the 2006 WIP is terminated earlier, it shall terminate five years from its effective date.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

The table below summarizes the Company’s employee stock option and warrant plans as of December 31, 2009 and December 31, 2008:

Employee Stock Option and Warrant Plans	Authorized	Outstanding	Available
2005 Long-Term Incentive Plan	4,453,253	589,274	3,863,979
2006 Warrant Incentive Plan	3,500,000	3,027,500	472,500

Balance at December 31, 2008	7,953,253	3,616,774	4,336,479
2005 Long-Term Incentive Plan	4,278,862	992,774	3,286,088
2006 Warrant Incentive Plan	3,500,000	3,027,500	472,500

Balance at December 31, 2009	7,778,862	4,020,274	3,758,588

A summary of employee stock option activity, under the Company’s LTIP, for the years ended December 31, 2009 and 2008, is presented below:

Employee Stock Options	Employee Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2007	785,574	$1.74	4.40	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	(196,300)	1.84	3.57	—

Balance at December 31, 2008	589,274	1.71	3.65	—
Granted	600,000	0.80	4.60	—
Exercised	—	—	—	—
Cancelled	(196,500)	1.23	3.69	—

Balance at December 31, 2009	992,774	$1.25	3.64	$—

Options exercisable at December 31, 2009	357,774	$1.74	2.68	$—

The following table summarizes the employee stock options outstanding and exercisable at December 31, 2009:

Stock Options Outstanding					Stock Options Exercisable
Range of Exercise Prices		Options Outstanding	Weighted Average Remaining Contract Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
Low	High
$ 0.50	$2.00	939,774	3.40	$1.26	304,774	$1.59
$ 2.01	$3.00	50,000	2.00	2.50	50,000	2.50
$ 3.01	$4.00	3,000	4.07	3.80	3,000	3.80

		992,774	3.64	$1.25	357,774	$1.74

The aggregate intrinsic value of stock options outstanding and stock options exercisable at December 31, 2009 is calculated as the number of in-the-money options times the difference between exercise price of the underlying awards and the quoted closing market price of common stock at December 31, 2009. The aggregate

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

intrinsic value of stock options exercised is calculated as the number of in-the-money options on the exercise date times the difference between the exercise price of the underlying awards and the quoted closing market price on the exercise date.

As of December 31, 2009 there was $163,896 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under stock option plans. The cost is expected to be recognized over a weighted-average period of approximately two and one-half years. During the years ended December 31, 2009 and 2008 compensation expense of $127,418 and $143,562, respectively, was recognized related to options vesting under option plans.

A summary of employee warrant activity under the 2006 Warrant Incentive Plan as of December 31, 2009 and 2008 is presented below:

Employee Warrants	Employee Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2007	3,027,500	$2.56	3.50	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance at December 31, 2008	3,027,500	2.56	2.60	—
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance at December 31, 2009	3,027,500	$2.56	1.55	$—

Warrants exercisable at December 31, 2009	3,027,500	$2.56	1.55	$—

The following table summarizes the employee warrants outstanding and exercisable at December 31, 2009:

Warrants Outstanding					Warrants Exercisable
Range of Exercise Prices		Warrants Outstanding	Weighted Average Remaining Contract Life (Years)	Weighted Average Exercise Price	Number of Warrants Exercisable	Weighted Average Exercise Price
Low	High
$ 1.50	$2.50	2,447,500	1.59	$2.50	2,447,500	$2.50
$ 2.51	$3.50	580,000	1.38	2.80	580,000	2.80

		3,027,500	1.55	$2.56	3,027,500	$2.56

As of December 31, 2009 and 2008 there was no unrecognized compensation cost related to employee warrant grants.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

The following are additional grant awards ascribed to the LTIP:

Restricted Stock

The Plan Committee may award restricted shares of the Company’s common stock that are subject to risk of forfeiture or other restrictions. Shares of restricted stock are subject to such restrictions as the Plan Committee may impose, including forfeiture upon termination of employment of the recipient. To date, no restricted stock has been granted.

Stock Appreciation Rights

The LTIP provides for grants to eligible participants of stock appreciation rights. A stock appreciation right gives the recipient a right to receive, upon exercise of the stock appreciation right, the excess of (1) the fair market value as determined by the Plan Committee of one share of common stock over (2) the exercise price of the related option (if any) or over the price specified in the agreement governing the award. The grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any stock appreciation right are determined by the Plan Committee. To date, no stock appreciation rights have been granted.

Performance Units

The Plan Committee is authorized to grant eligible participants performance units (“Performance Units”). Performance Units granted under the LTIP may be awarded in cash or shares of common stock, payable to, or exercisable by, the recipient, in whole or in part, upon the achievement of performance goals established by the Plan Committee during the relevant performance period, and which performance goals may be modified by the Plan Committee at any time, in its discretion. If the performance goals are not met, no payment will be made to the recipient with respect to the Performance Units granted. If maximum performance is achieved or exceeded, the value of a Performance Unit will be based on the degree to which actual performance exceeded the pre-established minimum performance standards. The amount of payment is determined by multiplying the number of Performance Units granted at the beginning of the measurement period by the value of the Performance Unit, as determined by the Plan Committee. To date, the Company has not granted any Performance Units.

Phantom Stock

The Committee is authorized to grant awards of “phantom stock,” which means the grant of the value of shares of common stock, without the actual delivery of the common stock, on terms and conditions determined by the Plan Committee. The Plan Committee may impose conditions on phantom stock awards, including continuing employment or continuing service as a director or officer. Such awards may have such other terms and conditions as the Plan Committee determines. To date, no phantom stock has been issued.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

Note 15—Property and Equipment and Capitalized Software Development Costs

The following table represents the different classes of property and equipment and capitalized software development costs as of December 31, 2009 and 2008:

		December 31, 2009		December 31, 2008
	Estimated Useful Life in Years	Property and equipment	Capitalized software development costs	Property and equipment	Capitalized software development costs
Capitalized software development	3-5	$—	$428,332	$—	$2,780,628
Computer and hardware	3-5	1,013,879	—	668,531	—
Furniture, fixtures and equipment	3-7	352,141	—	1,185,672	—
Leasehold improvements	5-10	119,589	—	119,590	—

		1,485,609	428,332	1,973,793	2,780,628
Accumulated depreciation and amortization		(439,902)	(181,497)	(752,727)	(720,613)

Net balance		$1,045,707	$246,835	$1,221,066	$2,060,015

Depreciation and amortization related to property and equipment for years ended December 31, 2009 and 2008 was $390,886 and $376,162, respectively. Amortization related to capitalized software development costs for the years ended December 31, 2009 and 2008 was $545,603 and $561,320, respectively. The Company reviews property and equipment and capitalized software development costs for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of the Company’s finite assets is evaluated by comparing the current and forecasted cash flows associated with the assets to the assets’ carrying values. Due to impairment indicators that arose during 2009 the Company evaluated long-lived assets for impairment. The results of this evaluation indicated that certain capitalized development costs related to software systems and processes which encompass the proprietary back office clearing system with a carrying value of $933,028 and software related to Tradient’s proprietary trading platform with a carrying value of $477,386 were not recoverable. Accordingly, the Company recorded impairment losses on capitalized software development costs of $1,410,414 during the year ended December 31, 2009. Additionally, due to the decision to close Tradient, certain property and equipment with a carrying value of $173,599 were no longer recoverable. Accordingly, the Company recorded impairment losses on property and equipment of $173,599 during the year ended December 31, 2009.

Note 16—Intangible Assets

Intangible assets consist of the following as of December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
Customer list	$4,749,000	$4,749,000
Trade name	1,829,000	1,829,000

	6,578,000	6,578,000

Accumulated amortization	(3,836,636)	(2,466,486)

Net balance	$2,741,364	$4,111,514

The Company acquired $6,578,000 of intangible assets as part of the acquisition of Terra Nova on May 17, 2006. The acquired intangible assets comprised the values prescribed to the acquired customer list and trade

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

name of $4,749,000 and $1,829,000, respectively. The useful life of these intangibles was initially determined to be ten years. During the first quarter of 2008 the estimated life of the customer list declined from ten years to five years based on a determination that the turnover rate of the original clients from May 2006 was higher than originally estimated.

The customer list and trade name are being amortized on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets was $1,370,150 for the years ended December 31, 2009 and 2008.

The following table illustrates the aggregate future amortization of intangible assets:

Years Ending December 31,	Intangible Assets Amortization
2010	$1,370,150
2011	476,354
2012	182,900
2013	182,900
2014	182,900
Thereafter	346,160

Total	$2,741,364

Note 17—Fair Value of Financial Instruments

FASB issued ASC Topic 820, “Fair Value Measurements”, (“ASC 820”) which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price) and not the price that would be paid to acquire the asset or received to assume the liability (an entry price).

Financial Assets and Liabilities

The following table sets forth the Company’s financial instruments that are recognized or disclosed at fair value in the financial statements on a recurring basis as of December 31, 2009 and 2008.

	December 31, 2009	December 31, 2008
Financial instruments owned, at fair value:
Money market funds held in cash and cash equivalents	$2,337,655	$7,260,666
U.S. Treasury securities held in cash segregated in compliance with federal regulations	—	49,959,556
U.S. Treasury securities held as clearing deposits	12,998,592	998,408
Money market funds held as clearing deposits	—	6,650,000

Total	$15,336,247	$64,868,630

Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs include quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Unobservable inputs for the asset or liability, where there is little, if any, observable market activity or data for the asset or liability.

The following table sets forth by level within the fair value hierarchy, the inputs used to measure the Company’s financials instruments owned at fair value as of December 31, 2009.

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Fair Value
	Level 1	Level 2	Level 3
Financial instruments owned, at fair value:
Money market funds held in cash and cash equivalents	$2,337,655	$—	$—	$2,337,655
U.S. Treasury securities held as clearing deposits	12,998,592	—	—	12,998,592

Total	$15,336,247	$—	$—	$15,336,247

Non-Financial Assets and Liabilities

The following table summarizes the Company’s non-financial assets and liabilities subject to fair value measurements along with the total impairment, if any, recognized:

Non-financial assets	Level 1	Level 2	Level 3	Impairment
Goodwill	$—	$—	$—	$7,501,408
Capitalized software development costs	—	—	246,835	1,410,414
Property and equipment	—	—	1,045,707	173,599

Total	$—	$—	$1,292,542	$9,085,421

Note 18—Receivables From and Payables to Brokers, Dealers, and Clearing Organizations

The components of receivables from and payables to brokers, dealers and clearing organizations are as follows at December 31, 2009 and 2008:

	December 31, 2009		December 31, 2008
	Receivables	Payables	Receivables	Payables
Cash held for securities borrowed	$7,988,525	$—	$4,332,350	$—
Clearing deposits & receivables/payables	15,012,864	490,911	9,236,109	913,621

Total	$23,001,389	$490,911	$13,568,459	$913,621

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008—(Continued)

The cash held for securities borrowed represents Terra Nova’s temporary borrowing of securities from broker-dealers which have been collateralized with cash in return for borrowing the security. Terra Nova borrows securities as a result of clients who have sold securities not yet purchased (“short sales”) in their trading accounts. At times, Terra Nova loans securities temporarily to other broker-dealers in connection with its broker-dealer business. The Company receives cash as collateral for the securities loaned. There were no loaned securities at December 31, 2009 and December 31, 2008. Credit approval is required for all broker-dealers from which securities are borrowed and loaned. Terra Nova monitors the collateral value daily and requires additional collateral if warranted.

Self-clearing related clearing deposits and receivables/payables include transactions and deposits required by various clearing and exchange organizations. Generally, the Company is obligated to meet deposit requirements on a daily basis.

Note 19—Employee Benefit Plan

The Company provides retirement benefits through a defined contribution 401k plan (“401k Plan”). All employees are eligible to enroll in the 401k Plan after they reach the age of twenty-one and complete one month of employment with the Company. The Company makes a matching contribution each pay period. Employee salary deferrals up to 6% of the employee’s compensation each payroll period are matched at 50%. The Company match is subject to the following vesting schedule: 20% vested after two years and an additional 20% each subsequent year, with full vesting achieved after six years of employment. The Company’s matching contributions for 2009 and 2008 were approximately $143,000 and $148,000, respectively.

Note 20—Resignation Agreement

The Company and Michael G. Nolan (“Nolan”), who departed as the Company’s Chief Executive Officer effective December 1, 2009, entered into a separation agreement (the “Agreement”) effective December 22, 2009. Pursuant to the Agreement, (i) Nolan’s effective separation date is December 15, 2009 (“Separation Date”); (ii) the Company received a full release from Nolan of all claims relating to his employment subject to certain exceptions; (iii) Nolan receives semi-monthly payments over the course of the nine months following the Separation Date which are equal to the amount Nolan would otherwise have received as base salary (at the rate of salary in effect at the Separation Date) had Nolan not been terminated from employment with Terra Nova; (iv) Nolan will receive payment for accrued and unused vacation time in the approximate amount of 96 hours; and (v) the Company will pay for continuing COBRA coverage for nine months from the Separation Date. Nolan also resigned from the Company’s Board of Directors effective December 22, 2009. In 2009, we expensed the nine months of severance and COBRA coverage totaling $171,861 which is reflected under the category “Other general and administrative expenses” on the accompanying consolidated statement of operations.

Note 21—Lines of Credit

Terra Nova maintains credit lines secured by customer securities to facilitate its self-clearing broker-dealer operations. The rates on the lines of credit are determined daily by the bank and are based on the daily rates at which banking institutions are able to borrow from each other plus a predetermined spread. In the fourth quarter of 2009 the Company added a credit line secured by customer securities with a qualified banking institution which will also be used to meet daily cash flow needs along with a third credit line used for processing ACH credit and debit transactions. At December 31, 2009 and 2008, the Company did not have any outstanding balance drawn on their credit lines.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$2,601,259	$1,857,671
Cash segregated in compliance with federal regulations	133,607,871	136,042,376
Receivables from brokers, dealers and clearing organizations	30,678,861	23,001,389
Receivables from brokerage customers	9,361,352	12,022,905
Property and equipment, net of accumulated depreciation and amortization	980,456	1,045,707
Capitalized software development costs, net of accumulated amortization	173,803	246,835
Intangible assets, net of accumulated amortization	2,398,826	2,741,364
Income tax receivable	738,285	738,285
Deferred income taxes, net	1,499,761	1,499,761
Other assets	749,572	657,361

Total assets	$182,790,046	$179,853,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Payables to brokerage customers	$164,393,571	$159,825,033
Payables to brokers, dealers and clearing organizations	447,962	490,911
Accounts payable and accrued expenses	1,317,918	1,355,905

Total liabilities	166,159,451	161,671,849

Commitments and contingencies

Shareholders’ equity
Preferred stock; $10 par value; 5,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 150,000,000 shares authorized; 25,482,942 shares issued and 25,054,508 shares outstanding at March 31, 2010 and December 31, 2009	254,829	254,829
Treasury stock, common, at cost; 428,434 shares at March 31, 2010 and December 31, 2009	(272,056)	(272,056)
Additional paid-in capital	52,150,456	52,132,836
Accumulated deficit	(35,502,634)	(33,933,804)

Total shareholders’ equity	16,630,595	18,181,805

Total liabilities and shareholders’ equity	$182,790,046	$179,853,654

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
REVENUES
Commissions and fees	$3,748,750	$6,676,420
Interest income	225,902	420,276
Interest expense on brokerage accounts	—	284

Net interest income	225,902	419,992
Other revenues	172,245	44,275

Net revenues	4,146,897	7,140,687

EXPENSES
Commissions and clearing	1,383,127	2,693,278
Compensation and benefits	1,794,620	2,034,785
Software and market data	527,713	946,718
Advertising and promotional	20,156	87,013
Professional fees	527,957	686,579
Communications and information technology	295,979	196,622
Depreciation and amortization	529,078	489,150
Other general and administrative expenses	617,311	468,385

Total expenses	5,695,941	7,602,530

Loss from continuing operations before income taxes	(1,549,044)	(461,843)
Income tax benefit	—	(180,000)

Net loss from continuing operations	(1,549,044)	(281,843)
Discontinued operations
Loss from discontinued operations of Tradient	(19,786)	(77,966)
Income tax benefit	—	(30,000)

Loss from discontinued operations	(19,786)	(47,966)

Net loss	$(1,568,830)	$(329,809)

Net loss per common share:
Basic and diluted
Continuing operations	$(0.06)	$(0.01)
Discontinued operations	(0.00)	(0.00)

	$(0.06)	$(0.01)

Weighted average common shares outstanding:
Basic	25,054,508	25,482,942

Diluted	25,054,508	25,482,942

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net loss	$(1,568,830)	$(329,809)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	17,620	30,165
Depreciation and amortization	529,078	563,267
Deferred income taxes	—	(210,000)
Gain on extinguishment of liabilities	—	(60,626)
Changes in operating assets and liabilities:
Decrease in cash segregated in compliance with federal regulations	2,434,505	4,767,430
Increase in receivables from brokers, dealers and clearing organizations	(7,677,472)	(1,044,549)
Decrease (increase) in receivables from brokerage customers	2,661,553	(765,485)
Decrease in income tax receivable	—	730,000
Decrease (increase) in other assets	(92,211)	184,083
Decrease in payables to brokers, dealers and clearing organizations	(42,949)	(243,469)
Increase (decrease) in payables to brokerage customers	4,568,538	(5,382,158)
Increase (decrease) in accounts payable and accrued expenses	(37,988)	203,378

Net cash provided by (used in) operating activities	791,844	(1,557,773)

Cash flows from investing activities
Purchases of property and equipment	(48,257)	(87,701)

Net increase (decrease) in cash and cash equivalents	743,588	(1,645,474)
Cash and cash equivalents at beginning of period	1,857,671	7,889,553

Cash and cash equivalents at end of period	$2,601,259	$6,244,079

Supplemental cash flow information:
Cash paid for interest	$—	$284

Cash paid for income taxes	$—	$696,322

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1—Nature of Operations and Basis of Presentation

Nature of Operations

Terra Nova Financial Group, Inc. (collectively, the “Company,” “Parent”, “firm,” “we,” “us,” or “our”) is a holding company of businesses providing a range of products and services to trading professionals. We have two primary subsidiaries: Terra Nova Financial, LLC, (“Terra Nova”), an Illinois limited liability company, a broker-dealer registered with the SEC and a member of Financial Industry Regulatory Authority, Inc. which provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers and SC QuantNova Research SRL (“QuantNova”), based in Bucharest, Romania, which provides software development, architecture and engineering for back office clearing systems. Terra Nova Financial Group, Inc. trades under the stock symbol “TNFG” and is quoted on the OTC Bulletin Board.

Terra Nova is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

Regulatory and Self-Regulatory Organizations:

•	U.S. Securities and Exchange Commission (“SEC”) as a broker-dealer

•	Financial Industry Regulatory Authority, Inc. (“FINRA”) as a broker-dealer

•	National Futures Association (“NFA”) as a futures commission merchant

•	Commodity Futures Trading Commission (“CFTC”) as a futures commission merchant

Registered Clearing Agencies:

•	The Depository Trust & Clearing Corporation (“DTCC”)

•	National Securities Clearing Corporation

•	The Options Clearing Corporation (“OCC”)

U.S. Equity Exchanges:

•	ISE Stock Exchange

•	National Stock Exchange

•	NYSE Arca Equities

•	NYSE Amex Equities

•	NYSE Euronext

•	NASDAQ Stock Market

•	NASDAQ OMX BX

•	BATS Exchange, Inc.

U.S. Option Exchanges:

•	Boston Options Exchange

•	NYSE Arca Options

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

•	NYSE Amex Options

•	NASDAQ OMX PHLX

•	International Securities Exchange

Investor Protection:

•	Securities Investor Protection Corporation

Terra Nova offers a broad array of services for the execution and clearing of trading products including equities, options, futures and commodity options, ETFs, fixed income and mutual funds as well as prime brokerage, clearing and back office services for institutions. Terra Nova serves a diverse client base of professional traders, hedge funds, money managers, correspondent introducing brokers, registered representatives, registered investment advisors and foreign brokers located in the United States and in certain foreign countries. Primary sources of revenue for Terra Nova include commissions, account fees and interest.

QuantNova, a wholly-owned subsidiary of the Company, provides consulting, software development, electronic data processing, software architecture and engineering for backoffice clearing software. QuantNova is based in Bucharest, Romania.

Basis of Presentation

The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Terra Nova Financial Group, Inc. and notes to the consolidated financial statements included in the Annual Report on Form 10-K of Terra Nova Financial Group, Inc. for the year ended December 31, 2009.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Articles 8 and 10 of Regulation S-X. Accordingly, certain notes and other information normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting only of normal recurring adjustments), necessary to present fairly the condensed consolidated financial position of Terra Nova Financial Group, Inc. and subsidiaries as of March 31, 2010 and the consolidated results of their operations and cash flows for each of the periods presented have been recorded. The results of operations and cash flows for an interim period are not necessarily indicative of the results of operations or cash flows that may be reported for the year or any subsequent period.

During the first quarter of 2010, the Company discontinued the operations of its subsidiary, Tradient Technologies, Inc. (“Tradient”). In accordance with the provisions of FASB ASC Subtopic 205-20, the results of Tradient are presented as discontinued operations for all periods in the consolidated financial statements. See footnote 6 for additional details.

Note 2—Summary of Significant Accounting Policies

(a) Consolidation Policy

The accompanying condensed consolidated financial statements include the accounts of the Parent and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(b) Fair Value of Financial Instruments

The carrying amounts of the Company’s short term financial instruments, which consist of cash and cash equivalents, cash segregated in compliance with federal regulations, receivables from brokers, dealers and clearing organizations, receivables from brokerage customers, payables to brokers, dealers and clearing organizations, payables to brokerage customers and accounts payable and accrued expenses approximate their fair value due to their short term nature.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Actual amounts could differ from those estimates.

(d) Foreign Currency Translation

The local currency of the Company’s foreign operations, QuantNova, is considered to be its functional currency. Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using average exchange rates in effect during the month with the resulting adjustment, if material, included in other comprehensive income (loss). To date, foreign currency translation adjustments have been immaterial.

(e) Cash and Cash Equivalents

The Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents. Cash and cash equivalents consist primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a “money market” rate of interest. The Company also has a sweep account which deposits excess operating bank balances overnight into a money market account.

(f) Cash Segregated in Compliance with Federal Regulations

Cash segregated in compliance with federal regulations is in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). We maintain special reserve accounts with multiple qualified banking institutions to mitigate credit risk. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These special reserve accounts are in full compliance with all regulatory requirements.

Cash segregated in compliance with federal regulations also includes Proprietary Accounts of Introducing Brokers (“PAIB”) in accordance with the customer reserve computation set forth in Rule 15c3-3 (“customer reserve formula”) of the Exchange Act. The Company has established and maintains a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula are maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

(g) Impairment of Long-Lived Assets

Long-lived assets, primarily consisting of definite lived intangible assets, property and equipment and capitalized software development costs, are reviewed for impairment whenever events or changes in

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(h) Receivables from Brokers, Dealers and Clearing Organizations

Receivables from brokers, dealers and clearing organizations consist primarily of securities borrowed, commissions receivable, and deposits with clearing organizations. Transactions involving borrowed securities require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various third-party clearing brokers for institutional, prime brokerage, equity and option clearing business and fully-disclosed futures business.

(i) Receivables from Brokerage Customers

Receivables from brokerage customers consist of margin loans to brokerage customers. Margin loans are secured by securities in brokerage customers accounts. Such collateral is not reflected in the consolidated financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts. Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve System, FINRA, exchanges, various clearing firms and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may decline in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it be deemed necessary to protect itself from loss. Although Terra Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova.

(j) Payables to Brokerage Customers

Customer funds are maintained in brokerage customer segregated accounts and relate to item (f) discussed above. Payables to brokerage customers are free credit balances on deposit with the Company related to its self-clearing business which, are subject to Rule 15c3-3 of the Exchange Act. The customer funds have been segregated in special reserve accounts earning interest. This payable to brokerage customers does not include customer securities positions as customer owned securities represent an off-balance sheet item.

(k) Revenue Recognition

Commission and fees: Commission revenue on trading products including equities, options, futures and futures options, ETFs, fixed income and mutual funds transactions are recorded on a settlement date basis.

Net interest income: Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and interest expense on brokerage accounts are recorded on an accrual basis as earned or incurred.

Other revenue: Other revenue consists of account and transaction fees and is recorded on a settlement date basis as transactions occur.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

(l) Lines of Credit

From time to time Terra Nova may obtain short-term bank loans to facilitate its broker-dealer settlement and clearing operations due to customer margin debits. These short-term bank loans are fully secured by customer marginable positions.

(m) Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized on a more likely than not basis. Income tax expense or benefit is the income tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Uncertain tax positions are initially recognized in the financial statements when they are more likely than not to be sustained upon examination by the respective tax authorities.

(n) Reclassifications

Certain reclassifications have been made to prior period amounts to conform to current period classifications.

Note 3—Net Income (Loss) Per Common Share

Basic net income (loss) per common share (“EPS”) is computed by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding plus the additional shares that would have been outstanding if potentially dilutive shares such as shares that would satisfy outstanding warrants and options, had been issued applying the treasury stock method.

For the quarters ended March 31, 2010 and 2009 the components of basic and diluted weighted average shares outstanding are as follows:

	March 31, 2010	March 31, 2009
Weighted average shares outstanding—Basic	25,054,508	25,482,942
Weighted average shares outstanding—Diluted	25,054,508	25,482,942

Common stock equivalents totaling 17,490,360 and 17,939,724 for the quarters ended March 31, 2010 and 2009, respectively, were excluded from the calculation of diluted EPS as their effect would have been anti-dilutive.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Note 4—Capitalization

(a) Common Stock

The Company had 150,000,000 shares of common stock authorized, 25,482,942 shares issued and 25,054,508 shares outstanding as of March 31, 2010.

(b) Stock Repurchase Program

On May 1, 2009 the Company’s Board of Directors authorized the Company’s management to pursue repurchases of the Company’s stock at the discretion of the management. This authorization allows management to purchase up to $3,000,000 of stock under the safe harbor guidelines of and pursuant to the requirements of SEC Rule 10b-18. This authorization grants discretion to the Company’s management to execute the repurchase program and there is no requirement to purchase any minimum number of shares. The repurchase program ended as of April 30, 2010. The Company did not repurchase shares of common stock during the quarter ended March 31, 2010.

(c) Non-employee Warrants

Non-employee warrants outstanding as of March 31, 2010 totaled 13,713,836 with a weighted average exercise price of $2.81.

Note 5—Risks and Uncertainties

In the ordinary course of business there are certain contingencies which are not reflected in the condensed consolidated financial statements. These activities may expose Terra Nova to credit risk in the event that broker-dealer clients are unable to fulfill their contractual obligations.

Many client accounts are margin accounts in which Terra Nova, in effect, loans money to clients. In margin transactions, Terra Nova may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients’ accounts. In connection with securities activities Terra Nova executes client transactions involving the sale of securities not yet purchased (“short sales”) all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova’s internal risk management policies. In all cases, such transactions may expose Terra Nova to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations Terra Nova would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients’ obligations.

Terra Nova seeks to control the risks associated with its clients’ activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

Terra Nova provides guarantees to clearing organizations and exchanges under their standard membership agreements which require members to guarantee the performance of other members. Under these agreements if a member becomes unable to satisfy its obligations to the clearing organization and exchanges other members may be called upon to meet such shortfalls. Terra Nova’s liability under these arrangements is not quantifiable and

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

Note 6—Discontinued Operations

During November 2009 the Company determined that the capital required to operate Tradient Technologies, Inc. (“Tradient”) could be better deployed in other Company operations. Therefore, the Company decided to close Tradient effective February 1, 2010. Tradient operated the Company’s proprietary technology development activities, building applications for electronic trade execution, order routing and clearing. Tradient offered three proprietary trading platforms to clients, Tradient Pro, Tradient Plus, and Tradient Web that were alternatives to other third party platforms offered by the Company. Tradient was located in Chicago, Illinois and was included in software services segment. As a result of the closure of Tradient, the Company has a single reporting segment, brokerage services, and therefore, segment reporting is no longer applicable. Primary sources of revenue for Tradient included software licensing and routing fees.

The following table summarizes certain operating data for discontinued operations for the three months ended March 31, 2010 and March 31, 2009:

	Three Months Ended March 31,
	2010	2009
Net revenues	$108,842	$568,355
Total expenses	128,628	646,321
Income tax benefit	—	(30,000)

Loss from discontinued operations	$(19,786)	$(47,966)

Note 7—Commitments and Contingencies

Litigation and Claims

On March 9, 2010, Terra Nova received a Wells Letter from FINRA stating that FINRA had made a preliminary determination to recommend disciplinary action against Terra Nova for alleged rules violations relating to short sales during the period from October 1, 2007 through December 31, 2007. FINRA alleges that during this period of time Terra Nova accepted short sale orders without proper arrangements to borrow securities. FINRA also alleges that Terra Nova’s supervisory procedures for short sales were deficient as they relate to locating securities for short sales. Terra Nova has filed a response. Terra Nova has accrued a reserve for this matter, however, no assurances can be made that such amount is sufficient to resolve the matter.

In December, 2009, Terra Nova received a Wells Letter from NYSE Regulation (“NYSE”) stating that NYSE was formally investigating whether Terra Nova had violated NYSE rules by failing to maintain adequate policies or procedures relating to four separate matters. The first relates to an incident on September 30, 2008 in which a large volume of erroneous trades were placed through an automated trading program by a Terra Nova client. NYSE alleges Terra Nova’s processes should have prevented such erroneous orders from reaching the market. The second involves a matter relating to whether Terra Nova maintained adequate policies and procedures to ensure proper marking, execution and handling of short sale orders. The third matter involves the maintenance of adequate policies and procedures to restrict wash sales and pre-arranged trades. The fourth matter involves maintaining adequate policies and procedures to prevent possibly manipulative order cancellations made

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

by a customer. Terra Nova has submitted a written response to NYSE and is prepared to vigorously defend this matter. Terra Nova has accrued a reserve for this matter, however, no assurances can be made that such amount is sufficient to resolve the matter.

On April 29, 2009, Terra Nova was notified that it had been joined as a defendant in FINRA Arbitration Number 09-02166, the case of Andali Investments v. Southwest Securities, Tradestation Securities, Terra Nova and Carlos Manuel Garcia in which the plaintiff seeks to recover $500,000. The complaint alleges that Terra Nova allowed the transfer of funds from Andali’s account without proper authorization. Terra Nova responded that it acted properly and will vigorously defend this matter. Terra Nova has accrued a reserve for this matter, however, no assurances can be made that such amount is sufficient to resolve the matter.

On May 1, 2008 Terra Nova was notified that it had been joined as a defendant in FINRA Arbitration Number 08-01124, the case of Espedito Bifero and Canterbury Investment Fund, LLC v. Terra Nova. The complaint alleges that Terra Nova, as the clearing firm for Riverside Securities, negligently failed to inform Riverside Securities and its customers including Bifero of the closing of a transaction under which Chicago Board of Trade Stock was converted to stock of CME, which conversion affected the value of options held by Bifero. Bifero alleges damages of $62,000 and Canterbury damages of $95,000. Claimants filed a revised statement of claim on April 16, 2010. On May 5, 2010 the parties agreed to dismiss the case without prejudice and without any payment from one to another.

In addition to the foregoing, many aspects of our business involve substantial risk of liability and from time to time we may become involved in additional lawsuits, arbitrations, claims and other legal proceedings. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. We also are subject to periodic regulatory audits, inquiries and inspections. In this regard, we have been notified by regulatory authorities of various ongoing regulatory reviews. We have and continue to make timely responses to such reviews as required. However, we are unable to predict the outcome of these matters.

We establish liabilities when a particular contingency is probable and estimable. We have certain contingencies which are reasonably possible, with exposures to loss which are in excess of the amount accrued. However, the remaining reasonably possible exposure to loss cannot currently be estimated.

Note 8—Income Taxes

The Company recorded no income tax benefit for the three months ended March 31, 2010 compared to a deferred income tax benefit of $210,000 for the same period in 2009. The 2009 deferred income tax benefit is a result of the increase in the Company’s net deferred tax asset by $210,000. For the first quarter of 2010, the Company has not increased its net deferred tax asset as any increases are not believed to be more likely than not realizable.

At March 31, 2010 and December 31, 2009, the Company had income tax receivables totaling $738,285 which are comprised of an overpayment in estimated federal and state tax payments for 2008 of approximately $400,000, State of Illinois refunds from amendments from filing on a unitary basis of approximately $190,000, and State of Illinois refund receivables from amendments to prior quarter’ returns of approximately $150,000.

Note 9—Regulatory Requirements

Terra Nova is subject to the U.S. Securities and Exchange Commission Uniform Net Capital Rule (“Rule 15c3-1”) under the Exchange Act which requires the maintenance of minimum net capital. Terra Nova calculates

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

its net capital using the “alternative method,” which requires maintaining minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items.

Terra Nova is also subject to the CFTC financial requirement (“Regulation 1.17”) under the Commodity Exchange Act, administered by the CFTC and the NFA, which also requires maintaining minimum net capital. Terra Nova is a futures commission merchant and is required to maintain minimum net capital the sum of 8% of the total risk margin requirements for all positions carried in customer accounts, as defined in Regulation 1.17 and 8% of the total risk margin requirements for all positions carried in non-customer accounts with a minimum adjusted net capital of $1,000,000.

Excess net capital of one broker-dealer subsidiary may not be used to offset a net capital deficiency of another broker-dealer subsidiary. Net capital and the related net capital requirement may fluctuate on a daily basis. A summary of net capital requirements as of March 31, 2010 are as follows:

	Net Capital	Minimum Net Capital Requirement		Excess Net Capital
		SEC	CFTC	SEC	CFTC
Terra Nova Financial, LLC	$9,945,063	$1,500,000	$1,000,000	$8,445,063	$8,945,063

Note 10—Share-Based Compensation

Stock Options and Warrants

The fair value of each share-based award is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in the Black-Scholes model include: expected volatility of the Company’s common stock estimated based on historical volatility; estimated expected life based on historical employee exercise behavior for similar awards giving consideration to the award’s contractual terms vesting schedules; risk-free interest rate; and expected dividend yield. Share-based compensation is recorded based on the grant date fair value of awards over their respective requisite service periods, net of estimated forfeitures, based on historical employee termination behavior.

During the three months ended March 31, 2010 and March 31, 2009 no stock options were granted.

Effective May 19, 2006, the Company adopted the 2006 Warrant Incentive Plan (the “2006 WIP”). The purpose of the 2006 WIP is to (a) to encourage certain employees and directors of the Company, as well as employees and directors of any current or after-acquired subsidiary corporation, to acquire a proprietary interest in the Company and thus share in the future success of the Company; and (b) to enable the Company, by offering comparable incentives, to attract and retain outstanding management personnel and directors who are in a position to make important and direct contributions to the success of the Company; and (c) to promote a closer identity of interests between the Company’s employees, directors and consultants and its stockholders. The Company reserved 3,500,000 shares of voting common stock for sale upon the exercise of warrants granted under the 2006 WIP. If a warrant expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other warrant grants under the 2006 WIP. Unless the 2006 WIP is terminated earlier, it shall terminate five years from its effective date.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

The table below summarizes the Company’s employee stock option and warrant plans as of March 31, 2010:

Employee Stock Option and Warrant Plans	Authorized	Outstanding	Available
2005 Long-Term Incentive Plan (“LTIP”)	4,254,487	749,024	3,505,463
2006 Warrant Incentive Plan (“2006 WIP”)	3,500,000	3,027,500	472,500

Balance at March 31, 2010	7,754,487	3,776,524	3,977,963

A summary of employee stock option activity, under the Company’s Long Term Incentive Plan, for the quarter ended March 31, 2010 is presented below:

Employee Stock Options	Employee Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2009	992,774	$1.25	3.64	—
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	(243,750)	1.12	0.95	—

Balance at March 31, 2010	749,024	$1.29	3.34	$—

Options exercisable at March 31, 2010	354,024	$1.74	2.44	$—

The aggregate intrinsic value of stock options outstanding and stock options exercisable at March 31, 2010 is calculated as the number of in-the-money options times the difference between exercise price of the underlying awards and the quoted closing market price of common stock at March 31, 2010. The aggregate intrinsic value of stock options exercised is calculated as the number of in-the-money options on the exercise date times the difference between the exercise price of the underlying awards and the quoted closing market price on the exercise date.

As of March 31, 2010 there was $86,520 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under stock option plans. The cost is expected to be recognized over a weighted-average period of approximately two and one-half years. During the quarters ended March 31, 2010 and March 31, 2009 compensation expense of $17,620 and $30,165, respectively, was recognized related to options vesting under option plans.

A summary of employee warrant activity under the 2006 Warrant Incentive Plan as of March 31, 2010 is presented below:

Employee Warrants	Employee Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2009	3,027,500	$2.56	1.55	—
Granted	—	—	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance at March 31, 2010	3,027,500	$2.56	1.30	$—

Warrants exercisable at March 31, 2010	3,027,500	$2.56	1.30	$—

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

For the quarters ended March 31, 2010 and March 31, 2009 there was no unrecognized compensation cost related to employee warrant grants.

Note 11—Property and Equipment and Capitalized Software Development Costs

The following table represents the different classes of property and equipment and capitalized software development costs as of March 31, 2010 and December 31, 2009:

		March 31, 2010		December 31, 2009
	Estimated Useful Life in Years	Property and equipment	Capitalized software development costs	Property and equipment	Capitalized software development costs
Capitalized software development	3-5	$—	$332,282	$—	$428,332
Computer and hardware	3-5	878,917	—	1,013,879	—
Furniture, fixtures and equipment	3-7	279,521	—	352,141	—
Leasehold improvements	5-10	119,588	—	119,589	—

		1,278,026	332,282	1,485,609	428,332
Accumulated depreciation and amortization		(297,570)	(158,479)	(439,902)	(181,497)

Net balance		$980,456	$173,803	$1,045,707	$246,835

Depreciation and amortization related to property and equipment for quarters ended March 31, 2010 and 2009 was $113,508 and $90,442, respectively. Amortization related to capitalized software development costs for the quarters ended March 31, 2010 and 2009 was $73,032 and $130,287, respectively.

Note 12—Intangible Assets

Intangible assets consist of the following as of March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
Customer list (5 year life)	$4,749,000	$4,749,000
Trade name (10 year life)	1,829,000	1,829,000

	6,578,000	6,578,000

Accumulated amortization	(4,179,174)	(3,836,636)

Net balance	$2,398,826	$2,741,364

The customer list and trade name are being amortized on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets was approximately $343,000 for the quarters ended March 31, 2010 and 2009.

Note 13—Fair Value of Financial Instruments

FASB issued ASC Topic 820, “Fair Value Measurements”, (“Topic 820”) which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value and focuses on the

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

price that would be received to sell the asset or paid to transfer the liability (an exit price) and not the price that would be paid to acquire the asset or received to assume the liability (an entry price).

Financial Assets and Liabilities

The following table sets forth the Company’s financial instruments that are recognized or disclosed at fair value in the financial statements on a recurring basis as of March 31, 2010.

Financial instruments owned, at fair value:	March 31, 2010	December 31, 2009
Money market funds held in cash and cash equivalents	$—	$2,337,655
U.S. Treasury securities held as clearing deposits	18,996,950	12,998,592

Total	$18,996,950	$15,336,247

Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs include quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Unobservable inputs for the asset or liability, where there is little, if any, observable market activity or data for the asset or liability.

The following table sets forth by level within the fair value hierarchy, the inputs used to measure the Company’s financial instruments owned at fair value as of March 31, 2010.

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Financial instruments owned, at fair value:	Level 1	Level 2	Level 3	Fair Value
U.S. Treasury securities held as clearing deposits	18,996,950	—	—	18,996,950

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Note 14—Receivables From and Payables to Brokers, Dealers, and Clearing Organizations

The components of receivables from and payables to brokers, dealers and clearing organizations are as follows at March 31, 2010 and December 31, 2009:

	March 31, 2010		December 31, 2009
	Receivables	Payables	Receivables	Payables
Cash held for securities borrowed	$9,365,025	$—	$7,988,525	$—
Clearing deposits & receivables/payables	21,313,836	447,962	15,012,625	490,911

Total	$30,678,861	$447,962	$23,001,150	$490,911

The cash held for securities borrowed represents Terra Nova’s temporary borrowing of securities from broker-dealers which have been collateralized with cash in return for borrowing the security. Terra Nova borrows securities as a result of clients who have sold securities not yet purchased (“short sales”) in their trading accounts. At times, Terra Nova loans securities temporarily to other broker-dealers in connection with its broker-dealer business. The Company receives cash as collateral for the securities loaned. There were no loaned securities at March 31, 2010 and December 31, 2009. Credit approval is required for all broker-dealers from which securities are borrowed and loaned. Terra Nova monitors the collateral value daily and requires additional collateral if warranted.

Self-clearing related clearing deposits and receivables/payables include transactions and deposits required by various clearing and exchange organizations. Generally, the Company is obligated to meet deposit requirements on a daily basis.

TERRA NOVA FINANCIAL, LLC

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Member of

Terra Nova Financial, LLC

We have audited the accompanying statement of financial condition of Terra Nova Financial, LLC (the “Company”) as of December 31, 2009, and the related statement of income, changes in member’s equity, changes in liabilities subordinated to claims of general creditors and cash flows for the year then ended that you are filing pursuant to Rule 17a-5 under the Securities Exchange Act of 1934. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Terra Nova Financial, LLC as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in the supplementary schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by Rule 17a-5 under the Securities Exchange Act of 1934. Such information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects, in relation to the basic financial statements taken as a whole.

/s/ BKD, LLP

Dallas, Texas

February 19, 2010

TERRA NOVA FINANCIAL, LLC

STATEMENT OF FINANCIAL CONDITION

December 31, 2009

ASSETS
Cash and cash equivalents	$1,580,731
Cash segregated in compliance with federal regulations	136,042,376
Due from Parent	1,249,938
Receivables from brokers, dealers and clearing organizations	23,001,150
Receivables from customers and non-customers (net of allowance for doubtful accounts of $10,000)	12,022,905
Furniture, equipment and leasehold improvements, net	906,391
Capitalized software development costs, net	147,906
Other assets	577,807

Total assets	$175,529,204

LIABILITIES AND MEMBER’S EQUITY
Payables to brokers, dealers and clearing organizations	$490,911
Payables to customers and non-customers	159,825,034
Accounts payable and accrued expenses	1,008,183
Due to affiliate	75,703

Total liabilities	161,399,831

Commitments and contingencies
Member’s equity	14,129,373

Total liabilities and member’s equity	$175,529,204

TERRA NOVA FINANCIAL, LLC

STATEMENT OF INCOME

Year Ended December 31, 2009

REVENUES
Commissions and fees	$24,799,276

Interest income	1,474,493
Interest expense on brokerage accounts	1,150

Net interest income	1,473,343

Software fees	1,291,445
Other income	382,737

Net revenues	27,946,801

OPERATING EXPENSES
Commissions and clearing	9,569,314
Compensation and benefits	6,225,789
Software and market data	4,555,848
Advertising and promotional	604,611
Professional fees	1,383,954
Communications and information technology	775,715
Depreciation and amortization	220,508
Other general and administrative expenses	2,999,879

Total operating expenses	26,335,618

Net income	$1,611,183

TERRA NOVA FINANCIAL, LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

Year Ended December 31, 2009

Balance, January 1, 2009	$15,013,141
Deemed member withdrawal	(839,951)
Member’s capital withdrawals	(1,655,000)
Net income	1,611,183

Balance, December 31, 2009	$14,129,373

TERRA NOVA FINANCIAL, LLC

STATEMENT OF CHANGES IN LIABILITIES SUBORDINATED

TO CLAIMS OF GENERAL CREDITORS

Year Ended December 31, 2009

Balance, January 1, 2009	$—
Borrowings	—
Repayments	—

Balance, December 31, 2009	$—

TERRA NOVA FINANCIAL, LLC

STATEMENT OF CASH FLOWS

Year Ended December 31, 2009

OPERATING ACTIVITIES
Net income	$1,611,183
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	220,508
Changes in operating assets and liabilities:
Cash segregated in compliance with federal regulations	5,116,988
Receivables from brokers, dealers and clearing organizations	(9,433,132)
Receivables from customers and non-customers	(7,164,545)
Other assets	540,745
Payables to brokers, dealers and clearing organizations	(422,711)
Payables to customers and non-customers	7,854,468
Accounts payable and accrued expenses	(1,157,995)
Payable to affiliate	(170,870)

Net cash used in operating activities	(3,005,361)

INVESTING ACTIVITIES
Purchase of furniture and equipment	(346,674)
Due from parent	(1,024,779)

Net cash used in investing activities	(1,371,453)

FINANCING ACTIVITIES
Member’s capital withdrawals	(1,655,000)
Net decrease in cash and cash equivalents	(6,031,814)
Cash and cash equivalents at beginning of year	7,612,545

Cash and cash equivalents at end of year	$1,580,731

Supplemental Non-Cash Disclosure of Cash Flow Information:
Due from Parent—Transfer of equipment from affiliate	$296,301

Forgiveness of receivable due from Parent—Deemed member withdrawal	$839,951

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

Terra Nova Financial, LLC (“Terra Nova” or the “Company”), is an Illinois limited liability company organized on November 14, 1994. The Company is a registered securities broker-dealer with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Company is also a registered futures commission merchant with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). The Company is a specialized financial services firm that provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers. The Company is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

Regulatory and Self Regulatory Organizations:

•	Securities and Exchange Commission (“SEC”) as a broker-dealer

•	Financial Industry Regulatory Authority, Inc. (“FINRA”) as a broker-dealer

•	National Futures Association (“NFA”) as a futures commission merchant

•	Commodity Futures Trading Commission (“CFTC”) as a futures commission merchant

Registered Clearing Agencies:

•	The Depository Trust Company

•	National Securities Clearing Corporation

•	The Options Clearing Corporation

U.S. Equity Exchanges:

•	ISE Stock Exchange

•	National Stock Exchange

•	NYSE Arca Equities

•	NYSE Amex Equities

•	NYSE Euronext

•	NASDAQ Stock Market

•	NASDAQ OMX BX

U.S. Option Exchanges:

•	Boston Options Exchange

•	NYSE Arca Options

•	NASDAQ OMX PHLX

•	NYSE Amex Options

•	International Securities Exchange

Investor Protection:

•	Securities Investor Protection Corporation

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

Terra Nova offers a broad array of services for the execution and clearing of trading products including equities, options, futures and commodity options, ETFs, fixed income and mutual funds as well as prime brokerage, clearing and back office services for institutions. Terra Nova serves a diverse client base of professional traders, hedge funds, money managers, correspondent introducing brokers, registered representatives, registered investment advisors and foreign brokers located in the United States and in certain foreign countries. Primary sources of revenue for Terra Nova include commissions, account fees and interest. The Company is a wholly owned subsidiary of Terra Nova Financial Group, Inc. (the “Parent”).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Fair Value of Financial Instruments

The carrying amounts of the Company’s short term financial instruments, which consist of cash and cash equivalents, cash segregated in compliance with federal regulations, receivables from brokers, dealers and clearing organizations, receivables from customers and non-customers, payables to brokers, dealers and clearing organizations, payables to customers and non-customers and accounts payable and accrued expenses approximate their fair value due to their short term nature.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Actual amounts could differ from those estimates. Significant estimates include an allocation of operating expenses to the Company as discussed in Note 9.

(c) Cash and Cash Equivalents

The Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents. Cash and cash equivalents consist primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a “money market” rate of interest. The Company also has a sweep account which deposits excess operating bank balances overnight into a money market account. At December 31, 2009 cash deposited in certain bank accounts exceeded federally insured limits. The Company has not experienced any losses in such accounts.

(d) Cash Segregated in Compliance with Federal Regulations

Cash segregated in compliance with federal regulations is in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934. We maintain special reserve accounts with multiple qualified banking institutions to mitigate credit risk. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These special reserve accounts are in full compliance with all regulatory requirements.

(e) Receivables from Brokers, Dealers and Clearing Organizations

Receivables from brokers, dealers and clearing organizations consist primarily of securities borrowed, commissions receivable, and deposits with clearing organizations. Transactions involving borrowed securities require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various third-party clearing brokers for institutional, prime brokerage, equity and option clearing business and fully-disclosed futures business.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

(f) Receivables from Customers and Non-Customers

Receivables from customers consist of margin loans to brokerage customers. Margin loans are secured by securities in brokerage customer’s accounts. Such collateral is not reflected in the financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts. Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve System, FINRA, exchanges, various clearing firms and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may reduce in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it be deemed necessary to protect itself from loss. Although Terra Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova. The Company has an allowance for potential credit losses based upon its assessment of specifically identified unsecured receivables and other factors. At December 31, 2009, allowance for doubtful accounts totaled $10,000.

(g) Long-Lived Assets

Long-lived assets, primarily consisting of furniture, equipment, leasehold improvements and capitalized software development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties.

(h) Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term or the estimated useful life of the related asset. Expenditures for maintenance and repairs are charged against income as incurred, and betterments are capitalized. When depreciable assets are sold or disposed of, the cost and accumulated depreciation accounts are reduced by the applicable amounts, and any profit or loss is credited or charged to income.

(i) Capitalized Software Development Costs

Internally used software includes software that is acquired, internally developed or modified to meet the Company’s internal needs and the Company has no substantive plans to market the software externally. Application development and modifications resulting in additional functionality are capitalized. Costs associated with preliminary project stage where business requirements are defined, internal and external training costs and ongoing maintenance are expensed as incurred. Capitalization of appropriate costs occurs when the preliminary project stage is complete and management authorizes and commits to the completion of the project, capitalization ceases when the project is ready for its intended use.

(j) Payables to Customers and Non-Customers

Customers funds are maintained in customer segregated accounts and relate to item (d) discussed above. Payables to customers are free credit balances on deposit with the Company related to its self-clearing business

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

which, are subject to Rule 15c3-3 of the Securities Exchange Act of 1934. The customer funds have been segregated in special reserve accounts earning interest. This payable to customers does not include customer securities positions as customer owned securities represent an off-balance sheet item.

Payables to non-customers are Proprietary Accounts of Introducing Brokers (“PAIB”) in accordance with the customer reserve computation set forth in Rule 15c3-3 of the Securities Exchange Act of 1934 (“customer reserve formula”). The Company has established and maintains a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula are maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

(k) Revenue Recognition

Commission revenue and related expenses on securities transactions are recorded on a settlement date basis. Software fees are charges for the use of a software execution platform. Revenues from software fees are recognized on a monthly basis as services are provided to clients. Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and brokerage interest expense are recorded on an accrual basis as earned or incurred. Other income consists of account and transaction fees and is recorded on a settlement date basis as security transactions occur.

(l) Lines of Credit

From time to time, Terra Nova may obtain short-term bank loans to facilitate its broker-dealer settlement and clearing operations due to customer margin debits. These short-term bank loans are fully secured with customer marginable positions.

(m) Income Taxes

The Company is a single member LLC that is not directly subject to federal and state income taxes. Therefore, taxable income or loss is reported to the sole member for inclusion in its respective tax returns and no provision for income taxes has been included in the accompanying financial statements.

NOTE 3—LITIGATION AND CLAIMS

On or about December 16, 2009, the Company received a Wells Letter from NYSE Regulation (“NYSE”) stating that NYSE was formally investigating whether the Company had violated NYSE rules relating to four separate matters. The first matter under investigation relates to an incident on September 30, 2008 in which a large volume of erroneous trades were placed through an automated trading program by Hsu-Tung Lee (“Lee”), a client of the Company. NYSE alleges that these trades far exceeded Lee’s buying power, disrupted the market and indicate that the Company failed to establish or maintain appropriate policies or procedures to prevent such erroneous orders from reaching the market. The second matter alleges that from about January 2005 through about February 2007 the Company failed to maintain adequate policies or procedures to ensure proper marking, execution and handling of short sale orders. The third matter alleges that from about August 2006 the Company failed to establish or maintain appropriate policies or procedures to restrict wash sales and prearranged trades. The fourth matter alleges that the Company failed to establish or maintain proper policies or procedures to prevent manipulative practices and cites that one customer of the Company over a two month period in 2008 entered and then canceled orders prior to the market open, which may have been “spoofing” orders. The

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

Company has submitted a written response to NYSE and is prepared to vigorously defend this matter. Management has accrued a reserve in an amount for possible settlement of these matters. The reserve has been reported in accounts payable and accrued expenses on the accompanying statement of financial condition as of December 31, 2009.

On April 29, 2009, the Company was notified that it had been joined as a defendant in FINRA Arbitration Number 09-02166, the case of Andali Investments v. Southwest Securities, Tradestation Securities, Terra Nova and Carlos Manuel Garcia in which the plaintiff seeks to recover $500,000. The complaint alleges that Terra Nova allowed the transfer of $60,443 from Andali’s account without proper authorization. The Company maintains that it has acted properly and will vigorously defend this matter. The Company’s involvement compared to the other respondents was for a short period of time and the Company was involved in only a very limited number of trades involving much less than the $500,000 the claimant seeks to recover.

On May 1, 2008 the Company was notified that it had been joined as a defendant in FINRA Arbitration Number 08-01124, the case of Espedito Bifero and Canterbury Investment Fund, LLC v. Terra Nova Financial, LLC. The complaint alleges that Terra Nova, as the clearing firm for Riverside Securities, negligently failed to inform Riverside Securities and its customer, Bifero, of the closing of a transaction under which Chicago Board of Trade Stock was converted to stock of CME, which conversion affected the value of options held by Bifero. Bifero alleges damages of $50,000 and Canterbury damages of $95,000. The Company believes it has acted properly and intends to vigorously defend this matter.

In addition to the foregoing, many aspects of the Company’s business involve substantial risk of liability and from time to time the Company may become involved in additional lawsuits, arbitrations, claims and other legal proceedings. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. The Company also is subject to periodic regulatory audits, inquiries and inspections. In this regard, the Company has been notified by regulatory authorities of various ongoing investigations. The Company has to date responded to such investigations as required. However, the Company is unable to predict the outcome of these matters.

Settled Litigation

The Company entered into a settlement agreement with a third party clearing firm in December 2009 regarding disputed charges assessed by the third party clearing firm to the account of a Terra Nova client whose activity was processed through the third party clearing firm. The Company reached a settlement with the third party clearing firm in which Terra Nova paid $204,810 of the disputed charges, which is reflected in “Other general and administrative expenses” on the accompanying statement of income for the year ended December 31, 2009.

In September of 2009, a FINRA arbitration panel in the matter of Friedman v. Riverside Securities, Jordan Zaro and Terra Nova found in favor of the claimant and awarded damages together with attorneys’ fees, costs and interest against the defendants who were held jointly and severally liable. The matter involved a dispute under which claimant contended that Zaro engaged in improper trades in her account. The Company paid $265,000 in satisfaction of the judgment which is reflected in “Other general and administrative expenses” on the accompanying statement of income for the year ended December 31, 2009.

Lastly, on December 19, 2008, FINRA notified Terra Nova that it had made a preliminary determination to recommend disciplinary action against Terra Nova as well as one current and two former employees based on alleged rule violations primarily related to soft dollar accounts, including without limitation alleged improper soft

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

dollar payments, failure to adequately supervise soft dollar payments, failure to maintain adequate written supervisory procedures and improper record keeping. The charges mainly related to activities that occurred in 2004 and 2005. Terra Nova signed an Acceptance, Waiver and Consent document to settle this proceeding in October of 2009. The Company paid $400,000 in 2009 to settle the matter which we accrued $200,000 in 2009 and $200,000 in 2008.

NOTE 4—GENERAL CONTINGENCIES

In the ordinary course of business, there are certain contingencies which are not reflected in the financial statements. These activities may expose the Company to credit risk in the event that broker-dealer clients are unable to fulfill their contractual obligations.

Many client accounts are margin accounts in which the Company, in effect, loans money to clients. In margin transactions, the Company may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients’ accounts. In connection with securities activities, Terra Nova executes client transactions involving the sale of securities not yet purchased (“short sales”), all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova’s internal risk management policies. In all cases, such transactions may expose the Company to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations, the Company would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients’ obligations.

The Company seeks to control the risks associated with its clients’ activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

The Company provides guarantees to clearing organizations and exchanges under their standard membership agreements, which require members to guarantee the performance of other members. Under these agreements, if a member becomes unable to satisfy its obligations to the clearing organization and exchanges, other members may be called upon to meet such shortfalls. The Company’s liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

NOTE 5—NET CAPITAL REQUIREMENTS

Terra Nova is subject to the Securities and Exchange Commission Uniform Net Capital Rule (“Rule 15c3-1”) under the Securities Exchange Act of 1934 which requires the maintenance of minimum net capital. Terra Nova calculates its net capital using the “alternative method,” which requires the maintenance of minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items.

Terra Nova is also subject to the CFTC’s net capital requirement (“Regulation 1.17”) under the Commodity Exchange Act, administered by the CFTC and the NFA. Terra Nova is a futures commission merchant and is required to maintain minimum net capital equal to the greater of its net capital requirement under Rule 15c3-1, (i) $1,500,000 or (ii) 2.0% of aggregate debit items, or the sum of 8% of the total risk margin requirements for all positions carried in customer accounts, as defined in Regulation 1.17 and 4% of the total risk margin requirements for all positions carried in non-customer accounts with a required net capital minimum of $500,000.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

Excess net capital of the broker-dealer subsidiary may not be used to offset a net capital deficiency of another broker-dealer subsidiary. Net capital and the related net capital requirement may fluctuate on a daily basis. The net capital requirements for Terra Nova as of December 31, 2009 are as follows:

		Net capital requirement		Excess net capital
	Net Capital	SEC	CFTC	SEC	CFTC
Terra Nova Financial, LLC	$10,394,818	$1,500,000	$500,000	$8,894,818	$9,894,818

NOTE 6—FURNITURE, EQUIPMENT, LEASEHOLD IMPROVEMENTS AND CAPITALIZED SOFTWARE COSTS

The following table represents the different classes of furniture, equipment, leasehold improvements and capitalized software development costs as of December 31, 2009:

		As of December 31, 2009
	Estimated Useful Life in Years	Property and equipment	Capitalized software development costs
Computer and software	3-5	$1,069,303	$254,570
Furniture, fixtures and equipment	3-7	87,205	—
Leasehold improvements	5-10	119,589	—

		1,276,097	254,570
Accumulated depreciation & amortization		(369,706)	(106,664)

Net balance		$906,391	$147,906

Depreciation and amortization related to furniture, equipment, and leasehold improvements for year ended December 31, 2009 was $174,443. Amortization of capitalized software development costs for year ended December 31, 2009 was $46,065.

NOTE 7—LINES OF CREDIT

Terra Nova maintains a credit line secured by customer securities to facilitate its self-clearing broker-dealer operations. The rate on the line of credit is determined daily by the bank and is based on the daily rate at which banking institutions are able to borrow from each other plus a predetermined spread. Management believes that cash balances in client brokerage accounts and operating earnings will continue to be the primary source of liquidity for the Company in the future. In the fourth quarter of 2009 the Company added a credit line secured by customer securities with a qualified banking institution which will also be used to meet daily cashflow needs along with a third credit line used for processing ACH credit and debit transactions. At December 31, 2009, the Company did not have any outstanding balance drawn on their credit lines.

NOTE 8—LEASE COMMITMENTS

We have a seven year, three month lease which expires August 31, 2012 on our corporate headquarters located in Chicago, Illinois. We also lease space for a co-location data center located in Chicago, Illinois. The data center lease expires in August, 2011. In addition, we lease an office space in New York, New York under a five year lease expiring in March, 2012. These leases do not contain any lease incentives.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

The following summarizes the information relating to our facilities. We believe our facilities are adequate to meet our requirements at the current level of business activity.

Location	Space (sq.ft.)	Usage
Chicago, Illinois	15,500 square feet	Corporate Headquarters
New York, New York	2,169 square feet	Office Space

The future minimum lease obligations are summarized as follows:

Years Ending December 31,	Operating Lease Obligation
2010	$566,497
2011	484,771
2012	168,650
Thereafter	—

Total	$1,219,918

Rent expense under these operating leases totaled $751,387 for the year ended December 31, 2009.

NOTE 9—RELATED PARTY TRANSACTIONS

The Company engages in certain transactions with its Parent and with affiliates, who are also subsidiaries of the Parent. These transactions can generally be categorized into three groups: operating expenses, management fees, and advances.

Operating expenses: The Company is charged fees by an affiliate related to software licenses and routing and exchange fees. The expense related to these fees totaled $2,276,786 during the year ended December 31, 2009. Amounts owed to this affiliate totaled $75,703 at December 31, 2009.

Management fees: The Company pays management fees to the Parent related to management services provided to the Company. During the year ended December 31, 2009, the Company recorded management fee expense totaling $600,000 related to this relationship which is reflected in “Other general and administrative expenses” on the accompanying statement of income for the year ended December 31, 2009.

Advances: The Company has a due from Parent as of December 31, 2009 in the amount of $1,249,938 relating to advances for operating expenses.

NOTE 10—FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued ASC Topic 820, “Fair Value Measurements”, (“Topic 820”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price).

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

The following table sets forth the Company’s financial instruments that are recognized or disclosed at fair value in the financial statements on a recurring basis as of December 31, 2009.

December 31, 2009
Financial instruments owned, at fair value:
Money market funds	$2,337,655
U.S. Treasury securities	12,998,592

Total	$15,336,247

Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs include quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Unobservable inputs for the asset or liability, where there is little, if any, observable market activity or data for the asset o liability.

The following table sets forth by level within the fair value hierarchy the Company’s financial instruments owned at fair value as of December 31, 2009.

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total
	Level 1	Level 2	Level 3
Financial instruments owned, at fair value:
Money market funds	$2,337,655	$—	$—	$2,337,655
U.S. Treasury securities	12,998,592	—	—	12,998,592

Total	$15,336,247	$—	$—	$15,336,247

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

NOTE 11—RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS, AND CLEARING ORGANIZATIONS

The components of receivables from and payables to brokers, dealers and clearing organizations are as follows at December 31, 2009:

	As of December 31, 2009
	Receivables	Payables
Securities borrowed/loaned	$7,988,525	$—
Clearing deposits & receivables/payables	15,012,625	490,911

Total	$23,001,150	$490,911

The securities borrowed/loaned represent Terra Nova’s temporary borrowing of securities from broker-dealers which have been collateralized with cash in return for borrowing the security. Terra Nova borrows securities as a result of clients who have sold securities not yet purchased (“short sales”) in their trading accounts. At times, Terra Nova loans securities temporarily to other broker-dealers in connection with its broker-dealer business. The Company receives cash as collateral for the securities loaned. There were no loaned securities at December 31, 2009. Credit approval is required for all broker-dealers from which securities are borrowed and loaned. Terra Nova monitors the collateral value daily and requires additional collateral if warranted.

Self-clearing related clearing deposits and receivables/payables include transactions and deposits required by various clearing and exchange organizations. Generally, the Company is obligated to meet deposit requirements on a daily basis.

NOTE 12—SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 19, 2010, which is the issuance date of the financial statements.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Member of

Terra Nova Financial, LLC

We have audited the accompanying statement of financial condition of Terra Nova Financial, LLC (the “Company”) as of December 31, 2008, and the related statements of income, changes in member’s equity, changes in liabilities subordinated to claims of general creditors and cash flows for the year then ended that you are filing pursuant to Rule 17a-5 under the Securities Exchange Act of 1934. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Terra Nova Financial, LLC as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in the supplementary schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by Rule 17a-5 under the Securities Exchange Act of 1934. Such information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects, in relation to the basic financial statements taken as a whole.

/s/ KBA GROUP LLP

Dallas, Texas

February 26, 2009

TERRA NOVA FINANCIAL, LLC

STATEMENT OF FINANCIAL CONDITION

December 31, 2008

ASSETS
Cash and cash equivalents	$7,612,545
Cash segregated in compliance with federal regulations	141,159,364
Due from Parent	1,385,656
Receivables from brokers, dealers and clearing organizations	13,568,018
Receivables from customers and non-customers (net of allowance for doubtful accounts of $15,000)	4,858,360
Furniture, equipment and leasehold improvements, net	437,859
Capitalized software development costs, net	169,726
Other assets	1,118,552

Total assets	$170,310,080

LIABILITIES AND MEMBER’S EQUITY
Due to affiliate	$246,573
Payables to brokers, dealers and clearing organizations	913,622
Payables to customers and non-customers	151,970,566
Accounts payable and accrued expenses	2,166,178

Total liabilities	155,296,939

Commitments and contingencies
Member’s equity	15,013,141

Total liabilities and member’s equity	$170,310,080

TERRA NOVA FINANCIAL, LLC

STATEMENT OF INCOME

Year ended December 31, 2008

REVENUES
Commissions and fees	$31,869,168
Interest income	5,314,156
Interest expense on brokerage accounts	(1,075,884)

Net interest income	4,238,272
Software fees, net	1,004,622
Other	31,500

Net revenues	37,143,562

OPERATING EXPENSES
Commissions and clearing fees	10,079,458
Employee compensation and benefits	7,780,004
Software and market data	8,028,590
Advertising and promotional	864,115
Professional fees	738,627
Communications and information technology	711,604
Depreciations and amortization	194,143
Bad debt expense	3,604,685
General and administrative expenses	1,817,194

Total operating expenses	33,818,420

Net income	$3,325,142

TERRA NOVA FINANCIAL, LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

Year ended December 31, 2008

Balance, January 1, 2008	$18,027,499
Member’s capital withdrawals	(6,330,000)
Change in unrealized gain on exchange seat	(9,500)
Net income	3,325,142

Balance, December 31, 2008	$15,013,141

TERRA NOVA FINANCIAL, LLC

STATEMENT OF CHANGES IN LIABILITIES SUBORDINATED

TO CLAIMS OF GENERAL CREDITORS

Year ended December 31, 2008

Balance, January 1, 2008	$—
Borrowings	—
Repayments	—

Balance, December 31, 2008	$—

TERRA NOVA FINANCIAL, LLC

STATEMENT OF CASH FLOWS

Year ended December 31, 2008

OPERATING ACTIVITIES
Net income	$3,325,142
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	3,604,685
Depreciation and amortization	194,143
Gain on sale of seat on exchange	(324,858)
Reversal of legal reserve	(140,000)
Gain on extinguishment of liabilities	(26,895)
Loss on disposal of assets	24,904
Changes in operating assets and liabilities:
Decrease in cash segregated in compliance with federal regulations	3,066,135
Decrease in receivables from brokers, dealers and clearing organizations	11,290,652
Decrease in receivables from customers and non-customers	41,694,096
Increase in due from/due to affiliates	(340,941)
Increase in other assets	(227,536)
Increase in payables to brokers, dealers and clearing organizations	364,014
Decrease in payables to customers and non-customers	(42,523,381)
Decrease in accounts payable and accrued expenses	(2,858,483)

Net cash provided by operating activities	17,121,677

INVESTING ACTIVITIES
Proceeds from sale of seat on exchange	334,358
Purchases of furniture and equipment	(312,290)
Capitalization of software development costs	(109,172)

Net cash used in investing activities	(87,104)

FINANCING ACTIVITIES
Member’s capital withdrawals	(6,330,000)
Net payments on line of credit	(10,848,000)

Net cash used in financing activities	(17,178,000)

Net decrease in cash and cash equivalents	(143,427)
Cash and cash equivalents at beginning of period	7,755,972

Cash and cash equivalents at end of period	$7,612,545

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,075,884

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS

Terra Nova Financial, LLC (“Terra Nova” or the “Company”), is an Illinois limited liability company organized on November 14, 1994. The Company is registered securities broker-dealer with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Company is also registered futures commission merchant with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). The Company is a specialized financial services firm focused on supporting trading professionals. The Company is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

•	Securities and Exchange Commission (“SEC”) as a broker-dealer

•	Financial Industry Regulatory Authority (“FINRA”) as a broker-dealer

•	Securities Investor Protection Corporation

•	National Futures Association (“NFA”) as a futures commission merchant

•	The Depository Trust Company

•	National Securities Clearing Corporation

•	The Options Clearing Corporation

•	Chicago Stock Exchange

•	Boston Options Exchange

•	International Securities Exchange

•	National Stock Exchange

•	New York Stock Exchange (“NYSE”) Arca Options

•	NYSE Arca Equities

•	NYSE Alternext US

•	NYSE Euronext

•	Chicago Board Options Exchange (“CBOE”) Stock Exchange

•	NASDAQ OMX Group Inc.

•	NASDAQ OMX PHLX

Terra Nova offers a broad array of services for the execution and clearing of trading products including equities, options, futures and commodity options, ETFs, fixed income and mutual funds as well as prime brokerage, clearing and back office services for institutions. Terra Nova serves a diverse client base of professional traders, hedge funds, money managers, correspondent introducing brokers, registered representatives, registered investment advisors and foreign brokers located in the United States and in certain foreign countries. Primary sources of revenue for the Company include commissions, account fees and interest. The Company is a wholly owned subsidiary of Terra Nova Financial Group, Inc. (the “Parent”).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fair Value of Financial Instruments

The carrying amounts of the Company’s short term financial instruments, which consist of cash and cash equivalents, receivables, trade accounts payable and accrued expenses, approximate their fair value due to their short term nature.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Actual amounts could differ from those estimates. Significant estimates include an allocation of operating expenses to the Company as discussed in Note 11.

Cash and Cash Equivalents

Company funds not currently required to fund operations are kept in liquid commercial bank accounts or clearing organization accounts paying a “money market” rate of interest or are invested in short-term government securities. These investments are reflected at cost, which approximates estimated fair value, have an original maturity of three months or less, and are considered to be cash equivalents. The Company also has a sweep account which deposits excess operating bank balances overnight into a money market account. At December 31, 2008 cash deposited in certain bank accounts exceeded federally insured limits. The Company has not experienced any losses in such accounts.

Cash Segregated in Compliance with Federal Regulations

Cash segregated in compliance with federal regulations has been segregated in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934. The Company maintains special reserve accounts with multiple banking institutions to mitigate credit risk. In the special reserve accounts the Company invests in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These special reserve accounts are in full compliance with all regulatory requirements.

Receivables from Brokers, Dealers and Clearing Organizations

Receivables from brokers, dealers and clearing organizations consist primarily of securities borrowed, commissions receivable and securities related to the clearance of transactions and deposits with clearing organizations. Transactions involving borrowed securities require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various third party clearing brokers for institutional, prime brokerage, equity and option clearing business and fully-disclosed futures business.

Receivables from Customers and Non-Customers

Receivables from customers consist of margin loans to brokerage customers. Margin loans are secured by securities in brokerage customers accounts. Such collateral is not reflected in the financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts. Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve, FINRA, exchanges, various clearing firms and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may reduce in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it be deemed necessary to protect itself from loss. Although Terra Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova. The Company performs periodic credit

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

evaluations and provides allowances for potential credit losses based upon its assessment of specifically identified unsecured receivables and other factors. At December 31, 2008, the allowance for doubtful accounts totaled $15,000.

Long-Lived Assets

The Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset’s fair value. During the year ended December 31, 2008 there were no indications of impairment in the Company’s long-lived assets.

Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term or the estimated useful life of the related asset. Expenditures for maintenance and repairs are charged against income as incurred, and betterments are capitalized. When depreciable assets are sold or disposed of, the cost and accumulated depreciation accounts are reduced by the applicable amounts, and any profit or loss is credited or charged to income.

Capitalization of Software Development Costs

The Company records development costs for internally used software in accordance with AICPA Statement of Position 98-1 (“SOP 98-1”) “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Internally used software includes software that is acquired, internally developed or modified to meet the Company’s internal needs and the Company has no substantive plans to market the software externally. Application development and modifications resulting in additional functionality is capitalized. Costs associated with preliminary project stage where business requirements are defined, internal and external training costs and ongoing maintenance are expensed as incurred. Capitalization of appropriate costs occurs when the preliminary project stage is complete and management authorizes and commits to the completion of the project capitalization ceases when the project is ready for its intended use.

The Company determined that no write-down of capitalized software development costs was required during the year ended December 31, 2008. As of December 31, 2008, the gross total of all capitalized software development costs was $230,325. At December 31, 2008, capitalized software development costs are being amortized over their useful lives, ranging from 3 – 5 years. During 2008, the Company amortized capitalized software development costs of $42,426. Accumulated amortization of the capitalized software development costs totaled $60,599 at December 31, 2008.

Payables to Customers and Non-Customers

Customers funds are maintained in customer segregated accounts. Payables to customers are free credit balances on deposit with the Company related to its self-clearing business which, are subject to Rule 15c3-3 of the Securities Exchange Act of 1934. The customer funds have been segregated in special reserve accounts earning interest. This payable to customers does not include customer securities positions as customer owned securities represent an off-balance-sheet item.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

Payables to non-customers are Proprietary Accounts of Introducing Brokers (“PAIB”) in accordance with the customer reserve computation set forth in Rule 15c3-3 of the Securities Exchange Act of 1934 (“customer reserve formula”). The Company has established and maintains a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula are maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

Revenue Recognition

Revenues primarily consist of brokerage related commission and fees and interest income and software related licensing fees. Commission revenue and related expenses on securities transactions are recorded on a settlement date basis. Other brokerage related revenue consists of account and transaction fees and is recorded on a settlement date basis as security transactions occur. Software fees are pass-thru charges for the use of a software execution platform. Revenues from software fees are recognized on a monthly basis as services are provided to clients. Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest is recorded on an accrual basis as earned.

Advertising and Promotional

Costs associated with advertising and promoting products are expensed as incurred. Advertising expense totaled $864,115 for the year ended December 31, 2008.

Income Taxes

No provision has been made for income taxes, as the taxable income of the Company is included in the income tax returns of the sole member.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is partially effective for fiscal years beginning after November 15, 2007. In February 2008 the FASB issued FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP 157-2”) which defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2008, SFAS 157 was adopted except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP 157-2. The partial adoption of SFAS 157 did not have a material impact on consolidated financial position, results of operations or cash flows of the Company.

In February 2007, FASB issued Statement No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement expands the standards under SFAS 157 to provide entities the one-time election (Fair Value Option or FVO) to measure financial instruments and certain other items at fair value. SFAS 159 also amends Statement No. 115 to require the presentation of investments in available-for-sale securities and trading securities: (a) in the aggregate of those fair value and non-fair-value amounts in the same

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

line item and parenthetically disclose the amount of fair value included in the aggregate amount or (b) in two separate line items to display the fair value and non-fair-value carrying amounts. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on consolidated financial position, results of operations or cash flows of the Company.

On December 4, 2007, FASB issued Statement No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. The revision of Statement No.141 is part of FASB’s push toward “fair value” or mark-to-market accounting. The adoption of SFAS 141R will change the accounting treatment for new business combinations on a prospective basis beginning in the first quarter of 2009.

NOTE 3. LITIGATION AND CLAIMS

The Company is not currently a party to any litigation that it believes will have a material adverse effect on its business operations, financial condition or operating results. However, many aspects of its business involve substantial risk of liability and from time to time the Company is subject to lawsuits, arbitrations, claims and other legal proceedings. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. As with other securities brokerage firms, there is a reasonable likelihood that from time to time the Company will be threatened with litigation, arbitration or possibly named as a defendant in administrative proceedings. Compliance and trading problems that are reported to federal and state securities regulators, securities exchanges or other self-regulatory organizations by dissatisfied clients are investigated by such regulatory bodies, and, if pursued by such regulatory body or such clients, may rise to the level of arbitration or disciplinary action.

The Company also is subject to periodic regulatory audits, inquiries and inspections. On December 19, 2008, FINRA notified Terra Nova that it had made a preliminary determination to recommend disciplinary action against the Company as well as one current and two former employees based on alleged violations primarily related to soft dollar accounts, including without limitation alleged improper soft dollar payments, failure to adequately supervise soft dollar payments, failure to maintain adequate written supervisory procedures and improper record keeping. The charges mainly relate to activities that occurred in 2004 and 2005. A formal response to the charges has been filed and the Company is anticipating further discussions with FINRA to resolve the matter. Management believes it is probable that the Company will settle the issue and/or pay a fine related to this matter. Management has estimated and accrued a reserve in an amount that it believes is reasonably sufficient for the settlement of this matter. The reserve has been reported in accounts payable and accrued expenses on the accompanying statement of financial condition as of December 31, 2008. Also, a FINRA audit for 2007 which had resulted in a preliminary determination to recommend disciplinary action against Terra Nova and the former chief financial officer of the Company based on alleged violations related to, among other things, anti-money laundering compliance programs, reserve formula calculations and the filing of allegedly inaccurate FOCUS Part II Reports, has been resolved by the Company agreeing to an acceptance, waiver and consent letter with FINRA which includes an agreement to pay a fine in the amount of $100,000, which has been accrued as of December 31, 2008. This liability has been reported in accounts payable and accrued expenses on the accompanying statement of financial condition as of December 31, 2008.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

During the second quarter of 2006 the Company recorded an accrual of $140,000 for a contingent liability related to an anticipated fine. During the second quarter of 2008, the anticipated fine was not levied and the Company reversed the $140,000 accrual. The reversal is reflected under the category “Professional fees” on the accompanying statement of income.

NOTE 4. RISKS AND UNCERTAINTIES

In the ordinary course of business, there are certain contingencies which are not reflected in the financial statements. These activities may expose the Company to credit risk in the event that broker-dealer customers are unable to fulfill their contractual obligations.

Many client accounts are margin accounts in which the Company, in effect, loans money to clients. In margin transactions, the Company may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients’ accounts. In connection with securities activities, Terra Nova executes client transactions involving the sale of securities not yet purchased (“short sales”), all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova’s internal risk management policies. In all cases, such transactions may expose the Company to significant off-balance-sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations, Terra Nova would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients’ obligations.

Terra Nova seeks to control the risks associated with its clients’ activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

Terra Nova provides guarantees to clearing organizations and exchanges under their standard membership agreements, which require members to guarantee the performance of other members. Under these agreements, if a member becomes unable to satisfy its obligations to the clearing organization and exchanges, other members may be called upon to meet such shortfalls. The Company’s liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

NOTE 5. BAD DEBT EXPENSE

The Company experienced two instances where two separate customers performed trades that exposed the Company to significant credit risk and resulted in material losses to the Company during the month of September 2008. Each instance was unique and the Company implemented preventative measures and internal risk management policies to avoid recurrence of the events which caused such losses in the future. The Company is pursuing recovery of the trading losses from both clients involved. Even if the clients are unable to cover the losses, the Company continues to exceed all regulatory capital requirements. Each of the two instances of customer trading losses is described in further detail below.

Unusual trading by an individual client resulted in a loss of approximately $2.8 million during the third quarter of 2008. Near the end of the trading day, the client initiated a large number of program orders in excess of the client’s financial capacity. As a result of this activity, the client incurred losses of approximately

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

$2.8 million. None of our other clients were affected. The application programming interface (API) of one of our third party trading software platforms, which allowed in this one instance the unusual trading, has been isolated and operational changes have been made which we believe will eliminate the possibility that any client in the future can execute trades in excess of their financial capacity with us. Moreover, the API software is being modified by our third party software provider to permanently correct this issue. The API is the facet of the third party software platform which facilitates program trading. The modifications to the API will not affect the reliability or any other functionality of our third party trading platform, or have any material impact on our other clients. We have, however, suspended the enrollment of new clients in the API functionality until the corrections are completed. We have fully expensed the $2.8 million uncollected account which is reflected under the category “Bad debt expense” on the accompanying statement of income for the year ended December 31, 2008.

A second client generated a loss of approximately $1.3 million from trading in a margin account. In this instance, the client sold options in certain securities shortly before the market close on a Friday afternoon. The U.S. government took over ownership of the entity behind these securities over the weekend and therefore this client’s investment resulted in a loss of $1.3 million. The Company reached a settlement with the client in which the client paid $328,000 in cash and executed a promissory note for $172,000 payable over seven years. The remaining amount of the loss of $771,000 is recorded as “Bad debt expense” on the accompanying statement of income for the year ended December 31, 2008.

NOTE 6. NET CAPITAL REQUIREMENTS

Terra Nova is subject to the Securities and Exchange Commission Uniform Net Capital Rule (“Rule 15c3-1”) under the Securities Exchange Act of 1934, administered by the Security and Exchange Commission and FINRA, which requires the maintenance of minimum net capital. Terra Nova is also subject to the Commodity Futures Trading Commission’s (“CFTC”) financial requirement (“Regulation 1.17”). Terra Nova calculates its net capital using the “alternative method,” which requires the maintenance of minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items. The net capital requirements as of December 31, 2008 are as follows:

		Net Capital Requirement		Excess Net Capital
	Net Capital	FINRA	CFTC	FINRA	CFTC
Terra Nova Financial, LLC	$11,379,130	$1,500,000	$500,000	$9,879,130	$10,879,130

NOTE 7. LINE OF CREDIT

Terra Nova’s secured credit line, used to facilitate its self-clearing broker-dealer operations, is with BMO Capital Markets. The line of credit is due on demand and has borrowing capacity in the amount of $40 million. The loans are collateralized by customers’ securities. The line of credit has a variable interest rate based on the federal funds rate. Management believes that brokerage cash balances and operating earnings will continue to be the primary source of liquidity for the Company in the future. At December 31, 2008, there is no outstanding balance on the line of credit.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

NOTE 8. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

The following table represents the different classes of furniture, equipment and leasehold improvements as of December 31, 2008:

	Estimated Useful Life in Years
Computer equipment	3-5	$562,149
Furniture, fixtures and equipment	3-7	158,991
Leasehold improvements	5-10	119,589

		840,729

Accumulated depreciation and amortization		(402,870)

Net balance		$437,859

Depreciation and amortization related to furniture, equipment and leasehold improvements for the year ended December 31, 2008 was $151,717.

NOTE 9. LEASE COMMITMENTS

The Company leases its offices at its corporate headquarters in Chicago, Illinois and additional office space in New York, New York. The lease terms range from 1 – 7 years and have termination dates ranging from March of 2012 to August of 2012. The leases do not contain any lease incentives.

The future minimum lease obligations for each of the four succeeding years are summarized as follows:

Years Ending December 31,	Operating Lease Obligation
2009	$285,828
2010	293,806
2011	297,465
2012	168,163

Total	$1,045,262

Rent expense under these operating leases totaled approximately $281,000 for the year ended December 31, 2008.

NOTE 10. RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

The components of receivables from and payables to brokers, dealers and clearing organizations are as follows:

	As of December 31, 2008
	Receivables	Payables
Securities borrowed/loaned	$4,332,350	$—
Clearing deposits & receivables/payables	9,235,668	913,622

Total	$13,568,018	$913,622

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

The securities borrowed/loaned represent Terra Nova’s temporary borrowing of securities from broker-dealers which have been collateralized with cash in return for borrowing the security. Terra Nova borrows securities as a result of clients who have shorted securities in their trading accounts. Credit approval is required for all broker-dealers from which securities are borrowed. Terra Nova monitors the collateral value daily and requires additional collateral if warranted. At times, Terra Nova loans securities to other broker-dealers. There were no loaned securities at December 31, 2008.

Self-clearing related clearing deposits and receivables/payables include transactions and deposits required by various clearing and exchange organizations. Generally, the Company is obligated to meet deposit requirements on a daily basis.

NOTE 11. RELATED PARTY TRANSACTIONS

The Company engages in certain transactions with its Parent and with affiliates, who are also subsidiaries of the Parent. These transactions can generally be categorized into three groups: operating expenses, management fees, and advances.

Operating expenses: The Company is charged fees by an affiliate related to software licenses and routing and exchange fees. The expense related to these fees totaled $3,134,601 during the year ended December 31, 2008. Amounts owed to this affiliate totaled $246,573 at December 31, 2008.

Management fees: The Company pays management fees to the Parent related to management services provided to the Company. During the year ended December 31, 2008, the Company recorded management fee expense totaling $600,000 related to this relationship.

Advances: The Company has a due from Parent as of December 31, 2008 in the amount of $1,385,656 relating to various advances and operating expenses.

TERRA NOVA FINANCIAL, LLC

CONDENSED BALANCE SHEETS

(UNAUDITED)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$2,471,388	$1,580,730
Cash segregated in compliance with federal regulations	133,607,871	136,042,376
Due to-from Affiliates	1,259,590	1,174,234
Receivables from brokers, dealers and clearing organizations	30,678,861	23,001,150
Receivables from brokerage customers	9,361,352	12,022,905
Property and equipment, net of accumulated depreciation and amortization	852,596	906,391
Capitalized software development costs, net of accumulated amortization	83,472	147,906
Other assets	679,838	577,808

Total assets	$178,994,967	$175,453,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Payables to brokerage customers	$164,393,571	$159,825,033
Payables to brokers, dealers and clearing organizations	447,961	490,911
Accounts payable and accrued expenses	923,946	1,008,183

Total liabilities	165,765,478	161,324,127

Shareholders’ equity
Additional paid-in capital	2,000,000	2,000,000
Accumulated deficit	11,229,489	12,129,373

Total shareholders’ equity	13,229,489	14,129,373

Total liabilities and shareholders’ equity	$178,994,967	$175,453,500

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL, LLC

CONDENSED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
REVENUES
Commissions and fees	$3,748,750	$6,676,420

Interest income	225,886	420,263
Interest expense on brokerage accounts	—	284

Net interest income	225,886	419,979
Other revenues	169,079	43,815

Net revenues	4,143,715	7,140,214

EXPENSES
Commissions and clearing	1,383,127	2,692,878
Compensation and benefits	1,629,051	1,715,045
Software and market data	527,713	946,719
Advertising and promotional	20,156	87,013
Professional fees	240,759	271,862
Communications and information technology	292,268	195,574
Depreciation and amortization	166,485	47,469
Other general and administrative expenses	548,824	501,676

Total expenses	4,808,382	6,458,235

Net Income / (loss)	$(664,667)	$681,979

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL, LLC

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net Income (loss)	$(664,667)	$681,979
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	166,485	47,468
Provision for allowance for doubtful accounts	10,000	—
Gain on extinguishment of liabilities	645	(17,116)
Changes in operating assets and liabilities:
Decrease in cash segregated in compliance with federal regulations	2,434,506	4,767,430
Increase in receivables from brokers, dealers and clearing organizations	(7,677,710)	(1,044,550)
Decrease (increase) in receivables from brokerage customers	2,661,553	(765,485)
Decrease (increase) in other assets	(112,030)	116,914
Decrease in payables to brokers, dealers and clearing organizations	(42,950)	(243,469)
Increase (decrease) in payables to brokerage customers	4,568,538	(5,382,158)
Increase in accounts payable and accrued expenses	(84,882)	118,407

Net cash provided by (used in) operating activities	938,914	(2,092,836)

Cash flows from investing activities
Purchases of property and equipment	(48,257)	(87,701)
Net cash used in investing activities	(48,257)	(87,701)
Cash flows from financing activities
Members capital withdrawals	(320,573)	(372,255)

Net increase/(decrease) in cash and cash equivalents	890,657	(2,180,537)
Cash and cash equivalents at beginning of quarter	1,580,730	7,612,545

Cash and cash equivalents at end of quarter	$2,471,388	$5,432,008

Supplemental cash flow information:
Cash paid for interest	$—	$—

Cash (received) paid for income taxes	$—	$—

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

Terra Nova Financial, LLC (“Terra Nova” or the “Company”), is an Illinois limited liability company organized on November 14, 1994. The Company is a registered securities broker-dealer with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Company is also a registered futures commission merchant with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). The Company is a specialized financial services firm that provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers. The Company is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

Regulatory and Self Regulatory Organizations:

•	Securities and Exchange Commission (“SEC”) as a broker-dealer

•	Financial Industry Regulatory Authority, Inc. (“FINRA”) as a broker-dealer

•	National Futures Association (“NFA”) as a futures commission merchant

•	Commodity Futures Trading Commission (“CFTC”) as a futures commission merchant

Registered Clearing Agencies:

•	The Depository Trust Company

•	National Securities Clearing Corporation

•	The Options Clearing Corporation

U.S. Equity Exchanges:

•	ISE Stock Exchange

•	National Stock Exchange

•	NYSE Arca Equities

•	NYSE Amex Equities

•	NYSE Euronext

•	NASDAQ Stock Market

•	NASDAQ OMX BX

U.S. Option Exchanges:

•	Boston Options Exchange

•	NYSE Arca Options

•	NASDAQ OMX PHLX

•	NYSE Amex Options

•	International Securities Exchange

Investor Protection:

•	Securities Investor Protection Corporation

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

Terra Nova offers a broad array of services for the execution and clearing of trading products including equities, options, futures and commodity options, ETFs, fixed income and mutual funds as well as prime brokerage, clearing and back office services for institutions. Terra Nova serves a diverse client base of professional traders, hedge funds, money managers, correspondent introducing brokers, registered representatives, registered investment advisors and foreign brokers located in the United States and in certain foreign countries. Primary sources of revenue for Terra Nova include commissions, account fees and interest. The Company is a wholly owned subsidiary of Terra Nova Financial Group, Inc. (the “Parent”).

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Fair Value of Financial Instruments

The carrying amounts of the Company’s short term financial instruments, which consist of cash and cash equivalents, cash segregated in compliance with federal regulations, receivables from brokers, dealers and clearing organizations, receivables from customers and non-customers, payables to brokers, dealers and clearing organizations, payables to customers and non-customers and accounts payable and accrued expenses approximate their fair value due to their short term nature.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Actual amounts could differ from those estimates. Significant estimates include an allocation of operating expenses to the Company as discussed in Note 9.

(c) Cash and Cash Equivalents

The Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents. Cash and cash equivalents consist primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a “money market” rate of interest. The Company also has a sweep account which deposits excess operating bank balances overnight into a money market account. At March 31, 2010 cash deposited in certain bank accounts exceeded federally insured limits. The Company has not experienced any losses in such accounts.

(d) Cash Segregated in Compliance with Federal Regulations

Cash segregated in compliance with federal regulations is in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934. We maintain special reserve accounts with multiple qualified banking institutions to mitigate credit risk. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These special reserve accounts are in full compliance with all regulatory requirements.

(e) Receivables from Brokers, Dealers and Clearing Organizations

Receivables from brokers, dealers and clearing organizations consist primarily of securities borrowed, commissions receivable, and deposits with clearing organizations. Transactions involving borrowed securities require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various third-party clearing brokers for institutional, prime brokerage, equity and option clearing business and fully-disclosed futures business.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

(f) Receivables from Customers and Non-Customers

Receivables from customers consist of margin loans to brokerage customers. Margin loans are secured by securities in brokerage customer’s accounts. Such collateral is not reflected in the financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts. Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve System, FINRA, exchanges, various clearing firms and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may reduce in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it be deemed necessary to protect itself from loss. Although Terra Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova.

(g) Long-Lived Assets

Long-lived assets, primarily consisting of furniture, equipment, leasehold improvements and capitalized software development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties.

(h) Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term or the estimated useful life of the related asset. Expenditures for maintenance and repairs are charged against income as incurred, and betterments are capitalized. When depreciable assets are sold or disposed of, the cost and accumulated depreciation accounts are reduced by the applicable amounts, and any profit or loss is credited or charged to income.

(i) Capitalized Software Development Costs

Internally used software includes software that is acquired, internally developed or modified to meet the Company’s internal needs and the Company has no substantive plans to market the software externally. Application development and modifications resulting in additional functionality are capitalized. Costs associated with preliminary project stage where business requirements are defined, internal and external training costs and ongoing maintenance are expensed as incurred. Capitalization of appropriate costs occurs when the preliminary project stage is complete and management authorizes and commits to the completion of the project, capitalization ceases when the project is ready for its intended use.

(j) Payables to Customers and Non-Customers

Customers funds are maintained in customer segregated accounts and relate to item (d) discussed above. Payables to customers are free credit balances on deposit with the Company related to its self-clearing business

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

which, are subject to Rule 15c3-3 of the Securities Exchange Act of 1934. The customer funds have been segregated in special reserve accounts earning interest. This payable to customers does not include customer securities positions as customer owned securities represent an off-balance sheet item.

Payables to non-customers are Proprietary Accounts of Introducing Brokers (“PAIB”) in accordance with the customer reserve computation set forth in Rule 15c3-3 of the Securities Exchange Act of 1934 (“customer reserve formula”). The Company has established and maintains a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula are maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

(k) Revenue Recognition

Commission revenue and related expenses on securities transactions are recorded on a settlement date basis. Software fees are charges for the use of a software execution platform. Revenues from software fees are recognized on a monthly basis as services are provided to clients. Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and brokerage interest expense are recorded on an accrual basis as earned or incurred. Other income consists of account and transaction fees and is recorded on a settlement date basis as security transactions occur.

(l) Lines of Credit

From time to time, Terra Nova may obtain short-term bank loans to facilitate its broker-dealer settlement and clearing operations due to customer margin debits. These short-term bank loans are fully secured with customer marginable positions.

(m) Income Taxes

The Company is a single member LLC that is not directly subject to federal and state income taxes. Therefore, taxable income or loss is reported to the sole member for inclusion in its respective tax returns and no provision for income taxes has been included in the accompanying financial statements.

NOTE 3—LITIGATION AND CLAIMS

On March 9, 2010, Terra Nova received a Wells Letter from FINRA stating that FINRA had made a preliminary determination to recommend disciplinary action against Terra Nova for alleged rules violations relating to short sales during the period from October 1, 2007 through December 31, 2007. FINRA alleges that during this period of time Terra Nova accepted short sale orders without proper arrangements to borrow securities. FINRA also alleges that Terra Nova’s supervisory procedures for short sales were deficient as they relate to locating securities for short sales. Terra Nova has filed a response.

In December, 2009, Terra Nova received a Wells Letter from NYSE Regulation (“NYSE”) stating that NYSE was formally investigating whether Terra Nova had violated NYSE rules by failing to maintain adequate policies or procedures relating to four separate matters. The first relates to an incident on September 30, 2008 in which a large volume of erroneous trades were placed through an automated trading program by a Terra Nova client. NYSE alleges Terra Nova’s processes should have prevented such erroneous orders from reaching the market. The second involves a matter relating to whether Terra Nova maintained adequate policies and

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

procedures to ensure proper marking, execution and handling of short sale orders. The third matter involves the maintenance of adequate policies and procedures to restrict wash sales and pre-arranged trades. The fourth matter involves maintaining adequate policies and procedures to prevent possibly manipulative order cancellations made by a customer. Terra Nova has submitted a written response to NYSE and is prepared to vigorously defend this matter. NYSE has proposed to settle all matters for a fine of $800,000. Discussions are continuing.

It is Terra Nova’s practice to reserve amounts for resolution of litigation and regulatory claims, including some or all of the foregoing matters. However, there can be no assurances that the amounts reserved will be adequate either individually or in the aggregate to resolve the matters presently at issue.

In addition to the foregoing, many aspects of the Company’s business involve substantial risk of liability and from time to time the Company may become involved in additional lawsuits, arbitrations, claims and other legal proceedings. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. The Company also is subject to periodic regulatory audits, inquiries and inspections. In this regard, the Company has been notified by regulatory authorities of various ongoing investigations. The Company has to date responded to such investigations as required. However, the Company is unable to predict the outcome of these matters.

Settled Litigation

On December 19, 2008, FINRA notified Terra Nova that it had made a preliminary determination to recommend disciplinary action against Terra Nova as well as one current and two former employees based on alleged rule violations primarily related to soft dollar accounts, including without limitation alleged improper soft dollar payments, failure to adequately supervise soft dollar payments, failure to maintain adequate written supervisory procedures and improper record keeping. The charges mainly related to activities that occurred in 2004 and 2005. Terra Nova signed an Acceptance, Waiver and Consent document to settle this proceeding in October of 2009. The Company paid $400,000 in 2009 to settle the matter, which amount had been accrued.

NOTE 4—GENERAL CONTINGENCIES

In the ordinary course of business, there are certain contingencies which are not reflected in the financial statements. These activities may expose the Company to credit risk in the event that broker-dealer clients are unable to fulfill their contractual obligations.

Many client accounts are margin accounts in which the Company, in effect, loans money to clients. In margin transactions, the Company may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients’ accounts. In connection with securities activities, Terra Nova executes client transactions involving the sale of securities not yet purchased (“short sales”), all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova’s internal risk management policies. In all cases, such transactions may expose the Company to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations, the Company would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients’ obligations.

The Company seeks to control the risks associated with its clients’ activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

The Company provides guarantees to clearing organizations and exchanges under their standard membership agreements, which require members to guarantee the performance of other members. Under these agreements, if a member becomes unable to satisfy its obligations to the clearing organization and exchanges, other members may be called upon to meet such shortfalls. The Company’s liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

NOTE 5—NET CAPITAL REQUIREMENTS

Terra Nova is subject to the Securities and Exchange Commission Uniform Net Capital Rule (“Rule 15c3-1”) under the Securities Exchange Act of 1934 which requires the maintenance of minimum net capital. Terra Nova calculates its net capital using the “alternative method,” which requires the maintenance of minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items.

Terra Nova is also subject to the CFTC’s net capital requirement (“Regulation 1.17”) under the Commodity Exchange Act, administered by the CFTC and the NFA. Terra Nova is a futures commission merchant and is required to maintain minimum net capital equal to the greater of its net capital requirement under Rule 15c3-1, (i) $1,500,000 or (ii) 2.0% of aggregate debit items, or the sum of 8% of the total risk margin requirements for all positions carried in customer accounts, as defined in Regulation 1.17 and 4% of the total risk margin requirements for all positions carried in non-customer accounts with a required net capital minimum of $500,000.

Excess net capital of the broker-dealer subsidiary may not be used to offset a net capital deficiency of another broker-dealer subsidiary. Net capital and the related net capital requirement may fluctuate on a daily basis. The net capital requirements for Terra Nova as of March 31, 2010 are as follows:

		Minimum Net Capital Requirement		Excess Net Capital
	Net Capital	SEC	CFTC	SEC	CFTC
Terra Nova Financial, LLC	$9,945,063	$1,500,000	$1,000,000	$8,445,063	$8,945,063

NOTE 6—FURNITURE, EQUIPMENT, LEASEHOLD IMPROVEMENTS AND CAPITALIZED SOFTWARE COSTS

The following table represents the different classes of furniture, equipment, leasehold improvements and capitalized software development costs as of March 31, 2010:

		March 31, 2010
	Estimated Useful Life in Years	Property and equipment	Capitalized software development costs
Capitalized software development	3-5	$—	$158,521
Computer and hardware	3-5	863,877	—
Furniture, fixtures and equipment	3-7	85,049	—
Leasehold improvements	5-10	119,589	—

		1,068,515	158,521
Accumulated depreciation and amortization		(215,919)	(75,049)

Net balance		$852,596	$83,472

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

Depreciation and amortization related to furniture, equipment, and leasehold improvements for the three months ended March 31, 2010 was $215,919. Amortization of capitalized software development costs for the three months ended March 31, 2010 was $75,049.

NOTE 7—LINES OF CREDIT

Terra Nova maintains a credit line secured by customer securities to facilitate its self-clearing broker-dealer operations. The rate on the line of credit is determined daily by the bank and is based on the daily rate at which banking institutions are able to borrow from each other plus a predetermined spread. Management believes that cash balances in client brokerage accounts and operating earnings will continue to be the primary source of liquidity for the Company in the future. In the fourth quarter of 2009 the Company added a credit line secured by customer securities with a qualified banking institution which will also be used to meet daily cashflow needs along with a third credit line used for processing ACH credit and debit transactions. At March 31, 2010, the Company did not have any outstanding balance drawn on their credit lines.

NOTE 8—LEASE COMMITMENTS

We have a seven year, three month lease which expires August 31, 2012 on our corporate headquarters located in Chicago, Illinois. We also lease space for a co-location data center located in Chicago, Illinois. The data center lease expires in August, 2011. In addition, we lease an office space in New York, New York under a five year lease expiring in March, 2012. These leases do not contain any lease incentives.

The following summarizes the information relating to our facilities. We believe our facilities are adequate to meet our requirements at the current level of business activity.

Location	Space (sq. ft.)	Usage
Chicago, Illinois	15,500 square feet	Corporate Headquarters
New York, New York	2,169 square feet	Office Space

The future minimum lease obligations are summarized as follows:

Years Ending December 31,	Operating Lease Obligation
2010	$566,497
2011	484,771
2012	168,650
Thereafter	—

Total	$1,219,918

Rent expense under these operating leases totaled $137,095 for the three months ended March 31, 2010.

NOTE 9—RELATED PARTY TRANSACTIONS

The Company engages in certain transactions with its Parent and with affiliates, who are also subsidiaries of the Parent. These transactions can generally be categorized into three groups: operating expenses, management fees, and advances.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

Management fees: The Company pays management fees to the Parent related to management services provided to the Company. During the three months ended March 31, 2010, the Company recorded management fee expense totaling $80,000 related to this relationship which is reflected in “Other general and administrative expenses” on the accompanying statement of income for the three months ended March 31, 2010.

Advances: The Company has a due from Parent as of March 31, 2010 in the amount of $1,257,792 relating to advances for operating expenses.

NOTE 10—FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued ASC Topic 820, “Fair Value Measurements”, (“Topic 820”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price).

The following table sets forth the Company’s financial instruments that are recognized or disclosed at fair value in the financial statements on a recurring basis as of March 31, 2010.

March 31, 2010
Financial instruments owned, at fair value:
Money market funds held in cash and cash equivalents	$—
U.S. Treasury securities held as clearing deposits	18,996,950

Total	$18,996,950

Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs include quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Unobservable inputs for the asset or liability, where there is little, if any, observable market activity or data for the asset o liability.

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

The following table sets forth by level within the fair value hierarchy the Company’s financial instruments owned at fair value as of March 31, 2010.

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Financial instruments owned, at fair value:	Level 1	Level 2	Level 3	Fair Value
U.S. Treasury securities held as clearing deposits	18,996,950	—	—	18,996,950

Total	$18,996,950	$—	$—	$18,996,950

NOTE 11—RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS, AND CLEARING ORGANIZATIONS

The components of receivables from and payables to brokers, dealers and clearing organizations are as follows at March 31, 2010:

	March 31, 2010
	Receivables	Payables
Cash held for securities borrowed	$9,365,025	$—
Clearing deposits & receivables/payables	21,313,836	447,963

Total	$30,678,861	$447,963

The securities borrowed/loaned represent Terra Nova’s temporary borrowing of securities from broker-dealers which have been collateralized with cash in return for borrowing the security. Terra Nova borrows securities as a result of clients who have sold securities not yet purchased (“short sales”) in their trading accounts. At times, Terra Nova loans securities temporarily to other broker-dealers in connection with its broker-dealer business. The Company receives cash as collateral for the securities loaned. There were no loaned securities at March 31, 2010. Credit approval is required for all broker-dealers from which securities are borrowed and loaned. Terra Nova monitors the collateral value daily and requires additional collateral if warranted.

Self-clearing related clearing deposits and receivables/payables include transactions and deposits required by various clearing and exchange organizations. Generally, the Company is obligated to meet deposit requirements on a daily basis.

NOTE 12—SUBSEQUENT EVENTS

On May 26, 2010, Terra Nova received a Wells Letter from FINRA stating that FINRA had made a preliminary determination to recommend disciplinary action against Terra Nova for alleged violations relating to reporting Order Audit Trail System (“OATS”) orders incorrectly, incomplete or improperly for the period from January 1, 2006 through December 31, 2007. Terra Nova has filed a response.

On April 29, 2009, the Company was notified that it had been joined as a defendant in FINRA Arbitration Number 09-02166, the case of Andali Investments v. Southwest Securities, Tradestation Securities, Terra Nova and Carlos Manuel Garcia in which the plaintiff seeks to recover $500,000. The complaint alleges that Terra Nova allowed the transfer of $60,443 from Andali’s account without proper authorization. The Claimant sought

TERRA NOVA FINANCIAL, LLC

Notes to Financial Statements—(Continued)

to recover a total of $500,000 from the several defendants. Terra Nova and the Claimant settled this matter pursuant to a Settlement Release Agreement dated June 4, 2010 under which Terra Nova paid a settlement amount, which amount had been previously accrued for resolution of this matter.

On June 16, 2010, Terra Nova Financial Group, Inc., the Company’s parent, entered into a purchase agreement with Lightspeed Financial, Inc., under which it agreed to sell to Lightspeed Financial, Inc. all of the membership interests of Terra Nova and all other assets related to Terra Nova’s business for a purchase price of $27.6 million.

Annex A

PURCHASE AGREEMENT

Dated as of June 16, 2010

by and between

LIGHTSPEED FINANCIAL, INC.

AND

TERRA NOVA FINANCIAL GROUP, INC.

A-i

(continued)

A-ii

EXHIBITS AND SCHEDULES

Buyer Disclosure Schedule

Company Disclosure Schedule

Exhibit 2.4(b)—Buyer Note

Exhibit 3.2(a)(vi)—Non-Competition and Non-Solicitation Agreement

A-iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2010 by and between Lightspeed Financial, Inc., a Delaware corporation (“Buyer”) and Terra Nova Financial Group, Inc., an Illinois corporation (the “Company”).

RECITALS

A. The Company is a holding company of businesses providing a range of products and services to professional traders;

B. Terra Nova Financial LLC, an Illinois limited liability company and wholly owned subsidiary of the Company (the “BD Subsidiary”) is engaged in the business of supporting professional traders with active trading, prime brokerage and clearing services (the “Business”);

C. The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, all of the limited liability company membership interests of BD Subsidiary owned by the Company (the “BD Interests”), which constitute one hundred percent (100%) of the outstanding limited liability company membership interests of BD Subsidiary, and certain operating assets and properties that are owned by the Company and used in the Business of BD Subsidiary, upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Asset Acquisition”);

D. The respective boards of directors of Buyer and the Company have each approved this Agreement and the Asset Acquisition;

E. The board of directors of the Company and the board of directors of Buyer have determined that the Asset Acquisition upon the terms and subject to the conditions set forth in this Agreement is advisable and in the best interests of their respective shareholders and recommended that their respective shareholders approve the Asset Acquisition;

F. Buyer and the Company desire to make to each other and not to any other person the representations, warranties, covenants and agreements specified in this Agreement; and

G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Buyer is entering into a Voting Agreement with a certain shareholder of the Company (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions

“Acquired Assets” is defined in Section 2.3(a).

“Acquisition Proposal” is defined in Section 6.10(g)(i).

“Action” means a claim, action, litigation, suit, proceeding, arbitration, audit, hearing or investigation, whether civil, criminal, administrative, investigative or informal.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Allocation Schedule” is defined in Section 2.5.

“Applicable Laws” means any and all applicable (a) federal, territorial, state, local and foreign laws, ordinances and regulations; (b) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances and regulations; (c) rules, guidelines or published interpretations of any Self-Regulatory Organization; and (d) Judgments.

“Asset Acquisition” has the meaning set forth in the recitals of this Agreement.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever, whether tangible or intangible, real, personal or mixed, fixed or contingent choate or inchoate, known or unknown, wherever located of the Company.

“Authority” means any domestic or foreign court, arbitrator, administrative or other governmental department, agency, commission, tribunal, authority or instrumentality, domestic (including federal, state or local) or foreign or any Self-Regulatory Organization, which has authority or jurisdiction over the Company or any of the Company Subsidiaries or any of their respective properties or assets, or Buyer or any of its properties or assets, as the case may be and the context of usage may require.

“BD Financial Statements” means (i) the Statements of Financial Condition of the BD Subsidiary as of December 31, 2008 and 2009, and the related Statements of Income, Statements of Changes in Member’s Equity, Statements of Changes in Liabilities Subordinated to Claims of General Creditors and Statements of Cash Flows of the BD Subsidiary, and the related notes thereto, for each of the fiscal years ended on December 31, 2008 and 2009, and (ii) the unaudited Balance Sheet of the BD Subsidiary as of March 31, 2010, and the unaudited Statement of Income of the BD Subsidiary for the three months ended March 31, 2010.

“BD Person” is defined in Section 4.9(c).

“BD Interests” has the meaning set forth in the recitals of this Agreement.

“BD Subsidiary” means Terra Nova Financial, LLC.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and any profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded.

“Bill of Sale” is defined in Section 3.2(a)(iii).

“Board” means the board of directors of the Company.

“Board Recommendation” is defined in Section 4.19.

“Brokerage Fees” means the fees payable by the Company to Raymond James & Associates, Inc. and to B. Riley & Co., LLC in connection with the Contemplated Transactions.

“Business” has the meaning set forth in the recitals of this Agreement.

“Business Day” means any day except Saturday, Sunday or other day on which commercial banks in the City of Chicago, Illinois are authorized or required to close by law.

“Buyer Benefit Plans” means any Benefit Plan maintained or contributed to by the Buyer for employees of the Buyer.

“Buyer Disclosure Schedule” means the schedules of Buyer attached to this Agreement. Disclosure of any matter, fact or circumstance in any Section of the Buyer Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face.

“Buyer Material Adverse Effect” means a material adverse effect on Buyer and its Subsidiaries taken as a whole or on the ability of Buyer to timely perform its obligations under this Agreement or to consummate the Contemplated Transactions.

“Buyer Savings Plan” is defined in Section 6.7(c).

“Cash Measurement Time” is defined in Section 4.24.

“CFTC” means the Commodity Futures Trading Commission.

“Change in the Board Recommendation” is defined in Section 6.10(d).

“Closing” is defined in Section 3.1.

“Closing Cash Measurement Date” is defined in Section 4.24.

“Closing Date” is defined in Section 3.1.

“Closing Payment” is defined in Section 2.4(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common shares of the Company, $0.01 par value per share.

“Company Acquisition Agreement” is defined in Section 6.10(d).

“Company Articles” is defined in Section 6.9(a).

“Company Benefit Plans” means any Benefit Plan maintained or contributed to by the Company or any Company Subsidiary for Employees of the BD Subsidiary, but excluding any Employment Agreements.

“Company Bylaws” is defined in Section 6.9(a).

“Company Contracts” is defined in Section 2.1.

“Company Disclosure Schedule” means the schedules of the Company delivered by Company to Buyer concurrently with the execution of this Agreement. Disclosure of any matter, fact or circumstance in any Section of the Company Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face.

“Company Insurance Policies” is defined in Section 4.23.

“Company Intellectual Property” means any Intellectual Property presently owned or licensed by the Company or the BD Subsidiary that is used in the Business and/or in any service, product, technology or process (i) currently being used, manufactured or marketed by the Company or the BD Subsidiary in connection with the Business or (ii) currently under development for possible future manufacturing, marketing or other use by the Company or the BD Subsidiary in connection with the Business.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, or effect (including for these purposes, the inclusion of negative disclosures on the Company’s Form BD as filed with the SEC after the date of this Agreement and as reflected on FINRA’s Broker Check after the date of this Agreement) which, individually or in the aggregate, is, or is reasonably likely to become, (a) materially adverse to the business, results of operations, or financial condition of the BD Subsidiary or the Acquired Assets taken as a whole, or (b) that has a materially adverse effect on the ability of the Company to timely perform its obligations hereunder or consummate the Contemplated Transactions; other than, in each case (and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect), any event, occurrence, fact, condition, change, or effect resulting or arising from (1) any changes in any Applicable Law, provided that such changes do not have a materially disproportionate effect on the BD Subsidiary, relative to other entities operating similar lines of business, (2) any changes in financial, banking, insurance or securities markets (including any disruption thereof and any decline in the price of any security or any market index), provided that such changes do not have a materially disproportionate effect on the BD Subsidiary, relative to other entities operating similar lines of business, (3) changes affecting the BD Subsidiary’s industry in general, provided that such changes do not have a materially disproportionate effect on the BD Subsidiary, relative to other entities operating similar lines of business, (4) actions in connection with, or attributable to the announcement of this Agreement and the transactions contemplated by this Agreement, (5) Buyer’s announcement or other communication by Buyer of its plans or intentions with respect to the Company or any of its Subsidiaries and any other acts or omissions of Buyer, (6) acts or omissions of the Company or BD Subsidiary prior to the Effective Time taken at the written request of Buyer or with the written consent of Buyer, (7) the existence and effect of any item disclosed in the Company Disclosure Schedule or any SEC Report, (8) changes in general United States or global economic and social conditions, including acts of sabotage or terrorism, or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, provided that such changes or engagement do not have materially disproportionate effect on the BD Subsidiary, relative to other entities operating similar lines of business, (9) if any of the eleven (11) customers of the BD Subsidiary set forth in Section 1.1 of the Company Disclosure Schedule shall cease to be a customer of the BD Subsidiary prior to the Closing for any reason other than Trading Losses or unsecured margin balances or (10) the loss of any customers as a result of the activities described in item number 4 of Section 6.2 of the Company Disclosure Schedule. Without limiting the generality of the foregoing, actual losses relating to trading losses (including losses relating to customer accounts, whether related to margin calls, failure of account risk management controls, trading technologies or otherwise) or regulatory matters (including fines and penalties imposed by an Authority) (collectively, “Trading Losses”) greater than $1,000,000 shall in all cases be deemed to be a Company Material Adverse Effect.

“Company Related Persons” is defined in Section 8.6(c).

“Company Savings Plan” is defined in Section 6.7(c).

“Company Subsidiary” is defined in Section 4.3.

“Company’s Knowledge” means the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Schedule, based on such reasonable inquiry as is consistent with their respective position (which inquiry shall include an inquiry of such individuals’ direct reports).

“Confidentiality Agreement” means the confidentiality letter agreement, dated as of September 29, 2008, as amended December 16, 2009, by and between the Company and Buyer.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Continuing Employees” is defined in Section 6.7(b).

“Contract” means any note, bond, indenture, mortgage, deed of trust, contract, lease, instrument, license, consensual obligation, undertaking or other agreement (whether written or oral and whether express or implied), whether or not legally binding.

“Control” means the possession, directly or indirectly, of the affirmative power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or management structure of such Person, or otherwise).

“Employee” means any individual who is employed by the Company or the BD Subsidiary in connection with the Business as of the time in question, whether actively at work or on approved leave of absence.

“Employment Agreement” means a Contract with or addressed to any Employee or pursuant to which the Company or the BD Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services of an Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all of the equity interests of SC QuantNova Research SRL, cash and cash equivalents of the Company, books and records of the Company, tax refunds, claims and receivables, including without limitation any net operating losses, and insurance policies.

“Financial Statements” means the Consolidated Balance Sheets as of December 31, 2008 and 2009 and March 31, 2010 and the Consolidated Statement of Income, Consolidated Statement of Cash Flows and Consolidated Statement of Shareholders’ Equity of the Company, and the related notes thereto, for each of the fiscal years ended on December 31, 2008 and 2009, as amended, and for the three months ended March 31, 2010, each of which is included in the SEC Reports.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substance” is defined in Section 4.28.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“IBCA” means the Illinois Business Corporation Act.

“Income Tax” means any U.S. federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means, with respect to any Person, any indebtedness for borrowed money.

“Indemnified Persons” is defined in Section 6.8(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, designs, logos, slogans, Internet domain names, key words and other indicia of source or origin, and general intangibles of like nature, together with all goodwill, registrations and applications related to any of the foregoing; (b) patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); (c) copyrights and other works of authorship (including any registrations and applications for any of the foregoing); (d) software; data, databases and other collections of data; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; and (e) other similar proprietary rights.

“Intellectual Property Assignments” is defined in Section 3.2(a)(iv).

“Investment Advisors Act” means the Investment Advisors Act of 1940, as amended.

“Investor Warrants” means those certain Common Stock Purchase Warrants dated May 16, 2006 issued by the Company to purchase 13,112,902 shares of Common Stock of the Company.

“IRS” means the Internal Revenue Service.

“Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements (other than settlement agreements under which there are no continuing obligations) or awards of any Authority.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any lien, encumbrance, pledge, mortgage, security interest, claim under bailment, or storage contract.

“Material Contracts” is defined in Section 4.13(a).

“Material Stockholder” means any Person that owns more than 5% of the outstanding equity securities of the Company.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to ERISA.

“Multiple Employer Plan” means a pension plan subject to ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“New Non-Disclosure Agreements” is defined in Section 6.7(a).

“NFA” means the National Futures Association.

“Non-Competition and Non-Solicitation Agreement” is defined in Section 3.2(a)(vi).

“Option” means each option and warrant to purchase a share of Common Stock, granted under the Company stock option and warrant plans.

“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Authority or by any referee, arbitrator or mediator.

“Other Warrants” means those certain Common Stock Purchase Warrants issued by the Company to purchase 600,934 shares of Common Stock of the Company that are neither Investor Warrants nor warrants issued under the Company Warrant Incentive Plan.

“Patriot Act” is defined in Section 4.9(e)(v).

“Permits” means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Applicable Laws.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith for which adequate reserves have been established in accordance with GAAP; (b) Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by Applicable Laws incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith for which adequate reserves have been established in accordance with GAAP; (c) Liens relating to the possession by a Company Subsidiary of customer funds or securities; (d) Liens disclosed or reflected on the Financial Statements and Liens incurred since March 31, 2010 of the kind and magnitude disclosed or reflected on the Financial Statements none of which are or will be materially adverse; (e) immaterial Liens incurred in the ordinary course of business which do not, individually or in the aggregate, materially impair use of the related asset as presently used in the Company and the Company Subsidiaries, taken as a whole; and (f) the Sixth Amended and Restated Operating Agreement of BD Subsidiary.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

“Proprietary Trading Platform” means Tradient Pro, a Level II trading platform that previously offered real-time, streaming data and a wide array of trading features; Tradient Plus, a streaming Level I software product that previously offered equity and options trading features; and Tradient Web, a browser-based trading system that previously provided anytime, anywhere access to quotes, research, charting tools and other resources to help traders trade the market online.

“Proxy Statement” is defined in Section 6.9(b).

“Purchase Price” is defined in Section 2.4.

“Required Buyer Regulatory Approvals” is defined in Section 5.3(b).

“Required Company Regulatory Approvals” is defined in Section 4.6(b).

“Required Company Third-Party Consents” means those consents, notices and waivers set forth in Section 7.2(f) of the Company Disclosure Schedule.

“Required Regulatory Approvals” is defined in Section 5.3(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all of the reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements and the Financial and Operational Combined Uniform Statement, or FOCUS, reports), schedules and registration statements of the Company (or BD Subsidiaries, with respect to the FOCUS report) filed with the SEC after December 31, 2008 and before the date of this Agreement and that were provided to Buyer by the Company or are publicly available on the website of the SEC. For purpose of qualifying any representations or warranties contained in Section 4 of this Agreement, if there is an inconsistency between any two particular SEC Reports, only the most recent version of such SEC Report shall control in qualifying any representation or warranty.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means FINRA, any domestic or foreign securities exchange, commodities exchange, registered securities association, the NFA, and any other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, or future commission merchants.

“Severance Benefits” means any and all liabilities in respect of severance, redundancy and similar pay and benefits, salary continuation, and similar obligations, relating to the termination or alleged termination of employment, whether arising under an Employment Agreement, a Company Benefit Plan, Applicable Laws, or otherwise.

“Shareholders” is defined in Section 6.9(a).

“Shareholders Meeting” is defined in Section 6.9(a).

“Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Superior Proposal” is defined in Section 6.10(g)(ii).

“Systems” means all computer hardware, software and information systems used in or necessary for the operation of the Business or the BD Subsidiary.

“Tangible Personal Property” means all fixed assets, machinery, equipment, tools, supplies, materials, and other items of tangible personal property of every kind owned, leased or licensed by the Company (wherever located and whether or not carried on the Company’s books) and used solely in connection with the Business, together with any express or implied warranty by the manufacturers or sellers or lessors or licensors of any item or component part thereof, to the extent assignable, and all maintenance records and other documents relating thereto.

“Tax” means all taxes imposed by or payable to any U.S. federal, state, local, foreign or other Tax Authority, including all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes of any kind whatsoever, including interest, penalties or additions thereto.

“Tax Authority” means any Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, return, document, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis (collectively, “returns”), amended returns and claims for refund).

“Termination Date” means December 31, 2010.

“Termination Fee” is defined in Section 8.6(a)(iv).

“Transaction Documents” means the Buyer Note, the Bill of Sale, the Intellectual Property Assignments, the Non-Competition and Non-Solicitation Agreement and all other Contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto.

“Transition Benefit Period” is defined in Section 6.7(b).

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

ARTICLE 2

PURCHASE AND SALE OF BD INTERESTS AND ACQUIRED ASSETS

Section 2.1 Pre-Closing Transfer of Contracts and Tangible Personal Property. Prior to the Closing, the Company shall convey, assign, transfer and deliver to the BD Subsidiary, free and clear of all Liens other than Permitted Liens, all of the Company’s right, title and interests in and to (a) all Contracts of the Company related to the Business and identified on Schedule 2.1 attached hereto (the “Company Contracts”) and (b) all Tangible Personal Property of Company related to the Business and identified on Schedule 2.1 attached hereto and all records related thereto.

Section 2.2 Purchase and Sale of the BD Interests. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Company, the BD Interests free and clear of all Liens other than Permitted Liens.

Section 2.3 Purchase and Sale of the Acquired Assets; Assumed Liabilities.

(a) Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to Buyer and/or a designated Subsidiary of Buyer, and Buyer shall purchase and acquire from the Company, free and clear of all Liens other than Permitted Liens, all of the Company’s right, title and interest in and to the Assets of the Company, in addition to the BD Interests, as are necessary to conduct the Business as presently conducted other than the Excluded Assets (all of such purchased assets being collectively referred to as the “Acquired Assets”). Without limiting the generality of the foregoing, the Acquired Assets shall include all of the following existing on the Closing Date:

(i) all of the intangible Assets of the Company used in the conduct of the Business, including, without limitation, the Company Intellectual Property and the Proprietary Trading Platform identified on Schedule 2.3(a)(i) (the “Intellectual Property Assets”) to the extent not transferred by the Company to the BD Subsidiary prior to Closing; and

(ii) all other Assets of every kind, nature and description, tangible or intangible, owned by the Company, necessary for the conduct of the Business as presently conducted, other than the Excluded Assets.

(b) Assumed Liabilities. Prior to the Closing, the BD Subsidiary shall assume the ongoing obligations of the Company under the Assumed Contracts. Buyer shall not assume or be liable for, nor be deemed to have assumed or be liable for, any Liabilities of the Company, including without limitation any Liabilities of the Company in respect of the Brokerage Fees and any legal fees or other expenses incurred in connection with the Contemplated Transactions by the Company or any of its Subsidiaries or shareholders.

Section 2.4 Purchase Price. The aggregate purchase price to be paid by Buyer for the BD Interests and the Acquired Assets (in addition to Buyer’s assumption of the Assumed Liabilities) shall be Twenty Seven Million Six Hundred Thousand Dollars ($27,600,000) (the “Purchase Price”), and the Purchase Price shall be payable by Buyer as follows:

(a) Twenty Two Million Six Hundred Thousand Dollars ($22,600,000) (the “Closing Payment”) shall be paid to the Company by Buyer via wire transfer of immediately available funds at Closing in accordance with Section 3.2(b)(i); and

(b) Five Million Dollars ($5,000,000) shall be paid to the Company by Buyer as evidenced by a promissory note in the form of Exhibit 2.4(b) attached hereto (the “Buyer Note”).

Section 2.5 Allocation. The Company and Buyer agree that for federal income Tax purposes (and for purposes of state or local income Taxes which follow federal entity classification principles) because the BD Subsidiary is a single-member limited liability company which is a disregarded entity for federal tax purposes, the Company shall be deemed to have sold Assets of the BD Subsidiary, and that Buyer shall be deemed to have acquired the Assets of the BD Subsidiary. Buyer shall prepare and deliver to the Company an allocation of the Purchase Price for the BD Interests and the Acquired Assets (the “Allocation Schedule”) within sixty (60) days after the execution of this Agreement. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in the Allocation Schedule, as reasonably agreed to by the Company, for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to the Company within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor the Company shall contend or represent that such allocation is not a correct allocation.

ARTICLE 3

THE CLOSING

Section 3.1 The Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place commencing at 10:00 a.m. (local time) at the offices of Day Pitney LLP, One International Place, Boston, Massachusetts 02110, or such other place as the parties may agree, on the third Business Day after the first day on which all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are and continue to be satisfied or waived, or at such other time and place as the parties may agree (the “Closing Date”).

Section 3.2 Transactions to be Effected at the Closing.

(a) Company’s Deliverables. On the Closing Date, subject to the terms and conditions of this Agreement, the Company shall deliver to Buyer:

(i) an instrument duly executed by the Company transferring to Buyer the BD Interests, free and clear of any Liens, other than Permitted Liens;

(ii) the Acquired Assets;

(iii) a bill of sale for all of the Acquired Assets in the form and substance reasonably acceptable to Buyer (the “Bill of Sale”) dated as of the Closing Date and duly executed by the Company;

(iv) assignments of all Intellectual Property Assets and separate assignments of all registered Marks in the form and substance reasonably acceptable to Buyer (the “Intellectual Property Assignments”) dated as of the Closing Date and duly executed by the Company;

(v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel dated as of the Closing Date and duly executed by the Company;

(vi) a non-competition and non-solicitation agreement in the form of Exhibit 3.2(a)(vi), dated as of the Closing Date and duly executed by the Company (the “Non-Competition and Non-Solicitation Agreement”);

(vii) the Consents to assignment of the Company Contracts, which must be in full force and effect as of the Closing Date;

(viii) a certificate executed by an executive officer of the Company as to (A) the accuracy of the representations and warranties made by the Company in this Agreement as of the date of this Agreement and as of the Closing Date in accordance with Section 7.1 and (B) the compliance with and performance by the Company of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(ix) a certificate of the Secretary of the Company (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of the Company, (B) certifying, as having been duly adopted and as being in full force and effect on the Closing Date, and attaching all requisite resolutions or actions of the Company’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (C) certifying to the incumbency and signatures of the officers of the Company executing this Agreement and any other document relating to the Contemplated Transactions to which the Company is a party;

(x) good standing and, to the extent available, tax clearance certificates of the Company from the Secretary of State of the State of Illinois and from the Secretary of State (or other appropriate state official) of each other jurisdiction in which the operation of the Business in such jurisdiction requires the Company to qualify to do business in such jurisdiction, in each case dated within ten (10) days prior to the Closing Date; and

(xi) good standing and, to the extent available, tax clearance certificates of the BD Subsidiary from the Secretary of State of the State of Illinois and from the Secretary of State (or other appropriate state official) of each other jurisdiction in which the operation of the BD Subsidiary or the Business in such jurisdiction requires the BD Subsidiary to qualify to do business in such jurisdiction, in each case dated within ten (10) days prior to the Closing Date.

(b) On the Closing Date, subject to the terms and conditions of this Agreement, the Buyer shall deliver to the Company:

(i) the Closing Payment via wire transfer of immediately available funds to the account specified by the Company in writing no later than five (5) days prior to the Closing Date;

(ii) the Buyer Note, dated as of the Closing Date and duly executed by Buyer;

(iii) the Non-Competition Agreement dated as of the Closing Date and duly executed by Buyer;

(iv) a certificate executed by an executive officer of the Buyer as to (A) the accuracy of the representations and warranties made by the Buyer in this Agreement as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1 and (B) the compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

(v) a certificate of the Secretary of the Buyer (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of the Buyer, (B) certifying, as having been duly adopted and as being in full force and effect on the Closing Date, and attaching all requisite resolutions or actions of the Buyer’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (C) certifying to the incumbency and signatures of the officers of the Buyer executing this Agreement and any other document relating to the Contemplated Transactions to which the Buyer is a party.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The representations and warranties in this Agreement are intended for use only by the parties to this Agreement and may not be relied upon by any other person for any reason.

Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Buyer as follows:

Section 4.1 Organization and Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Company Material Adverse Effect on the BD Subsidiary, the Business or the Acquired Assets.

Section 4.2 Authorization and Validity of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized by all necessary action of the Company, subject to the adoption of this Agreement by the Shareholders and no other action on the part of the Company is necessary for the authorization, execution, delivery or performance by the Company of this Agreement or the other Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery for value by Buyer, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 4.3 Subsidiaries. Each Subsidiary of the Company is listed on Section 4.3 of the Company Disclosure Schedule (each, a “Company Subsidiary”). The BD Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and BD Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Company Material Adverse Effect on the BD Subsidiary, the Business or the Acquired Assets. The Company owns all of the issued and outstanding equity interests of the BD Subsidiary, free and clear of all Liens other than

Permitted Liens. Section 4.3 of the Company Disclosure Schedule sets forth any capital stock or other equity interests of any other Person owned by the BD Subsidiary (other than for the accounts of clients in connection with the ordinary course of operation of its brokerage business). The BD Subsidiary is a disregarded entity for federal income tax purposes and has not filed any entity classification election with the Internal Revenue Service pursuant to Treasury Regulation §301.7701-3(c). The BD Subsidiary does not own any equity interests in a partnership, joint venture, limited liability company, disregarded entity, or in any Subsidiary.

Section 4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of common stock, par value $0.01 per share, of which, as of March 31, 2010, (A) 25,054,508 shares were issued and outstanding (not including shares held in the treasury of the Company) and (B) 428,434 shares were held in the treasury of the Company, and (ii) 5,000,000 shares of preferred stock, par value $10.00 per share, of which no such shares of preferred stock are issued and outstanding or reserved for issuance under any agreement, arrangement or understanding. The Company has reserved (or has in its treasury) 17,490,360 shares of Common Stock for issuance upon exercise of the Options, Investor Warrants and Other Warrants.

(b) Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, and except for 3,776,524 Options, 13,112,902 Investor Warrants, and 600,934 Other Warrants outstanding as of the date of this Agreement, there are no (i) outstanding shares of Company capital stock or Company voting securities, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(c) No registration rights involving the securities of the BD Subsidiary will survive the Closing.

(d) The BD Interests constitute all of the outstanding limited liability company membership interests of the BD Subsidiary as of the date hereof and are duly authorized, validly issued, fully paid, and non-assessable and not subject to any preemptive or similar rights. Except for the BD Interests, there are no (i) outstanding limited liability company membership interests or voting securities of the BD Subsidiary, (ii) securities of the BD Subsidiary convertible into or exchangeable for limited liability company membership interests or voting securities of the Company or (iii) options or other rights to acquire from the BD Subsidiary, or other obligations of the BD Subsidiary to issue, any limited liability company membership interests, voting securities or securities convertible into or exchangeable for limited liability company membership interests or voting securities of the BD Subsidiary. There are no outstanding obligations of the BD Subsidiary to repurchase, redeem or otherwise acquire any of the securities of the BD Subsidiary. None of the BD Interests were issued in violation of any applicable Legal Requirement or requirement of a Self-Regulatory Organization, and are not subject to preemptive or similar rights.

Section 4.5 SEC Documents and Other Reports; Financial Statements; BD Financial Statements.

(a) The Company and the Company Subsidiaries have timely filed all SEC Reports required to be filed under the Exchange Act, and each such SEC Report, including any financial statements or schedules included in each such SEC Report, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing (and, with respect to clause (i) of this sentence only, only on such date)) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) The Financial Statements and any financial statements included in any SEC Report with respect to a period ending after March 31, 2010 (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) at the time filed (or, in the case of any SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal year-end audit adjustments (none of which, individually or in the aggregate, are or could reasonably expected to be materially adverse) and in the case of any SEC Reports amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of the Company and the Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c) Except as otherwise disclosed in the SEC Reports, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the BD Subsidiary is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. No disclosure has been made to the Company’s outside auditors or the audit committee of the Board of Directors of the Company of any, and to the Company’s Knowledge there are no: (A) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data or (B) fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(d) The Company has delivered to Buyer the BD Financial Statements. The BD Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the BD Subsidiary, (ii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of all applicable Self-Regulatory Organizations with respect thereto, (iii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal year-end audit adjustments (none of which, individually or in the aggregate, are or could reasonably expected to be materially adverse)) the financial position of the BD Subsidiary as at the dates thereof and the results of its operations for the periods then ended. The Company has also delivered to Buyer copies of all letters from the BD Subsidiary’s auditors during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

Section 4.6 No Violation; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and, assuming receipt of the Required Company Regulatory Approvals, the Required Company Third-Party Consents, and the approval of the Shareholders of the Contemplated Transactions, the consummation of the Contemplated Transactions does not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of consent, termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or the BD Subsidiary under any of the terms, conditions or provisions of (i) the articles of incorporation or by-laws or other similar organizational documents of the Company or the BD Subsidiary, (ii) any Applicable Law, or (iii) any Material Contract, other than (with respect to each of clauses (i) – (iii) above), such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that would not prevent the consummation of the Contemplated Transactions.

(b) Except for the filings with, and receipt of approvals from the Authorities listed on Section 4.6(b) of the Company Disclosure Schedule (such filings and approvals, the “Required Company Regulatory Approvals”), no material declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement by the Company, or the consummation by the Company or the BD Subsidiary, as the case may be, of the Contemplated Transactions and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by, Buyer.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2009, (i) no Company Material Adverse Effect has occurred, and (ii) except as disclosed in any SEC Report filed before the date of this Agreement, the Company and the BD Subsidiary have, in all material respects, carried on their business in the ordinary course consistent with past practice, except as otherwise contemplated or permitted by this Agreement. From January 1, 2009 through the date of this Agreement and except as otherwise disclosed in any SEC Report filed before the date of this Agreement, the Company has not (a) declared, set aside or paid any dividends on or made any other distributions in respect of any of its capital stock, (b) purchased, redeemed or acquired any shares of its capital stock, except upon the exercise of any options or warrants or the vesting of performance share awards in accordance with their present terms, or (c) together with the Company Subsidiaries, made capital expenditures in excess of $250,000 in the aggregate. Except as set forth in Section 4.7 of the Company Disclosure Schedule, from January 1, 2009 through the date of this Agreement and except as otherwise disclosed in any SEC Report filed before the date of this Agreement, there has not been any:

(a) damage, destruction or loss (excluding Trading Losses), whether covered by insurance or not, involving amounts in excess of $500,000 in the aggregate;

(b) material change in accounting or Tax reporting methods or principles or any revaluation of any of the assets of the Company or the BD Subsidiary (including without limitation, any change in depreciation or amortization policies or rates);

(c) material transaction with any director, officer, Material Stockholder or Affiliate of the Company or the BD Subsidiary; or

(d) change in the organizational documents of the Company or the BD Subsidiary.

Section 4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Company Disclosure Schedule, there is no Action pending against or, to the Company’s Knowledge, threatened which involves, the Company or the BD Subsidiary or any of their respective properties, or their respective directors or officers (in their capacities as such), in any case before any Authority. Section 4.8 of the Company Disclosure Schedule lists each Action since January 1, 2007 to which the Company or the BD Subsidiary, or their respective directors or officers (in their capacities as such), in any case has been a party. There is no Judgment currently outstanding against the Company or any Company Subsidiary which would delay, restrict or prohibit the consummation of the Contemplated Transactions. There were not, during the period of time from January 1, 2007 through the date of this Agreement, and are not now pending, any internal investigations or inquiries being conducted by the Board or any committee thereof or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.9 Compliance with Applicable Laws and Permits; Regulatory Registrations and Memberships.

(a) The Company and the BD Subsidiary is in possession of all Permits necessary for the Company and the BD Subsidiary to carry on their respective businesses as they are now being conducted except where failure to obtain such Permit has not had and would not reasonably be expected to have a Company Material Adverse Effect on the BD Subsidiary, the Business or the Acquired Assets. To the Company’s Knowledge, the Permits do not subject the Company to any materially adverse conditions or requirements, all of such Permits are valid and in full force and effect and, except as set forth in a SEC Report filed before the date of this Agreement or in Section 4.9(a) of the Company Disclosure Schedule, since January 1, 2009 neither the Company nor the BD Subsidiary has violated the terms of such Permits in any material respect. None of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions. No Action is pending or, to the Company’s Knowledge, threatened to revoke, suspend, cancel, terminate, or adversely modify any Permit. Section 4.9(a) of the Company Disclosure Schedule contains a complete and accurate list of each material Permit held and used by the Company or the BD Subsidiary.

(b) Except as disclosed in Section 4.9(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in substantial compliance with all material Applicable Laws and material Permits, and all material Permits currently used by the Company or the Company Subsidiaries are in full force and effect. The Company and the Company Subsidiaries have, since January 1, 2007, filed all material registrations, reports, notices, forms or other filings required by any Authority.

(c) Except as disclosed in Section 4.9(c) of the Company Disclosure Schedule, each principal, associated person, director, officer, and employee of the BD Subsidiary (“BD Person”) is duly licensed, registered or qualified in the proper capacity with, and has obtained all material Permits from all applicable Authorities required to be obtained by such BD Persons by virtue of the business of such BD Persons and their duties for such BD Subsidiary under Applicable Law. Information relating to such BD Persons is maintained by the Central Registration Depository or the NFA and the information provided by the Company to the Central Registration Depository and the NFA is, to the Company’s Knowledge, current and accurate in all material respects.

(d) Except as disclosed in Section 4.9(d) of the Company Disclosure Schedule, since January 1, 2007, neither the Company nor the BD Subsidiary:

(i) has received any written notification or communication from any Authority (A) asserting that it or any BD Person is not in compliance in all material respects with any material Applicable Law with respect to a matter that remains pending, (B) threatening to suspend, modify the terms of or revoke its or any BD Person’s material Permit, franchise, seat or membership in any Self-Regulatory Organization, or governmental authorization, (C) requiring it or any BD Person to enter into a cease and desist order, acceptance, waiver and consent agreement or memorandum of understanding, (D) materially restricting or disqualifying its or any BD Person’s business activities (except for restrictions generally imposed by (1) any rule, regulation or administrative policy on brokers or dealers generally or (2) a Self-Regulatory Organization), or (E) that it or any BD Person is the subject of any material Action relating to such BD Person’s activities on behalf of the BD Subsidiary;

(ii) has been or currently is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act. To the Company’s Knowledge, there is no proceeding or investigation, whether formal or informal, preliminary or otherwise, pending with any Authority;

(iii) is or has been in violation of, in any material respect, any Applicable Law relating to privacy, including Regulation S-P promulgated by the SEC, and all privacy regulations promulgated by the CFTC or the NFA in each case, to the extent applicable to its business; or

(iv) has been the subject of any written customer complaint involving an amount exceeding, individually, $100,000.

(e) BD Subsidiary:

(i) is (A) registered with the SEC as a broker-dealer under Section 15(b) of the Exchange Act, (B) a member of FINRA and each other applicable Self-Regulatory Organization set forth on Schedule 4.9(e) of the Company Disclosure Schedule, (C) registered as a broker-dealer in each jurisdiction set forth on Section 4.9(c) of the Company Disclosure Schedule, and (D) is registered as a futures commission merchant with the CFTC and is a member in good standing of the NFA in such capacity;

(ii) since January 1, 2007, has had net capital (as defined in Rule 15c3-1 under the Exchange Act) that satisfied the minimum net capital requirements of the Exchange Act to which its Business is subject and the Applicable Laws relating to state broker-dealer regulations;

(iii) has made available to Buyer a true and complete copy of its most recent Form BD and current membership agreement (if applicable) with each Self-Regulatory Organization of which the BD Subsidiary is a member;

(iv) has adopted and implemented compliance policies under applicable SEC, FINRA CFTC and NFA regulations and has reviewed, not less than annually, such policies and their effectiveness, and neither the Company nor the BD Subsidiary has Knowledge of any material noncompliance with such compliance policies and procedures or any material deficiency in the effectiveness of such compliance policies and procedures;

(v) is in compliance in all material respects with Applicable Law relating to anti-money laundering including the Bank Secrecy Act as modified by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“Patriot Act”) and related rules, regulations and executive orders to the extent the foregoing is applicable to its business, and has instituted and follows an appropriate customer identification program as required by the Patriot Act; and

(vi) is in compliance in all material respects with Regulation T of the Board of Governors of the Federal Reserve System, FINRA Rule 2520 and the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to customers.

(f) Neither the Company nor the BD Subsidiary is registered, or is required to be registered as an investment adviser under the Investment Advisers Act and the transaction contemplated by this Agreement will not require the Buyer, its Affiliates or customers to obtain the consent of any person under Section 205 of the Investment Advisers Act;

(g) The Company is not aware of any facts or circumstances that it believes would (i) cause the FINRA or the NFA or any other federal or state regulatory agency or other Authority or Self Regulatory Organization not to approve the transfer of control and ownership of the BD Subsidiary to Buyer; or (ii) cause the FINRA or any federal or state regulatory agency or other Authority to revoke or restrict the Permits of Buyer or any of its Affiliates relating to its operations as a broker-dealer after the change in ownership and control of the BD Subsidiary contemplated by this Agreement, other than restrictions similar to those imposed on the Company currently.

Section 4.10 No Undisclosed Liabilities.

(a) Except for (i) liabilities set forth, accrued, reserved or otherwise reflected in the Financial Statements (or readily apparent from the notes thereto), (ii) liabilities permitted or contemplated by this Agreement or set forth or referred to in Section 4.10 the Company Disclosure Schedule, (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, or (iv) Trading Losses set forth in Section 4.10 of the Company Disclosure Schedule, neither the Company nor the BD Subsidiary has (A) any liabilities of a nature required to be set forth or reflected in a consolidated balance sheet of the Company prepared in accordance with GAAP, or (B) as of the date of this Agreement, any other liabilities material to the Company or the BD Subsidiary, taken individually or as a whole, and as of the Closing, any other liabilities which are reasonably expected to be material to the Company or the BD Subsidiary, taken individually or as a whole, other than Trading Losses not to exceed $1,000,000 in the aggregate.

(b) Section 4.10 of the Company Disclosure Schedule separately discloses all Indebtedness of the Company and the Company Subsidiaries at March 31, 2010.

(c) Section 4.10 of the Company Disclosure Schedule lists each margin loan with respect to the account of any customer of the Company or the BD Subsidiary in excess of $100,000 outstanding at March 31, 2010, and the value of the collateral securing each such margin loan.

Section 4.11 Taxes.

(a) The Company and the BD Subsidiary have duly and timely filed all material Tax Returns required to be filed by it, and the Company and the BD Subsidiary have paid all material Taxes required to be paid by it and have withheld and paid all Taxes that it was required to withhold and pay from amounts owing to any employee, creditor or third party. For all years in which the applicable statute of limitations has not closed, all such Tax Returns are true, correct and complete in all respects, and all Taxes owed by the Company or the BD Subsidiary, whether or not shown on any Tax Return, have been timely paid or fully reserved for on the Financial Statements. Neither the Company nor the BD Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Returns. There are no pending or, to the Company’s Knowledge, threatened audits, examinations, investigations, deficiencies, or claims in respect of Taxes involving more the $100,000 relating to the Company or the BD Subsidiary. No claim has ever been made in writing by any Tax Authority in any jurisdiction in which any of the Company or the BD Subsidiary does not file a Tax Return that the Company or the BD Subsidiary is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes upon the assets of the Company or the BD Subsidiary, other than (i) Liens for current Taxes not yet due, or (ii) Liens for Taxes that are being contested in good faith by appropriate proceedings.

(b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and the Company Subsidiaries have, in accordance with GAAP, made accruals for such Taxes in their respective books and records.

(c) All withholding, information reporting and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Tax Authority have been satisfied).

(d) Since December 31, 2006, neither the Company nor any Company Subsidiary has made any payments, or has been or is a party to any Contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or (ii) any amounts that were not or would not be deductible by reason of Code Sections 162(m), or any amounts subject to Code Section 409A.

(e) Section 4.11 of the Company Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns filed with respect to the Company or the BD Subsidiary for taxable periods ended after December 31, 2006, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal and state Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company or the BD Subsidiary since December 31, 2006. Neither the Company nor the BD Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither the Company nor the BD Subsidiary has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6. Neither the Company nor any Company Subsidiary is a party to any agreement with any Person (other than the Company or any Company Subsidiary) relating to the allocation or sharing of Taxes.

(g) Neither the Company nor any of the Company’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law);

(iii) installment sale or open transaction made on or prior to the Closing Date; or

(iv) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intending to qualify) under Section 355 of the Code (or Section 356 to the extent Section 356 relates to Section 355) in the two years prior to the date of this Agreement.

(i) Neither the Company nor any Company Subsidiary is or ever has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) None of the Company or any Company Subsidiary has received (or is subject to) any ruling from any Tax Authority and none has entered into (or is subject to or intends to become subject to) any agreement with a Tax Authority. The Company and each Company Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any Company Subsidiary has participated in and none is a party to any reportable transaction described in Section 6111(b)(2) or Section 6707A(i) of the Code.

(k) None of the Company or any Company Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes, and all transactions with entities which the Company or any Company Subsidiary have contracted services for have been priced at an arm’s length value, including management fees paid.

(l) None of the Company or any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) Subpart F inclusions under Section 952(c)(1)(A) of the Code or (iv) prepaid amount received on or prior to the Closing Date.

(m) None of the Company or any Company Subsidiary is and none has at any time been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the re-characterization provisions of Section 952(c)(2) of the Code.

(n) None of the Company or any Company Subsidiary owns any stock of a controlled foreign corporation within the meaning of Section 957(a) of the Code other than SC QuantNova Research SRL or a passive foreign investment company within the meaning of Section 1297(a) of the Code.

Section 4.12 Employee Matters.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of all Company Benefit Plans, Employment Agreements and change in control agreements and the Company has made available to Buyer true and complete copies of each Company Benefit Plan (including, but not limited to, plan documents, trust agreements, plan amendments, summary plan descriptions, summary of material modifications, most recent determination letter issued by the Internal Revenue Service (“IRS”), most recent Forms 5500 with respect to Benefit Plans that are subject to ERISA, submissions made under the IRS’ Employee Plans Compliance Resolution System, and submissions made under the Department of Labor’s Voluntary Fiduciary Correction Program and the Delinquent Filer Voluntary Compliance Program) and Employment Agreement.

(b) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. No circumstances with respect to any Company Benefit Plan exist that could result in the imposition on Buyer of any liabilities under Title IV of ERISA, including (i) any withdrawal liability under Title IV of ERISA, (ii) any liability with respect to any pension plan subject to Title IV of ERISA, or (iii) any liability with respect to required payments of premiums to the Pension Benefit Guaranty Corporation or required funding contributions to any pension plan subject to Title IV of ERISA.

(c) No Company Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan. None of the Company or any Company Subsidiary has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any Multiemployer Plan or a Multiple Employer Plan.

(d) With respect to each Company Benefit Plan that is a pension plan that is maintained for the benefit of Employees who are located outside of the United States, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(e) Except as described in Section 3.3 or Schedule 4.12(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event such as termination of employment) (i) result in any payment following the Closing becoming due to any Employee under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing, (ii) increase any benefits otherwise payable under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing.

(f) Each Company Benefit Plan has been operated and administered (where applicable) in accordance with its terms and in material compliance with Applicable Law, including but not limited to ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”).

(g) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. To the Company’s Knowledge, there are no existing circumstances, and no events have occurred, that would reasonably be expected to result in the disqualification of any qualified Company Benefit Plan or its related trust.

(h) There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits). There are no material pending or, to the Company’s Knowledge, material threatened claims with respect to any Employment Agreements. To the Company’s Knowledge, there are no investigations or termination proceedings by any governmental authority, suits or proceedings against or involving any Company Benefit Plan, nor has there occurred any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Company Benefit Plan, which would reasonably be expected to result in a material Tax liability or penalty.

(i) All contributions to the Company Benefit Plans that were required to be made or accrued in accordance with the terms of such Company Benefit Plans or any Applicable Law, including the Code and ERISA, have been timely made or accrued.

(j) No amounts payable under the Company Benefit Plans or any Employment Agreement will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(k) Since January 1, 2007, there has not been any (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or a Company Subsidiary, (ii) activity or proceeding by a labor union or representative thereof to organize any Employees, including any union organizing effort or representation petition before the National Labor Relations Board or any state or foreign board, or (iii) lockouts, strikes slowdowns, work stoppages or threats thereof by or with respect to such Employees.

(l) Since January 1, 2007, no Employee has been a member of a bargaining unit represented by a collective bargaining representative or covered by a collective bargaining agreement to which the Company or any Company Subsidiary is a party.

(m) Section 4.12(m) of the Company Disclosure Schedule contains a complete and accurate list, as of March 31, 2010, of the following information for each Employee, director, independent contractor, consultant and agent of the BD Subsidiary, including each Employee on leave of absence (Family Medical Leave Act, military leave or other leaves) or layoff status: name; job title; date of commencement of employment or engagement; and current compensation.

Section 4.13 Contracts.

(a) Except as set forth on Section 4.13 of the Company Disclosure Schedule or as set forth in an SEC Report filed by the Company prior to the date of this Agreement, neither the Company nor the BD Subsidiary is a party to: (i) with respect only to the BD Subsidiary, any Contract relating to indebtedness for borrowed money or any guaranty of the indebtedness of another Person not a Company Subsidiary; (ii) any Contract that materially limits the ability of the BD Subsidiary to compete in any business line or in any geographic area; (iii) any Contract relating to the Business and material to the BD Subsidiary that is terminable by the other party or parties upon a change in control of the BD Subsidiary; (iv) any Contract relating to the Business that involves required future expenditures or guaranteed receipts by the Company or the BD Subsidiary of more than $50,000 in any one-year period or more than $250,000 in the aggregate; (v) any Contract relating to the Business for the lease of real property; (vi) any Contract with respect to any Intellectual Property or System that is material to the Company or the BD Subsidiary in connection with the Business; (vii) any Employment Agreement involving compensation of an employee of the BD Subsidiary for any period in excess of $50,000; (viii) any Contract that by its terms limits the payment of dividends or other distributions by the BD Subsidiary; (ix) any joint venture or partnership agreement relating to the Business; (x) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the BD Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (including with respect to the BD Subsidiary any Contract containing any non-competition, non-solicitation or most favored nations provisions) or with respect to the Company limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of the Business; (xi) with respect to only the BD Subsidiary, any material agency, broker, sale representative, marketing or similar Contract; (xii) any Contract providing for payments to or by any Person based on sales, purchases, or profits in connection with the Business, other than direct payments for goods or commissions to sales representatives, (xiv) any power of attorney or any other agreement entered into by the Company or the BD Subsidiary that is currently effective and that grants authority to any Person to act on behalf of the Company or the BD Subsidiary; or (xv) any Contract between the BD Subsidiary and any director, officer, Material Stockholder or Affiliate of the BD Subsidiary (collectively, “Material Contracts”).

(b) True and correct copies of each Material Contract have been made available to Buyer.

(c) Each Material Contract is a valid and binding arrangement of the Company or the BD Subsidiary and is in full force and effect, and except as set forth in Section 4.13(c) of the Company Disclosure Schedule, none of the Company, the BD Subsidiary or, to the Company’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.

Section 4.14 Title to Properties; Sufficiency of Assets.

(a) Section 4.14(a) of the Company Disclosure Schedule lists any real property owned or leased by the Company on behalf of the BD Subsidiary or by the BD Subsidiary in connection with the Business. With respect to the property leased under each real property lease listed in Section 4.14(a) of the Company Disclosure Schedule, the Company and/or the BD Subsidiary is in occupancy of such property pursuant to the terms of the lease governing such interest.

(b) The Company and the BD Subsidiary have good title to, or valid leasehold interests in, all real property and other material properties and assets owned or leased by the Company or the BD Subsidiary used in connection with the Business, except for those that are no longer used or useful in the conduct of their businesses, in each case free of all Liens other than Permitted Liens.

(c) The assets, property, rights, agreements and interests in the BD Subsidiary and the Acquired Assets constitute all of the material assets, tangible and intangible, of any nature whatsoever, used or held for use in the operation of the BD Subsidiary in substantially the same manner as it is presently operated.

Section 4.15 Intellectual Property Rights.

(a) Set forth in Section 4.15(a) of the Company Disclosure Schedule is a true and complete list of all registrations and applications for material Company Intellectual Property, all material Company Intellectual Property used in the Business and all material unregistered Company Intellectual Property including, as applicable, the owner, jurisdiction, and registration or application number.

(b) Section 4.15(b) of the Company Disclosure Schedule (i) lists all material software and Systems that are owned, licensed, leased, or otherwise used by the Company or the BD Subsidiary (excluding commercially available off-the-shelf software) in connection with the Business, and (ii) identifies which of such software or Systems are owned, licensed, leased, or otherwise used, as the case may be.

(c) The Company Intellectual Property owned by the Company or the BD Subsidiary is valid and subsisting, in full force and effect, and has not been cancelled, expired, terminated, revoked or abandoned except as set forth in Schedule 4.15(c) of the Company Disclosure Schedule. None of the execution or delivery of this Agreement or the consummation by the Company and the Buyer of the Contemplated Transactions will affect the enforceability or validity of any material Company Intellectual Property or the Proprietary Trading Platform. There are no material claims pending or, to the Company’s Knowledge, threatened: (i) alleging that the conduct of the Business of the BD Subsidiary infringes upon the Intellectual Property rights of any third party, or (ii) challenging the ownership or use by the Company or the BD Subsidiary or the validity or enforceability of any material Company Intellectual Property or the Proprietary Trading Platform.

(d) The Company or the BD Subsidiary owns, free and clear of all Liens (other than Permitted Liens), the Proprietary Trading Platform and all Company Intellectual Property listed in Section 4.15(b) of the Company Disclosure Schedule as owned or has a valid right to use pursuant to lease, license, sublicense, agreement or permission, all of the other material Company Intellectual Property used in the Business of the BD Subsidiary.

(e) Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, to the Company’s Knowledge, no third party is infringing or otherwise violating the rights of the Company or the BD Subsidiary in any Company Intellectual Property or the Proprietary Trading Platform, and no such claims have been brought against any third party by the Company or the BD Subsidiary.

(f) The Company and the BD Subsidiary have taken in all material respects all reasonably necessary steps in accordance with normal industry practice to protect the confidentiality of the Company Intellectual Property and the Proprietary Trading Platform. To the Company’s Knowledge, there have been no material breaches of confidentiality or loss of trade secret rights with respect to any material Company Intellectual Property or the Proprietary Trading Platform.

Section 4.16 Brokers. Except for Raymond James & Associates, Inc., B. Riley & Co., LLC and the Brokerage Fees payable thereto, neither the Company nor the BD Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

Section 4.17 Information Supplied. At the date the Proxy Statement is mailed to the Shareholders and at the time of the Shareholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements or omissions included in the Proxy Statement based upon information furnished to the Company by or on behalf of Buyer or any of its Affiliates specifically for use therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

Section 4.18 Opinion of Financial Advisor. The Board has received the oral opinion (to be confirmed in writing) of B. Riley & Co., LLC, to the effect that, as of the date immediately preceding the date of this Agreement, the Purchase Price to be received by the Company pursuant to this Agreement is fair, from a financial point of view, to the Company. The Company shall provide a complete and correct signed copy of such opinion to Buyer solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.19 Board Recommendation; Required Vote. The Board, at a meeting duly called and held, has (a) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of the Shareholders, (b) approved and adopted this Agreement and the Contemplated Transactions, and (c) resolved to recommend that the Shareholders authorize the Contemplated Transactions and this Agreement (the “Board Recommendation”); provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 6.10(c) shall not be deemed a breach of this representation. The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock to approve this Agreement and the Asset Acquisition is the only vote of the holders of any class or series of capital stock of the Company necessary under Applicable Law and the articles of incorporation, by-laws or other organizational documents of the Company and the Company Subsidiaries to approve this Agreement and the Contemplated Transactions.

Section 4.20 State Takeover Statutes. The action of the Board in approving this Agreement and the Contemplated Transactions is sufficient to render the provisions of Section 7.85 and 11.75 of the IBCA inapplicable to consummation of the Contemplated Transactions and the execution, delivery and performance of this Agreement. To the Company’s Knowledge, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws apply to this Agreement or the Contemplated Transactions.

Section 4.21 Books and Records. The books of account, stock record books and other records, including books and records required to be made and kept pursuant to Rule 17a-3 and Rule 17a-4 of the Exchange Act, as applicable, of each of the Company and the BD Subsidiary are complete and correct in all material respects.

Section 4.22 Transactions with Affiliates. Except as disclosed in the SEC Reports or pursuant to an Employment Agreement, the Company has not been a party to any transaction since January 1, 2007, that would be required to be disclosed by the Company under Item 404(a) of Regulation S-K promulgated under the Securities Act.

Section 4.23 Insurance. The Company and the BD Subsidiary are covered by valid and currently effective insurance policies as set forth in Section 4.23 of the Company Disclosure Schedule (collectively, the “Company

Insurance Policies”). All premiums payable under such policy have been duly paid to date and each such insurance policy is in full force and effect. Except as set forth in Section 4.23 of the Company Disclosure Schedule, there is no material claim by the Company or the BD Subsidiary pending under any of such insurance policies and no such material claim made since January 1, 2007, has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies. The consummation of the Contemplated Transactions will not result in the cancellation of any such insurance policies except as set forth on Section 4.23 of the Company Disclosure Schedule.

Section 4.24 Cash Holdings. Section 4.24 of the Company Disclosure Schedule sets forth the amount of cash and cash equivalents held by each of the Company and the BD Subsidiary as of the close of business on the date which is two Business Days prior to the date of this Agreement (the “Cash Measurement Time”), which Section 4.24 of the Company Disclosure Schedule shall be updated as of the Closing Date to set forth the amount of cash and cash equivalents held by each of the Company and the BD Subsidiary as of two Business Days prior to the Closing (the “Closing Cash Measurement Date”). The BD Subsidiary has made no payments or distributions to the Company between the Cash Measurement Time and the date of this Agreement. For avoidance of doubt, neither the Company nor the BD Subsidiary is required to hold any certain amount of cash or cash equivalents either as of the date of this Agreement or as of the Closing Date, but nothing in this Section 4.24 shall relieve the Company of its obligations under Section 6.2 of this Agreement.

Section 4.25 Solvency. The Company is not now Insolvent, nor will the Company be rendered Insolvent by the Contemplated Transactions. For purposes of this Section 4.25, the term “Insolvent” means that (i) the Company is not able to meet or satisfy its obligations as they generally become due; (ii) the Company is not paying its current obligations in the ordinary course of business as they generally become due; or (iii) the sum of the debts and other probable Liabilities of the Company exceeds the present fair saleable value of the Assets of the Company.

Section 4.26 Prohibited Payments. Except as set forth in Section 4.26 of the Company Disclosure Schedule, neither the Company, nor the BD Subsidiary, nor to the Company’s Knowledge, any of their respective managers, directors, officers, agents or employees, has, during the last four (4) years, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar legal requirement or (c) made any other unlawful payment.

Section 4.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or their respective businesses, results of operations, properties, financial condition, assets or liabilities, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article IV and the Company Disclosure Schedule, any oral or written information presented to Buyer or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company and the BD Subsidiary, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Section 4.28 Environmental.

(a) The Company and each Company Subsidiary have at all times materially complied with, and are currently in compliance with, applicable Environmental Laws;

(b) There are no circumstances or conditions involving the Company or any Company Subsidiary that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the use or transfer of any property of the Company or any Company Subsidiary pursuant to any Environmental Law that would result in a payment by the Company or any Company Subsidiary in excess of $100,000;

(c) There are no Liens against any of the properties currently leased or operated by the Company or any Company Subsidiary arising under any Environmental Law; and

(d) Neither the Company nor any Company Subsidiary has received any written notice of any violation, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Authority, relating to any Environmental Law involving the Company or any Company Subsidiary.

For purposes of this Agreement, “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

For purposes of this Agreement, “Hazardous Substance” means any substance the presence of which requires investigation or remediation under any Environmental Law.

Section 4.29 Disclosure. No representation, warranty or statement made by the Company in this Agreement or in the Company Disclosure Schedule any other certificate, schedule or document delivered by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company as follows:

Section 5.1 Organization and Qualification. The Buyer is duly organized, validly existing and in good standing under its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted and as and where the business is located.

Section 5.2 Authorization and Validity of Agreements. The Buyer has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Contemplated Transactions, have been duly and validly authorized by all necessary action of Buyer, and no other action on the part of Buyer is necessary for the authorization, execution, delivery or performance by Buyer of this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 5.3 No Violation; Consents and Approvals.

(a) Except as set forth in Section 5.3(a) of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement by Buyer and, assuming receipt of the Required Buyer Regulatory Approvals, the consummation of the Contemplated Transactions does not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of consent, termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws of Buyer, (ii) any Applicable Law applicable to Buyer or any of its properties or assets, or (iii) any Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except for filings with, and receipt of approvals from the Authorities listed on Section 5.3(b) of the Buyer Disclosure Schedule (such filings and approvals, the “Required Buyer Regulatory Approvals” and, together with the Required Company Regulatory Approvals, the “Required Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement by the Buyer or the consummation by Buyer of the Contemplated Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not prevent Buyer from performing its obligations under this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by the Company or its Affiliates.

Section 5.4 Legal Proceedings. There is no Action pending against or, to Buyer’s knowledge, threatened against or affecting, Buyer or any of its properties before any court or arbitrator or any governmental body, agency or official which has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5 Buyer Approvals. As of the date hereof, to the knowledge of Buyer, there are no facts in existence that relate to the qualifications of Buyer which would, under applicable Law, reasonably be likely to prevent Buyer from obtaining any Buyer Required Regulatory Approval taking into account the terms and conditions of this Agreement.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances in which they are made, not misleading.

Section 5.7 Section 11.75 of the IBCA. Neither the Buyer nor any of its Affiliates or associates, alone or together with any other Person (and without giving effect to the execution and delivery of the Voting Agreement) is or ever has been an “interested shareholder” (as defined in Section 11.75 of the IBCA) with respect to the Company.

Section 5.8 Absence of Arrangements with Management. Other than this Agreement, the Employment Agreements and the Voting Agreement, as of the date of this Agreement, there are no written contracts or agreements between Buyer or any of its Affiliates, on the one hand, and any executive officer (as defined for purposes of the Exchange Act) or any member of the Company’s Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Closing.

Section 5.9 Buyer Financial Statements. Buyer has delivered to the Company: (a) an audited balance sheet of Buyer as of December 31, 2009, and the related audited statements of operations, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, and (b) an unaudited balance sheet of Buyer as of March 31, 2010, and the related unaudited income statement for the three (3) months then ended. The financial statements referenced in the preceding sentence of this Section 5.9 have been prepared from, and are in accordance with, the books and records of the Buyer and the Buyer Subsidiaries, (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects (subject, in the case of unaudited statements, to normal year-end audit adjustments (none of which, individually or in the aggregate, are or could reasonably expected to be materially adverse) the consolidated financial position of the Buyer and the Buyer Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Until the Buyer Note is paid in full, Buyer will furnish such financial reports of Buyer, as reasonably requested by the Company, in order to verify the status of the Deposits.

Section 5.10 No Additional Representations. Buyer and its representatives have had the opportunity to conduct such investigation of the Company and Company Subsidiaries as they have desired, and have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which they have deemed necessary or requested to review. Buyer and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries to discuss the businesses and assets of the Company and the Company Subsidiaries. Except for the representations and warranties contained in Article 4 (which are subject to the Company Disclosure Schedule) and any closing certificate delivered by the Company, Buyer acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, including as to the accuracy or completeness of any information regarding the Company or any of its businesses furnished or made available to Buyer.

ARTICLE 6

COVENANTS

Section 6.1 Access to Information.

(a) From the date of this Agreement through the Closing, the Company shall, and shall cause the BD Subsidiary to, afford to representatives of Buyer access to the officers, employees, accountants, counsel, offices, properties, books and records during normal business hours, as Buyer may reasonably request in order that Buyer may have an opportunity to make such investigations as they desire of the BD Subsidiary, the Business, and the Acquired Assets and to facilitate consummation of the Contemplated Transactions; provided, however, that such investigation shall be upon reasonable notice, shall not unreasonably disrupt the personnel and operations of the Company or the BD Subsidiary and shall be subject to Applicable Laws. All requests for access to the offices, properties, books, and records relating to the BD Subsidiary, the Business, and the Acquired Assets shall be made to such representatives of the Company or the BD Subsidiary as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. None of Buyer or its representatives shall, directly or indirectly contact in any way any of the employees, customers or suppliers of the Company or the BD Subsidiary in connection with any matter related to the BD Subsidiary, the Business or the Acquired Assets or the Contemplated Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representatives of the Company as the Company may designate. If, in the course of any investigation pursuant to this Section 6.1, an executive officer of Buyer becomes aware of any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Closing would constitute such a breach, Buyer covenants that it will promptly so inform the Company. To the extent permitted under Applicable Laws, from and after the date of this Agreement, the Company shall reasonably cooperate with Buyer regarding the determination and implementation of an orderly transition following the consummation of the Contemplated Transactions.

(b) Buyer acknowledges that all information provided to Buyer and its representatives in connection with this Agreement and the consummation of the Contemplated Transactions shall be deemed to be Evaluation Material (as such term is used in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement.

Section 6.2 Conduct of Business. From the date of this Agreement through the Closing, except as disclosed in Section 6.2 of the Company Disclosure Schedule or expressly permitted by this Agreement, and, except as consented to or approved by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) in writing or required by any Applicable Law, the Company shall, and shall cause the BD Subsidiary to:

(a) operate its business in the ordinary course consistent with past practice in all material respects (including the use and maintenance of working capital);

(b) not amend its or the BD Subsidiary’s articles of incorporation, bylaws or other similar organizational documents;

(c) other than with respect to Options, Investor Warrants and Other Warrants not (i) issue, sell or agree to issue or sell any shares of its capital stock or any of the BD Subsidiary’s equity interests, (ii) issue, sell or agree to issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or any equity interests of the BD Subsidiary, or (iii) enter into or agree to enter into any agreement with respect to the voting of any of its capital stock or any of the BD Subsidiary’s equity interests, or (iv) purchase, redeem, acquire or offer to acquire any shares of its capital stock;

(d) not (i) declare, set aside or pay any dividends on, make any other distributions of cash or other property in respect of, or enter into any agreement with respect to the voting of, any of its capital stock with respect to the Company or limited liability company interests with respect to the BD Subsidiary, or (ii) split, reverse split, combine or reclassify any of its capital stock with respect to the Company or limited liability company interests with respect to the BD Subsidiary securities or issue or authorize the issuance of any securities in respect of, in lieu of, or in substitution for, shares of its capital stock with respect to the Company or limited liability company interests with respect to the BD Subsidiary, except, in the case of the Company, upon the exercise of Options, Investor Warrants or Other Warrants or the vesting of performance share awards that are outstanding as of the date of this Agreement, provided, however, the BD Subsidiary shall be permitted to pay to the Company up to $50,000 per month to cover certain expenses of the Company;

(e)(i) not sell, lease, license, transfer or otherwise dispose of any of the BD Subsidiary’s material assets or the Acquired Assets except in the ordinary course of business consistent with past practice, or (ii)(A) create any new Lien on its properties or assets, other than Permitted Liens, or (B) except in the ordinary course of business consistent with past practice make any loans, advances or capital contributions to, or investments in, any other Person;

(f) not, except as expressly permitted by this Agreement, (i) acquire or agree to acquire or merge with or into or by any other manner consolidate with or convert into, another Person, or (ii) purchase any material assets or any equity interests of another Person;

(g) except in the ordinary course of business, not (i) enter into any material joint venture, partnership or other similar arrangement, (ii) enter into any new Material Contract, or (iii) terminate or materially amend any Material Contract;

(h) not make or authorize any capital expenditures that, in the aggregate, are in excess of $150,000;

(i) not make or authorize any cash payments, issue any dividends or make any other distribution of property to the Company or any of its Affiliates; provided, however, the BD Subsidiary shall be permitted to pay to the Company up to $50,000 per month to cover certain expenses of the Company;

(j) except as otherwise expressly permitted under this Agreement, not enter into any intercompany agreement or arrangement with the Company or the BD Subsidiary or otherwise consummate any intercompany transactions;

(k) except for securities lending or securities borrowing in the ordinary course of business and except for indebtedness incurred to meet regulatory capital requirements, not incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Persons;

(l) not make any material change in any of its present financial accounting methods and practices, except as required by changes in GAAP or Applicable Laws;

(m)(i) not enter into or amend any employment, severance, special pay arrangement with respect to the termination or employment or other similar arrangements or agreements with any directors or Employees to which the Company or the BD Subsidiary is a party or is otherwise liable, (ii) not enter into, amend or terminate any Company Benefit Plan or grant to any current or former Employee any loan, increase in compensation, bonus or other material benefits (including any bonus that is contingent upon the consummation of the Contemplated Transactions) and (iii) not enter into any material transaction of any other nature with any Employee, except that the Company and the BD Subsidiary is permitted to (A) grant normal year-end increases in pay in the ordinary course of business consistent with past practice, (B) hire non-executive level replacement employees, on competitive market terms and conditions, (C) pay year-end bonuses and severance in the ordinary course of business consistent with past practice and (D) as required by law;

(n) use commercially reasonable efforts to keep available the services of the current officers and key employees of the Company engaged wholly or partially in the conduct of the Business and the BD Subsidiary;

(o) not waive any right of material value other than in the ordinary course of business;

(p) not (i) except in the ordinary course of business or pursuant to contractual obligations in effect on the date of this Agreement, pay, settle, discharge or satisfy any material liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any Action (A) at a cost in excess of the amount accrued or reserved with respect to such liability, obligation or Action as set forth in Section 6.2(p) of the Company Disclosure Schedule or (B) pursuant to terms that impose material restrictions on the Company or the BD Subsidiary and, in the case of clause (A) or (B), such settlement discharge or satisfaction includes (x) no admission by the Company or the BD Subsidiary of any wrongdoing and (y) an unconditional written release from all liability in respect of such Action; or (ii) agree or consent to any agreement or modifications of existing agreements with any Authority in respect of the operations of its business, except as required by law or as expressly contemplated by, or required to comply with, the terms of this Agreement or as would not otherwise materially impede the conduct of the Business;

(q) not make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by Applicable Laws, make any change to any of its material Tax accounting policies or procedures;

(r) except as expressly permitted by this Agreement or as may be agreed in writing by the Company and Buyer, shall not, and shall not permit any of the Company Subsidiaries to agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement or to prevent, impede or delay the consummation of the Contemplated Transactions or result in the failure to satisfy any condition to the consummation of the Contemplated Transactions;

(s) not cancel or terminate any of the Company Insurance Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed Company Insurance Policies are in full force and effect;

(t) not delay or postpone the payment of accounts payable and other Liabilities, accelerate the collection of accounts receivable or otherwise make any material change in their respective cash management policies, except in the ordinary course of business consistent with past practice;

(u) not change in any material respects the regulatory, investment or risk management or other similar policies of the Company or the BD Subsidiary;

(v) take any action that could result in a violation of the WARN Act; and

(w) not agree to take any action prohibited by this Section 6.2.

Notwithstanding any provisions of this Agreement to the contrary (including this Section 6.2), subject to the applicable regulatory capital requirements, the Company may (i) make or accept inter- or intra-company advances to, from or with one another or with the Company or any of the Company Subsidiaries, or (ii) engage in any transaction incident to the customary cash management procedures of the Company and the Company Subsidiaries.

Section 6.3 Notification of Claims. From the date of this Agreement through the Closing Date, the Company shall, as promptly as practicable, notify Buyer of the commencement or threatened commencement of any material Actions against the Company and the Company Subsidiaries, or seeking to enjoin, modify or impose conditions upon the Contemplated Transactions, and Buyer shall, as promptly as practicable, notify the Company of the commencement or threatened commencement of any material Actions against Buyer affecting the Company, or seeking to enjoin, modify or impose conditions upon the Contemplated Transactions. In addition, the Company and Buyer shall give prompt notice to each other of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any of the conditions set forth in Article 7 not to be capable of being satisfied by the Termination Date. The delivery of any notice pursuant to this Section 6.3 shall not affect, limit or otherwise qualify, or serve as an exception to, the representations or warranties or covenants in this Agreement (or serve to amend the Company Disclosure Schedule or the Buyer Disclosure Schedule) or limit or otherwise affect the remedies available to Buyer under this Agreement.

Section 6.4 Reasonable Efforts; Regulatory Consents, Authorizations, etc.

(a) The Company and the Buyer shall use commercially reasonable and good faith efforts to consummate the Contemplated Transactions as of the earliest practicable date.

(b) The Company and Buyer further agree to (i) cooperate to promptly file or cause to be promptly filed, with all appropriate authorities, all notices, registrations, declarations, applications and other documents as may be necessary to consummate the Contemplated Transactions and (ii) thereafter diligently pursue obtaining all Required Regulatory Approvals from such authorities as may be necessary to consummate the Contemplated Transactions and allow the BD Subsidiary to operate its regulated businesses consistent with past practices. Without limiting the foregoing, each party agrees to take all actions necessary under FINRA and NFA procedures to effect a change in control and a reissuance of a new membership agreement or obtain a new registration by succession, as the case may be, so that at the Closing, the BD Subsidiary may continue to operate its businesses consistent with past practices.

(c) If, with respect to any filing contemplated by this Section 6.4, it is necessary or advisable that a single filing be made on behalf of the Company and Buyer, the Company shall cooperate in Buyer’s preparation of such filing. If, with respect to any filing contemplated by this Section 6.4, only one filing fee is required for both parties, regardless of whether separate or joint filings are made, Buyer shall pay the appropriate filing fee.

Section 6.5 Restrictions on Buyer. Buyer agrees that, from and after the date of this Agreement and prior to the Closing, and except as expressly permitted by this Agreement or as may be agreed in writing by the Company and Buyer, Buyer shall not, and shall not permit any of its Subsidiaries or Affiliates to agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement or to prevent, impede or delay the consummation of the Contemplated Transactions or result in the failure to satisfy any condition to the consummation of the Contemplated Transactions.

Section 6.6 Further Assurances. The Company and Buyer agree, and Buyer, after the Closing, agrees to cause the BD Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions or effectuate the purposes and intent of this Agreement in accordance with the terms and conditions set forth in this Agreement. The Company agrees that it shall cause the members of its executive management team to cooperate with and to provide reasonable assistance to the Buyer in connection with the transition of the Business from the Company to the Buyer during the six (6) month period immediately following the Closing Date.

Section 6.7 Employee Matters.

(a) After the execution of this Agreement, and prior to the Closing, the Company shall use commercially reasonable efforts to cause each Employee of the BD Subsidiary to enter into a non-disclosure, non-solicitation and assignment of inventions agreement prepared and approved by Buyer which agreements will become effective as of, and subject to the occurrence of, the Closing (“New Non-Disclosure Agreements”).

(b) For a period of twelve (12) months following the Closing Date (the “Transition Benefit Period”), Buyer shall provide, and shall cause the BD Subsidiary to provide, the same employee benefits to the Employees at the Closing Date who are employees of the BD Subsidiary immediately following the Closing (the “Continuing Employees”) that are provided to similarly situated employees of the Buyer and the Subsidiaries of the Buyer in existence immediately prior to the Closing; provided, however, nothing in this Section 6.7 shall require Buyer to continue the employment of any Employee of the BD Subsidiary for any specified period of time. Buyer shall, and shall cause the BD Subsidiary to, treat, and cause the applicable Benefit Plans to treat, the service of Continuing Employees with the BD Subsidiary or the Subsidiaries of the BD Subsidiary attributable to any period before the Closing as service rendered to Buyer or the BD Subsidiary for purposes of eligibility to participate and vesting, as applicable. Nothing herein contained shall obligate the Buyer or the BD Subsidiary or any of their Affiliates to continue the employment of any Continuing Employee or any other Person.

(c) From and after the Closing Date, Buyer shall permit the Continuing Employees to immediately participate in the Buyer’s 401(k) Plan (the “Buyer Savings Plan”). Buyer shall cause the Buyer’s Savings Plan to recognize service of Continuing Employees with the Company or the BD Subsidiary attributable to any period before the Effective Time for purposes of vesting thereunder. Buyer shall cause the trustee of the Buyer Savings Plan to accept on behalf of such plan a rollover contribution from any Continuing Employee or a direct rollover from the trustee of the Company’s 401(k) Savings Plan (the “Company Savings Plan”) of an amount representing such Employee’s interest under the Company Savings Plan (including for this purpose, any loan to such Employee which is part of such Continuing Employee’s account balance, provided that the loan is rolled over to the Buyer’s Savings Plan before the loan is treated as a deemed distribution under the Company Savings Plan).

(d) Company and BD Subsidiary shall take such action as necessary to terminate BD Subsidiary’s sponsorship of the Company Benefit Plans effective as of the day prior to the Closing. Except as otherwise provided in this Agreement, nothing in this Section 6.7 shall be interpreted as preventing Buyer or the BD Subsidiary from amending, modifying or terminating any Buyer Benefit Plans or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

Section 6.8 Directors’ and Officers’ Indemnification.

(a) Buyer agrees that from and after the Closing all rights to indemnification now existing in favor of individuals who at or prior to the Closing were managers, members, directors, officers or employees of the BD Subsidiary as set forth in the organizational documents of the BD Subsidiary (the “Indemnified Persons”) shall survive the consummation of the Contemplated Transactions with respect to any Action pending, asserted or incurred prior to the Closing and shall continue in full force and effect for a period of six (6) years following the Closing. From and after the Closing, Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the BD Subsidiary to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.8, without limit as to time.

(b) In the event Buyer, the BD Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, the Buyer or the BD Subsidiary, shall cause proper provision to be made so that the successors and assigns of Buyer or the BD Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.8. The provisions of this Section 6.8 shall survive the consummation of the Contemplated Transactions and expressly are intended to benefit each of the Indemnified Persons.

Section 6.9 Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with Applicable Laws and the Company’s Amended and Restated Articles of Incorporation as in effect on the date of this Agreement (“Company Articles”) and the Company’s Bylaws as in effect on the date of this Agreement (“Company Bylaws”), duly call, give notice of, convene and hold a meeting of the holders of shares of Common Stock (the “Shareholders”) to consider and vote upon approval of this Agreement and the Asset Acquisition (the “Shareholders Meeting”). The Company shall ensure that the Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Shareholders Meeting are solicited, in material compliance with Applicable Laws and the Company Articles and Company Bylaws, other than such non-compliance resulting from the failure of the representation set forth in Section 5.6 to be true and correct.

(b) The Company shall, as promptly as reasonably practicable, and in any event within 10 Business Days following the date of this Agreement, prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”), that meets in all material respects the requirements of Applicable Laws, to seek the approval of this Agreement and the Contemplated Transactions. The Company shall respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Proxy Statement shall cause such Proxy Statement to be mailed to the Shareholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall notify Buyer as promptly as reasonably practicable of the receipt of any comments of the SEC with respect to the Proxy Statement and shall provide to Buyer copies of any such written comments. Buyer shall cooperate fully with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company’s request, all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Buyer shall be provided a reasonable opportunity to review and comment on the Proxy Statement prior to its filing and dissemination to the Shareholders.

(c) If at any time prior to the Closing any information relating to the Company, Buyer or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement to the Proxy Statement shall be promptly filed with the SEC and disseminated to the Shareholders, to the extent required by Applicable Laws or otherwise deemed appropriate by the Company.

(d) Subject to the following sentence, the Board Recommendation shall be included in the Proxy Statement, and the Board shall use its reasonable best efforts to solicit the approval of the Agreement and the Contemplated Transactions by the Shareholders. Notwithstanding any provisions of this Agreement to the contrary, the Board may make a Change in the Board Recommendation in accordance with Section 6.10(c) and, in each such event, shall not be required to call, give notice of, convene or hold the Shareholders Meeting.

Section 6.10 Acquisition Proposals.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article 8, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it permit any director, officer or key employee of the Company or any Company Subsidiary or any of its agents or representatives (including any investment banker, attorney or accountant retained by the Company) to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing information) any inquiries with respect to, or the making of, an Acquisition Proposal, (ii) engage or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or make or authorize any statement, propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal. Notwithstanding the foregoing, the Company may contact any Person who has made, or proposes to make an Acquisition Proposal solely to request clarification of the terms and conditions of such Acquisition Proposal.

(b) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f)), or a disclosure which expresses no view of the Acquisition Proposal other than that it is pending further consideration by the Company), shall be deemed to be a Change in the Board Recommendation, unless the Board expressly publicly reaffirms the Board Recommendation in connection with such disclosure.

(c) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or any officer, director, key employee or agent or representative of the Company or any Company Subsidiary acting on behalf of or at the direction of the Company or any Company Subsidiary, or the Board at any time prior to, but not after, the time this Agreement is adopted by the Shareholders at the Shareholders Meeting, from (i) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made an unsolicited written Acquisition Proposal which is not subject to any financing contingency if the Board receives from such Person (A) an executed customary confidentiality agreement no less favorable in the aggregate to the Company than the Confidentiality Agreement (other than with respect to the standstill provisions, which shall not be required), (B) evidence reasonably satisfactory to the Board that demonstrates the financial wherewithal and capability of such Person to consummate the Acquisition Proposal, (ii) entering into a Company Acquisition Agreement and terminating this Agreement, and (iii) effecting a Change in the Board Recommendation, if and only to the extent that, (1) in each such case referred to in clause (i) or (ii) above, (A) the Board determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to result in a breach of the Board’s fiduciary duties to the Company’s stockholders under Applicable Laws and (B) such Acquisition Proposal is not a result of a breach or violation of the terms of Section 6.10(a); (2) in the case of clause (i) above, the Board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is reasonably likely that such Acquisition Proposal would result in a Superior Proposal; and (3) in the case of clause (ii) or (iii) above, the Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall send written notice of its intention to take the action referred to in clause (ii) above to Buyer, at least three Business Days prior to the taking of such action by the Company, advising Buyer that the Board is prepared to conclude that such Acquisition Proposal constitutes a Superior Proposal and during such three Business Day period the Company and its advisors shall have negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and the Board fully considers any such adjustment and nonetheless concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal.

(d) Except as expressly permitted by Section 6.9 or this Section 6.10, neither the Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer, the approval of the Agreement and the Contemplated Transactions or the Board Recommendation or take any action or make any statement in connection with the Shareholders Meeting inconsistent with such approval or Board Recommendation (collectively, a “Change in the Board Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. Until this Agreement terminates, in no event shall the Company enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Acquisition Proposal. For purposes of this Agreement, a Change in the Board Recommendation shall include any approval or recommendation (or publicly stated proposal to approve or recommend) by the Board of an Acquisition Proposal, or any failure by the Board to recommend against an Acquisition Proposal after the Board and its advisors have fully considered such proposal.

(e) The Company agrees that it will immediately cease and cause to be terminated any existing investigation, discussions or negotiations with any Person (other than the parties) with respect to any Acquisition Proposal. The Company agrees that it will use its reasonable best efforts to inform as promptly as reasonably practicable the officers, directors, key employees and representatives of the Company and the Company Subsidiaries of the obligations undertaken in this Section 6.10.

(f) From and after the execution of this Agreement, the Company shall, as promptly as reasonably practicable, notify Buyer of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer from any Person (other than Buyer) with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or the BD Subsidiary, unless such transaction is contemplated to occur following Closing, the Company gives written notice to Buyer of such transaction, and Buyer reasonably determines that such transaction does not involve or otherwise impact the BD Subsidiary, the Acquired Assets or the Business and provided further that the Company shall not enter into a letter of intent or definitive agreement with respect to such transaction prior to the Closing, (B) any direct or indirect purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a majority voting or economic interest in the Company, unless such purchase is contemplated to occur following Closing, the Company gives written notice to Buyer of such transaction, and Buyer reasonably determines that such transaction does not involve or otherwise impact the BD Subsidiary, the Acquired Assets or the Business and provided further that the Company shall not enter into a letter of intent or definitive agreement with respect to such transaction prior to the Closing, or (C) any direct or indirect purchase of assets, securities or ownership interests representing an amount equal to or greater than a majority of the consolidated assets, net income or net revenues of the Company and the Company

Subsidiaries taken as a whole (including stock or other equity securities of the Company Subsidiaries) unless such purchase is contemplated to occur following Closing, the Company gives written notice to Buyer of such transaction, and Buyer reasonably determines that such transaction does not involve or otherwise impact the BD Subsidiary, the Acquired Assets or the Business and provided further that the Company shall not enter into a letter of intent or definitive agreement with respect to such purchase prior to the Closing, or (D) any direct or indirect purchase of the equity interests or the Assets of the BD Subsidiary.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal (accompanied by evidence reasonably satisfactory to the Board, including written third-party financing commitments from reputable financial institutions if the Acquisition Proposal is to be financed in whole or in part with third-party financing, and a recent balance sheet of the person making such Acquisition, which demonstrates the capability of such Person to consummate the Acquisition Proposal) made by a Person other than a party to this Agreement that is on terms that the Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes would be superior to the Contemplated Transactions, including from a financial point of view to the Contemplated Transactions, taking into account all legal, financial, regulatory and other aspects of the proposal (including any proposal by Buyer to amend the terms of this Agreement and including in each case the risks and probabilities of consummation).

Section 6.11 Third-Party Consents. The Company will give, and will cause the BD Subsidiary to give, as promptly as reasonably practicable, any notices to third parties and will use, and will cause the BD Subsidiary to use, commercially reasonable efforts to obtain any third party consents that are required under any Material Contracts in connection with the consummation of the Contemplated Transactions.

Section 6.12 Reconciliation of Cash Payments. On or before the Closing Date, the Company shall prepare and deliver to Buyer a detailed statement of all cash payments made by the BD Subsidiary to the Company or any third party vendors between the Cash Measurement Time and the Closing Cash Measurement Date.

Section 6.13 Insurance Claims. From and after the Closing, the Company agrees to take all actions reasonably requested by Buyer with respect to any claims of the BD Subsidiary arising under the Company Insurance Policies and relating to events that occurred prior to the Closing.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Each Party’s Obligation to Close. The obligation of the parties to consummate the Contemplated Transactions shall be subject to the fulfillment, at or before the Closing, of the conditions set forth below in this Section 7.1. The parties may mutually agree to waive in writing any or all of these conditions.

(a) All Required Regulatory Approvals shall have been obtained and shall be in full force and effect as of the Closing, and any applicable waiting periods in connection therewith shall have expired or been terminated.

(b) There shall be no Applicable Law of any nature of any Authority that is in effect that prohibits the consummation of the Contemplated Transactions.

(c) The Contemplated Transactions shall have been approved and adopted by the Shareholders in accordance with the IBCA, and such approval and adoption shall be in full force and effect as of the Closing.

(d) There shall not be pending or threatened in writing any Action by any Authority under any Applicable Law seeking to enjoin or otherwise prevent the consummation of the Contemplated Transactions.

Section 7.2 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the Contemplated Transactions shall be subject to the satisfaction, at or before the Closing, of all of the conditions set forth below in this Section 7.2. Buyer may waive in writing any or all of these conditions in whole or in part without prior notice.

(a)(i)(A) the representations and warranties of the Company in this Agreement that are not qualified as to Company Material Adverse Effect or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of the Closing Date, except (y) with respect to the representations and warranties set forth in the first sentence of Section 4.8 and Section 4.9, which shall be true and correct in all respects except for any failure to be so true and correct which has not had and would not reasonably be expected to cause a Company Material Adverse Effect and (z) except for representations and warranties which are as of a particular date, which shall be so true and correct in all material respects as of such date; and (B) those representations and warranties of the Company in this Agreement that are qualified as to Company Material Adverse Effect or materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be true and correct as of such date; provided, however, that the failure to disclose information that is that is expressly disclosed on the face of any SEC Report (not including risk factors, forward-looking statements or statements regarding off-balance sheet arrangements) shall not be considered for purposes of determining the accuracy of the representations and warranties of the Company for purposes of this Section 7.2(a); and

(ii) the Company and each of the Company Subsidiaries shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) The Company shall have provided to Buyer true and complete copies of the certificate of incorporation or formation (as applicable) of the Company and the BD Subsidiary, and (ii) a true and complete copy of the by-laws or limited liability company operating agreement (as applicable) of the Company and the BD Subsidiary, with all amendments thereto, as in effect on the date of this Agreement and the Closing Date.

(c) The Company shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) a copy of the resolutions of the Company Board of Directors authorizing and approving the applicable matters contemplated hereunder, and (ii) the satisfaction of the condition set forth in 7.1(c).

(d) Since the date hereof, there has not been any Company Material Adverse Effect.

(e) The Company shall have delivered to Buyer all Required Company Regulatory Approvals.

(f) The Company shall have delivered to Buyer all Required Company Third-Party Consents set forth on Schedule 7.2(f).

(g) The Company shall have delivered to Buyer all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the BD Subsidiary, the Business, and the Acquired Assets, if not already located on the premises of the BD Subsidiary.

(h) The Company shall have delivered to Buyer a certificate stating that the BD Subsidiary is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or similar provision of the Code.

(i) Buyer shall have received from the Company a certificate dated as of the Closing Date and signed by an authorized officer of the Company certifying its compliance with the conditions set forth in Section 7.2(a).

(j) The Company shall have delivered to Buyer resignations from each officer, manager or director of the BD Subsidiary with respect to their titles as officer, manager or director, respectively, that has been requested by Buyer prior to the Closing.

(k) The Company shall have changed its corporate name to remove any reference to the words “Terra Nova.”

Section 7.3 Conditions to the Company’s Obligation to Close. The obligation of the Company to consummate the Contemplated Transactions shall be subject to the satisfaction, at or before Closing, of all of the conditions set forth below in this Section 7.3. The Company may waive in writing any or all of these conditions in whole or in part without prior notice.

(a)(i)(A) The representations and warranties of Buyer in this Agreement that are not qualified as to Buyer Material Adverse Effect or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be so true and correct in all material respects as of such date, and (B) those other representations and warranties of Buyer in this Agreement that are qualified as to Buyer Material Adverse Effect or materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be true and correct as of such date; and

(ii) Buyer shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) The Company shall have received from Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Buyer certifying Buyer’s compliance with the conditions set forth in Section  7.3(a).

ARTICLE 8

TERMINATION; FEES AND EXPENSES

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing, by mutual written consent of the Company and Buyer by action of their respective Boards of Directors.

Section 8.2 Termination by Either Buyer or the Company. This Agreement may be terminated at any time prior to the Closing by action of Buyer or the Company if:

(a) the Closing shall not have been consummated by 5:00 p.m. Chicago time on the Termination Date, whether such date is before or after the date of the approval of this Agreement and the Contemplated Transactions by the Shareholders; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by the Termination Date;

(b) the Shareholders shall have failed to adopt and approve this Agreement and the Asset Acquisition at the Shareholders Meeting (after giving effect to all adjournments or postponements thereof); or

(c) any Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions and such order, decree or ruling or other action shall have become final and nonappealable.

Section 8.3 Termination by the Company. This Agreement may be terminated at any time prior to the Closing, whether before or after adoption of this Agreement by the Shareholders, by the Company if:

(a) there has been a breach of any representations, warranties, covenants or agreements made by Buyer in this Agreement, or any such representations and warranties shall have become untrue or incorrect, such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach or failure to be true and correct is not cured within thirty (30) calendar days (but not later than the Termination Date) following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company shall agree, during which Buyer exercises reasonable best efforts to cure); or

(b) the Board shall have exercised its termination rights set forth in Section 6.10(c).

Section 8.4 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing, whether before or after adoption of this Agreement by the Shareholders, by action of Buyer if:

(a) the Board shall have (i) withdrawn, qualified or modified its approval of this Agreement in a manner adverse to Buyer, or approved or recommended any Acquisition Proposal (other than this Agreement and the Contemplated Transactions) or shall have resolved to do any of the foregoing, (ii) failed to recommend against a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (iii) failed to reconfirm a recommendation to adopt and approve this Agreement and the Contemplated Transactions within five (5) days after Buyer requests in writing that it do so; or (iii) the Company shall have violated or breached any of its obligations under Section 6.10(a); or

(b) there has been (i) a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect, such that, in any case, the conditions set forth in Section 7.2(a) would not be satisfied and such breach or failure to be true and correct is not cured within thirty (30) calendar days (but not later than the Termination Date) following receipt of written notice from Buyer of such breach or failure (or such longer period to which Buyer shall agree), during which the Company exercises reasonable best efforts to cure or (ii) since the date of this Agreement, there shall have occurred a Company Material Adverse Effect. Notwithstanding the foregoing, the Company shall not be deemed to be in breach of any such representation or warranty to the extent such breach would be a result of the failure to disclose information that is expressly disclosed on the face of any SEC Report (not including risk factors, forward-looking statements or statements regarding off-balance sheet arrangements).

Section 8.5 Effect of Termination and Abandonment. If this Agreement is validly terminated pursuant to this Article 8, this Agreement shall become void and of no effect, other than the provisions of this Section 8.5, Section 6.1(b), Section 8.6, and Article 9 without any liability on the part of any party or its Affiliates, directors, officers, shareholders, members, managers, employees, agents and representatives; provided, however, that nothing herein shall relieve a party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.6 Fees and Expenses. (a) In the event that:

(i)(A) any Person (other than Buyer or its Affiliates) shall have made public and not withdrawn an Acquisition Proposal and (B) within twelve (12) months of termination of this Agreement, the Company enters into an agreement with respect to any Acquisition Proposal;

(ii) the Company shall have terminated this Agreement pursuant to Section 8.3(b) and at the time of termination, none of the Required Buyer Regulatory Approvals shall have been denied; or

(iii) Buyer shall have terminated this Agreement pursuant to Section 8.4(a) and at the time of termination, none of the Required Buyer Regulatory Approvals shall have been denied; or

(iv) Buyer shall have terminated this Agreement pursuant to Section 8.4(b) following an intentional breach by the Company of any covenant in this Agreement or an intentional action or omission by the Company which prevents the conditions in Section 7.2(a) from being satisfied; provided that, at the time of termination, none of the Buyer Required Approvals shall have been denied;

then, in any such event, the Company shall pay to Buyer a termination fee in cash of $1,100,000 (the “Termination Fee”). Any Termination Fee that becomes payable shall be paid (x) in the case of clause (i) above, not later than the second Business Day after the date on which the Company enters into an agreement with respect to the Acquisition Proposal, and (y) in the case of clauses (ii) and (iii) above, on not later than the second Business Day after the date that this Agreement is terminated, in each case payable by wire transfer of same day funds.

(b) In the event of any termination of this Agreement as provided in this Article 8, Buyer shall forthwith return (or, at its election, destroy and certify such destruction to the Company) all documents and other materials received from the Company relating to the Contemplated Transactions, whether so obtained before or after the execution of this Agreement, to the Company, and all Evaluation Material (as such term is used in the Confidentiality Agreement) received by Buyer or its representatives or agents shall be dealt with in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c) Buyer’s right to receive payment of the Termination Fee from the Company is the sole and exclusive remedy of Buyer and its Affiliates against the Company or any of its former, current or future directors, officers, employees, agents, stockholders, representatives, affiliates or assignees (collectively, “Company Related Persons”) in connection with the termination of this Agreement in the circumstance described in this Section 8.6 and upon payment or tender of such amount, neither the Company nor any of the Company Related Persons shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Survival of Representations and Warranties. The representations, warranties, covenants, and agreements in this Agreement shall not survive the Closing or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Closing, shall survive consummation of the Contemplated Transactions.

Section 9.2 Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, the parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in federal courts in the Northern District of Illinois or Delaware Chancery Court, and each of the parties hereby irrevocably consents to the jurisdiction of either such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or hereafter have to the laying of the venue of any such Action in such court or that any such Action which is brought in such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section  9.2 shall be deemed effective service of process on such party.

Section 9.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.4 Successors and Assigns. This Agreement shall not be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.5 No Waiver. No waiver by any party of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party. Each and all of the several rights and remedies of either party under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

Section 9.6 Entire Agreement; Amendments. This Agreement, including the exhibits attached to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous written or oral agreements between them or any of their related entities or Affiliates with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon any party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

Section 9.7 Notices. All notices, requests and demands to or upon the respective parties, and all statements and accountings given or required to be given under this Agreement, shall be made by personal service, sent by nationally recognized overnight courier service or certified or registered mail, return receipt requested, postage prepaid, or by confirmed facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties, and shall be deemed received when delivered to the designated address:

(a)	if to the Company, to:

Terra Nova Financial Group, Inc. 100 South Wacker Drive, Suite 1550 Chicago, IL 60606 Attention: Murrey Wanstrath Facsimile: (312) 849-4427

with a copy to:

Barnes & Thornburg LLP One North Wacker Drive, Suite 4400 Chicago, IL 60602 Attention: Mark Kindelin Facsimile: (312) 759-5646

(b)	if to Buyer, to:

Lightspeed Financial, Inc. 148 Madison Avenue, 9th Floor New York, NY 10016 Attention: Stephen Ehrlich Facsimile: (678) 624-6440

with a copy to:

Day Pitney LLP One International Place Boston, MA 02110 Attention: Jeffrey A. Clopeck Facsimile: (617) 345-4745

Section 9.8 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois.

Section 9.9 Publicity. Any public announcement made by or on behalf of the parties prior to the termination of this Agreement pursuant to Article 8 concerning this Agreement, the Contemplated Transactions or any other aspect of the dealings heretofore had or hereafter to be had between the Company and Buyer and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld); provided, however, that the parties may, without the consent of the other, make any disclosures required to comply with Applicable Laws or stock market listing requirements applicable to a party, except such consent shall be sought where practicable to do so.

Section 9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit or other subdivision, (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (c) reference to any Article, Section, Schedule or Exhibit is reference to such Article or Section of, or Schedule or Exhibit to, this Agreement unless specifically noted otherwise, (d) “days” means calendar days, (e) all defined terms in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise indicated therein, (f) all defined terms in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case, vice versa, (g) references in this Agreement to specific laws (such as the Code and ERISA) or to specific provisions of laws include all rules and regulations promulgated thereunder, and (h) any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. No provisions of this Agreement shall be interpreted or construed against any party solely because such party or its legal representative drafted such provision.

Section 9.11 Expenses. Except as specifically provided in Section 8.6, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, except filing fees incurred in connection with SEC filings relating to the Contemplated Transactions and printing and mailing costs related thereto, all of which shall be shared equally by Buyer and the Company.

Section 9.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement (including Sections 6.7 and 6.8), this Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any Person other than the parties.

Section 9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision or portion of any provision of this Agreement is held or found to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.15 Specific Performance. The parties agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedy at law or equity, each party shall be entitled, without the necessity of posting a bond or other form of security, to specific performance or injunctive or such other relief as a court may deem just and proper in order to enforce this Agreement or prevent any violation or threatened violation of the provisions of this Agreement. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

COMPANY:

TERRA NOVA FINANCIAL GROUP, INC.

By:	/s/ BERNAY BOX
Name:	Bernay Box
Title:	Chairman and Chief Executive Officer

BUYER:

LIGHTSPEED FINANCIAL, INC.

By:	/s/ STEPHEN ERLICH
Name:	Stephen Ehrlich
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

Annex B

PLAN OF DISSOLUTION

OF

TERRA NOVA FINANCIAL GROUP, INC.

The following Plan of Dissolution (this “Plan of Dissolution”), dated as of             , 2010, shall effect the dissolution and complete liquidation of Terra Nova Financial Group, Inc., a Illinois corporation (the “Company”), in accordance with Section 12.15 and other applicable provisions of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”).

1. Approval and Effectiveness of this Plan. The board of directors of the Company (the “Board”) has approved a resolution to submit to its shareholders a proposal to dissolve the Company, wind up its affairs and distribute its assets in accordance with this Plan of Dissolution. This Plan of Dissolution shall not become effective unless and until all of the following conditions have been satisfied:

(a)	shareholders holding two-thirds of the Company’s issued and outstanding common shares vote in favor of (i) the sale of all or substantially all of the assets of the Company (the “Asset Sale”) pursuant to the Purchase Agreement dated as of June 16, 2010 between the Company and Lightspeed Financial, Inc. (the “Purchase Agreement”), which is Proposal 1 in the Company’s proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) to which this Plan of Distribution is annexed, and (ii) the dissolution of the Company pursuant to this Plan of Dissolution, which is Proposal 2 in the Proxy Statement; and

(b)	the Asset Sale has been closed pursuant to the Purchase Agreement and the initial payment of the purchase price to the Company in accordance with the Purchase Agreement has been made to the Company.

2. Articles of Dissolution. If the shareholder approvals set forth in Section 1 of this Plan of Dissolution are obtained and the Asset Sale is completed, the officers of the Company shall, at such time as the Board deems appropriate, prepare and file articles of dissolution with the Illinois Secretary of State in accordance with Section 12.20 of the IBCA (“Articles of Dissolution”). The Articles of Dissolution shall be effective at such time they are filed with and accepted by the Illinois Secretary of State (the “Dissolution Date”).

3. Cessation of Business Activities. From and after the Dissolution Date, the Company shall not engage in any business activities except for the purpose of winding up its business and affairs, including, but not limited to (i) collecting and disposing of its assets, (ii) providing notice to creditors of known claims in accordance with the procedure under Section 12.75 of the IBCA, (iii) discharging all liabilities, and (iv) making distributions to shareholders, all in accordance with the IBCA.

4. The Winding Up Process. Upon the filing of its Articles of Dissolution, the Company shall begin the process of winding up its affairs in accordance with the IBCA. Unless the Board, in the exercise of its business judgment, shall otherwise direct, the Company shall endeavor to take the actions described in the Proxy Statement. Notwithstanding the foregoing, subject to the provisions of Sections 13 and 14 hereof, the Company shall send notices to all claimants in accordance with Section 12.75 of the IBCA. If any claimants assert claims against the Company within the period permitted under Section 12.75 of the IBCA, the Company shall analyze such claims and, if the Board believes it to be in the interests of the Company, seek to expeditiously discharge or settle such claims, or notify any claimants that their claims are rejected.

5. Common Share Certificates; Share Transfers. The Company’s distributions to shareholders pursuant to this Plan of Dissolution (“Liquidating Distributions”) shall be deemed to be made in full payment in exchange for all of the Company’s issued and outstanding common shares. As a condition to entitlement to any Liquidating

Distributions, the Board may require shareholders to (i) surrender their certificates evidencing the common shares to the Company for recording of such distributions thereon, or (ii) furnish the Company with an affidavit and indemnity of the shareholder as to any lost, stolen or destroyed certificate and, if required by the Board in its sole discretion, a surety bond therefor. If the Company’s share transfer books have been closed at the time any Liquidating Distribution is made, the Company may hold in its possession for the benefit of the shareholders the share certificates surrendered and cancel such certificates effective upon the final Liquidating Distribution. The Board shall have authority at any time to close the Company’s share transfer books, and to take all appropriate steps to seek to suspend or limit trading the Company’s shares.

6. Abandoned Property. If any Liquidating Distribution to a shareholder (exclusive of a distribution to a liquidating trust is established pursuant to Section 14 hereof) cannot be made because the shareholder cannot be located, then the Liquidating Distribution to which such shareholder is entitled shall be transferred to the official of the state or other jurisdiction authorized by applicable law to receive the proceeds of such Liquidating Distribution. The proceeds of such Liquidating Distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company. Except to the extent not permitted by law, if any shareholder shall elect to abandon its common shares in the Company prior to the final Liquidating Distribution, the amount that the shareholder would otherwise have received as a Liquidating Distribution shall be available for payment of the Company’s liabilities or for distribution to the remaining shareholders, as determined by the Board.

7. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan of Dissolution, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan of Dissolution. Adoption of this Plan of Dissolution shall constitute approval of such payments by the shareholders of the Company.

8. Employees and Independent Contractors. In connection with effecting the dissolution of the Company and for the purpose of implementing and assuring completion of this Plan of Dissolution, the Company may, in the absolute discretion of the Board, hire employees and retain independent contractors and agents as the Board deems necessary or desirable to supervise the dissolution and liquidation.

9. Indemnification and Insurance. The Company shall continue to indemnify its officers, directors, employees, independent contractors and agents to the maximum extent permitted in accordance with applicable law, its certificate of incorporation and bylaws and any contractual arrangements, for actions taken in connection with this Plan of Dissolution and the winding up of the affairs of the Company (or any liquidating trust pursuant to Section 12 hereof, and shall indemnify the trustees and agents of the trust on similar terms from the trust assets). The Board and any such trustees, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, independent contractors, agents and trustees to the extent permitted by law and as may be necessary or appropriate to cover the Company’s obligations hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

10. Tax Matters. It is intended that this Plan of Dissolution shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan of Dissolution shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the regulations promulgated thereunder. The Company’s officers shall be authorized to cause the Company to make such elections for tax purposes as are deemed appropriate and in the best interest of the Company. Within thirty (30) days after the Dissolution Date, the Company shall file with the Internal Revenue Service an appropriate statement of corporate dissolution on IRS Form 966, as required by Section 6043 of the Code, and such additional forms and reports with the Internal

Revenue Service as may be necessary or appropriate in connection with this Plan of Dissolution and the carrying out thereof. The Company shall notify all jurisdictions of any withdrawals related to qualification to do business. The Company shall make arrangements authorizing one or more representatives or agents to maintain such Company records as may be appropriate for purposes of any tax audit of the Company occurring during the process of dissolution or after liquidation.

11. Power of Board and Officers. The Board is hereby authorized, without further action by the Company’s shareholders, to do and perform, or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan of Dissolution and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or Federal law or regulation to wind up its affairs.

12. Liquidating Trust. If the Board determines it to be necessary of advisable to enable the Company to complete the winding up process to the benefit of the shareholders, the Company may transfer its assets to one or more liquidating trustees, for the benefit of its shareholders under a liquidating trust. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the trustee or trustees for the benefit of the shareholders and to receive any assets of the Company.

13. Suspension of this Plan, Revocation of the Dissolution. If the Board deems it to be in the best interests of the Company, then, unless prohibited under the IBCA, the Board may, without shareholder approval, (i) decline to file the articles of dissolution with the Illinois Secretary of State following the satisfaction of the required conditions under this Plan of Dissolution; (ii) revoke the Company’s dissolution; or (iii) suspend implementation of this Plan of Dissolution or any part hereof; provided, however, that the Company shall file with the SEC, within 60 days thereafter, a preliminary or definitive proxy statement seeking shareholder ratification of the action taken. Such proxy statement may also include any other proposals the Board determines to submit to the shareholders.

14. Amendment of this Plan. The Board, without shareholder approval, shall have authority to amend this Plan to the extent the Board deems it necessary or advisable to (i) comply with any law or regulation, (ii) ensure that this Plan of Dissolution constitutes a plan of complete liquidation of Terra Nova within the meaning of Sections 331 and 336 of the Code, or (iii) make any corrections or eliminate any ambiguities so that this Plan reflects the Board’s intentions and is consistent with disclosures in the Proxy Statement. The Company shall not be required to file a proxy statement seeking shareholder ratification of any amendment the Board is authorized to make under this Section 14, irrespective of whether it has the effect of any of the actions set forth in clauses (i), (ii) or (iii) of Section 13. All other amendments to this Plan shall be approved by the shareholders.

Annex C

PROMISSORY NOTE

$5,000,000.00	, 2010

FOR VALUE RECEIVED, Lightspeed Financial, Inc., a Delaware corporation (“Buyer”), and Terra Nova Financial LLC, an Illinois limited liability company (“TNF”, and collectively with Buyer, the “Maker”), jointly and severally promise to pay to Terra Nova Financial Group, Inc., an Illinois corporation (the “Payee”) in lawful money of the United States of America, the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00), together with interest in arrears on the unpaid principal balance hereof at the rate and in the manner herein provided in lawful money of the United States of America. This promissory note shall be referred to herein as the “Note.”

1. PURCHASE AGREEMENT

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of that certain Purchase Agreement, dated as of June [    ], 2010, by and between Buyer and Payee (the “Agreement”) and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

2. INTEREST

2.1 INTEREST RATE

The unpaid principal balance of this Note shall accrue interest in arrears at the rate of eight percent (8%) per annum. Interest shall be calculated on the basis of a year of 365 days, and charged for the actual number of days elapsed.

2.2 LATE INTEREST RATE

To the maximum extent permitted by applicable law, any principal and interest not paid to Payee by Maker at the Maturity Date shall accrue interest at a rate per annum equal to the interest rate set forth in Section 2.1 of this Note plus ten percent (10%), from such date until paid.

3. PAYMENTS

3.1 PRINCIPAL AND INTEREST

The principal amount of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in one lump sum on the Maturity Date. As used herein, the “Maturity Date” shall be the date that is the earlier of (i) the six month anniversary of the Closing Date or (ii) the date upon which $5,000,000 (less any principal amounts prepaid under Section 3.3(a)) of Restricted Funds (defined below) are no longer subject to a Restriction (defined below), or (iii) the date that either of Buyer or TNF merge or consolidate into any Person or directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, substantially all of its stock or other equity interests, property, business or assets.

All sums payable to Payee hereunder shall be paid directly to Payee in immediately available funds without deduction or offset of any kind (including, without limitation, against any amounts purportedly owing by Payee to Buyer pursuant to the Purchase Agreement, any other Transaction Document, or any other agreement, instrument or other document whatsoever or otherwise).

3.2 PAYMENTS

All payments of principal and interest on this Note shall be made by certified or bank cashier’s check at the principal business address of Payee, or at such other place in the United States of America as Payee shall designate to Maker in writing or by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note.

So long as no Event of Default (defined below) has occurred under this Note, all payments hereunder shall first be applied to interest, then to principal. Upon the occurrence of an Event of Default under this Note, all payments hereunder shall first be applied to costs pursuant to Section 5.3, then to interest and the remainder to principal.

3.3 PREPAYMENT

(a) Mandatory Prepayment. To the extent that any Restricted Funds or portion thereof are no longer subject to a Restriction, then within five (5) Business Days of the date upon which disbursement of such Restricted Funds is no longer prohibited by such Restriction, such Restricted Funds shall be disbursed by or at the order of Maker to prepay the outstanding balance due under this Note. A “Restriction” shall mean, with respect to any amounts on deposit with a clearing corporation of which TNF is a member, a regulatory requirement that TNF maintain such amounts on deposit with such clearing corporation.

(b) Optional Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

4. COVENANTS

4.1 Maker covenants that, while any portion of the principal amount under this Note shall remain outstanding, no funds on deposit at any time in any clearing account held by TNF (all such clearing accounts, the “Restricted Accounts” and all such funds contained in a Restricted Account, “Restricted Funds”) shall be disbursed to any Person other than (a) Buyer for payment to Payee pursuant to Section 3.3(a) or on the Maturity Date pursuant to Section 3.1 or (b) to customers and clearing corporations in the ordinary course of business in connection with the normal clearing operations of TNF.

4.2 Maker shall not create or permit to exist any Liens of any nature whatsoever on the Restricted Accounts or Restricted Funds and shall not enter into any agreement or covenant to use, dispose of or disburse the Restricted Funds in any manner inconsistent with the Obligations under this Note.

4.3 Beginning on the date hereof, Maker shall take any and all actions required to remove as quickly as is commercially practicable any Restrictions with respect to any Restricted Funds and withdraw from membership in each clearing corporation of which it is a member.

4.4 Until the Note is paid in full, Maker will furnish such financial reports of Maker, as reasonably requested by the Payee, in order to verify Maker’s compliance under this Note.

5. DEFAULTS

5.1 EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a) If Maker shall fail to pay when due any payment of principal or interest on this Note by the Maturity Date required hereunder.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within sixty (60) days.

(d) If Maker violates the provisions of Section 6 below and such violation is not remedied within fifteen (15) days following written notice from the Payee of such violation.

(e) If Maker fails to observe or perform any other material term, condition or covenant not specifically addressed in this Section 5.1;

5.2 NOTICE BY MAKER

Maker shall notify Payee in writing within ten (10) days after the occurrence of any Event of Default of which Maker acquires knowledge.

5.3 REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note.

In addition, Payee shall be entitled to recover from Maker all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in enforcing its rights hereunder. The rights and remedies of Payee stated herein are cumulative to and not exclusive of any rights or remedies otherwise available to Payee.

6. RESTRICTION ON PAYMENT OF DIVIDENDS AND RETURN OF CAPITAL

Buyer hereby agrees that it shall be prohibited from paying to its stockholders any cash dividends or otherwise returning to its stockholders any capital prior to the payment to Payee of the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon.

7. MISCELLANEOUS

7.1 WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

7.2 NOTICES

Any notice required or permitted to be given hereunder shall be given in accordance with Section 9.7 of the Agreement.

7.3 SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.4 GOVERNING LAW

This Note will be governed by and construed under the laws of the State of Illinois without regard to conflicts-of-laws principles that would require the application of any other law.

7.5 PARTIES IN INTEREST

This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker. Subject to the preceding sentence, this Note will be binding in all respects upon Maker and inure to the benefit of Payee and its successors and assigns. Maker shall not assign or otherwise transfer any of its rights or obligations under this Note, whether by sale, acquisition, merger or any other action, without the express prior written consent of Maker.

7.6 AMENDMENT

This Note shall not be amended, modified or altered unless such amendment, modification or alteration is evidenced by a writing duly executed by Maker and Payee.

7.7 SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

MAKER:

LIGHTSPEED FINANCIAL, INC.

By:
Name:
Title:

MAKER:

TERRA NOVA FINANCIAL, LLC

By:
Name:
Title:

[Signature Page to Promissory Note]

Annex D

June 15, 2010	4675 MacArthur Court, Suite 1500 Newport Beach, CA 92660 Tel: 949.852.9911 Fax: 949.852.0430 www.brileyco.com Member FINRA and SIPC
Board of Directors c/o Murrey Wanstrath Chief Financial Officer Terra Nova Financial Group, Inc. 100 South Wacker, Suite 1550 Chicago, IL 60606

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the purchase price to be paid by Lightspeed Trading, LLC (“Lightspeed”) to Terra Nova Financial Group, Inc. (“Terra Nova” or the “Company”), for the purchase of the membership interests of Terra Nova Financial, LLC, an Illinois limited liability company (the “BD Interests”) and related operational assets (the “Acquired Assets”) pursuant to the terms of the Purchase Agreement between Lightspeed and the Company (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, Lightspeed will pay in cash $27.6 million for the BD Interests and Acquired Assets (the “Proposed Transaction”), of which $22.6 million is to be paid at closing. The obligation to pay the balance will be evidenced by the issuance by LightSpeed of a $5.0 million interest bearing note payable within six (6) months after the closing of the Proposed Transaction or the winding up of the BD subsidiary clearing business, whichever occurs first. It is understood that the parties contemplate that repayment of such note is expected to be made from the proceeds of certain clearing-related deposits released in connection with the winding up of the clearing business of the BD Subsidiary. The execution of the Agreement is tentatively set for June 15, 2010. The closing of the Proposed Transaction is subject to customary closing conditions, as well as final approval by the Terra Nova shareholders. The closing of the Proposed Transaction is also subject to certain regulatory approvals.

B. Riley, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In arriving at our Opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have, among other things:

•	Reviewed the latest draft of the Purchase Agreement dated June 14, 2010 in substantially final form;

•

Reviewed Terra Nova’s publically available historical financial data as well as certain operating and financial information relating to its business and prospects, including financial and operating projections for the three years ending December 31, 2013, all having been prepared and provided to B. Riley by Terra Nova’s senior management;

•	Conducted interviews with certain members of the Terra Nova’s senior management to discuss its business, operations, historical and estimated financial results and future prospects;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies that B. Riley deemed generally comparable to Terra Nova;

•	Performed a discounted cash flow analysis based on future projected cash flows prepared by senior management;

•	Performed a liquidation analysis to evaluate the fair market value of the Company’s assets under a liquidation scenario;

•	Reviewed the terms of certain relevant mergers and acquisitions involving companies that B. Riley deemed generally comparable to Terra Nova;

•	Performed a series of commonly used and widely accepted analyses relating to determining fair value for transactions of this type and profile; and

•	Conducted such other financial studies, analyses and investigations and evaluated such other information, as B. Riley deemed appropriate.

For purposes of this Opinion, we have relied upon the accuracy and completeness of the financial information and other information provided to us by Terra Nova’s senior management team (including without limitation, the representations contained in the Agreement) and assumed, without independent verification, that the financial forecasts and projections provided to us by Terra Nova have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and that there has been no material change in the assets, financial condition, business or prospects of Terra Nova since the date of the most recent financial statements of the Company made available to us.

Our analyses are necessarily based on business, economic, market and other conditions as they currently exist and can be evaluated by us at the date of this letter; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to reaffirm or revise this Opinion or otherwise comment upon any circumstances or events occurring after the date hereof and we assume no responsibility to update, revise or reaffirm this Opinion after the date hereof.

This Opinion does not purport to be an appraisal or valuation or necessarily reflect the price at which Terra Nova may actually be sold. The ranges of valuations resulting from any particular analysis described above should not be taken to be B. Riley’s view of the actual value of the Company nor are they indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject.

We have been engaged to provide an Opinion as described above to the Company in connection with the Proposed Transaction and will receive a fee for such services. Our fee is neither contingent upon the successful completion of the Proposed Transaction nor the conclusions set forth in this Opinion.

B. Riley & Co. and our affiliates provide a full range of financial advisory, securities and other financial services in the ordinary course of business for which we receive customary fees. We, or our affiliates, may provide additional financial services, including, but not limited to, investment banking services, to the Company in the future for which we would also be paid fees and may receive other compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities (including derivative securities) of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of business, we may provide in the future, equity or other research coverage of the securities of the Company. This Opinion’s issuance has been approved by the Fairness Opinion Committee of B. Riley & Co., LLC.

This Opinion is furnished solely for the benefit of the Company and, except with respect to the use of this Opinion in connection with the Proposed Transaction, this Opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval which shall not be unreasonably withheld. We acknowledge that the text of this Opinion and a description thereof may be included in certain materials required to be filed by the Company with the Securities and Exchange Commission or required to be delivered to the Company’s stockholders in connection with the Proposed Transaction; provided, however, that this Opinion may be included in any such materials only if (i) it is reproduced in such materials in its entirety, and (ii) the context of any such inclusion, and the inclusion of any related description of this Opinion or of us (including, without limitation, any reference to the Company’s engagement of us, the services provided by us in connection with the Proposed Transaction or this Opinion or the analyses performed by us in support of this Opinion), is subject to our prior specific review and written consent, which consent will not be unreasonably withheld or delayed.

With respect to our Opinion, we have assumed that the final Purchase Agreement will be substantively similar in all material respects to the draft that we reviewed in connection with our Opinion; that the Proposed Transaction will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions; and that in the course of obtaining any necessary legal, regulatory, or third-party consents or approvals, no restrictions or conditions will be imposed that will have an adverse effect on Terra Nova. This Opinion does not address the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the structure thereof, the relative merits of the Proposed Transaction compared to any alternative business strategy or transaction in which the Company might engage, or whether any alternative transaction might produce superior benefits to the Company.

Based upon and subject to the foregoing, and based upon our experience as investment bankers and such other factors as we consider relevant, it is our Opinion that, as of the date hereof, the consideration to be paid by Lightspeed Trading, LLC pursuant to the terms of the Agreement is fair, from a financial point of view, to Terra Nova.

Very truly yours,

/s/ B. Riley & Co. LLC

B. Riley & Co. LLC

ANNEX E

ILLINOIS BUSINESS CORPORATION ACT OF 1983

805 ILCS 5/11.65 (Sec. 11.65). Right to dissent

(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of such shares;

(ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

(Source: P.A. 85-1269.)

805 ILCS 5/11.70 (Sec. 11.70). Procedure to Dissent

(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

(1) “Fair value,” with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(Source: P.A. 86-1156; 94-889, §5.)

SPECIAL MEETING OF SHAREHOLDERS OF

TERRA NOVA FINANCIAL GROUP, INC.

[                    ], 2010

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1.

		FOR	AGAINST	ABSTAIN

1.	To authorize and approve the asset sale pursuant to the purchase agreement dated June 16, 2010, as it may be amended from time to time, by and between Terra Nova Financial Group, Inc. and Lightspeed Financial, Inc.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

		FOR	AGAINST	ABSTAIN

2.	To authorize and adopt the plan of dissolution.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

		FOR	AGAINST	ABSTAIN

3.	To approve an amendment to our Amended and Restated Articles of Incorporation to change our name to “TNFG Corporation,” or if that name becomes unadvisable, as determined by our board of directors, or becomes unavailable in the State of Illinois, to such other name as determined by our board of directors.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 4.

		FOR	AGAINST	ABSTAIN

4.	To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1, Proposal 2 and Proposal 3.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for

the Special Meeting of Shareholders to be Held on [—], 2010

The proxy statement and form of proxy card are available on the Internet at

http://www.tnfg.com/Company/TNF_IR_Financials.aspx

TERRA NOVA FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints BERNAY BOX and MURREY WANSTRATH, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the special meeting of shareholders of Terra Nova Financial Group, Inc., to be held at [—], [—], Chicago, Illinois on [—], [—], 2010, at [—] [—].m. local time and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned shareholder. If no direction is made, the proxy will be voted “FOR” Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “FOR” Proposal 4.

(Continued and to be signed on the reverse side)